     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               AMF BOWLING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                7933,3949                                13-3873268
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                                 8100 AMF DRIVE
                            RICHMOND, VIRGINIA 23111
                                 (804) 730-4000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               DOUGLAS J. STANARD

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               AMF BOWLING, INC.
                                 8100 AMF DRIVE
                            RICHMOND, VIRGINIA 23111
                                 (804) 730-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                   JOSEPH C. CARTER, III                                         DANIEL A. NEFF, ESQ.
            MCGUIRE, WOODS, BATTLE & BOOTHE LLP                             WACHTELL, LIPTON, ROSEN & KATZ
                    901 EAST CARY STREET                                         51 WEST 52ND STREET
                     RICHMOND, VA 23219                                           NEW YORK, NY 10019
                       (804) 775-1000                                               (212) 403-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.  [X]   ________
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                    PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT TO BE           OFFERING PRICE PER      AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED(1)(2)        DEBENTURE OR SHARE(3)         PRICE(3)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Zero Coupon Convertible Debentures
  due 2018..........................  $1,125,000,000 principal            17.5%               $196,875,000           $58,079
                                        amount at maturity of
                                             Debentures
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share.............................  Such indeterminate number            (4)                    (4)                  (4)
                                      of shares of Common Stock
                                        as may be issued upon
                                      conversion, redemption or
                                          repurchase of the
                                             Debentures
---------------------------------------------------------------------------------------------------------------------------------
Total...............................                                                          $196,875,000           $58,079
---------------------------------------------------------------------------------------------------------------------------------
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

(1) Includes such indeterminate number of shares of Common Stock as may be issued upon conversion, redemption or repurchase of the Debentures. Pursuant to Rule 416 under the Securities Act, such indeterminate number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. See "Description of Securities".
(2) The debentures were issued at an original price of $252.57 per $1,000 principal amount at maturity, which represents an aggregate issue price of $284,141,250, and a redemption price at maturity of $1,125,000,000.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low bid quotations per $1,000 principal amount for the Debentures on the Portal Market on August 5, 1998.
(4) Pursuant to Rule 457(i), there is no filing fee with respect to the shares of Common Stock issuable upon conversion, redemption or repurchase of the Debentures, because no additional consideration will be received in connection with the exercise of the conversion, redemption or repurchase privilege.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1998
PROSPECTUS
                               AMF BOWLING, INC.

                                 $1,125,000,000
                         AGGREGATE PRINCIPAL AMOUNT OF
[AMF LOGO]        ZERO COUPON CONVERTIBLE DEBENTURES DUE 2018
                                      AND

                      SHARES OF COMMON STOCK ISSUABLE UPON
                  CONVERSION, REDEMPTION OR REPURCHASE THEREOF
                            ------------------------

    This Prospectus relates to the resale from time to time by certain holders identified in this Prospectus (the "Selling Securityholders") of up to $1,125,000,000 aggregate principal amount at maturity of Zero Coupon Convertible Debentures due 2018 (the "Debentures") of AMF Bowling, Inc., a Delaware corporation ("AMF Bowling" or the "Company"), and an indeterminate number of shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock" and, together with the Debentures, the "Securities") issuable upon the conversion, redemption or repurchase of the Debentures. The Debentures were originally issued by the Company in a private placement (the "Private Placement") on May 12, 1998 to the Initial Purchasers (as hereinafter defined) at an offering price of 25.257% plus accrued Original Issue Discount (as hereinafter defined) from May 12, 1998, and were subsequently sold by the Initial Purchasers to "qualified institutional buyers" in transactions exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Company has filed the Registration Statement (as hereinafter defined) of which this Prospectus is a part to satisfy its obligations under the Registration Rights Agreement, dated as of May 12, 1998, between the Company, the Designated Subsidiaries listed therein and the Initial Purchasers (the "Debenture Registration Rights Agreement") to permit secondary trading of the Debentures and the underlying Common Stock without restrictions under the Securities Act. See "Description of Debentures -- Registration Rights".

    The Debentures will be convertible at any time prior to maturity, unless previously redeemed or otherwise purchased by the Company, into shares of AMF Bowling's Common Stock, at a conversion rate of 8.6734 shares per $1,000 principal amount at maturity. The Conversion Rate (as hereinafter defined) will not be adjusted for accrued Original Issue Discount, but will be subject to adjustment in certain events. See "Description of Debentures -- Conversion of Debentures".

    Prior to May 12, 2003, the Debentures will not be redeemable at the option of AMF Bowling. Thereafter, the Debentures will be redeemable for cash at the option of AMF Bowling at Redemption Prices (as hereinafter defined) equal to the Issue Price plus accrued Original Issue Discount to the date of redemption. See "Description of Debentures -- Redemption of Debentures at the Option of the Company". The Debentures are not entitled to any sinking fund and will mature on May 12, 2018.

    The Debentures will be purchased by AMF Bowling, at the option of the Holder (as hereinafter defined), as of May 12, 2003, May 12, 2008 and May 12, 2013 for Purchase Prices (as hereinafter defined) equal to the Issue Price plus accrued Original Issue Discount to such dates. See "Description of
Debentures -- Purchase of Debentures at the Option of the Holder". The Debentures may be redeemed at the option of the Holder if there is a Debenture Change of Control (as hereinafter defined) at a Debenture Change of Control Redemption Price (as hereinafter defined) equal to the Issue Price plus accrued Original Issue Discount to the date of such redemption. See "Description of Debentures -- Redemption at the Option of the Holder Upon a Debenture Change of Control". AMF Bowling may elect to pay any such Purchase Price or the Debenture Change of Control Redemption Price in cash or Common Stock, or any combination thereof.

    The Securities may be sold from time to time directly by the Selling Securityholders or, alternatively, through underwriters, broker-dealers or agents. The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected on any national securities exchanges or U.S. inter-dealer quotation system of a registered national securities association on which the Securities may be listed or quoted at the time of sale, in the over-the-counter market, in transactions otherwise than on such exchanges or systems or in the over-the-counter market, or through the writing of options. To the extent required, the names of any underwriters, broker-dealers or agents, the amount and nature of any commission, concession, allowances or discounts paid in connection with such sales, and any other required information with respect to any particular offer of the Securities by the Selling Securityholders, will be set forth in a Prospectus Supplement. See "Selling Securityholders" and "Plan of Distribution".

    The Selling Securityholders and any underwriters, broker-dealers or agents which participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit realized on the resale of the Securities purchased by them may be deemed to constitute underwriting commissions, concessions, allowances or discounts under the Securities Act. See "Plan of Distribution".

    The Debentures have been designated for trading in the Portal(SM) Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc. The Company has not applied and does not intend to apply for listing of the Debentures on any securities exchange or for inclusion of the Debentures on any automated inter-dealer quotation system. The Common Stock is listed on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "PIN". The reported closing price of the Common Stock on the NYSE Composite Tape on August 3, 1998 was $14.4375 per share. The Common Stock issuable upon conversion, redemption or repurchase of the Debentures will be listed, upon notice of issuance, on the NYSE.

    The Company will not receive any of the proceeds from the sale by the Selling Securityholders of any Debentures or the Common Stock issuable upon conversion, redemption or repurchase thereof. The Selling Securityholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Debentures and the Common Stock issuable upon conversion, redemption or repurchase of the Debentures. The Company has agreed to bear certain expenses incident to the registration of the Securities under federal and state securities laws and to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.
                            ------------------------
    FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE DEBENTURES AND THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 14.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is September   , 1998.

                             AVAILABLE INFORMATION

     AMF Bowling is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy statements and other information concerning AMF Bowling may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, where AMF Bowling's Common Stock is listed. Any such request and requests for the agreements summarized herein should be directed to: Renee D. Antolik, Director of Investor Relations and Financial Reporting, AMF Bowling, Inc., 8100 AMF Drive, Richmond, Virginia 23111, telephone number (804) 730-4000.

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus (as hereinafter defined) constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference.

                           FORWARD-LOOKING STATEMENTS

     This prospectus (the "Prospectus") contains certain forward-looking statements, which are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". The forward-looking statements contained in this Prospectus are generally located in the material set forth under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", but may be found in other locations as well. These forward-looking statements relate to the plans and objectives of the Company for future operations. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this Prospectus should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. Many factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including, among other things: (i) the Company's ability to execute successfully acquisition opportunities and to integrate acquired operations into its business, (ii) the continued development and growth of new bowling markets and the Company's ability to continue to identify those markets and to generate sales of products in those markets, (iii) the risk of adverse political acts or developments in the Company's existing or proposed markets for its products or in which it operates its bowling centers, (iv) the Company's ability to retain experienced senior management, (v) the ability of AMF Bowling and its subsidiaries to generate sufficient cash flow in a timely manner to satisfy principal and interest payments on their indebtedness, (vi) the popularity of bowling as an activity in the United States and abroad, (vii) the continuation or worsening of economic difficulties currently being experienced by certain countries in the Asia Pacific region and (viii) fluctuations in currency exchange rates which affect translation of operating results. In addition, actual results may differ materially from forward-looking statements in this Prospectus as a result of factors generally applicable to companies in similar businesses, including, among other things: (i) a decline in general economic conditions, (ii) an adverse judgment in pending or future litigation and (iii) increased competitive pressure from current competitors and future market entrants. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Registration Statement, of which this Prospectus constitutes a part, and the Company's periodic reports filed under the Exchange Act. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus. As hereinafter used in this Prospectus, except as otherwise specifically set forth, "AMF Bowling" refers to AMF Bowling, Inc., and the "Company" or "AMF" refers to AMF Bowling and its subsidiaries. Except as otherwise indicated herein, all pro forma information has been prepared to give effect to the Acquisition (as hereinafter defined) of AMF as if it had occurred on January 1, 1996. EBITDA (which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses) is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The fragmented nature of the bowling centers business makes it difficult to compile reliable industry-wide statistics. Accordingly, industry statistics provided in this Prospectus should be regarded as approximations with a potentially significant margin of error. Unless otherwise indicated, all information in this Prospectus assumes the discount to the Initial Purchasers and expenses payable by the Company in connection with the Private Placement and the subsequent offering by the Initial Purchasers aggregate approximately $11.0 million.

                                  THE COMPANY

     AMF is the largest bowling company in the world. The Company owns or operates 539 bowling centers worldwide which generate over 60 million customer visits per year. AMF is the U.S. market leader with 419 bowling centers, and is also the largest operator internationally, with an additional 120 bowling centers in eleven other countries. In addition, AMF has been a leader in the bowling equipment industry for over 50 years, having revolutionized ten pin bowling with the introduction of the first automatic pinspotter in 1946. AMF is one of only two bowling equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment.

     The worldwide bowling center and bowling equipment industry generates approximately $9 billion in annual revenue and includes approximately 13,000 bowling centers in over 80 countries. The U.S. bowling center and bowling equipment industry generates in excess of $4 billion of revenue annually and includes approximately 5,900 centers. Over 100 million people participate annually in bowling worldwide, according to the Federation Internationale des Quilleurs (the "FIQ"), the official organization of the worldwide bowling industry. The bowling center industry in both the U.S. and abroad is highly fragmented. In the U.S., the next closest competitor to AMF's 419 centers has approximately 110 centers. The next three largest operators collectively account for only approximately 54 of the total 5,900 centers.

     An investor group led by GS Capital Partners II, L.P. (together with affiliated investment funds, "GSCP"), an affiliate of Goldman, Sachs & Co. ("Goldman Sachs"), acquired AMF in May 1996 for a total purchase price of approximately $1.37 billion (the "Acquisition"). The investor group appointed a new management team that is aggressively consolidating the U.S. bowling center industry and building a nationally recognized brand of bowling-based family recreation centers. In addition, the management team seeks to capitalize on the long term demand for bowling products and centers in global markets.

     Management is utilizing the well-recognized AMF name to build the only national branded network of bowling-based family recreation centers in the U.S. through a series of initiatives. These include upgrading the physical appearance of centers, improving the food and beverage offerings, implementing a comprehensive customer appreciation and rewards system (AMF CARES!) and introducing innovative new products, such as Durabowl(TM) bumper bowling, Xtreme(TM) Bowling and the BOSS NT automatic scoring and operating control system. Since May 1996, AMF's management team has grown the number of AMF's U.S. centers from 207 to 419 (as of July 31, 1998), an increase of approximately 102%, almost exclusively through acquisitions.

     AMF participates in the international demand for bowling products through direct sales of equipment and the building of new bowling centers abroad. AMF's New Center Packages ("NCPs") include all of the equipment necessary to outfit one new bowling lane. Over 85% of the Company's NCP backlog is to international markets. Although current economic difficulties in certain markets of the Asia Pacific region have resulted in the reduction in the level of shipments for NCPs, AMF's ongoing strategy is to continue capitalizing on the long term demand for bowling products and centers in global markets. AMF also seeks to accelerate the development of bowling in key potential markets. To this end, during 1997, AMF entered into joint ventures that opened bowling centers equipped with AMF bowling products in China, Brazil and Argentina.

BUSINESS STRATEGY

     AMF believes that its future growth will depend on the continued success of its strategy to consolidate the U.S. bowling center industry, to build a nationally recognized AMF brand of bowling-based family recreation centers and to capitalize on the demand for bowling products and centers in certain international markets. The key elements of the strategy are:

     CONSOLIDATE THE FRAGMENTED U.S. BOWLING CENTER INDUSTRY. In addition to the 251 centers that AMF has acquired since May 1996, the Company's acquisition team has identified approximately 2,000 potential center acquisition candidates in the United States. The Company employs a regional clustering strategy for its U.S. centers and focuses on acquiring centers that either fit into existing geographic clusters or could become the base for forming new clusters. Management believes that none of the Company's competitors in the U.S. bowling industry is pursuing such an active acquisition strategy.

     IMPROVE ACQUIRED CENTERS' PROFITABILITY. The Company believes that its EBITDA margins are among the highest of operators of U.S. bowling center chains. This belief is based on publicly available information and on the Company's knowledge of the industry, due to the Company's experience in operating the largest U.S. bowling center chain, in participating in various industry trade associations and in evaluating many U.S. bowling centers and chains for possible acquisition. Following an acquisition, management acts to increase profitability by cutting costs and introducing programs to increase revenue. Specifically, the Company improves marketing programs, reduces overhead, optimizes staffing, implements improved financial controls, centralizes management and maintenance of equipment, and centralizes purchasing. The Company often makes immediate capital and other improvements to upgrade the centers it acquires which improvements are designed to generate increased revenue and to further AMF's goal of creating a nationally recognized brand of bowling-based family recreation centers.

     BUILD A NATIONALLY RECOGNIZED BRAND OF BOWLING-BASED FAMILY RECREATION CENTERS. The Company is developing a nationally recognized brand of bowling-based family recreation centers. These centers generally will offer state-of-the-art bowling equipment including many of the products manufactured by AMF's Bowling Products business, such as the Xtreme(TM) package for glow-in-the-dark bowling, high scoring HPL synthetic lanes, the BOSS NT automatic scoring and operating control system with animated computer graphics, the Options furniture package for concourse and settee areas, and Durabowl(TM) bumpers that enable young bowlers to knock down pins.

     In 1997, the Company launched AMF CARES!, a comprehensive customer appreciation and rewards system, designed to deliver a consistent quality, fun recreational experience to customers of AMF centers throughout the United States. This start-up program concentrates on customer-focused operating standards, employee awards and recognition, loyalty-driven marketing programs, enhanced food and beverage operations and stronger brand identity with new signage and employee uniforms.

     BUILD NEW CENTERS. The Company has built new bowling centers in attractive markets to enhance its Bowling Centers business and also to serve as a showcase for the products manufactured by its Bowling Products business. These centers utilize state-of-the-art equipment and present bowling as part of a family entertainment experience and are an integral part of AMF's efforts to build a nationally branded network of bowling-based family recreation centers. For instance, in August 1997, the Company opened a new 40-lane bowling center at Chelsea Piers in New York, the first new bowling center in Manhattan in 30 years. The Company is scheduled to open a new bowling center in the Marina City Development in Chicago during October 1998.

     IMPROVE FOOD AND BEVERAGE REVENUE. The Company estimates that it has over 60 million customer visits per year in its bowling centers. The Company is expanding and improving the food and beverage product offerings at many of its centers to take better advantage of its significant customer traffic. AMF also capitalizes on purchasing economies of scale. The Company is one of the nation's leading on-premise accounts for both Anheuser Busch Companies, Inc. and The Coca-Cola Company.

     CAPITALIZE ON GLOBAL DEMAND FOR BOWLING PRODUCTS. Management believes that AMF's well-established global brand name, the quality of its products, its comprehensive service and strong direct sales force and distribution network enable it to take advantage of NCP demand worldwide. The Company is focused on sales of NCPs (which comprised approximately 55% of AMF's Bowling Products sales in 1997) into selected countries with demonstrated strong demand for bowling products. AMF will continue to acquire and to build international bowling centers on a selective basis, either to enhance the growth of bowling in countries which present attractive opportunities for the sale of bowling products or to enhance AMF's competitive position in a particular country's bowling center industry.

     ACCELERATE THE DEVELOPMENT OF BOWLING IN SELECTED INTERNATIONAL
MARKETS. In addition to the international markets that currently have a high demand for bowling products, management believes that selected international markets, such as India, Poland and Brazil, which are in the early development stage, have the potential for high growth. There can be no assurance that these early stage markets will develop to the same extent as the United States, the Company's most mature market, as only a small number of markets have achieved such level of development. AMF seeks to accelerate the industry's growth in early stage markets by building showcase centers and conducting promotional programs. As bowling becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs.

     PROVIDE INNOVATIVE AND QUALITY PRODUCTS. AMF expects to continue to maintain its leadership position in manufacturing by setting industry standards for quality and innovation. Management believes that AMF has the fastest pinspotters, the highest scoring lanes and the most durable pins. Since the development of the first automatic pinspotter over 50 years ago, AMF has been an innovator in the advancement of such products as Durabowl(TM) bumpers, Xtreme(TM) Bowling and the BOSS NT automatic scoring and operating control system. AMF positions its products as high quality and technologically advanced. Management believes that AMF uses its position as an integrated bowling center operator and bowling products manufacturer to AMF's advantage in testing and developing product innovations.

     INCREASE MODERNIZATION AND CONSUMER PRODUCT SALES. Management expects AMF to benefit as the worldwide base of bowling centers grows due to the increased popularity of bowling. AMF's brand name, the large installed base of AMF bowling equipment, AMF's established direct sales force and distribution network and its quality products position AMF to increase sales of Modernization and Consumer Products. These products, which include modernization equipment, supplies, spare parts and consumable products, comprised approximately 45% of AMF's Bowling Products sales in 1997. Furthermore, when AMF acquires or constructs a center and installs state-of-the-art equipment in that center, management believes that competing centers may purchase Modernization and Consumer Products, often from AMF, to remain viable competitors to the AMF center.

                                   BACKGROUND

     AMF Bowling is a Delaware corporation which was incorporated in 1996 by GSCP to effect the Acquisition. AMF Bowling was initially incorporated under the name "AMF Holdings Inc." and was subsequently renamed "AMF Bowling, Inc."

     After the incorporation of AMF Bowling, GSCP sold certain equity interests in AMF Bowling to investment funds affiliated with The Blackstone Group, Kelso & Company, Bain Capital Inc. and Citicorp North America, Inc. and to certain officers and directors of AMF Bowling.

     AMF Group Holdings Inc. ("AMF Group Holdings"), a direct, wholly owned subsidiary of AMF Bowling, acquired substantially all of the assets of AMF's predecessor (the "Predecessor Company") on May 1, 1996 pursuant to the Stock Purchase Agreement, dated February 16, 1996, between AMF Group Holdings and the then-current stockholders of the Predecessor Company, as amended (the "Stock Purchase Agreement"). The purchase price for the Acquisition was approximately $1.37 billion.

     In connection with the Acquisition, AMF Bowling Worldwide, Inc. ("Bowling Worldwide"), a subsidiary of AMF Bowling, issued 10 7/8% Senior Subordinated Notes Due 2006 (the "Subsidiary Senior Subordinated Notes") and 12 1/4% Senior Subordinated Discount Notes Due 2006 (the "Subsidiary Senior Subordinated Discount Notes" and, collectively with the Subsidiary Senior Subordinated Notes, the "Subsidiary Notes") pursuant to certain indentures (collectively, the "Subsidiary Indentures"), and incurred substantial bank debt.

     On November 7, 1997, AMF Bowling completed an initial public offering (the "Initial Public Offering") of 15,525,000 shares of Common Stock, which trades on the NYSE under the symbol "PIN". The net proceeds of $279.1 million from the Initial Public Offering were contributed by AMF Bowling to Bowling Worldwide and used by Bowling Worldwide to reduce and refinance its bank debt pursuant to Bowling Worldwide's Third Amended and Restated Credit Agreement (the "Credit Agreement") and to redeem a portion of the Subsidiary Senior Subordinated Discount Notes.

     On May 12, 1998, AMF Bowling completed the Private Placement of the Debentures to Goldman, Sachs & Co., Cowen & Company, Morgan Stanley & Co. Incorporated and Schroder & Co. Inc. (collectively, the "Initial Purchasers") in a private placement. The Initial Purchasers subsequently sold the Debentures in transactions exempt from registration to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act.

     AMF Bowling's principal executive offices are located at 8100 AMF Drive, Richmond, Virginia, and the telephone number of AMF Bowling is (804) 730-4000.

                                  RISK FACTORS

     Prospective purchasers of the Debentures should carefully consider the factors set forth under "Risk Factors" starting on page 14 as well as the other information set forth in this Prospectus. The risks of investing in the Debentures include the following factors: AMF Bowling's holding company structure, its substantial leverage and ability to service its indebtedness, its ability to implement growth strategies, net losses, the existence of encumbrances on assets, dependence on key personnel, control by GSCP, risks with respect to a Debenture Change of Control or a Change of Control (as defined in the Subsidiary Indentures), characteristics of the bowling industry, seasonality and market development cycles, the Company's international operations, the lack of a public market for the Debentures and restrictions on resale, possible volatility of stock price and Debentures, fraudulent conveyance, anti-takeover effects of certain certificate of incorporation and by-laws provisions, shares eligible for future sale, original issue discount consequences and risks arising from the terms of the Debentures.

                                USE OF PROCEEDS

     The Securities are being offered hereby solely for the accounts of the Selling Securityholders listed herein pursuant to the Debenture Registration Rights Agreement. The Company will not receive any of the proceeds from the sales by the Selling Securityholders of the Debentures or the Common Stock issuable upon conversion, redemption or repurchase thereof.

                                  THE OFFERING

SECURITIES..........................     $1,125,000,000 aggregate principal
                                         amount at maturity of Zero Coupon
                                         Convertible Debentures due 2018 and
                                         such indeterminate number of shares of
                                         Common Stock issuable upon conversion,
                                         redemption or repurchase of the
                                         Debentures. There are not and will not
                                         be any periodic interest payments on
                                         the Debentures. See "Description of
                                         Debentures -- General".

YIELD TO MATURITY OF DEBENTURES.....     7% per annum (computed on a semi-annual
                                         bond equivalent basis) calculated from
                                         May 12, 1998.

CONVERSION RIGHTS...................     The Debentures are convertible, at the
                                         option of the Holder, at any time prior
                                         to maturity unless previously redeemed
                                         or otherwise purchased by AMF Bowling,
                                         into Common Stock at the rate of 8.6734
                                         shares per $1,000 principal amount at
                                         maturity of Debentures (the "Conversion
                                         Rate"). The Conversion Rate is not
                                         adjusted for accrued Original Issue
                                         Discount, but is subject to adjustment
                                         upon the occurrence of certain events.
                                         Upon conversion, the Holder will not
                                         receive any cash payment representing
                                         accrued Original Issue Discount; such
                                         accrued Original Issue Discount will be
                                         deemed paid by the delivery of the
                                         Common Stock received upon conversion.
                                         See "Description of
                                         Debentures -- Conversion of
                                         Debentures".

GLOBAL DEBENTURES; BOOK-ENTRY
SYSTEM..............................     The Debentures are issued in fully
                                         registered form without coupons and in
                                         minimum denominations of $1,000. The
                                         Debentures are evidenced by Global
                                         Debentures (as hereinafter defined), in
                                         fully registered form and without
                                         coupons, deposited with the Trustee (as
                                         hereinafter defined), as custodian for
                                         DTC (as hereinafter defined).
                                         Beneficial interests in the Global
                                         Debentures are shown on, and transfers
                                         thereof may be effected only through,
                                         records maintained by DTC and its
                                         Participants (as hereinafter defined)
                                         and Indirect Participants (as
                                         hereinafter defined). See "Description
                                         of Debentures -- Global Debentures;
                                         Book-Entry Form".

ORIGINAL ISSUE DISCOUNT.............     The Debentures were originally offered
                                         at an original issue discount for
                                         federal income tax purposes equal to
                                         the excess of the principal amount at
                                         maturity of the Debentures over their
                                         Issue Price. Prospective purchasers of
                                         Debentures should be aware that,
                                         although there are no periodic payments
                                         of interest on the Debentures, accrued
                                         Original Issue Discount is included
                                         periodically in the gross income of a
                                         holder of Debentures (the "Holder") for
                                         federal income tax purposes prior to
                                         conversion, redemption, other
                                         disposition or
                                         maturity of such Holder's Debentures,
                                         whether or not such Debentures are
                                         ultimately converted, redeemed, sold
                                         (to AMF Bowling or otherwise) or paid
                                         at maturity. See "Certain Federal
                                         Income Tax Considerations".

SINKING FUND........................     None.

REDEMPTION..........................     The Debentures are not redeemable by
                                         AMF Bowling prior to May 12, 2003.
                                         Beginning on May 12, 2003, the
                                         Debentures are redeemable for cash at
                                         any time at the option of AMF Bowling,
                                         in whole or in part, at Redemption
                                         Prices equal to the Issue Price plus
                                         accrued Original Issue Discount to the
                                         date of redemption. See "Description of
                                         Debentures -- Redemption of Debentures
                                         at the Option of the Company".

DEBENTURE CHANGE OF CONTROL.........     If there is a Debenture Change of
                                         Control, the Debentures may be redeemed
                                         at the option of the Holder at a
                                         Debenture Change of Control Redemption
                                         Price equal to the Issue Price plus
                                         accrued Original Issue Discount to the
                                         date of redemption. AMF Bowling may, at
                                         its option, elect to pay any such
                                         Debenture Change of Control Redemption
                                         Price in cash or Common Stock, or any
                                         combination thereof. See "Description
                                         of Debentures -- Redemption at the
                                         Option of the Holder Upon a Debenture
                                         Change of Control".

PURCHASE AT THE OPTION OF THE
HOLDER..............................     AMF Bowling will purchase Debentures at
                                         the option of the Holder as of May 12,
                                         2003, May 12, 2008 and May 12, 2013 at
                                         Purchase Prices equal to the Issue
                                         Price plus accrued Original Issue
                                         Discount to the date of purchase. AMF
                                         Bowling may, at its option, elect to
                                         pay any such Purchase Price in cash or
                                         Common Stock, or any combination
                                         thereof. See "Description of
                                         Debentures -- Purchase of Debentures at
                                         the Option of the Holder".

EVENTS OF DEFAULT...................     Events of default include: (i) default
                                         in payment of the principal amount at
                                         maturity, accrued Liquidated Damages
                                         (as hereinafter defined), if any,
                                         interest, if any, Redemption Price,
                                         Purchase Price or Debenture Change of
                                         Control Redemption Price with respect
                                         to any Debenture when such becomes due
                                         and payable, provided that in the case
                                         of any failure to pay Liquidated
                                         Damages, such failure continues for a
                                         period of 30 days; (ii) failure by AMF
                                         Bowling to comply with any of its other
                                         agreements in the Debentures or the
                                         Indenture (as hereinafter defined) upon
                                         the receipt by AMF Bowling of notice of
                                         such default by the Trustee or by
                                         Holders of not less than 25% in
                                         aggregate principal amount at maturity
                                         of the De-
                                         bentures then outstanding and AMF
                                         Bowling's failure to cure such default
                                         within 60 days after receipt by it of
                                         such notice (plus an additional 60 days
                                         in the case of defaults subject to
                                         cure, provided AMF Bowling commences
                                         such cure within the initial 60 days,
                                         and is diligently pursuing such cure);
                                         (iii) default which results in
                                         acceleration of any indebtedness for
                                         money borrowed by AMF Bowling or any of
                                         its subsidiaries in an aggregate
                                         principal amount of $25 million or
                                         more; or (iv) certain events of
                                         bankruptcy or insolvency. See
                                         "Description of Debentures -- Events of
                                         Default; Notice and Waiver".

REGISTRATION RIGHTS.................     AMF Bowling has filed the Registration
                                         Statement in respect of the Debentures
                                         and the Common Stock issuable upon the
                                         conversion, redemption or repurchase
                                         thereof, pursuant to the Debenture
                                         Registration Rights Agreement. Under
                                         the Debenture Registration Rights
                                         Agreement, AMF Bowling has agreed to
                                         use its best efforts to keep the
                                         Registration Statement effective until
                                         the earlier of (i) the sale pursuant to
                                         the Registration Statement of all the
                                         securities registered thereunder or
                                         (ii) the expiration of the holding
                                         period applicable to such securities
                                         held by non-affiliates of AMF Bowling
                                         under Rule 144(k) of the Securities
                                         Act, or any successor provision. See
                                         "Description of
                                         Debentures -- Registration Rights".

LISTING.............................     The Debentures have been designated for
                                         trading in PORTAL. The Common Stock is
                                         listed on the NYSE under the symbol
                                         "PIN". The Common Stock issuable upon
                                         conversion, redemption or repurchase of
                                         the Debentures will be listed, upon
                                         notice of issuance, on the NYSE. The
                                         Company has not applied and does not
                                         intend to apply for listing of the
                                         Debentures on any securities exchange
                                         or for inclusion of the Debentures on
                                         any automated inter-dealer quotation
                                         system.

GOVERNING LAW.......................     The Indenture and the Debentures are
                                         governed by the laws of the State of
                                         New York.

                             SUMMARY FINANCIAL DATA

     The summary financial data set forth below for the fiscal years indicated were derived from AMF Bowling's audited consolidated financial statements for the year ended December 31, 1997 and the period ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the years ended December 31, 1995, 1994 and 1993. The summary financial data include the unaudited consolidated results of AMF Bowling for the six months ended June 30, 1998 and 1997. The consolidated pro forma results set forth below are presented as if the Acquisition had occurred on January 1, 1996, and are based on the Predecessor Company's statement of income for the period ending April 30, 1996, AMF Bowling's statement of income from its inception through December 31, 1996 and adjustments giving effect to the Acquisition under the purchase method of accounting. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling. The data should be read in conjunction with AMF Bowling's consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which appear elsewhere herein.

     The summary financial data include operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. EBITDA information is included because the Company understands that such information is a standard measure commonly reported and widely used by certain investors and analysts. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with GAAP.

                                                        FOR THE YEAR ENDED DECEMBER 31,                   SIX MONTHS
                                            --------------------------------------------------------         ENDED
                                                                        PRO FORMA                          JUNE 30,
                                                                           AMF                         -----------------
                                                                        BOWLING,      AMF BOWLING,       AMF BOWLING,
                                               PREDECESSOR COMPANY        INC.            INC.               INC.
                                            -------------------------   ---------   ----------------   -----------------
                                             1993    1994(A)    1995     1996(B)    1996(C)    1997     1997      1998
                                            ------   -------   ------   ---------   -------   ------   -------   -------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue.........................  $427.6   $517.8    $564.9    $548.9     $384.8    $713.7   $ 318.1   $ 349.8
                                            ------   ------    ------    ------     ------    ------   -------   -------
Cost of goods sold........................   153.2    196.0     184.1     173.6      130.5     212.6      86.1      85.0
Bowling center operating expenses.........   108.5    115.2     166.5     178.8      123.7     251.2     116.0     159.3
Selling, general and administrative
  expenses................................    41.9     57.1      50.8      51.0       35.1      64.5      30.2      34.9
Depreciation and amortization.............    21.4     24.8      39.1      73.5       49.4     102.5      43.4      56.9
                                            ------   ------    ------    ------     ------    ------   -------   -------
Operating income..........................   102.6    124.7     124.4      72.0       46.1      82.9      42.4      13.7
Interest expense, gross...................     5.0      7.4      15.7     106.2       78.0     118.4      57.5      53.6
Other income (expense), net...............    (0.1)    (1.5)      0.2       3.8        3.9      (8.1)      1.3       1.4
                                            ------   ------    ------    ------     ------    ------   -------   -------
Income (loss) before income taxes.........    97.5    115.8     108.9     (30.4)     (28.0)    (43.6)    (16.4)    (41.3)
Provision (benefit) for income taxes......    15.1     16.5      12.1      (8.9)      (8.5)    (12.8)     (4.2)     (6.5)
                                            ------   ------    ------    ------     ------    ------   -------   -------
Net income (loss) before equity in loss of
  joint ventures and extraordinary
  items...................................    82.4     99.3      96.8     (21.5)     (19.5)    (30.8)    (12.2)    (34.8)
Equity in loss of joint ventures..........      --       --        --        --         --      (1.4)       --      (1.6)
                                            ------   ------    ------    ------     ------    ------   -------   -------
Net income (loss) before extraordinary
  items...................................    82.4     99.3      96.8     (21.5)     (19.5)    (32.2)    (12.2)    (36.4)
Extraordinary items, net of tax...........      --       --        --        --         --     (23.4)       --        --
                                            ------   ------    ------    ------     ------    ------   -------   -------
Net income (loss).........................  $ 82.4   $ 99.3    $ 96.8    $(21.5)    $(19.5)   $(55.6)  $ (12.2)  $ (36.4)
                                            ======   ======    ======    ======     ======    ======   =======   =======
Net income (loss) per share before
  extraordinary items (basic and
  diluted)................................                               $(0.55)    $(0.49)   $(0.71)  $ (0.29)  $ (0.61)
Per share effect of extraordinary items...                                   --         --     (0.52)       --        --
                                                                         ------     ------    ------   -------   -------
Net income (loss) per share (basic and
  diluted)................................                               $(0.55)    $(0.49)   $(1.23)  $ (0.29)  $ (0.61)
                                                                         ======     ======    ======   =======   =======
Ratio of earnings to fixed charges(d).....    11.0     10.3       6.1        --         --        --        --        --
SELECTED DATA:
EBITDA....................................  $124.0   $149.5    $163.5    $145.5               $185.4   $  85.8   $  70.6
EBITDA margin.............................    29.0%    28.9%     28.9%     26.5%                26.0%     27.0%     20.2%
Revenue:(e)
  Bowling Centers.........................  $192.6   $225.4    $292.3    $307.3               $429.1   $ 201.1   $ 266.5
  Bowling Products........................   243.6    301.7     286.5     252.1                299.3     124.7      92.7
EBITDA: (f)
  Bowling Centers.........................  $ 54.5   $ 65.8    $ 86.8    $ 95.6               $130.4   $  63.0   $  76.9
  Bowling Products........................    71.1     84.6      79.3      62.6                 70.8      31.3       3.9
New Center Packages sold..................   3,577    4,941     4,437     3,029                4,576     2,069     1,163
New Center Packages backlog, end of
  period(g)...............................     N/A    2,078       940     1,426                1,725     2,255     1,615
Number of centers, end of period..........     190      293       286       341                  470       408       533
Number of lanes, end of period............   5,896    9,586     9,430    11,782               16,315    14,206    18,450
Capital Expenditures:
  Routine modernization and
    maintenance(h)........................  $  9.0   $ 11.4    $ 13.1    $ 14.5               $ 49.9   $  12.2   $  27.7
  Expansion and acquisition capital(i)....     5.7      6.4      16.9     117.4                221.6     135.6     134.9
                                            ------   ------    ------    ------               ------   -------   -------
  Total...................................  $ 14.7   $ 17.8    $ 30.0    $131.9               $271.5   $ 147.8   $ 162.6
                                            ======   ======    ======    ======               ======   =======   =======

                                                                        AMF BOWLING, INC.
                                                              -------------------------------------
                                                               AS OF DECEMBER 31,
                                                              --------------------        AS OF
                                                                1996        1997      JUNE 30, 1998
                                                              --------    --------    -------------
                                                                      (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital.............................................  $    7.8    $   43.9      $   96.3
Goodwill, net...............................................     771.1       772.3         775.0
Total assets................................................   1,594.0     1,832.1       2,006.4
Total debt..................................................   1,091.3     1,060.6       1,301.1
Stockholders' equity........................................     408.8       654.0         616.5
Total capitalization........................................   1,500.1     1,714.6       1,917.6

---------------
(a) Includes results of Fair Lanes, Inc., a bowling center operator ("Fair Lanes"), which operated 106 centers and was acquired by the Predecessor Company on September 29, 1994.

(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling.

(c) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.

(d) For the six months ended June 30, 1998 and 1997, the year ended December 31, 1997 and the period ended December 31, 1996, on a historical basis, and the year ended December 31, 1996, on a pro forma basis, the Company had a deficiency of earnings to fixed charges of $41.3 million, $16.4 million, $43.6 million, $28.0 million, and $30.4 million, respectively.

(e) Before intersegment eliminations.

(f) Before intersegment eliminations and corporate general and administrative expenses.

(g) Orders of New Center Packages included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales". Data is not provided for 1993 because the Company does not maintain this data for this period.

(h) Defined as capital expenditures for existing product lines and manufacturing operations and capital expenditures for modernizing and refurbishing bowling centers.

(i) Includes (i) the construction of centers and (ii) the acquisition of centers since May 1, 1996. Excludes the acquisition of Fair Lanes and all other acquisitions prior to May 1, 1996.

                                  RISK FACTORS

HOLDING COMPANY STRUCTURE

     The Company conducts all of its business through subsidiaries. AMF Bowling has no operations of its own. AMF Bowling is dependent on the cash flow of its subsidiaries and distributions of such cash flow from its subsidiaries to AMF Bowling in order to meet its debt service obligations, including any obligation to redeem or repurchase Debentures. AMF Bowling's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to AMF Bowling, whether in the form of loans, dividends or otherwise. Moreover, Bowling Worldwide is prohibited under both the Credit Agreement and the Subsidiary Indentures from upstreaming funds by dividends, loans or otherwise, to redeem or repurchase the Debentures. See "Description of Certain Indebtedness".

     In addition, as a result of the holding company structure of AMF Bowling, the Holders are structurally subordinate to all creditors of AMF Bowling's subsidiaries, except to the extent that AMF Bowling is itself recognized as a creditor of any such subsidiary, in which case the claims of AMF Bowling would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by AMF Bowling. See
"-- Substantial Leverage; Ability to Service Indebtedness" and "-- Asset Encumbrances" below. AMF Bowling is not currently a creditor of any of its subsidiaries. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the subsidiaries, AMF Bowling will not receive funds available to pay to the Holders in respect of the Debentures until after the payment in full of the claims of the creditors of the subsidiaries.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness that it has incurred in connection with the Acquisition, its ongoing bowling center acquisition program and the Private Placement and that it will incur to finance future acquisitions and expansion of operations. As of June 30, 1998, the Company had total indebtedness of $1,301.1 million and stockholders' equity of $616.5 million, resulting in a ratio of debt to total capitalization of approximately 67.9%. The obligors for all of such indebtedness other than the Debentures are subsidiaries of AMF Bowling, and, thus, the Debentures are structurally subordinate to all of such indebtedness. Further, the Indenture does not impose any limitations on the ability of AMF Bowling's subsidiaries to incur additional indebtedness. The Company had deficiencies of earnings to fixed charges of $41.3 million, $43.6 million and $30.4 million for the six months ended June 30, 1998, the year ended December 31, 1997, on a historical basis, and the year ended December 31, 1996, on a pro forma basis, respectively. See "Ratio of Earnings to Fixed Charges". Although the Company believes it will be able to meet its debt obligations, there is no assurance that there will be adequate cash available to make interest payments under the Company's indebtedness when they become due. Interest expense for the six months ended June 30, 1998, the year ended December 31, 1997 and the period ended December 31, 1996 was $53.6 million, $118.4 million and $78.0 million, respectively, of which $38.5 million, $83.0 million and $53.0 million, respectively, was cash interest expense. In addition to the indebtedness incurred in connection with the Private Placement, the Company intends to incur additional indebtedness in the future, particularly to fund its ongoing bowling center acquisition program.

     The Company's ability to make scheduled payments on its indebtedness and to make payments to Holders in the event of a redemption or repurchase depends on the Company's future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, including conditions of the debt and equity markets. Based upon the current level of operations, the Company's management believes that available cash flow, together with available borrowings under the Credit Agreement and other sources of liquidity, will be adequate to meet the Company's requirements for working capital, capital expenditures, scheduled payments of interest on its Subsidiary Notes and debt outstanding under the Credit Agreement. However, a portion of the principal payments at maturity on the Subsidiary Notes may require refinancing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, redeem or repurchase the Debentures or make necessary capital expenditures, or that any future financing or refinancing would be available on commercially reasonable terms or at all.

     The degree to which the Company is now leveraged could have important consequences, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations is required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; and (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     The Credit Agreement requires the maintenance of certain financial ratios and imposes certain operating and financial restrictions on Bowling Worldwide which restrict, among other things, its ability to declare dividends, redeem stock, incur indebtedness, incur obligations under leases, create liens, consummate mergers, sell assets, and make capital expenditures, investments and acquisitions. Failure by Bowling Worldwide to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. Actual borrowing under the Credit Agreement must meet certain financial tests under the Credit Agreement and the Subsidiary Indentures. The Company's leverage may adversely affect its ability to meet these tests, and, as a result, to obtain such financing. See "-- Ability to Implement Growth Strategies" and "Description of Certain Indebtedness".

ABILITY TO IMPLEMENT GROWTH STRATEGIES

     The Company's Bowling Centers business has grown, and the Company anticipates that it will continue to grow, through acquisitions of centers and improvements at existing centers. However, the Company will become more selective in its acquisitions and therefore the number of centers acquired will be reduced over the next 12 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Capital Expenditures". There can be no assurance that the Company will continue to be successful in acquiring centers and improving operations of acquired and existing centers.

     The Company's principal strategy for future growth is the acquisition of additional bowling centers. The Company expects to finance its ongoing acquisition program with borrowings under the Credit Agreement, with cash generated by operations, and with various other financing sources, which may include additional incurrences of debt by AMF Bowling and/or Bowling Worldwide and issuances of equity of AMF Bowling. The Company used $249.6 million of net proceeds of the Private Placement to repay amounts outstanding under the non-amortizing revolving working capital facility under the Credit Agreement (the "Bank Facility"), the aggregate size of which is $355.0 million. As of June 30, 1998, $128.0 million was outstanding and $227.0 million was available under the Bank Facility. The Company's management believes that the amount available under the Bank Facility will be adequate to fund the Company's ongoing acquisition program at its current rate for at least 12 months following the Private Placement. However, there can be no assurance that the Company will be able to obtain financing or refinancing on commercially reasonable terms or at all to continue its ongoing acquisition program. At the present time, the restrictive covenants in the Subsidiary Indentures would prohibit Bowling Worldwide from incurring additional indebtedness other than borrowings under the Credit Agreement. The Company reviews the options available to it for ongoing financing of its acquisition program on a continuing basis.

     The Company also seeks to grow through increased sales of NCPs and Modernization and Consumer Products. Integral to such increased sales is the Company's strategy of exploiting demand for bowling products in developed as well as in emerging bowling markets. There can be no assurance that such demand will materialize or that the Company will be able to successfully exploit such demand. See "-- International Operations", "-- Seasonality and Market Development Cycles" and "Business -- Business Strategy".

NET LOSSES

     The Company recorded a net loss of $32.2 million before extraordinary items in 1997 and a net loss of $21.5 million, on a pro forma basis, in 1996. The Company incurred after-tax extraordinary charges totaling $23.4 million in the fourth quarter of 1997 arising from the third amendment and restatement of the Credit Agreement that became effective on November 7, 1997, the premium paid to redeem a portion of the Subsidiary Notes with the proceeds of the Initial Public Offering and the write-off of the portion of deferred financing costs attributable to the Subsidiary Notes redeemed. The Company recorded a net loss of $36.4 million in the first six months of 1998 compared to a net loss of $12.2 million in the first six months of 1997. There can be no assurance that the Company will not continue to generate net losses. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

ASSET ENCUMBRANCES

     The lenders (the "Lenders") under the Credit Agreement have been granted security interests in all of Bowling Worldwide's capital stock and substantially all of Bowling Worldwide's current and future assets, including a pledge of all of the issued and outstanding shares of capital stock of certain of its subsidiaries. In addition, certain of such subsidiaries have granted to the Lenders security interests in all of the current and future assets of such subsidiaries (other than 35% of the outstanding capital stock of any foreign subsidiary of any such subsidiary). In the event of a default under the Credit Agreement (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the Lenders will have a prior secured claim on the capital stock and the assets of Bowling Worldwide and such subsidiaries. If the Lenders should attempt to foreclose on their collateral, the Company's financial condition and the value of the Debentures will be materially adversely effected. In the event of a foreclosure on the collateral consisting of the Bowling Worldwide stock, unless the purchaser of such stock were an affiliate of Goldman Sachs, a Debenture Change of Control and a Change of Control (under the Subsidiary Indentures) would occur, with the consequences set forth below under "-- Risks with respect to a Debenture Change of Control or Change of Control". See "Description of Certain Indebtedness".

DEPENDENCE ON KEY PERSONNEL

     The Company's business is managed by certain key executive officers. The loss of the services of certain of these executives could have a material adverse impact on the Company. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not maintain key-person insurance with respect to its executive officers.

CONTROL BY GSCP

     GSCP and The Goldman Sachs Group, L.P. ("The Goldman Sachs Group"), which has a 99% interest in Goldman Sachs, together beneficially own 50.9% of the Common Stock of AMF Bowling. Richard A. Friedman and Terence M. O'Toole, each of whom is a Managing Director of Goldman Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of AMF Bowling. Mr. Friedman is Chairman of AMF Bowling. Messrs. Friedman, O'Toole and Sacerdote are also directors of Bowling Worldwide.

     On April 30, 1996, AMF Bowling, GSCP, the Blackstone Group, Kelso & Company, Bain Capital, Inc., Citicorp North America, Inc., Charles M. Diker, Robert L. Morin and Douglas J. Stanard entered into a Stockholders Agreement, which regulates the relationship among the Company and certain of its stockholders (the "Stockholders Agreement"). As a result of its ownership of a majority of the outstanding Common Stock and the terms of the Stockholders Agreement, GSCP controls the Company and has the ability to control the election of a majority of the Board of Directors of AMF Bowling (the "Board"), appoint new management and approve or block any action requiring the approval of the Company's stockholders, including adoption of amendments to AMF Bowling's Certificate of Incorporation (the "Certificate of Incorporation") and approval of mergers or sales of substantially all of the Company's assets, in each case subject to the restrictions contained in the Stockholders Agreement. The Stockholders Agreement also provides for three of the investment funds which are stockholders of AMF Bowling each to nominate a director of AMF Bowling, subject to GSCP's consent, and for the formation of the Executive Committee of AMF Bowling's Board, which consists of two directors nominated by GSCP and the President and Chief Executive Officer of AMF Bowling. There can be no assurance that the interests of GSCP or The Goldman Sachs Group will not conflict with the interests of the Holders of the Debentures. See "Description of Capital Stock" and "Securities Owned by Management and Certain Beneficial
Owners -- Stockholders Agreement".

RISKS WITH RESPECT TO A DEBENTURE CHANGE OF CONTROL OR CHANGE OF CONTROL

     Upon the occurrence of a Debenture Change of Control, the Debentures may be redeemed at the option of the Holder at a Debenture Change of Control Redemption Price equal to the Issue Price plus accrued Original Issue Discount to the date of redemption. AMF Bowling may, at its option, elect to pay any such Debenture Change of Control Redemption Price in cash or Common Stock. If a Debenture Change of Control (which may also constitute a Change of Control under the Subsidiary Indentures and an event of default under the Credit Agreement) were to occur, Bowling Worldwide may not have the financial resources to repay all of its obligations which may then become due under the Credit Agreement, the Subsidiary Indentures and other indebtedness that may become payable upon the occurrence of such Debenture Change of Control, and AMF Bowling may not have the financial resources to pay in cash its obligations which would then become due under the Debentures. In this regard, Bowling Worldwide is prohibited under both the Credit Agreement and the Subsidiary Indentures from upstreaming funds by dividends, loans or otherwise, to redeem the Debentures. See "-- Holding Company Structure" and "Description of Debentures -- Redemption at the Option of the Holder Upon a Debenture Change of Control".

     In addition, upon the occurrence of a Change of Control, each holder of a Subsidiary Note may require that all or a portion of such holder's Subsidiary Notes be repurchased at 101% of the principal amount of the Subsidiary Senior Subordinated Notes and 101% of the Accreted Value (as defined in the indenture governing the Senior Subsidiary Discount Notes) of the Subsidiary Senior Subordinated Discount Notes (or, following the Full Accretion Date (as defined in the indenture governing the Senior Subsidiary Subordinated Discount Notes), 101% of the principal amount thereof), as applicable, together with accrued and unpaid interest, if any, and Liquidated Damages (as defined in the Subsidiary Indentures), if any, to the date of repurchase. The Subsidiary Indentures require that prior to such a repurchase or shortly thereafter, the Company must either repay all outstanding indebtedness under the Credit Agreement or obtain any required consent of the Lenders to such repurchase. If a Change of Control (which may also constitute a Debenture Change of Control and an event of default under the Credit Agreement) were to occur, Bowling Worldwide may not have the financial resources to repay all of its obligations which would then become due under the Credit Agreement, the Subsidiary Indentures and any other indebtedness that would become payable upon the occurrence of such Change of Control, and AMF Bowling may not have the financial resources to pay in cash its obligations which may then become due under the Debentures. See "Description of Certain Indebtedness -- Subsidiary Notes".

BOWLING INDUSTRY CHARACTERISTICS

     BOWLING CENTERS

     In the United States, the operation of bowling centers generally has been characterized by slightly declining lineage (number of games bowled per lane per day), offset by increasing average price per game. Total lineage, according to an industry source, has declined despite an average annual increase in the total number of people bowling since 1987. This trend is largely a result of a decline in league participation, partially offset by an increase in recreational (i.e., non-league) play, resulting in more people bowling, but bowling less frequently. Bowling center operators have offset the decrease in overall lineage by increasing prices and creating additional sources of income. Although AMF's lineage has declined in the first half of 1998, in recent years AMF's U.S. lineage has remained relatively stable due to its ability to retain existing league bowlers and attract new recreational bowlers due to, management believes, the generally higher quality of AMF's centers. In the first half of 1998, the Company experienced a decline in lineage which it was unable to offset with price increases on a comparable basis with recent years. Internationally, although trends vary by country, certain of the markets in which AMF operates have experienced increasing competition as they have matured, resulting in declining lineage. AMF has offset these lineage declines through higher prices and additional focus on food and beverage and other amusement revenue. There can be no assurance that AMF will be able to continue to maintain lineage or increase prices in the U.S. or internationally in the future. See
"Business -- AMF Bowling Centers".

     In addition, bowling, as both a competitive sport and a recreational activity, faces competition from numerous alternative activities. The continued success of AMF's bowling operations is subject to consumers' continued interest in bowling, the availability and cost of other sport, recreational and entertainment alternatives and the amount of leisure time, as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue to exhibit its current level of popularity or that AMF will continue to compete effectively in the industry. See
"Business -- Industry Overview".

     BOWLING PRODUCTS

     AMF and Brunswick Corporation ("Brunswick") are the two largest manufacturers of bowling center equipment, and are the only full-line manufacturers of bowling equipment and supplies that compete on a global basis. The Company also competes with smaller, often regionally focused companies in certain product lines. Management estimates that AMF accounts for approximately 41% of the worldwide installed base of bowling center equipment.

     NCP sales follow the trends in the growth of bowling. As bowling is introduced and becomes popular in new markets, the economics of constructing and operating bowling centers become attractive to local market developers and entrepreneurs. Consequently, new bowling center construction drives demand for NCPs. For at least the last 15 years, the majority of NCP sales has been to international markets. In recent years, this trend has been fueled by the growth of bowling in several countries, such as China, Taiwan and South Korea. However, there can be no assurance that future international expansion will occur or, if it does occur, that AMF will be able to successfully compete in such emerging markets.

     Current economic difficulties in certain markets of the Asia Pacific region have resulted in a reduction in the level of shipments for NCPs. Revenue for Bowling Products decreased by 25.7% to $92.7 million for the first six months of 1998 as compared to $124.7 million for the first six months of 1997 and EBITDA decreased to $3.9 million in the first six months of 1998 as compared to $31.3 million in the first six months of 1997. See "-- International Operations", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales" and "Business -- AMF Bowling Products".

SEASONALITY AND MARKET DEVELOPMENT CYCLES

     Financial performance of Bowling Centers is seasonal in nature, with cash flows typically peaking in the winter months and reaching their lows in the summer months. The geographic diversity of Bowling Centers operations helps to reduce this seasonality as bowling centers in certain countries in which AMF operates exhibit different seasonal sales patterns. However, as a result of the growing number of U.S. centers attributable to the Company's acquisition program, the seasonality of financial performance of Bowling Centers business may be accentuated.

     Modernization and Consumer Products sales also display seasonality. The U.S. market, which is the largest market for Modernization and Consumer Products, is driven by the beginning of league play in the fall of each year. Operators typically sign purchase orders, particularly for replacement equipment, during the first four months of the year, after they receive winter league revenue indications. Equipment is shipped and installed during the summer months, when leagues are generally less active. Sales of modernization equipment, such as automatic scoring and synthetic lane overlays, are less predictable and fluctuate more than the replacement equipment because of the four to ten year life cycles of these major products.

     NCP sales experience significant fluctuations due to changes in demand for NCPs as certain markets experience high growth followed by market maturity, at which times sales to that market decline, sometimes rapidly. Management believes market cycles for individual countries have, in the past, spanned several years, with periods of high demand for several markets (e.g., Japan, Korea, Taiwan) which, in AMF's experience, last five years or more. Current economic difficulties in certain markets of the Asia Pacific region have resulted in the reduction in the order rate, level of shipments and backlog for NCPs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Market Development Cycles".

INTERNATIONAL OPERATIONS

     The Company's international operations are subject to the usual risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive laws and actions by foreign governments (such as restrictions on transfer of funds, import and export duties and quotas, foreign customs and tariffs, value added taxes and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, international investment and loans, and foreign tax laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its international sales or on its results of operations.

     AMF has a history of operating in a number of international markets, in some cases, for over thirty years. As in the case of other U.S.-based manufacturers with export sales, local currency devaluation increases the cost of the Company's bowling equipment in that market. As a result, a strengthening U.S. dollar exchange rate may adversely impact sales volume and profit margins during such periods.

     Current economic difficulties in certain markets in the Asia Pacific region have resulted in a reduction in the level of shipments for NCPs. Management believes that many Asia Pacific customers are delaying purchases of NCP and Modernization equipment as they await the return of economic stability to their regions. Contributing to such delays is the continuing limited availability of financing for customers to construct new centers and purchase AMF bowling equipment. As of June 30, 1998, the NCP backlog was 1,615 which is a reduction of 6.4% compared to December 31, 1997.

     NCP unit sales to China, Japan and other Asia Pacific markets represented 51.5% for the six months ended June 30, 1998 compared to 72.7% for the year ended December 31, 1997. NCP unit backlog related to China, Japan and other Asia Pacific markets represented 63.4% of total NCP unit backlog at June 30, 1998 compared to 70.4% at December 31, 1997.

     Foreign currency exchange rates also impact the translation of operating results from international bowling centers. For the year ended December 31, 1997, revenue and EBITDA of international bowling centers represented 14.6% and 16.0% of consolidated results, respectively.

LACK OF PUBLIC MARKET FOR THE DEBENTURES; RESTRICTIONS ON RESALE

     Certain of the Initial Purchasers currently make a market in the Debentures. Such Initial Purchasers are not obligated to do so, however, and any market-making with respect to the Debentures may be interrupted or discontinued at any time without notice. There can be no assurance as to the liquidity of any trading market of the Debentures or that an active public market for the Debentures will develop or, if one does develop, that it will be maintained. If an active market for the Debentures fails to develop or be sustained, the trading price of the Debentures could be adversely affected. AMF Bowling has not applied and does not intend to apply for listing or quotation of the Debentures on any securities exchange or stock market, although the Common Stock issuable upon conversion, redemption or repurchase of the Debentures will be listed, upon notice of issuance, on the NYSE.

POSSIBLE VOLATILITY OF COMMON STOCK AND DEBENTURES

     The market price of the Common Stock has been and may continue to be volatile. See "Price Range of Common Stock and Debentures". The market price of the Debentures and the shares of Common Stock into which the Debentures are convertible may be materially adversely affected by factors such as actual or anticipated fluctuations in the Company's operating results, bowling center acquisition activity, impact of international markets, changes in financial estimates by securities analysts, general market conditions and other factors. Broad market fluctuations may adversely affect the market price of the Debentures and the Common Stock issuable upon conversion, redemption or repurchase of the Debentures, and there can be no assurance that the market price of the Debentures and the Common Stock issuable upon conversion, redemption or repurchase of the Debentures will not decline below the levels prevailing at the time of this offering.

FRAUDULENT CONVEYANCE

     Management of the Company believes that the indebtedness represented by the Debentures was incurred for proper purposes and in good faith, and that, based on then-current forecasts, asset valuations and other financial information, after the issuance of the Debentures, AMF Bowling was solvent, had sufficient capital for carrying on its business and was able to pay its debts as they matured. See "-- Substantial Leverage; Ability to Service Indebtedness". Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, AMF Bowling was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of AMF Bowling's obligations to the Holders, the effect of which would be that the Holders may not be repaid in full or at all and/or (b) subordinate AMF Bowling's obligations to the Holders to other existing and future indebtedness of AMF Bowling to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before payment could be made on the Debentures.

ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAWS PROVISIONS

     Certain provisions of the Certificate of Incorporation and the By-Laws of AMF Bowling (the "By-Laws") may have the effect of delaying, deterring or preventing a sale or change in control of the Company. Such provisions may also render the removal of directors and management more difficult. Specifically, the By-Laws provide for restrictions on who may call a special meeting of stockholders. In addition, the Certificate of Incorporation authorizes the issuance of preferred stock, par value $.01 per share ("Preferred Stock"), and of rights or options entitling holders thereof to purchase from AMF Bowling securities of AMF Bowling or any other corporation ("Purchase Rights"), in any case without stockholder approval and upon such terms as the Board may determine. The issuance of Preferred Stock or Purchase Rights may have the effect of delaying, deterring or preventing a sale or change in control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. See "-- Control by GSCP" and "Description of Capital Stock".

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock by existing stockholders under Rule 144 ("Rule 144") of the Securities Act or otherwise could have an adverse effect on the price of the Debentures and the Common Stock issuable upon conversion or repurchase thereof. Of the 59,744,544 shares of Common Stock outstanding as of August 3, 1998, 15,639,344 are eligible for immediate resale, except to the extent owned by "affiliates" of AMF Bowling (as such term is defined in Rule
144). Additionally, 44,105,200 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144. Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Debentures or the Common Stock issuable upon conversion or repurchase thereof or impair AMF Bowling's ability to raise additional capital in the future. See "Shares Eligible for Future Sale".

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Debentures were originally issued at a substantial discount from the stated Redemption Price payable at maturity. As a result, for U.S. federal income tax purposes, Holders generally are required to include amounts in their gross income in advance of their receipt of the cash payments to which such income is attributable. Furthermore, the acquisition of a Debenture from a prior Holder may give rise to market discount or acquisition premium. See "Certain Federal Income Tax Considerations".

RISKS ARISING FROM THE TERMS OF THE DEBENTURES

     The rate at which the Debentures are convertible into Common Stock is not adjusted for accrued Original Issue Discount. Such accrued Original Issue Discount will be deemed paid by the delivery of the Common Stock received upon conversion, and, thus, a converting Holder will not receive any cash payment representing accrued Original Issue Discount. Because the number of shares of Common Stock issuable upon conversion of each Debenture is not increased even though the accreted value of the Debentures (i.e., the Issue Price plus accrued Original Issue Discount) increases over time, the implied effective conversion price increases over time.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The financial data contained herein were derived from the Company's unaudited condensed consolidated financial statements for the six months ended June 30, 1998 and 1997, audited consolidated financial statements for the year ended December 31, 1997 and the period ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the four months ended April 30, 1996, and the years ended December 31, 1995, 1994, 1993.

                                            JUNE 30,                               DECEMBER 31,
                                      ---------------------   ------------------------------------------------------
                                               PRO              PRO              PRO
                                              FORMA            FORMA            FORMA
                                      1998   1998(A)   1997   1997(A)   1997   1996(B)   1996   1995   1994    1993
                                      ----   -------   ----   -------   ----   -------   ----   ----   -----   -----
Ratio of earnings to fixed
  charges(c)........................   --       --      --      --      --       --      --     6.1x   10.3x   11.0x

---------------
(a) The pro forma ratios of earnings to fixed charges for the year ended December 31, 1997, and for the six months ended June 30, 1998, have been calculated based on the historical results of operations for the periods presented and adjusting the interest expense as a result of using the proceeds of the Private Placement to repay senior bank debt, with weighted average borrowing rates of 8.75% and 7.67% for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, as if the Private Placement had occurred as of the beginning of the periods presented.

(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling.

(c) The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Earnings consist of net income to which has been added fixed charges and income taxes. Fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rent expenses considered to represent interest. For the six months ended June 30, 1998 and 1997, respectively, the year ended December 31, 1997 and the period ended December 31, 1996, on a historical basis, the year ended December 31, 1996, on a pro forma basis, the six months ended June 30, 1998 and the year ended December 31, 1997, on a pro forma basis for the Private Placement, the Company had a deficiency of earnings to fixed charges of $41.3 million, $16.4 million, $43.6 million, $28.0 million, $30.4 million, $41.3 million and $43.6 million, respectively.

                                  USE OF PROCEEDS

     The Securities are being offered hereby solely for the accounts of the Selling Securityholders listed herein pursuant to the Debenture Registration Rights Agreement. The Company will not receive any of the proceeds from the sales by the Selling Securityholders of the Debentures or the Common Stock issuable upon the conversion, redemption or repurchase thereof.

                   PRICE RANGE OF COMMON STOCK AND DEBENTURES

     The Common Stock is listed on the NYSE under the symbol "PIN". The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported on the NYSE Composite Tape.

                                                              HIGH      LOW
                                                              ----      ---
1997
  Fourth Quarter(1).........................................  $25 1/8   $21 1/2

1998
  First Quarter.............................................  $27 3/8   $20 1/2
  Second Quarter............................................  $31       $22 5/8
  Third Quarter (through August 3, 1998)....................  $28 3/8   $10 1/2

---------------
(1) The Common Stock was offered to the public at $19.50 per share and commenced trading on November 4, 1997.

     On August 3, 1998, the reported last sale price of the Common Stock on the NYSE Composite Tape was $14.4375. The approximate number of holders of record of the Common Stock as of August 3, 1998 was 2,945.

     The Debentures are designated for trading in PORTAL. The following table sets forth, for the period indicated, the high and low closing bid quotations per $1,000 principal amount for the Debentures as reported by Morgan Stanley & Co. Incorporated, a market maker for the Debentures.

                                                        HIGH          LOW
                                                       -------      -------
1998
  Second Quarter (beginning May 12, 1998)............  $266.25      $235.00
  Third Quarter (through August 5, 1998).............  $257.50      $168.80

     Such reported quotations may not reflect actual transactions.

                                DIVIDEND POLICY

     AMF Bowling has never paid cash dividends on the Common Stock and does not anticipate paying such dividends in the foreseeable future. As a holding company, the ability of AMF Bowling to pay dividends is dependent upon the ability of its subsidiaries to pay cash dividends or to make other distributions. See "Risk Factors -- Holding Company Structure". The Credit Agreement effectively prohibits Bowling Worldwide from paying, and the Subsidiary Indentures restrict the ability of Bowling Worldwide to pay, dividends, and, accordingly, will limit the ability of AMF Bowling to pay cash dividends to its stockholders. See "Description of Certain Indebtedness". Any determination to pay cash dividends in the future will be at the discretion of the Board and will depend upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Board.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the fiscal years indicated were derived from AMF Bowling's audited consolidated financial statements for the year ended December 31, 1997 and the period ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the four months ended April 30, 1996, and the years ended December 31, 1995, 1994, 1993. The selected financial data include the unaudited consolidated results of AMF Bowling for the six months ended June 30, 1998 and 1997. The consolidated pro forma results set forth below are presented as if the Acquisition had occurred on January 1, 1996, and are based on the Predecessor Company's statement of income for the period ending April 30, 1996, AMF Bowling's statement of income from its inception through December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting. See "Note 3. Pro Forma Results of Operations" in the notes to consolidated financial statements of AMF Bowling. The data should be read in conjunction with AMF Bowling's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere herein.

     The comparability of the selected financial data is affected by the Company's bowling center acquisition program. In 1996, the Company acquired 57 bowling centers from unrelated sellers. The combined purchase price was $108.0 million. In 1997, the Company acquired 122 bowling centers from a number of unrelated sellers. The combined purchase price was $232.7 million (including amounts paid in 1998 for certain bowling centers included in the 1997 total). For the six months ended June 30, 1998, the Company acquired 66 bowling centers from unrelated sellers. The combined purchase price was $134.9 million. See "Business -- General".

     The selected financial data include operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. EBITDA information is included because the Company understands that such information is a standard measure commonly reported and widely used by certain investors and analysts. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with GAAP.

                                                  FOR THE YEAR ENDED DECEMBER 31,                    SIX MONTHS       FOUR MONTHS
                                     ----------------------------------------------------------        ENDED             ENDED
                                                                  PRO FORMA                           JUNE 30,         APRIL 30,
                                                                     AMF                          ----------------    -----------
                                            PREDECESSOR           BOWLING,      AMF BOWLING,        AMF BOWLING,      PREDECESSOR
                                              COMPANY               INC.            INC.                INC.            COMPANY
                                     -------------------------    ---------   -----------------   ----------------    -----------
                                      1993    1994(A)    1995      1996(B)    1996(C)     1997     1997      1998       1996(D)
                                     ------   -------   ------    ---------   -------    ------   ------    ------    -----------
                                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue..................  $427.6   $517.8    $564.9     $548.9     $384.8     $713.7   $318.1    $349.8      $164.9
                                     ------   ------    ------     ------     ------     ------   ------    ------      ------
Cost of goods sold.................   153.2    196.0     184.1      173.6      130.5      212.6     86.1      85.0        43.1
Bowling center operating
 expenses..........................   108.5    115.2     166.5      178.8      123.7      251.2    116.0     159.3        80.2
Selling, general and administrative
 expenses..........................    41.9     57.1      50.8       51.0       35.1       64.5     30.2      30.4        35.5
Depreciation and amortization......    21.4     24.8      39.1       73.5       49.4      102.5     43.4      56.9        15.1
                                     ------   ------    ------     ------     ------     ------   ------    ------      ------
Operating income (loss)............   102.6    124.7     124.4       72.0       46.1       82.9    (42.4)     12.7        (9.0)
Interest expense, gross............     5.0      7.4      15.7      106.2       78.0      118.4     57.5      53.6         4.5
Other income (expense), net........    (0.1)    (1.5)      0.2        3.8        3.9       (8.1)     1.3       1.4        (0.1)
                                     ------   ------    ------     ------     ------     ------   ------    ------      ------
Income (loss) before income
 taxes.............................    97.5    115.8     108.9      (30.4)     (28.0)     (43.6)   (16.4)    (41.3)      (13.6)
Provision (benefit) for income
 taxes.............................    15.1     16.5      12.1       (8.9)      (8.5)     (12.8)    (4.2)     (6.5)       (1.7)
                                     ------   ------    ------     ------     ------     ------   ------    ------      ------
Net income (loss) before equity in
 loss of joint ventures and
 extraordinary items...............    82.4     99.3      96.8      (21.5)     (19.5)     (30.8)   (12.2)    (34.8)      (11.9)
Equity in loss of joint ventures...      --       --        --         --         --       (1.4)      --      (1.6)         --
                                     ------   ------    ------     ------     ------     ------   ------    ------      ------
Net income (loss) before
 extraordinary items...............    82.4     99.3      96.8      (21.5)     (19.5)     (32.2)   (12.2)    (36.4)      (11.9)
Extraordinary items, net of tax....      --       --        --         --         --      (23.4)      --        --          --
                                     ------   ------    ------     ------     ------     ------   ------    ------      ------
Net income (loss)..................  $ 82.4   $ 99.3    $ 96.8     $(21.5)    $(19.5)    $(55.6)  $(12.2)   $(36.4)     $(11.9)
                                     ======   ======    ======     ======     ======     ======   ======    ======      ======
Net loss per share before
 extraordinary items (basic and
 diluted)..........................                                $(0.55)    $(0.49)    $(0.71)  $(0.29)   $(0.61)
Per share effect of extraordinary
 items.............................                                    --         --      (0.52)      --        --
                                                                   ------     ------     ------   ------    ------
Net loss per share (basic and
 diluted)..........................                                $(0.55)    $(0.49)    $(1.23)  $(0.29)   $(0.61)
                                                                   ======     ======     ======   ======    ======
Ratio of earnings to fixed
 charges(e)........................    11.0     10.3       6.1         --         --         --       --        --          --

                                                      YEAR ENDED DECEMBER 31,                        SIX MONTHS       FOUR MONTHS
                                     ---------------------------------------------------------         ENDED             ENDED
                                                                 PRO FORMA                            JUNE 30,         APRIL 30,
                                                                    AMF                           ----------------    -----------
                                                                 BOWLING,                           AMF BOWLING,      PREDECESSOR
                                        PREDECESSOR COMPANY        INC.      AMF BOWLING, INC.          INC.            COMPANY
                                     -------------------------   ---------   -----------------    ----------------    -----------
                                      1993    1994(A)    1995     1996(B)    1996(C)    1997       1997      1998       1996(D)
                                     ------   -------   ------   ---------   -------   -------    ------    ------    -----------
                                                                        (DOLLARS IN MILLIONS)
SELECTED DATA:
EBITDA.............................  $124.0   $149.5    $163.5    $ 145.5              $ 185.4    $ 85.8    $ 70.6       $6.1
EBITDA margin......................    29.0%    28.9%     28.9%      26.5%                26.0%     27.0%     20.2%       3.7%
Revenue: (f)
 Bowling Centers...................  $192.6   $225.4    $292.3    $ 307.3              $ 429.1    $201.1    $266.5
 Bowling Products..................   243.6    301.7     286.5      252.1                299.3     124.7      92.7
EBITDA: (g)
 Bowling Centers...................  $ 54.5   $ 65.8    $ 86.8    $  95.6              $ 130.4    $ 63.0    $ 76.9
 Bowling Products..................    71.1     84.6      79.3       62.6                 70.8      31.3       3.9
New Center Packages sold...........   3,577    4,941     4,437      3,029                4,576     2,069     1,163
New Center Packages backlog, end of
 period(h).........................     N/A    2,078       940      1,426                1,725     2,255     1,615
Number of centers, end of period...     190      293       286        341                  470       408       533
Number of lanes, end of period.....   5,896    9,586     9,430     11,782               16,315    14,206    18,450
Capital Expenditures:
 Routine modernization and
   maintenance(i)..................  $  9.0   $ 11.4    $ 13.1    $  14.5              $  49.9    $ 12.2    $ 27.7
 Expansion and acquisition
   capital(j)......................     5.7      6.4      16.9      117.4                221.6     135.6     134.9
                                     ------   ------    ------    -------              -------    ------    ------
 Total.............................  $ 14.7   $ 17.8    $ 30.0    $ 131.9              $ 271.5    $147.8    $162.6
                                     ======   ======    ======    =======              =======    ======    ======

                                                                                AS OF DECEMBER 31,
                                                              -------------------------------------------------------     AS OF
                                                                 PREDECESSOR COMPANY           AMF BOWLING, INC.        JUNE 30,
                                                              -------------------------   ---------------------------   ---------
                                                               1993    1994(A)    1995        1996           1997         1998
                                                              ------   -------   ------   ------------   ------------   ---------
                                                                                     (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital(k)..........................................  $ 18.9   $ 16.9    $ 29.2     $    7.8       $   43.9     $   96.3
Goodwill, net...............................................      --       --        --        771.1          772.3        775.0
Total assets................................................   228.2    410.2     400.4      1,594.0        1,832.1      2,006.4
Total debt..................................................    75.7    186.1     167.4      1,091.3        1,060.6      1,301.1
Stockholders' equity........................................    88.6    132.4     161.5        408.8          654.0        616.5
Total capitalization........................................   164.3    318.5     328.9      1,500.1        1,714.6      1,917.6

---------------
(a) Includes results of Fair Lanes, which operated 106 centers and was acquired by the Predecessor Company on September 29, 1994.

(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling.

(c) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes results of operations of the acquired business from May 1, 1996 through December 31, 1996.

(d) Represents results of operations from January 1, 1996 through April 30,
    1996.

(e) For six months ended June 30, 1998 and 1997, the year ended December 31, 1997 and the period ended December 31, 1996, on a historical basis, and the year ended December 31, 1996, on a pro forma basis, the Company had a deficiency of earnings to fixed charges of $41.3 million, $16.4 million, $43.6 million, $28.0 million and $30.4 million, respectively. For the four months ended April 30, 1996, the Predecessor Company had a deficiency of earnings to fixed charges of $13.6 million.

(f) Before intersegment eliminations.

(g) Before intersegment eliminations and corporate, general and administrative expenses.

(h) Orders of New Center Packages included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales". Data is not provided for 1993 because the Company does not maintain this data for this period.

(i) Defined as capital expenditures for existing product lines and manufacturing operations and capital expenditures for modernizing and refurbishing bowling centers.

(j) Includes (i) the construction of centers and (ii) the acquisition of centers since May 1, 1996. Excludes the acquisition of Fair Lanes and all other acquisitions prior to May 1, 1996.

(k) Predecessor Company amounts reflect elimination of affiliates receivables and payables.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

BACKGROUND

     This discussion should be read in conjunction with the information contained under "Selected Financial Data" and in AMF Bowling's Consolidated Financial Statements included elsewhere herein.

     Management believes that comparisons of the results of operations for the years ended December 31, 1997, on a historical basis, and 1996, on a pro forma basis, and December 31, 1996, on a pro forma basis, and 1995, on a historical basis, are more meaningful than comparisons on a historical basis. This is due primarily to significant changes in depreciation and amortization that result from the application of the purchase method of accounting for the Acquisition and from the increased interest expense due to the debt incurred related to the Acquisition. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements.

     To facilitate a meaningful comparison, in addition to discussing the consolidated results of the Company's operations, certain portions of this Management's Discussion and Analysis of Financial Condition and Results of Operations discuss results of Bowling Centers and Bowling Products separately.

     The results of operations of Bowling Centers, Bowling Products and the consolidated group of companies are set forth below. The two European centers that were not acquired by the Company as part of the Acquisition, as discussed in "Note 1. Organization" in the Notes to Consolidated Financial Statements, are included in the 1996 actual Predecessor Company results and excluded from 1996 pro forma results. The two centers have no material impact on the Company's financial statements or on the information presented in this section.

     For 1995, Bowling Centers adopted a calendar year end; accordingly, the Bowling Centers results of operations for the year ended December 31, 1995 includes the results of U.S. operations for the period from December 26, 1994 through December 31, 1995. Total revenue for the period from December 26, 1994 through December 31, 1994 was approximately $2.0 million.

     The business segment results presented below are before intersegment eliminations since the Company's management believes that this provides a more accurate comparison of performance by segment from year to year. The intersegment eliminations are not material. Interest expense is presented on a gross basis.

PERFORMANCE BY BUSINESS SEGMENT

  BOWLING CENTERS

     Bowling Centers derives its revenue and profits from three principal sources: (i) bowling, (ii) food and beverage and (iii) other sources, such as shoe rental, amusement games, billiards and pro shops. In 1997, bowling, food and beverage and other revenue represented 60.6%, 25.4% and 14.0% of total Bowling Centers revenue, respectively.

     The results shown below reflect both U.S. and international Bowling Centers operations.

                                         FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------------------------    SIX MONTHS ENDED
                                                      PRO FORMA                    JUNE 30,
                                                         AMF         AMF       ----------------
                                       PREDECESSOR    BOWLING,     BOWLING,      AMF BOWLING,
                                         COMPANY        INC.         INC.            INC.
                                       -----------    ---------    --------    ----------------
                                          1995         1996(A)       1997       1997      1998
                                       -----------    ---------    --------    ------    ------
                                                        (DOLLARS IN MILLIONS)
BOWLING CENTERS (before intersegment
  eliminations):
Operating revenue....................    $292.3        $ 307.3     $ 429.1     $201.1    $266.5
                                         ------        -------     -------     ------    ------
Cost of goods sold...................      26.3           27.5        39.9       18.3      25.9
Bowling center operating expenses....     168.7          177.2       252.5      116.6     160.6
Selling, general and administrative
  expenses...........................      10.5            7.0         6.3        3.2       3.1
Depreciation and amortization........      36.6           56.2        82.8       34.3      46.3
                                         ------        -------     -------     ------    ------
Operating income.....................    $ 50.2        $  39.4     $  47.6     $ 28.7    $ 30.6
                                         ======        =======     =======     ======    ======
SELECTED DATA:
EBITDA...............................    $ 86.8        $  95.6     $ 130.4     $ 63.0    $ 76.9
EBITDA margin........................      29.7%          31.1%       30.4%      31.3%     28.9%
Number of centers, end of period.....       286            341         470        408       533
Number of lanes, end of period.......     9,430         11,782      16,315     14,206    18,450

---------------
(a) Represents pro forma results of operations from January 1, 1996 through December 31, 1996. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements. The pro forma 1996 amount of selling, general and administrative expenses has been adjusted to reflect a reallocation to corporate of certain general and administrative expenses previously allocated to the Bowling Centers segment. The 1995 amounts have not been restated to reflect this change.

     SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997.

     Bowling Centers operating revenue increased $65.4 million, or 32.5%. An increase of $78.1 million is attributable to 188 new centers which were acquired and one new center which was constructed after December 31, 1996, of which $71.0 million is from U.S. centers, and $7.1 million is from international centers. Constant centers operating revenue decreased $10.3 million, or 5.7%. U.S. constant centers revenue decreased $6.3 million primarily as a result of lower lineage (games per lane per day), orienting and integrating newly acquired centers and developing nationally branded chain development activities, and record-setting hot weather which adversely affected customer visits. International constant centers operating revenue decreased $4.0 million primarily due to unfavorable currency translation of results and the World Cup which adversely impacted revenue throughout Europe. On a constant exchange rate basis, international operating revenue would have increased $0.8 million in the first six months of 1998 compared to the first six months of 1997. A decrease of $2.4 million in total operating revenue was also attributable to ten centers which were closed since June 30, 1997.

     Cost of goods sold increased $7.6 million, or 41.5% primarily as a result of the net increase in the number of centers.

     Operating expenses increased $44.0 million, or 37.7%. An increase of $45.2 million was attributable to the net increase in the number of centers and an increase of $0.7 million was primarily attributable to increased regional staffing costs and expenses associated with nationally branded chain development activities. A decrease of $1.9 million was attributable to closed centers. As a percentage of its revenue, Bowling Centers operating expenses were 60.3% for the first six months of 1998 compared to 58.0% for the first six months of 1997 primarily attributable to the lag in achieving cost reductions in newly acquired centers, expenses associated with nationally branded chain development activities and the higher fixed operating costs as a percentage of constant centers revenue which decreased in the second quarter of 1998.

     Selling, general and administrative expenses decreased $0.1 million, or 3.1%, primarily due to exchange rate fluctuations in the first quarter of 1998.

     EBITDA increased $13.9 million, or 22.1%, primarily as a result of the net increase in the number of centers. Additionally, Bowling Centers EBITDA was impacted by the lag in achieving cost reductions in newly acquired centers, increased staffing and, internationally, by the unfavorable currency translation discussed above. EBITDA margin for the first six months of 1998 was 28.9% compared to 31.3% in the first six months of 1997.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31,
1996. Bowling Centers operating revenue increased $121.8 million, or 39.6%. An increase of $125.8 million was attributable to new centers, of which $116.5 million was from U.S. centers, and $9.3 million was from international centers. An increase of $1.1 million, or 0.4%, in constant centers revenue was primarily a result of an increase in revenue in the Northeast region of the United States, a region in which the Company has a large number of centers and which experienced severe weather conditions during the first quarter of 1996. The increase in constant centers revenue for the year ended December 31, 1997 compared to the same period in 1996 was net of $1.0 million additional revenue in 1996 due to leap year, a $3.0 million decrease in revenue from the Japanese centers in 1997, which was primarily caused by recent poor economic conditions in Japan, and a decrease of $1.0 million in operating revenue in the third quarter of 1997 compared to the same period in 1996 which resulted from pricing specials used in the U.S. and international centers to overcome lower lineage which resulted from the hot, dry weather in these regions. Excluding these special items, constant center revenue would have increased $6.1 million, or 2.2%, in the year ended December 31, 1997 compared to the same period in 1996. A decrease in operating revenue of $5.1 million was primarily attributable to the closing of a total of eight U.S. centers in May 1996, and February, May and December 1997.

     Cost of goods sold increased $12.4 million, or 45.1%, primarily as a result of the net increase in the number of centers.

     Operating expenses increased $75.3 million, or 42.5%, of which approximately $74.6 million was attributable to new centers, including $69.6 million attributable to U.S. centers and $5.0 million attributable to international centers. As a percentage of its revenue, Bowling Centers operating expenses were 57.7% for the year ended December 31, 1996, on a pro forma basis, versus 58.8% for the year ended December 31, 1997.

     A decrease of $0.7 million, or 10.0%, in selling, general and administrative expenses was attributable to cost controls implemented in international centers in response to lower lineage discussed above and savings associated with closed centers, partially offset by additional expenses due to new centers.

     An increase of $34.8 million, or 36.4%, in EBITDA was attributable to new centers. EBITDA margin in 1997 was 30.4% compared to 31.1% in 1996, on a pro forma basis.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31,
1995. Operating revenue increased $15.0 million, or 5.1%. Increases of $19.0 million attributable to the addition of 57 new centers purchased during the last two quarters of 1996 and $0.5 million attributable to increases at constant centers were offset by decreases of $2.2 million attributable to the two bowling centers which were not acquired as part of the Acquisition and $2.3 million attributable to the closure of seven of the 106 bowling centers originally purchased by the Predecessor Company from Fair Lanes. The constant center revenue increase was attributable to an increase in international revenue of $2.4 million, offset by a decrease in U.S. constant centers revenue of $1.9 million. The decrease in U.S. constant centers revenue was largely a result of a decrease in revenue due to the severe weather conditions in the Northeast, a region in which the Company has a large number of centers, during the first quarter of 1996. An increase in bowling prices in the U.S. during 1996 was partially offset by a decrease in U.S. lineage. The increase in international revenue was primarily a result of an increase in average price per game and increased food and beverage revenue.

     Cost of goods sold increased $1.2 million, or 4.6%, primarily as a result of new centers.

     Bowling Centers operating expenses increased by $8.5 million, or 5.0%. An increase of $10.0 million attributable to new centers and a net increase of $2.2 million attributable to constant centers were offset by a decrease of $3.7 million primarily attributable to the two centers not acquired in the Acquisition and the closure of seven Fair Lanes centers. The net increase in constant centers operating expenses was a result of an increase of $4.1 million in international centers due to increased rents and payroll expenses, and a decrease of $1.9 million in U.S. centers resulting from the implementation of cost reduction plans developed by management after assessing the impact of the severe weather conditions during the first quarter of 1996. As a percentage of total revenue, Bowling Centers operating expenses remained constant at 57.7% during 1996 and 1995.

     The $3.5 million decrease in selling, general and administrative expenses was primarily due to a reallocation to corporate of certain selling, general and administrative expenses previously allocated to the Bowling Centers segment.

     An increase of $8.8 million, or 10.1%, in EBITDA was attributable to new centers. EBITDA margin in 1996 was 31.1% compared to 29.7% in 1995.

  BOWLING PRODUCTS

     The results shown below reflect Bowling Products operations.

                                          FOR THE YEAR ENDED DECEMBER 31,
                                        ------------------------------------    SIX MONTHS ENDED
                                                       PRO FORMA                    JUNE 30,
                                                          AMF         AMF       ----------------
                                        PREDECESSOR    BOWLING,     BOWLING,          AMF
                                          COMPANY        INC.         INC.       BOWLING, INC.
                                        -----------    ---------    --------    ----------------
                                           1995         1996(A)       1997       1997      1998
                                        -----------    ---------    --------    ------    ------
                                                         (DOLLARS IN MILLIONS)
BOWLING PRODUCTS (before intersegment
  eliminations):......................
Operating revenue.....................    $286.5        $252.1       $299.3     $124.7    $ 92.7
Cost of goods sold....................     166.9         153.3        185.7       74.7      67.1
                                          ------        ------       ------     ------    ------
Gross profit..........................     119.6          98.8        113.6       50.0      25.6
Selling, general and administrative
  expenses............................      40.3          36.2         42.8       18.7      21.7
Depreciation and amortization.........       3.6          18.5         19.8        9.9      11.0
                                          ------        ------       ------     ------    ------
Operating income......................    $ 75.7        $ 44.1       $ 51.0     $ 21.4    $ (7.1)
                                          ======        ======       ======     ======    ======
SELECTED DATA:
Gross profit margin...................      41.7%         39.2%        38.0%      40.1%     27.6%
EBITDA................................    $ 79.3        $ 62.6       $ 70.8     $ 31.3    $  3.9
EBITDA margin.........................      27.7%         24.8%        23.7%      25.1%      4.2%
New Center Packages sold..............     4,437         3,029        4,576      2,069     1,163
New Center Packages backlog end of
  period (b)..........................       940         1,426        1,725      2,255     1,615

---------------
(a) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements. The pro forma 1996 amount of selling, general and administrative expenses has been adjusted to reflect a reallocation to corporate of certain overhead expenses previously allocated to the Bowling Products segment. The 1995 amounts have not been restated to reflect this change.

(b) NCP orders included in the backlog are sometimes cancelled by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. The backlog as of June 30, 1998 was 1,615 units, which represents a reduction of 28.4% compared to a backlog of 2,255 units as of June 30, 1997. See "-- Backlog; Recent NCP Sales".

     SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30,
1997. Bowling Products operating revenue decreased $32.0 million, or 25.7%. NCP revenue decreased $23.0 million, or 36.6%, and Modernization and Consumer Products revenue decreased $9.0 million, or 14.5%. Operating results have been adversely impacted by current economic difficulties in certain markets of the Asia Pacific region, the strong U.S. dollar and lower prices as discussed above. During the first six months of 1998, Bowling Products recorded NCP shipments of 1,163 units compared to shipments of 2,069 units for the first six months of 1997. The decrease in Modernization and Consumer Products revenue is primarily due to decreased sales to Japanese customers due to economic conditions and to U.S. customers who have delayed orders in anticipation of new product introductions.

     Gross profit decreased $24.4 million, or 48.8%, primarily as a result of the decreased levels of NCP shipments, the strong U.S. dollar and competitive pricing as discussed above and unabsorbed fixed overhead resulting from low production levels.

     Bowling Products selling, general and administrative expenses increased $3.0 million, or 16.0%, primarily as a result of increases of $1.0 million in advertising expenses and $1.9 million related to staffing. These increases are primarily related to increased investment in international markets with long term potential.

     Bowling Products EBITDA decreased $27.4 million, or 87.5%, and the Bowling Products EBITDA margin decreased from 25.1% in the first six months of 1997 to 4.2% in the first six months of 1998 as a result of the lower gross profit and increased selling, general and administrative expense discussed above.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31,
1996. Bowling Products operating revenue increased $47.2 million, or 18.7%, primarily due to an increase of $44.7 million, or 37.1%, in NCP revenue, and an increase of $1.5 million, or 1.1%, in Modernization and Consumer Products revenue. The increase in NCP revenue was due to an overall increase in NCP sales of 1,547 units which occurred primarily in Asia Pacific, Europe, South America and the Middle East. See "-- Seasonality and Market Development Cycles".

     Gross profit increased by $14.8 million, or 15.0%. Gross profit margin was 39.2% in 1996, on a pro forma basis, and 38.0% in 1997. Competitive pricing pressure in certain markets and higher cost of sales, both experienced in the third and fourth quarter, and unfavorable exchange rates experienced in certain markets in the fourth quarter, resulted in lower year-to-date margins in 1997. See "-- International Operations".

     Bowling Products selling, general and administrative expenses increased by $6.6 million, or 18.2%, primarily as a result of a $4.3 million increase attributable to payroll and facilities expenses related to opening and staffing certain of the Company's international sales and service offices, and an increase of $3.7 million attributable to advertising and promotion expenses. These increases were offset by a $1.4 million decrease in payroll, facilities and related expenses at U.S. locations.

     EBITDA increased $8.2 million, or 13.1%, and EBITDA margin decreased from 24.8% in 1996, to 23.7% in 1997. The margin decline was impacted by the pricing pressure and unfavorable exchange rates discussed above.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31,
1995. Operating revenue decreased by $34.4 million, or 12.0%, primarily due to a decrease of $35.3 million, or 22.7%, in NCP revenue offset by an increase of $0.9 million, or 0.7%, in Modernization and Consumer Products revenue. The decrease in NCP revenue was due to an overall decrease in NCP sales by 1,408 units in 1996 compared to 1995, particularly for maturing markets including South Korea and Taiwan, offset in part by an increase in NCP revenue from sales to China. From 1995 to 1996, total NCP sales to South Korea decreased by 1,165 units and to Taiwan decreased by 1,323 units. Additionally, there was a moderate increase in NCP units sold in the Americas and southern Europe during 1996. The increase in sales to China occurred during the last six months of 1996. See "--

Seasonality and Market Development Cycles". The increase in Modernization and Consumer Products revenue was due in part to increased sales of synthetic lanes and automatic scoring in the United States.

     Gross profit decreased by $20.8 million, or 17.4%. Gross profit margin was 41.7% in 1995 and 39.2% in 1996. Of this 2.5% decrease, 0.8% was attributable to an increase in certain inventory and warranty reserves in the Modernization and Consumer Products categories of $2.1 million, and 1.7% was attributable to the lower margins on decreased revenues, particularly in Japan, due to price cuts implemented by the Company's management in response to stiffer competition in the Modernization and Consumer Products category.

     Of the $4.1 million decrease in selling, general and administrative expenses, $4.2 million was due to a reallocation to corporate of certain overhead expenses previously allocated to the Bowling Products segment.

     EBITDA decreased $16.7 million, or 21.1%, and EBITDA margin decreased from 27.7% in 1995, to 24.8% in 1996, primarily due to the decreased NCP revenue and gross profit discussed above.

CONSOLIDATED ITEMS

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased $13.5 million or 31.1% in the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increase is primarily attributable to depreciation of property and equipment of centers acquired since June 30, 1997. Incremental depreciation expense was also incurred as a result of capital expenditures.

     For the year ended December 31, 1997, depreciation and amortization increased by $29.0 million, or 39.5%, over the same period in 1996, primarily due to depreciation of property and equipment of centers acquired since May, 1996 and incremental depreciation expense as a result of capital expenditures.

     For the year ended December 31, 1996, depreciation and amortization increased by $34.4 million, or 88.0%, over the same period in 1995, primarily as a result of recording fixed assets at fair market value and goodwill in accordance with the purchase accounting method applied for the Acquisition.

  INTEREST EXPENSE

     Gross interest expense decreased $3.9 million, or 6.8%, in the six months ended June 30, 1998 compared to the six months ended June 30, 1997. Interest savings associated with the reduction of indebtedness under the Credit Agreement and the redemption of a portion of the Subsidiary Senior Subordinated Discount Notes with proceeds of the Initial Public Offering were partially offset by interest incurred on increased levels of indebtedness under the Credit Agreement as a result of borrowings to fund center acquisitions and the issuance of the Debentures. See "Liquidity and Capital Resources". Non-cash bond interest amortization totaled $14.2 million and $16.8 million for the six months ended June 30, 1998 and 1997, respectively.

     Gross interest expense increased by $12.2 million, or 11.5%, in the year ended December 31, 1997 compared with the same period in 1996, primarily due to interest paid on increased levels of bank debt as a result of center acquisitions. See "-- Liquidity" and "-- Capital Resources". Cash interest paid by the Company for the year ended December 1997 totaled $83.2 million, while non-cash bond interest amortization totaled $33.6 million.

     For the year ended December 31, 1996, gross interest expense increased by $90.5 million, or 576.4%, compared with the same period in 1995 due to interest paid on debt incurred to finance the Acquisition and interest on an acquisition facility that existed under the Credit Agreement prior to the third amendment and restatement of the Credit Agreement in November 1997 (the "Acquisition

Facility"). Cash interest paid by the Company for the year ended December 31, 1996 totaled $44.5 million, while non-cash bond interest amortization totaled $24.7 million.

  NET INCOME (LOSS)

     Net loss in the six months ended June 30, 1998 was $36.4 million compared to a net loss of $12.2 million in the six months ended June 30, 1997. The decrease of $24.2 million was primarily a result of decreases in Bowling Products revenue and EBITDA discussed above and the increase in depreciation expense. Additionally, the Company recorded $1.6 million in equity in loss of joint ventures in the six months ended June 30, 1998. The Company accounts for its investments in Hong Leong Joint Venture (as hereinafter defined) and Playcenter Joint Venture (as hereinafter defined) by the equity method.

     Net loss increased $34.1 million, or 158.6%, for the year ended December 31, 1997 compared with the same period in 1996. Increases of $39.9 million in EBITDA discussed above on a segment basis and income tax benefit of $3.9 million were offset by increases of $29.0 million in depreciation and amortization expense, $12.2 million in interest expense, $23.4 million of extraordinary charges recorded in the fourth quarter as described below, $11.9 million in other expenses and $1.4 million of equity in loss of joint ventures.

     The Company incurred after-tax extraordinary charges totaling $23.4 million in the fourth quarter of 1997 as a result of entering into the third amendment and restatement of the Credit Agreement, the premium paid to redeem a portion of the Subsidiary Senior Subordinated Discount Notes with the proceeds of the Initial Public Offering and the write-off of the portion of deferred financing costs attributable to the redeemed Subsidiary Senior Subordinated Discount Notes. See "Note 9. Long-Term Debt" in the Notes to Consolidated Financial Statements and "Selected Quarterly Data" included elsewhere herein.

     Of the $11.9 million increase in other expenses, $3.6 million was attributable to the write down of seven U.S. centers closed in 1997 and three U.S. centers which the Company will close in 1998, $1.6 million was attributable to an increase in losses recorded on sales of property and equipment and $3.0 million represented an increase in losses on foreign exchange transactions. In addition to the increases in these expenses, interest income decreased $3.7 million. Proceeds from the issuance of Subsidiary Senior Subordinated Notes and Subsidiary Senior Subordinated Discount Notes which were used to partially fund the Acquisition were received by the Company in March 1996, and earned interest income until May 1, 1996, the date of Acquisition. For the year ended December 31, 1997, the Company incurred a loss of $1.4 million as equity in loss of joint ventures. See "Note 16. Joint Ventures" in the Notes to Consolidated Financial Statements.

     The decline of $118.3 million, or 122.2%, in net income from $96.8 million in 1995 to a net loss of $(21.5) million in 1996, on a pro forma basis, was primarily attributable to a decrease in Bowling Products EBITDA resulting from the decline in NCP revenue and higher depreciation and amortization and interest expense resulting from the Acquisition after allowing for an $8.9 million tax benefit.

  INCOME TAXES

     Prior to the Acquisition, certain of the companies within the Predecessor Company elected S corporation status under the Internal Revenue Code of 1986, as amended (the "Code"). Upon consummation of the Acquisition, those companies became taxable corporations under the Code.

     In connection with the Acquisition, the two principal subsidiaries of the Company elected under Section 338(h)(10) of the Code to treat the stock purchase as a deemed asset acquisition for the purposes of U.S. federal income taxes. These elections permitted both of the affiliated companies to revalue their assets to fair market value and to treat any amortizable goodwill as tax deductible over fifteen years.

     As of December 31, 1997, the Company had net operating losses of approximately $110.0 million and foreign tax credits of $12.4 million which will carry over to future years to offset U.S. taxes. The foreign tax credits will begin to expire in the year 2001 and the net operating losses will begin to expire in the year 2011. The Company has recorded a valuation reserve as of June 30, 1998 for $15.6 million related to net operating losses and foreign tax credits that the Company does not expect will be utilized prior to their expirations.

LIQUIDITY

  SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

     The following discussion compares AMF Bowling's results for the six months ended June 30, 1998 with the six months ended June 30, 1997, on a historical basis.

     The Company's primary source of liquidity is cash provided by operations and credit facilities as described below. Working capital on June 30, 1998 was $96.3 million compared to $43.9 million as of December 31, 1997, an increase of $52.4 million. Increases in working capital were primarily attributable to an increase of $16.1 million in cash attributable to cash balances held to fund pending acquisitions, an increase of $14.7 million in inventory balances primarily due to new product introductions, a decrease of $12.4 million in accounts payable and a decrease of $16.1 million in accrued expenses, and a net increase of $3.8 million in other current assets and liabilities. These increases in working capital were offset by a decrease in working capital caused by a decrease of $8.2 million in accounts receivable primarily as a result of lower Bowling Products sales, and an increase of $2.5 million in the current portion of long term debt.

     Net cash flows used in operating activities were $25.1 million for the six months ended June 30, 1998 compared to net cash flows provided of $8.2 million for the six months ended June 30, 1997, a decrease of $33.3 million. A decrease of $30.8 million was caused by decreased levels of accounts payable and accrued expenses, a decrease of $24.2 million was attributable to the net loss of $36.4 million recorded in the first six months of 1998 compared to a net loss of $12.2 million in the same period in 1997, a decrease of $2.6 million was attributable to lower levels of bond amortization resulting from the redemption of a portion of Bowling Worldwide's senior subordinated discount notes in connection with the Initial Public Offering, a decrease of $2.0 million was attributable to the decrease in income taxes payable, a decrease of $6.1 million was attributable to the decrease in other assets, and a net decrease of $7.8 million was attributable to changes in other operating activities. These decreases were offset by an increase of $26.8 million attributable to lower levels of accounts receivable and an increase of $13.4 million in depreciation and amortization.

     Net cash flows used in investing activities were $185.7 million for the six months ended June 30, 1998 compared to net cash flows used of $147.5 million for the six months ended June 30, 1997, an increase of $38.2 million. Bowling Center acquisition spending and purchases of property and equipment increased by $30.6 million and $2.1 million, respectively, in the first six months of 1998 compared to the same period in 1997. A total of $17.9 million was paid in the first half of 1998 for eight centers which were acquired in 1997. In the first six months of 1998, 66 centers were purchased compared to 64 centers in the same period in 1997. Investments in and advances to joint ventures totaled $5.4 million in the first six months of 1998 compared to no investments in or advances to joint ventures in the first six months of 1997. Other cash flows provided from investing activities increased $0.1 million. See "Note 8. Acquisitions" in the Notes to Condensed Consolidated Financial Statements and "-- Capital Expenditures" for additional discussion of these investing activities.

     Net cash provided by financing activities was $226.9 million for the six months ended June 30, 1998 compared to net cash provided of $112.4 million for the six months ended June 30, 1997, an increase of $114.5 million. Proceeds from long term debt increased $355.1 million primarily as a result of the issuance of the Debentures on May 12, 1998 for gross proceeds of approximately $284.1 million. Borrowings under the Credit Agreement increased $71.0 million as a result of funding center acquisitions and working capital. Payments on long-term debt were higher by $242.1 million in 1998 compared to 1997 primarily because $249.6 million of the proceeds from the Debentures was used to pay down the Bank Facility under the Credit Agreement, and such repaid indebtedness is available for reborrowing. In accordance with the terms of the Credit Agreement, scheduled principal payments in the first six months of 1998 were $7.5 million lower than payments made in the same period in 1997. In the first six months of 1998, $1.7 million of Common Stock was issued, of which $1.2 million was attributable to shares issued in the Active West acquisition and $0.5 million was attributable to shares issued upon exercise of employee stock options. Expenses of the Initial Public Offering totaling $0.6 million were paid in the first half of 1998. Net cash flows provided by other financing activities increased $0.4 million. See "Note 5, Long-Term Debt", "Note 7, Employee Benefit Plans", and "Note 8, Acquisitions" in the Notes to Condensed Consolidated Financial Statements and "-- Capital Resources".

     As a result of the aforementioned, cash increased by $16.1 million for the six months ended June 30, 1998 compared to a decrease of $26.9 million for the six months ended June 30, 1997.

     The net proceeds of the Debentures discussed above were approximately $273.1 million, of which $249.6 million was used to repay senior bank indebtedness under the Credit Agreement and $23.5 million was used for acquisitions and general corporate purposes. The senior bank indebtedness repaid remains available for reborrowing, subject to certain conditions, and such repayment and resulting ability to reborrow will enable the Company to incur additional indebtedness under the Credit Agreement to fund the Company's ongoing bowling center acquisition program and for other corporate purposes.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The following discussion compares AMF Bowling's results for the year ended December 31, 1997 with the period ended December 31, 1996, on a historical basis.

     Net cash flows provided by operating activities were $73.8 million for the period ended December 31, 1996 compared with net cash provided of $47.7 million for the year ended December 31, 1997, a decrease of $26.1 million. Net cash was provided from an increase of $53.1 million in depreciation and amortization as a result of incremental depreciation recorded on bowling center acquisitions and capital expenditures of the Company, an increase of $8.8 million which resulted from amortization of the discount related to the bonds used to partially fund the Acquisition and an increase of $4.0 million attributable to loss recorded on the sale of property and equipment. In 1997, net cash of $1.4 million was provided by the equity in loss of joint ventures and $23.4 million was provided by the after-tax extraordinary charges discussed above. Net cash used resulted from an increase of $36.1 million in net loss, an increase of $19.6 million in the change in accounts receivable primarily resulting from the increased levels of NCP sales compared with the same period in 1996, an increase of $18.8 million in the change in inventory primarily reflecting the increased backlog of NCP orders to be shipped after December 31, 1997, an increase in the change in other assets of $8.9 million, an increase in the change in net deferred income tax assets of $6.2 million and a decrease of $27.2 million in the change in accounts payable and other liabilities.

     Net cash flows used in investing activities were $1,467.1 million for the period ended December 31, 1996 compared with net cash flows used of $288.6 million for the year ended December 31, 1997. During the period ended December 31, 1996, cash flows used for acquisitions of operating units, net of cash acquired, including the Acquisition, totaled $1,450.9 million, capital spending was $16.9 million and other investing cash flows provided were $0.7 million. During the year ended December 31, 1997, acquisitions of bowling centers totaled $214.8 million, capital spending was $56.7 million, investments in and advances to the Hong Leong Joint Venture and Playcenter Joint Venture totaled $21.3 million, and other cash flows provided by investing activities were $4.2 million attributable to proceeds from the sale of property. See "Note 15. Acquisitions" in the Notes to Consolidated Financial Statements and "-- Capital Expenditures".

     Net cash provided by financing activities was $1,438.3 million for the period ended December 31, 1996 compared with net cash provided of $235.7 million for the year ended December 31, 1997. During the period ended December 31, 1996, the Company had borrowings, net of deferred financing costs, of $1,059.3 million from debt incurred to finance the Acquisition and from the Acquisition Facility, and made payments of $38.9 million on this debt. Additionally, a total of $420.8 million was received as capital contributions by the institutional stockholders of AMF Bowling and certain of its officers and directors. Of the total capital contributed, $380.8 million was for the initial capitalization of the Company and the Acquisition, and $40.0 million was received as additional capital contributions in connection with the acquisition of centers from Charan Industries, Inc. ("Charan"). During 1997, funds were used primarily for the payment of long-term debt totaling $304.6 million, $14.6 million was attributable to the premium paid in connection with the redemption of a portion of the Subsidiary Senior Subordinated Discount Notes discussed above, $0.7 million was attributable to payments on non-compete obligations and $0.5 million was used for the repurchase of an officer's shares in connection with the termination of his employment with the Company. Funds were provided in 1997 by borrowings of long-term debt totaling $240.4 million, $36.6 million of additional capital contributions used in part to fund acquisitions and for other corporate purposes, and $279.1 million of net proceeds from the Initial Public Offering. See "Note 12. Stockholders' Equity" and "Note 13. Employee Benefit Plans" in the Notes to Consolidated Financial Statements.

     As a result of the aforementioned, cash increased by $43.6 million for the period ended December 31, 1996 compared to a decrease of $7.8 million for the year ended December 31, 1997.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following discussion compares AMF Bowling's results for the period ended December 31, 1996, with the Predecessor Company's results for the year ended December 31, 1995, on a historical basis.

     Net cash flows from operating activities decreased $51.0 million from $124.8 million for the year ended December 31, 1995 to $73.8 million for the period ended December 31, 1996. This decrease was primarily due to the decrease in net income from $96.8 million for the year ended December 31, 1995 to a net loss of $(19.5) million for the period ended December 31, 1996 and higher depreciation, amortization and interest expenses as a result of the Acquisition.

     Net cash flows used in investing activities were $28.3 million for the year ended December 31, 1995 compared with net cash flows used of $1,467.1 million for the period ended December 31, 1996. The change was due primarily to the Acquisition. During the year ended December 31, 1995, capital spending was $30.0 million and other investing cash flows provided were $1.7 million. During the period ended December 31, 1996, acquisitions of operating units, net of cash acquired, including the Acquisition, totaled $1,450.9 million, capital spending was $16.9 million, and other cash flows provided by investing activities were $0.7 million.

     Net cash used for financing activities was $94.7 million for the year ended December 31, 1995 compared with net cash provided of $1,438.3 million for the period ended December 31, 1996. This change primarily resulted from the issuance of debt and capital contributions related to the Acquisition. During 1995, the Predecessor Company made distributions to its owners of $71.9 million, net payments on notes payable to its owners of $3.8 million, net payments on credit note agreements and long-term debt of $21.3 million and a payment for redemption of stock of $4.0 million. Additionally, cash of $8.3 million was received as capital contributions by stockholders of the Predecessor Company.

     During the period ended December 31, 1996, the Company had borrowings, net of deferred financing costs, of $1,059.3 million from debt incurred to finance the Acquisition and from the Acquisition Facility, and made payments of $38.9 million on this debt. Additionally, a total of $420.8 million was received as capital contributions by the institutional stockholders of AMF Bowling and certain of its officers and directors. Of the total capital contributed, $380.8 million was for the initial capitalization of the Company and the Acquisition, and $40.0 million was received as additional capital contributions in connection with the acquisition of centers from Charan. See "Business -- General".

     As a result of the aforementioned, cash increased by $1.6 million for the year ended December 31, 1995 compared with an increase of $43.6 million for the period ended December 31, 1996.

CAPITAL RESOURCES

     The Company's total indebtedness increased substantially as a result of the Acquisition and the Company's ongoing bowling center acquisition program. At June 30, 1998, the Company's debt structure consisted of $563.5 million of senior debt, $250.0 million of Subsidiary Senior Subordinated Notes, $200.8 million of Subsidiary Senior Subordinated Discount Notes, and $286.8 million of Debentures. The Company's senior debt consisted of $433.5 million of term loans, $128.0 million of revolving credit advances under the Bank Facility and $2.0 million represented by one mortgage note. At June 30, 1998, the Company was capitalized with equity of $616.5 million.

     The Company has the ability to borrow for general corporate purposes and for acquisitions pursuant to the $355.0 million Bank Facility, subject to certain conditions. Between December 31, 1997 and June 30, 1998, additional borrowings under the Bank Facility totaled $204.5 million and were used to fund the acquisitions of centers and increases in working capital and for general corporate purposes.

     On May 12, 1998, AMF Bowling completed the Private Placement of the Debentures to the Initial Purchasers for net proceeds of $275.6 million. The Company used $249.6 million of net proceeds of the Private Placement to repay amounts outstanding under the Bank Facility. As of June 30, 1998, $128.0 million was outstanding and $227.0 was available for borrowing under the Bank Facility.

     In September 1997, certain stockholders of AMF Bowling purchased an aggregate of 1,780,000 shares of Common Stock for $20.00 per share. The aggregate $35.6 million capital contribution was used to fund acquisitions.

     In November 1997, AMF Bowling issued 15,525,000 shares of Common Stock at $19.50 per share pursuant to the Initial Public Offering. The net proceeds of the Initial Public Offering were approximately $279.1 million, after deducting the underwriting discount and expenses payable by AMF Bowling, and were used to repay $150.8 million of indebtedness under the Credit Agreement and to redeem $118.9 million in principal of the Subsidiary Senior Subordinated Discount Notes. See "Note 9. Long-Term Debt" and "Note 12. Stockholders' Equity" in the Notes to Consolidated Financial Statements.

     The Company has funded its cash needs through the Bank Facility as well as cash flow from operations and existing cash balances. A substantial portion of the Company's available cash will be applied to service outstanding indebtedness. For the six months ended June 30, 1998, the Company incurred cash interest expense of $38.5 million, representing 54.5% of EBITDA for the six months. For the six months ended June 30, 1997, the Company incurred cash interest expense of $39.8 million, representing 46.4% of EBITDA for the six months. For the year ended December 31, 1997, the Company incurred cash interest expense of $83.0 million, representing 44.8% of EBITDA of $185.4 million for the year. For the period from the inception date of January 12, 1996 through December 31, 1996, the Company incurred cash interest expense of $53.0 million, representing 55.5% of EBITDA of $95.5 million for the period. The Company finances its ongoing acquisition program with borrowings under the Bank Facility, with cash generated by operations and with various other financing sources, which may include additional incurrences of debt by AMF Bowling and/or Bowling Worldwide and issuances of equity of AMF Bowling. However, the Credit Agreement and the Subsidiary Indentures restrict the Company's ability to incur indebtedness and make certain investments and, as a result, may limit the number of centers acquired by the Company. At the present time, the restrictive covenants in the Subsidiary Indentures would prohibit Bowling Worldwide from incurring additional indebtedness other than borrowings under the Credit Agreement. The Company's management believes that the amount available under the Bank Facility will be adequate to fund the Company's ongoing acquisition program at its current rate for at least 12 months following the date of the Private Placement. The Company reviews the options available to it for ongoing financing of such acquisition program on a continuing basis.

     The Subsidiary Indentures and the Credit Agreement contain financial and operating covenants and significant restrictions on the ability of the Company to pay dividends, incur indebtedness, make investments and take certain other corporate actions. See "Note 9. Long-Term Debt" in the Notes to Consolidated Financial Statements.

     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, including the conditions of the debt and equity markets.

     On November 3, 1997, the Company entered into the Third Amended and Restated Credit Agreement, under which the previously existing Acquisition Facility and a portion of the term facilities under the Credit Agreement were converted into a non-amortizing revolving Bank Facility, the aggregate size of which was increased to $355.0 million, and a portion of such revolving credit indebtedness was repaid with proceeds of the Initial Public Offering. See "Risk Factors -- Ability to Implement Growth Strategies".

CAPITAL EXPENDITURES

     For the six months ended June 30, 1998, the Company's capital expenditures were $27.7 million compared to $25.6 million for the six months ended June 30, 1997, an increase of $2.1 million. Bowling Centers maintenance and modernization expenditures increased $3.3 million attributable to the higher number of the Company's centers as a result of the Company's acquisition program, Bowling Products expenditures increased $3.6 million as a result of expenditures on production equipment for certain new products and equipment for international sales offices, and other expenditures increased $2.4 million. Expenditures on company-wide information systems decreased $3.1 million. Expenditures for the construction of the Chelsea Piers center totaled $4.1 million in 1997.

     For the year ended December 31, 1997, the Company's actual capital expenditures were $56.7 million (excluding acquisitions) compared with $23.8 million for the year ended December 31, 1996, on a pro forma basis (capital expenditures of the acquired business from January 1, 1996 through December 31, 1996.) The increase was primarily due to an ongoing modernization program in Bowling Centers, a new point-of-sale information system in U.S. Bowling Centers, new Company-wide information systems, and construction of the new 40 lane, state-of-the-art bowling and family entertainment center at Chelsea Piers in New York City.

     For the year ended December 31, 1996, the Company's capital expenditures were $23.8 million. For the year ended December 31, 1995, the Company's capital expenditures were $30.0 million, including $9.7 million for the construction of three new centers. The 1996 expenditures level was lower than the 1995 level in part because in 1995 three new bowling centers were constructed.

     The Company conducts an ongoing modernization and maintenance program that results in its centers having upgraded physical plants and generally attractive appearances. Management believes that its historical spending level of approximately 3.7% of Bowling Centers revenue is adequate to cover all modernization and maintenance capital expenditures. Management estimates that approximately 2.0% of Bowling Centers revenue is required for nondiscretionary capital expenditures.

     Bowling Products has relatively modest capital investment requirements, and the Company has followed a relatively conservative approach to capital investment. Maintenance and replacement investments have been made when clearly needed, but as close to the end of the useful lives of assets as possible. Investment in new product development has received the highest investment priority and has focused on projects with projected payback periods of one to three years.

     The Company has the opportunity to acquire and build additional bowling centers, both in the U.S. and internationally. The Company is prepared to acquire or build additional bowling centers as opportunities arise and is engaged in ongoing evaluations of and discussions with third parties regarding possible acquisitions. While the Company will continue its acquisition and consolidation program, the number of centers acquired will be reduced over the next 12 months as the Company will become more selective in its acquisitions in response to lower EBITDA of Bowling Products and the demands of integration of newly acquired centers. Management plans to acquire centers with funding provided under the Credit Agreement to the extent available, as well as additional incurrences of indebtedness. Under the Bank Facility, as of July 31, 1998, the Company had the ability to borrow up to an additional $207.0 million for acquisitions or to finance new center construction, subject to certain conditions. Management's plans to expand the Bowling Centers operations are subject to the continuation of favorable economic and financial conditions, which are generally not within the Company's control.

     As of July 31, 1998, the Company has entered into purchase agreements to acquire ten centers from unrelated sellers. The Company has committed to build a bowling center in Chicago's Marina City Development and to build the Michael Jordan Golf Center in Charlotte, North Carolina, each in October 1998.

     The Company has funded its capital expenditures from cash generated by operations and, with respect to the construction and acquisition of new centers, internally generated cash, the Bank Facility, and issuances of common equity. See "Note 15. Acquisitions" in the Notes to Consolidated Financial Statements, "-- Liquidity" and " -- Capital Resources".

SEASONALITY AND MARKET DEVELOPMENT CYCLES

     The U.S. bowling center operations are seasonal. The following table sets forth AMF's U.S. constant centers revenue for the last four quarters:

                                         QUARTER ENDING (DOLLARS IN MILLIONS)
                        -----------------------------------------------------------------------
                        MARCH 31, 1997   JUNE 30, 1997   SEPTEMBER 30, 1997   DECEMBER 31, 1997
                        --------------   -------------   ------------------   -----------------
Total Revenue.........      $58.1            $41.1             $38.4                $50.6
% of Total............       30.9%            21.8%             20.4%                26.9%

     On a consolidated basis, revenue and EBITDA of the Company's businesses are neither highly seasonal nor highly cyclical. The geographic diversity of the Company's bowling centers, which operate across different regions of the U.S. and across eleven other countries, has provided stability to the Company's annual cash flows. Although financial performance of Bowling Centers operations is seasonal in nature in many countries, with cash flows typically peaking in the winter months and reaching their lows in the summer months, the geographic diversity of the Company's bowling centers has helped reduce this seasonality as bowling centers in certain countries in which AMF operates exhibit different seasonal sales patterns. As a result of the growing number of U.S. centers attributable to the Company's acquisition program, however, the seasonality described above may be accentuated. In Australia, where AMF has its largest number of international centers, the reversal of seasons relative to the U.S. helps mitigate the seasonality in worldwide operations. AMF's cash flows are further stabilized by the location of many centers in regions where the climates have high average temperatures and high humidity. In the U.S., during the summer months when league bowling is generally less active, bowling centers in the southern U.S. continue to show strong performance. Similarly, in regions with warm summer climates such as Hong Kong and Mexico, where bowling in air-conditioned centers may be more attractive than outdoor activities, bowling centers show strong performance. See "Note 17. Business Segments" in the Notes to Consolidated Financial Statements.

     Modernization and Consumer Products sales display seasonality. The U.S. market, which is the largest market for Modernization and Consumer Products, is driven by the beginning of league play in the fall of each year. Operators typically sign purchase orders, particularly for replacement equipment, during the first four months of the year, after they receive winter league revenue indications. Equipment is shipped and installed during the summer months, when leagues are generally less active. Sales of modernization equipment, such as automatic scoring and synthetic lane overlays, are less predictable and fluctuate more than the replacement equipment because of the four to ten year life cycles of these major products.

     The NCP category of bowling products experiences significant fluctuations due to changes in demand for NCPs as certain markets experience high growth followed by market maturity, at which time sales to that market decline, sometimes rapidly. Market cycles for individual countries have, in the past, spanned several years, with periods of high demand for several markets (e.g., South Korea and Taiwan) which, in the Company's experience, last five years or more. Current economic difficulties in certain markets of the Asia Pacific region have resulted in the reduction in the order rate, level of shipments and backlog for NCPs. See "-- Backlog; Recent NCP Sales".

INTERNATIONAL OPERATIONS

     The Company's international operations are subject to the usual risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive laws and actions by foreign governments (such as restrictions on transfer of funds, import and export duties and quotas, foreign customs, tariffs and value added taxes and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, international investment and loans, and foreign tax laws.

     AMF has a history of operating in a number of international markets, in some cases, for over thirty years. As in the case of other U.S.-based manufacturers with export sales, local currency devaluation increases the cost of the Company's bowling equipment in that market. As a result, a strengthening U.S. dollar exchange rate may adversely impact sales volume and profit margins during such periods.

     Current economic difficulties in certain markets of the Asia Pacific region have resulted in a reduction in the level of shipments for NCPs. Management believes that many Asia Pacific customers are delaying purchases of NCP and Modernization equipment as they await the return of economic stability to their regions. Contributing to such delays is the continuing limited availability of financing for Asia Pacific customers to construct new centers and purchase AMF bowling equipment. As of June 30, 1998, the NCP backlog was 1,615 units, which represents a reduction of 28.4% compared to a backlog of 2,255 units as of June 30, 1997, and a reduction of 6.4% compared to a backlog of 1,725 units as of December 31, 1997. See "-- Backlog; Recent NCP Sales".

     NCP unit sales to China, Japan and other Asia Pacific markets represented 51.5% for the six months ended June 30, 1998 compared to 72.7% for the year ended December 31, 1997. NCP unit backlog related to China, Japan and other Asia Pacific markets represented 63.4% of total NCP unit backlog at June 30, 1998 compared to 70.4% at December 31, 1997.

     Foreign currency exchange rates also impact the translation of operating results from international bowling centers. For the six months ended June 30, 1998, revenue and EBITDA of international bowling centers represented 15.5% and 20.3% of consolidated results, respectively. For the six months ended June 30, 1997, revenue and EBITDA of international bowling centers represented 16.5% and 17.6% of consolidated results, respectively. For the year ended December 31, 1997, revenue and EBITDA of international bowling centers represented 14.6% and 16.0% of consolidated results, respectively.

BACKLOG; RECENT NCP SALES

     The total backlog of NCPs was 1,615 units as of June 30, 1998, representing a reduction of 6.4% compared to 1,725 units as of December 31, 1997, and a reduction of 28.4% compared to 2,255 units as of June 30, 1997. NCP orders included in the backlog are sometimes cancelled by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of its NCP orders. NCP shipments were 1,163 units for the six months ended June 30, 1998, representing a reduction of 43.8% compared to shipments of 2,069 units for the six months ended June 30, 1997, largely attributable to the recent economic difficulties in the Asia Pacific region. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- International Operations".

     NCP sales for the year ended December 31, 1997 totaled $165.1 million, a 37.1% increase over the same period in 1996. Management believes that the significant increase was attributable to the market development and sales programs implemented in mid-1996 which were designed to increase NCP sales activity in certain markets around the world. While China currently represents the largest market for NCP sales and backlog, other markets in North and South America, Asia, Europe and the Middle East are being developed.

     The NCP backlog of approximately 1,426 units as of December 31, 1996 represented an increase of 486 units from the backlog of 940 units at December 31, 1995. This increase was primarily composed of increases in the backlogs in China, the United States and Malaysia, partially offset by decreases in the backlogs in Korea and Taiwan.

IMPACT OF INFLATION

     The Company has historically offset the impact of inflation through price increases and expense reductions. Periods of high inflation could have a material adverse impact on the Company to the extent that increased borrowing costs for floating rate debt may not be offset by increases in cash flow.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes.

     The Company currently and from time to time is subject to environmental claims. In management's opinion, the various claims in which the Company currently is involved are not likely to have a material adverse impact on its financial position or results of operations. However, it is not possible to ensure the ultimate outcome of such claims.

     The Company cannot predict with any certainty whether existing conditions or future events, such as changes in existing laws and regulations, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the Company's products, or providing its services, or otherwise adversely affect the demand for its products or services.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective for the fiscal year ended December 31, 1998, the Company is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive

Income", SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 132 "Employers' Disclosures About Pensions and Other Post-Retirement Benefits". Effective for the quarter ended June 30, 1999, the Company is required to adopt SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect that adoption of these standards will have a material impact on the Company's financial position or results of operations. See "Note 2. Significant Accounting
Policies -- Comprehensive Income" in the Notes to Condensed Consolidated Financial Statements.

YEAR 2000 ISSUE

     The Company is currently developing and installing new worldwide financial, information, retail and operational systems. Worldwide system implementation is expected to be complete by December 31, 1999. In connection with this implementation, system programs have been designed so that the year 2000 will be recognized as a valid date and will not affect the processing of date-sensitive information. As of June 30, 1998, the Company spent a total of $15.6 million on systems installation. The Company expects to spend an additional $4.6 million to complete the installation. In addition, the Company sells automatic scoring that is computerized and has developed a software program for a cost to the Company of approximately $50,000 that will address the year 2000 issue in its automatic scoring. This software will be made available to customers with service contracts at no cost and will be sold to customers without service contracts. The Company believes that the year 2000 issue is being appropriately addressed through the implementation of these new systems and software development and does not expect the year 2000 issue to have a material adverse impact on the financial position, results of operations or cash flows in future periods.

                                    BUSINESS

GENERAL

     AMF is the largest bowling company in the world. The Company owns or operates 539 bowling centers worldwide which generate over 60 million customer visits per year. AMF is the U.S. market leader with 419 bowling centers, and is also the largest operator internationally, with an additional 120 bowling centers in eleven other countries. In addition, AMF has been a leader in the bowling equipment industry for over 50 years, having revolutionized ten pin bowling with the introduction of the first automatic pinspotter in 1946. AMF is one of only two bowling equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment.

     The worldwide bowling center and bowling equipment industry generates approximately $9 billion in annual revenue and includes approximately 13,000 bowling centers in over 80 countries. The U.S. bowling center and bowling equipment industry generates in excess of $4 billion of revenue annually and includes approximately 5,900 centers. Over 100 million people participate annually in bowling worldwide, according to the FIQ, the official organization of the worldwide bowling industry. The bowling center industry in both the U.S. and abroad is highly fragmented. In the U.S., the next closest competitor to AMF's 419 centers has approximately 118 centers. The next three largest operators collectively account for only approximately 54 of the total 5,900 centers.

     AMF Bowling conducts all of its business through subsidiaries and has no operations of its own.

     An investor group led by GSCP, an affiliate of Goldman Sachs, acquired AMF in May 1996 for a total purchase price of approximately $1.37 billion. The investor group appointed a new management team that is aggressively consolidating the U.S. bowling center industry and building a nationally recognized brand of bowling-based family recreation centers. In addition, the management team seeks to capitalize on the long term demand for bowling products and centers in global markets.

     Management is utilizing the well-recognized AMF name to build the only national branded network of bowling-based family recreation centers in the U.S. through a series of initiatives. These include upgrading the physical appearance of centers, improving the food and beverage offerings, implementing a comprehensive customer appreciation and rewards system (AMF CARES!) and introducing innovative new products, such as Durabowl(TM) bumper bowling, Xtreme(TM) Bowling and the BOSS NT automatic scoring and operating control system. Since May 1996, AMF's management team has grown the number of AMF's U.S. centers from 207 to 419 (as of July 31, 1998), an increase of approximately 102%, almost exclusively through acquisitions.

     AMF participates in the international demand for bowling products through direct sales of equipment and the building of new bowling centers abroad. AMF's NCPs include all of the equipment necessary to outfit one new bowling lane. Over 85% of the Company's NCP backlog is to international markets. Although current economic difficulties in certain markets of the Asia Pacific region have resulted in the reduction in the order rate, level of shipments and backlog for NCPs, AMF's ongoing strategy is to continue capitalizing on the global demand for bowling products and centers in global markets. AMF also seeks to accelerate the development of bowling in key potential markets. To this end, during 1997, AMF entered into joint ventures that opened bowling centers equipped with AMF bowling products in China, Brazil and Argentina.

INDUSTRY OVERVIEW

  BOWLING CENTERS

     Bowlers represent a broad cross-section of the population. Several key reasons for bowling's popularity in the U.S. and abroad are that it is (i) an indoor, all-weather sport with year-round appeal, (ii) a lifetime sport suitable for all age groups, and (iii) low in cost relative to other forms of entertainment, requiring minimal expenditure on equipment to participate. Approximately 50% of U.S. bowling revenue is derived from league bowlers, who register in leagues and commit to participate on a scheduled basis generally once a week for a period of up to 40 weeks. Management believes that outside the U.S., league revenue generally comprises a smaller percentage of bowling revenue.

     The U.S. bowling center industry is highly fragmented, and consists of two relatively large bowling center operators, AMF (which had 419 U.S. centers as of July 31, 1998) and Brunswick (which has approximately 118 U.S. centers), three medium-sized chains, which together account for 54 bowling centers, and approximately 5,300 bowling centers owned by single-center and small-chain operators, which typically own four or fewer centers. The top five operators (including AMF) account for 10.1% of the total number of U.S. bowling centers.

     The international bowling center industry is also highly fragmented. There are typically few chain operators in any one country and a large number of single-center operators. AMF generally enjoys a relative size advantage (i.e., a larger number of lanes per center).

     In the United States, the operation of bowling centers is a mature industry characterized by slightly decreasing lineage (games per lane per day) offset by increasing average price per game and revenue from food and beverage and other ancillary sources. Management believes that AMF's U.S. lineage has remained relatively stable in recent years due to AMF's ability to better maintain existing league bowlers and attract new recreational bowlers.

                        U.S. BOWLING CENTER INDUSTRY(a)

                                                              NUMBER OF
OPERATOR                                                      LOCATIONS    % OF TOTAL
--------                                                      ---------    ----------
AMF.........................................................      419          7.2%
Brunswick...................................................      118          2.0
Bowl America................................................       23          0.4
Mark Voight.................................................       16          0.3
Bowl New England............................................       15          0.2
                                                                -----        -----
  Subtotal..................................................      591         10.1
Single-center and small-chain operators.....................    5,262         89.9
                                                                -----        -----
          Total.............................................    5,853        100.0%
                                                                =====        =====

---------------
(a) AMF estimate at July 31, 1998.

  BOWLING PRODUCTS

     The Bowling Products business consists of two categories: (i) NCPs (all of the equipment necessary to outfit a new bowling center or expand an existing bowling center); and (ii) Modernization and Consumer Products (which includes modernization equipment which upgrades an existing center, spare parts, supplies and consumable products necessary to maintain operations of an existing center). AMF and Brunswick are the only bowling center equipment manufacturers that compete on a global basis. Management believes that AMF's bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment. Other competitors are typically smaller companies that tend to offer a narrower range of products and are often regionally focused. See "-- AMF Bowling Products -- Competition".

     NCP sales generally follow the trends in the growth of bowling. As bowling is introduced and becomes popular in new markets, the economics of constructing and operating bowling centers become attractive to local market developers and entrepreneurs. Consequently, they build new bowling centers, which need to be outfitted with equipment, driving demand for NCPs. For at least the last 15 years, the majority of NCP sales have been to international markets. In recent years, this international trend has been fueled by the growth of bowling in several countries, particularly China and Taiwan. Current economic difficulties in certain markets of the Asia Pacific region have adversely affected NCP order rate, level of shipments and backlog. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Sales of Modernization and Consumer Products to bowling center operators who manage the growing installed base of bowling equipment provide a stable base of recurring revenue. These products include modernization equipment, both proprietary and standard spare parts for existing equipment and other products including pins, shoes and supplies. Some of these products, such as bowling pins, should be replaced on approximately an annual basis to maintain a center, while certain less frequent investments in other equipment are necessary to modernize a center and are often required to maintain a customer base.

     In the U.S. and Korea, which are mature bowling markets, the population per lane in 1996 was approximately 2,000 and 3,600, respectively. (These figures are calculated by dividing total population by number of lanes: total population is obtained from the Population Reference Bureau; lane numbers are estimates received from AMF regional sales representatives.) Since 1996, however, the number of lanes in Korea has decreased and is expected to continue to decrease, thereby adversely affecting the population per lane statistics. In developing markets, the population per lane is significantly higher, suggesting the opportunity for additional growth, although there can be no assurance that these markets will develop to the same extent as the U.S. or Korea. Only a small number of markets have achieved the level of development reached by the U.S. and Korea.

BUSINESS STRATEGY

     AMF believes that its future growth will depend on the continued success of its strategy to consolidate the U.S. bowling center industry, to build a nationally recognized AMF brand of bowling-based family recreation centers and to capitalize on the demand for bowling products and centers in certain international markets. The key elements of the strategy are:

  CONSOLIDATE THE FRAGMENTED U.S. BOWLING CENTER INDUSTRY

     In addition to the 251 centers that AMF has acquired since May 1996, the Company's acquisition team has identified approximately 2,000 potential center acquisition candidates in the United States. The Company employs a regional clustering strategy for its U.S. centers and focuses on acquiring centers that either fit into existing geographic clusters or could become the base for forming new clusters. Management believes that none of the Company's competitors in the U.S. bowling industry is pursuing such an active acquisition strategy.

  IMPROVE ACQUIRED CENTERS' PROFITABILITY

     The Company believes that its EBITDA margins are among the highest of operators of U.S. bowling center chains. This belief is based on publicly available information and on the Company's knowledge of the industry, due to the Company's experience in operating the largest U.S. bowling center chain, in participating in various industry trade associations and in evaluating many U.S. bowling centers and chains for possible acquisition. Following an acquisition, management acts to increase profitability by cutting costs and introducing programs to increase revenue. Specifically, the Company improves marketing programs, reduces overhead, optimizes staffing, implements improved financial controls, centralizes management and maintenance of equipment, and centralizes purchasing. The Company often makes immediate capital and other improvements to upgrade the centers it acquires which improvements are designed to generate increased revenue and to further AMF's goal of creating a nationally recognized brand of bowling-based family recreation centers.

  BUILD A NATIONALLY RECOGNIZED BRAND OF BOWLING-BASED FAMILY RECREATION CENTERS

     The Company is developing a nationally recognized brand of bowling-based family recreation centers. These centers generally will offer state-of-the-art bowling equipment including many of the products manufactured by AMF's Bowling Products business, such as the Xtreme(TM) package for glow-in-the-dark bowling, the AMF 8800 Gold pinspotter, high scoring HPL synthetic lanes, the BOSS NT automatic scoring and operating control system with animated computer graphics, the Options furniture package for concourse and settee areas, and Durabowl(TM) bumpers that enable young bowlers to knock down pins.

     In 1997, the Company launched AMF CARES!, a comprehensive customer appreciation and rewards system, designed to deliver a consistent quality, fun recreational experience to customers of AMF centers throughout the United States. This start-up program concentrates on customer-focused operating standards, employee awards and recognition, loyalty-driven marketing programs, enhanced food and beverage operations and stronger brand identity with new signage and employee uniforms.

  BUILD NEW CENTERS

     The Company has built new bowling centers in attractive markets to enhance its Bowling Centers business and also to serve as a showcase for the products manufactured by its Bowling Products business. These centers utilize state-of-the-art equipment and present bowling as part of a family entertainment experience and are an integral part of AMF's efforts to build a nationally branded network of bowling-based family recreation centers. For instance, in August 1997, the Company opened a new 40-lane bowling center at Chelsea Piers in New York, the first new bowling center in Manhattan in 30 years. The Company is scheduled to open a new center in the Marina City Development in Chicago during October 1998.

  IMPROVE FOOD AND BEVERAGE REVENUE

     The Company estimates that it has over 60 million customer visits per year in its bowling centers. The Company is expanding and improving the food and beverage product offerings at many of its centers to take better advantage of its significant customer traffic. AMF also capitalizes on purchasing economies of scale. The Company is one of the nation's leading on-premise accounts for both Anheuser Busch Companies, Inc. and The Coca-Cola Company.

  CAPITALIZE ON GLOBAL DEMAND FOR BOWLING PRODUCTS

     Management believes that AMF's well-established global brand name, the quality of its products, its comprehensive service and strong direct sales force and distribution network enable it to take advantage of NCP demand worldwide. The Company is focused on sales of NCPs (which comprised approximately 55% of AMF's Bowling Products sales in 1997) into selected countries with demonstrated strong demand for bowling products. AMF will continue to acquire and to build international bowling centers on a selective basis, either to enhance the growth of bowling in countries which present attractive opportunities for the sale of bowling products or to enhance AMF's competitive position in a particular country's bowling center industry.

  ACCELERATE THE DEVELOPMENT OF BOWLING IN SELECTED INTERNATIONAL MARKETS

     In addition to the international markets that currently have a high demand for bowling products, management believes that selected international markets, such as India, Poland and Brazil, which are in the early development stage, have the potential for high growth. There can be no assurance that early stage markets will develop to the same extent as the United States, the Company's most mature market, as only a small number of markets have achieved such level of development. AMF seeks to accelerate the industry's growth in early stage markets by building showcase centers and conducting promotional programs. As bowling becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs.

  PROVIDE INNOVATIVE AND QUALITY PRODUCTS

     AMF expects to continue to maintain its leadership position in manufacturing by setting industry standards for quality and innovation. Management believes that AMF has the fastest pinspotters, the highest scoring lanes and the most durable pins. Since the development of the first automatic pinspotter over 50 years ago, AMF has been an innovator in the advancement of such products as Durabowl(TM) bumpers, Xtreme(TM) Bowling and the BOSS NT automatic scoring and control operating system. AMF positions its products as high quality and technologically advanced. Management believes that AMF uses its position as an integrated bowling center operator and bowling products manufacturer to AMF's advantage in testing and developing product innovations.

  INCREASE MODERNIZATION AND CONSUMER PRODUCT SALES

     Management expects AMF to benefit as the worldwide base of bowling centers grows due to the increased popularity of bowling. AMF's brand name, the large installed base of AMF bowling equipment, AMF's established direct sales force and distribution network and its quality products position AMF to increase sales of Modernization and Consumer Products. These products, which include modernization equipment, supplies, spare parts and consumable products, comprised approximately 45% of AMF's Bowling Products sales in 1997. Furthermore, when AMF acquires or constructs a center and installs state-of-the-art equipment in that center, management believes that competing centers may purchase Modernization and Consumer Products, often from AMF, to remain viable competitors to the AMF center.

AMF BOWLING CENTERS

     In the United States, AMF is the largest operator of bowling centers, with (as of July 31, 1998) 419 bowling centers in 40 states and Puerto Rico. Outside the United States, AMF is also the largest operator of bowling centers, with (as of July 31, 1998) 120 bowling centers in eleven countries: Australia (43), the United Kingdom (37), Mexico (9), Japan (4), China (including Hong Kong) (7), Argentina (2), Brazil (11), France (3), Spain (2), Switzerland (1), and Canada
(1). Of the U.S. centers, 207 were acquired as part of the Acquisition (eleven of which were subsequently closed), 222 were acquired thereafter and one was constructed. Of the international centers, 78 were acquired as part of the Acquisition, 29 were acquired thereafter, including 22 in the United Kingdom and seven in Australia, and one was closed in Japan. The foregoing numbers include one center in China and two centers in Argentina and 11 centers in Brazil which are operated as part of Hong Leong Joint Venture and Playcenter Joint Venture, respectively.

     The Company's number of U.S. centers, regional clustering for U.S. centers (59 clusters) and average size (an average of 38 lanes per U.S. center versus an industry average of 21 lanes per U.S. center) provide both additional revenue opportunities and economies of scale. These revenue opportunities include (i) scheduling flexibility, which improves lane utilization, (ii) the ability to support an expanded food and beverage operation and (iii) more concourse space for food and beverage offerings, amusement games, billiards and pro shops. Cost savings resulting from the economies of scale include (a) the ability to distribute operating and corporate overhead costs (including marketing and advertising costs) over a larger revenue base and (b) attractive terms from certain of the Company's suppliers.

     Internationally, AMF's centers also are, on average, larger than those of its competitors. As with its U.S. operations, the number of centers, geographic clustering and size result in additional revenue opportunities and economies of scale.

     The geographic diversity of AMF's Bowling Centers operations across different regions of the U.S. and across eleven other countries has historically provided stability to AMF's annual cash flows. See "Risk Factors -- Seasonality and Market Development Cycles" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Market Development Cycles".

     The Company has an ongoing modernization program that results in its bowling centers having more upgraded physical plants and attractive appearances than those of other operators. Management believes that its historical spending level of approximately 3.7% of Bowling Centers revenue is adequate to cover routine capital expenditures. Management estimates that only 2% of Bowling Centers revenue is required for nondiscretionary capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures".

     The Bowling Centers business derives its revenue and profits from three principal sources: (i) bowling, (ii) food and beverage and (iii) other sources, such as shoe rental, amusement games, billiards and pro shops. In 1997, bowling, food and beverage and other revenue represented 60.6%, 25.4% and 14.0% of total Bowling Centers revenue, respectively.

     Bowling revenue, the largest portion of a bowling center's revenue and profitability, is derived from league, tournament and recreational play. Food and beverage sales occur primarily through snack bars that offer snack foods, soft drinks and, at many centers, alcoholic beverages. AMF has acquired several centers with large sports bars that provide a large portion of such centers' revenue. Other revenue is derived from shoe rental and the operation of amusement games, billiards and pro shops. The shoe rental business is driven primarily by recreational bowlers who usually do not own a pair of bowling shoes. Recreational bowlers and non-bowling customers are also the primary users of amusement games and billiards tables.

  RECENT ACQUISITIONS AND JOINT VENTURES

     In 1996, AMF acquired 57 bowling centers from five unrelated sellers. The combined purchase price, net of cash acquired, was approximately $108.0 million, and was funded with approximately $40.0 million from the sale of equity by AMF to its institutional stockholders and one of its directors and approximately $68.0 million from available borrowings under the Acquisition Facility under the Credit Agreement in effect from the closing of the Acquisition prior to the third amendment and restatement of the Credit Agreement.

     In 1997, the Company acquired 122 bowling centers from a number of unrelated sellers. The 1997 acquisitions included seven centers in the United Kingdom and two centers in Australia. The combined purchase price for the 1997 acquisitions, net of cash acquired, was approximately $232.7 million (including amounts paid in 1998 for certain bowling centers included in the 1997 total), and was funded with borrowings under the Acquisition Facility and the Bank Facility under the Credit Agreement, from the sale of equity by AMF Bowling to its institutional stockholders and a portion of the proceeds of the Initial Public Offering.

     From January 1, 1998 through July 31, 1998, the Company acquired 52 centers in the U.S., including 15 bowling centers in the U.S. from Active West, 15 centers in the United Kingdom and five centers in Australia from unrelated sellers. The aggregate purchase price for these acquisitions was approximately $142.6 million, including $122.0 million funded with borrowings under the Bank Facility and, with respect to the Active West acquisition, the issuance of 50,000 shares of Common Stock.

     In April 1997, the Company entered into a joint venture with Hong Leong Corporation Limited, a Singapore-based conglomerate ("Hong Leong"), to build and operate bowling centers in the Asia Pacific region. The joint venture ("Hong Leong Joint Venture") is owned 50% by the Company and 50% by Hong Leong. The Hong Leong Joint Venture opened its first bowling center during November 1997 in Tianjin, China. Due to the recent economic difficulties in the Asia Pacific region, future development of bowling centers in that region through the Hong Leong Joint Venture is likely to be deferred.

     In August 1997, the Company entered into a joint venture with Playcenter S.A., a Sao Paulo-based amusement and entertainment company ("Playcenter") to build and operate bowling centers in Brazil and Argentina. The joint venture ("Playcenter Joint Venture") is owned 50% by the Company and 50% by Playcenter. As of December 31, 1997, the Playcenter Joint Venture operated eleven centers in Brazil and two centers in Argentina. Additional sites for the Playcenter Joint Venture will be evaluated from time to time.

     On October 20, 1997, the Company acquired Michael Jordan Golf Company, Inc., a company formed to build and operate golf practice ranges in the U.S. ("Michael Jordan Golf Company"). Michael Jordan Golf Company currently operates one golf practice range. The Company agreed to build or acquire two additional golf practice ranges by the end of 1999. In this regard, the Company has committed to build the Michael Jordan Golf Center in Charlotte, North Carolina in October 1998.

  COMPETITION (BOWLING CENTERS)

     Bowling, both as a competitive sport and a recreational activity, faces competition from numerous alternative activities. The ongoing success of the Company's Bowling Centers operations is subject to the level of interest in bowling, the availability and relative cost of other sport, recreational and entertainment alternatives, the amount of leisure time enjoyed by potential players, as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue to be popular or that the Company will continue to compete effectively in the industry. See "Risk Factors -- Bowling Industry Characteristics" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Performance by Business
Segment -- Bowling Centers".

     The Company's centers also compete with other bowling centers. See
"-- Industry Overview". The Company competes primarily through the quality, appearance and location of its facilities and through the range of amenities and service level offered.

  FACILITIES (BOWLING CENTERS)

     As of July 31, 1998, AMF operated 419 centers and related facilities in the United States and 120 centers in eleven other countries. A regional list of these facilities is set forth below:

                                 U.S. CENTERS*

                                    NUMBER OF      NUMBER OF
             REGION                 CLUSTERS       LOCATIONS    OWNED    LEASED
             ------               -------------    ---------    -----    ------
Texas...........................        5              38         32        6
Baltimore/Washington............        5              36         19       17
Northeast.......................        5              38         24       14
New Jersey/Long Island..........        4              26         14       12
Mid-Atlantic....................        6              42         30       12
Southern........................       12              60         43       17
Great Lakes.....................        5              46         34       12
Midwest.........................        7              48         33       15
Northwest.......................        5              39         13       26
Pacific.........................        5              44         23       21
                                       --             ---        ---      ---
          Total.................       59             417        265      152
                                       ==             ===        ===      ===

---------------
* AMF operates two centers for an unrelated party. These centers are neither owned nor leased by AMF and, therefore, are not included in the foregoing table. In addition, the Company operates a golf practice range in Aurora, Illinois.

                             INTERNATIONAL CENTERS*

                                                 NUMBER OF
                    COUNTRY                      LOCATIONS    OWNED    LEASED
                    -------                      ---------    -----    ------
Australia......................................      43        23        20
United Kingdom.................................      37        16        21
Mexico.........................................       9         5         4
China, including Hong Kong.....................       6         0         6
Japan..........................................       4         0         4
France.........................................       3         0         3
Spain..........................................       2         0         2
Switzerland....................................       1         0         1
Canada.........................................       1         1         0
                                                    ---        --        --
          Total................................     106        45        61
                                                    ===        ==        ==

---------------
* The table excludes one bowling center operated by the Hong Leong Joint Venture and thirteen bowling centers operated by the Playcenter Joint Venture. See "Business -- General".

     AMF's leases are subject to periodic renewal. Sixty of the U.S. centers have leases which expire during the next three years. Forty-one of such leases have renewal options. Twenty-two of the international centers have leases which expire during the next three years. Six of such leases have renewal options. AMF generally does not have difficulty renewing leases.

  EMPLOYEES (BOWLING CENTERS)

     As of December 31, 1997, Bowling Centers operations had approximately 18,415 full- and part-time employees worldwide. The Company believes that its relations with its Bowling Centers employees are satisfactory.

                              NUMBER OF EMPLOYEES

                                                                 NUMBER OF
                          COUNTRY                               EMPLOYEES(A)
                          -------                               ------------
United States...............................................       16,226
                                                                   ------
International:
Australia...................................................        1,202
United Kingdom..............................................          440
Mexico......................................................          240
China (including Hong Kong).................................          120
Japan.......................................................           47
France......................................................           75
Spain.......................................................           32
Switzerland.................................................            9
Canada......................................................           24
                                                                   ------
          Total International...............................        2,189
                                                                   ------
          Total Worldwide...................................       18,415
                                                                   ======

---------------
(a) Numbers vary depending on the time of year.

AMF BOWLING PRODUCTS

     AMF is one of only two bowling center equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling center equipment and has supplied or is supplying equipment to an estimated 10,000 bowling centers in over 50 countries. The Company manufactures and sells bowling center equipment, including automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, and certain spare and modernization parts, and resale products, such as bowling balls, bags, shoes and other bowlers' aids, sold primarily through pro shops.

     The bowling products business consists of two categories: (i) New Center Packages (all of the equipment necessary to outfit a new bowling center or expand an existing bowling center); and (ii) Modernization and Consumer Products (which includes modernization equipment, spare parts, supplies and consumable products).

     AMF positions its products as high quality, technologically advanced products, allowing AMF generally to command premium prices. AMF's long history of bowling equipment innovation began over 50 years ago when AMF revolutionized ten pin bowling with the introduction of the automatic pinspotter. Today, AMF manufactures 8800 Gold (the fastest pinspotter for play conducted under conditions specified by the American Bowling Congress), 8290 pinspotters and the BOSS NT automatic scoring and operating control system, and, management believes, the highest-scoring lanes and the most durable pins. The superior speed of AMF's pinspotter directly influences the amount of bowling revenue a bowling center can generate, and the reliability and ease of repair is an important marketing tool against sellers of refurbished equipment. AMF's HPL synthetic lanes, introduced in 1988, are the performance leaders. In the annual American Bowling Congress tournament, where AMF and Brunswick supply the equipment in alternating years, every major scoring record has been set on AMF's synthetic lanes. Internal tests demonstrate that AMF pins are more durable under stress conditions and are less likely to break. In general, AMF's products are developed through internal research and development efforts. AMF holds over 40 U.S. patents for its various proprietary products and technologies.

  MODERNIZATION AND CONSUMER PRODUCTS

     The potential customers for Modernization and Consumer Products include all bowling centers in operation today. The number of potential customers will continue to grow as the number of centers increases. In order for a bowling center to remain competitive and to satisfy its customers, the center operator must periodically make investments in the center's equipment. Some of these investments, such as replacing pins, must be made on approximately an annual basis. These annual investments represent relatively modest expenditures necessary to maintain the center. Other equipment, such as automatic scoring systems, replacement lanes and upgraded automated lane maintenance equipment, require less frequent but more significant investments by center operators. Management believes that many of these modernizations are necessary for a center to maintain its existing customer base.

  NEW CENTER PACKAGES

     New Center Packages include the bowling equipment necessary to outfit new or expand existing bowling centers, such as lanes, pinspotters, automatic scoring, bowler seating, ball returns, masking units and bumpers. AMF is focused on sales of NCPs into countries with demonstrated strong demand for the construction of new bowling centers. In addition, AMF believes that certain markets in Asia Pacific, Eastern Europe and South America, hold the potential for high growth over the next several years, but are currently in the early stages of the industry's development. As bowling is introduced into a market and becomes more popular, local developers and entrepreneurs typically build new bowling centers which drives demand for NCPs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales".

  BILLIARDS

     In addition to bowling equipment and supplies, AMF manufactures and sells PlayMaster billiards tables under the Renaissance and PlayMaster brand names.

  COMPETITION (BOWLING PRODUCTS)

     AMF is one of the largest manufacturers of bowling center equipment in the world. Management estimates that AMF accounts for approximately 41% of the worldwide installed base of bowling center equipment.

     AMF and Brunswick are the two largest manufacturers of bowling center equipment, and are the only full-line manufacturers of NCPs and Modernization and Consumer Products that compete on a global basis. The Company also competes with smaller, often regionally focused companies in certain product lines.

     Because of bowling equipment's relatively long useful life, used equipment can be refurbished and sold, often to builders of new centers. The Company actively purchases and resells used equipment in new, high growth markets in order to compete with refurbishers who often are U.S. based.

  PROPERTIES (BOWLING PRODUCTS)

     As of July 31, 1998, AMF owned or leased facilities at five locations in the U.S., four of which are used for its Bowling Products business and one of which is used for its billiards business. AMF also leased facilities at 29 international locations, which are used as offices or warehouses.

                                U.S. FACILITIES

                                                                         APPROXIMATE      OWNED/
LOCATION                                  PRODUCTS                      SQUARE FOOTAGE    LEASED
--------                                  --------                      --------------    ------
Richmond, VA...........  World headquarters,
                         pinspotters, automatic scoring, synthetic
                         lanes, other capital equipment,                   360,000        Owned
                         consumer products, used pinspotters                54,000        Leased
Lowville, NY...........  Pins and wood lanes                               121,000        Owned
                                                                            50,000        Owned
Golden, CO.............  Lane maintenance equipment (Century)               50,000        Leased
Bland, MO..............  Billiard tables (AMF Billiards and Games)          37,210        Owned
                                                                            33,373        Leased
                                                                            32,000        Owned
                                                                            24,000        Owned
                                                                            16,000        Owned
                                                                            11,000        Leased
Miami, FL..............  Office                                                200        Leased

                            INTERNATIONAL FACILITIES

                                                                    APPROXIMATE      OWNED/
LOCATION                                              FUNCTIONS    SQUARE FOOTAGE    LEASED
--------                                              ---------    --------------    ------
Emu Plains, Australia...............................  Office              400        Leased
                                                      Warehouse        10,100        Leased
Brussels, Belgium...................................  Office            1,000        Leased
Toronto, Canada.....................................  Office              400        Leased
                                                      Warehouse         2,100        Leased
Beijing, China......................................  Office              390        Leased
Guangzhou, China....................................  Office              380        Leased
                                                      Warehouse         1,650        Leased
Hong Kong...........................................  Office            2,500        Leased
                                                      Office            1,125        Leased
Shanghai, China.....................................  Office              400        Leased
Levallois-Perret, France............................  Office              984        Leased
                                                      Warehouse         1,470        Leased
Mainz-Kastel, Germany...............................  Office              656        Leased
                                                      Warehouse         1,650        Leased
Bangalore, India....................................  Office            1,050        Leased
New Delhi, India....................................  Office            2,000        Leased
Yokohama, Japan.....................................  Office            4,626        Leased
                                                      Warehouse         8,880        Leased
                                                      Service
                                                      Center            1,634        Leased
Seoul, South Korea..................................  Office            5,119        Leased
                                                      Warehouse         7,472        Leased
Mexico City, Mexico.................................  Office            1,300        Leased
                                                      Warehouse        11,431        Leased
Warsaw, Poland......................................  Office              209        Leased
Granna, Sweden......................................  Office            4,515        Leased
                                                      Warehouse        12,705        Leased
Hemel Hempstead, United Kingdom.....................  Office           11,500        Leased
                                                      Warehouse        11,770        Leased

  EMPLOYEES (BOWLING PRODUCTS)

     As of December 31, 1997, the Bowling Products business had approximately 1,125 full-time employees. The Company believes that its relations with its Bowling Products employees are satisfactory. Employees are divided along functional lines as shown in the table below.

                                   EMPLOYEES

SEGMENT                                                    NUMBER OF EMPLOYEES
-------                                                    -------------------
Manufacturing............................................           760
                                                                  -----
Sales
  Australia..............................................             8
  Americas...............................................            48
  Europe.................................................            89
  Asia-Pacific...........................................           123
  Japan..................................................            97
                                                                  -----
     Total Sales.........................................           365
                                                                  -----
          Total Worldwide................................         1,125
                                                                  =====

EMPLOYEES (CORPORATE)

     As of December 31, 1997, the Company had approximately 170 full-time corporate employees. The Company believes that its relations with its corporate employees are satisfactory.

LEGAL PROCEEDINGS

     The Company currently and from time to time is subject to claims and actions arising in the ordinary course of its business, including employment discrimination claims, workers' compensation claims and personal injury claims from customers of Bowling Centers. In some actions, plaintiffs request punitive or other damages that may not be covered by insurance. In management's opinion, the claims and actions in which the Company is involved will not have a material adverse impact on its financial position or results of operations. However, it is not possible to assure the outcome of such claims and actions.

REGULATORY MATTERS

     There are no unique federal or state regulations applicable to bowling center operations or equipment manufacturing. State and local governments require establishments to hold permits to sell alcoholic beverages, and, although regulations vary from state to state, once permits are issued, they generally remain in place indefinitely (except for routine renewals) without burdensome reporting or supervision other than revenue tax reports. See "Risk Factors -- International Operations".

ENVIRONMENTAL MATTERS

     AMF's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. AMF believes that its operations are in material compliance with the terms of all applicable environmental laws and regulations as currently interpreted.

     The Company currently and from time to time is subject to environmental claims. It is the opinion of management that the various asserted claims in which the Company currently is involved are not likely to have a material adverse impact on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims.

     AMF has received notices of potential liability under CERCLA or analogous state statutes at eight off-site disposal facilities. AMF believes that the entity involved was a de minimis contributor of waste at each of these sites. In addition, in connection with the Acquisition, AMF Reece Inc., which is owned by certain of the prior owners of AMF, will be required to indemnify AMF for the liability at three of these sites under an indemnity agreement which certain of the prior owners of AMF were required by such agreement to procure. AMF does not believe that CERCLA liabilities for these eight sites in the aggregate will have a material adverse effect on AMF's business or financial condition taken as a whole.

     AMF cannot predict with any certainty whether existing conditions or future events, such as changes in existing laws and regulations, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing AMF's products, or providing its services, or otherwise adversely affect the demand for its products or services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters".

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The following table sets forth information concerning the individuals who are the executive officers and directors of AMF Bowling and certain other officers of AMF:

NAME                                        AGE                        POSITION
----                                        ---                        --------
Richard A. Friedman.......................  40     Director and Chairman
Douglas J. Stanard........................  51     Director; President and Chief Executive Officer
Stephen E. Hare...........................  44     Director; Executive Vice President; Chief
                                                   Financial Officer and Treasurer
Michael P. Bardaro........................  47     Senior Vice President; Corporate Controller and
                                                     Assistant Secretary
Paul D. Barkley...........................  41     Senior Vice President, U.S. Operations of AMF
                                                     Bowling Centers
J. Simon Shearer..........................  41     Senior Vice President, U.S. Bowling Center
                                                     Services of AMF Bowling Centers
Stephen C. Mackie.........................  48     Vice President, International Operations of AMF
                                                     Bowling Centers
Steven H. Buckley.........................  48     Vice President, Food and Beverage of AMF Bowling
                                                     Centers
Lawrence C. Kind..........................  45     Senior Vice President of AMF Bowling Products
J. Randolph V. Daniel, IV.................  37     Vice President, Manufacturing of AMF Bowling
                                                     Products
Merrell C. Wreden.........................  48     Vice President, Marketing
Charles G. Moss...........................  36     Senior Vice President, U.S. Bowling Center
                                                     Development
Daniel M. McCormack.......................  52     Vice President and General Counsel
Terence M. O'Toole........................  39     Director
Peter M. Sacerdote........................  60     Director
Charles M. Diker..........................  63     Director
Paul B. Edgerley..........................  42     Director
Howard A. Lipson..........................  34     Director
Thomas R. Wall IV.........................  39     Director

DIRECTORS AND EXECUTIVE OFFICERS OF AMF BOWLING

     RICHARD A. FRIEDMAN is a Managing Director of Goldman Sachs and is the head of the Principal Investment Area. He joined Goldman Sachs in 1981. Mr. Friedman is on the Boards of Directors of Diamond Cable Communications PLC and Polo Ralph Lauren Corporation.

     DOUGLAS J. STANARD is the President and Chief Executive Officer of AMF Bowling. He has served as President of certain of the Company's predecessors and subsidiaries since 1992.

     STEPHEN E. HARE is the Executive Vice President and Chief Financial Officer of AMF Bowling and has served in that capacity for the Company's subsidiaries since he joined AMF in May 1996. Prior to joining AMF, Mr. Hare was Senior Vice President and Chief Financial Officer of James River Corporation of Virginia, beginning in 1992.

     MICHAEL P. BARDARO is a Senior Vice President, Corporate Controller and Assistant Secretary of AMF Bowling. Mr. Bardaro was the Chief Financial Officer of AMF Bowling Centers from 1994 to May 1996. He joined AMF after having been Controller at General Medical Manufacturing Co. in Richmond, Virginia between 1989 and 1994.

     TERENCE M. O'TOOLE is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1983. Mr. O'Toole serves on the Boards of Directors of Insilco Corporation, 21st Century Newspapers, Inc., Western Wireless Corporation and Amscan Holdings, Inc.

     PETER M. SACERDOTE is a limited partner in The Goldman Sachs Group. He joined Goldman Sachs in 1964 and served as a general partner from 1973 to 1990. Mr. Sacerdote is Chairman of Goldman, Sachs & Co. Principal Investment Committee. Mr. Sacerdote serves on the Boards of Directors of Franklin Resources, Inc. and QUALCOMM, Inc.

     CHARLES M. DIKER has been a non-managing principal of Weiss, Peck & Greer, an investment management firm, since 1975. He has been Chairman of the Board of Cantel Industries, Inc. since 1986. Mr. Diker also serves as a director of BeautiControl Cosmetics, International Specialty Products, Data Broadcasting and Chyron Corporation.

     PAUL B. EDGERLEY has been Managing Director of Bain Capital, Inc., an investment firm, since 1993. From 1990 to 1993 he was a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a principal of Bain Capital Partners. He serves on the Boards of Directors of Steel Dynamics, Inc., GS Industries, Inc. and Sealy Mattress Company.

     HOWARD A. LIPSON is Senior Managing Director of The Blackstone Group L.P., and has been involved in that firm's principal activities since 1988. He serves on the Boards of Directors of Allied Waste Industries, Inc., Rose Hills Holdings Corp., Prime Succession, Inc., VSI Acquisition II Corporation and Ritvik Toys, Inc.

     THOMAS R. WALL IV joined Kelso & Company, L.P. in 1983 and has served as a Managing Director since 1990. Mr. Wall is a director of CCA Holdings Corp., CCT Holdings Corp., Charter Communications Long Beach, Inc., Consolidated Vision Group, Inc., Cygnus Publishing, Inc., Hillside Broadcasting of North Carolina, Inc., IXL Holdings, Inc., Mitchell Supreme Fuel Company, Mosler Inc., Peebles, Inc., TransDigm Inc. and 21st Century Newspapers, Inc.

OTHER OFFICERS OF AMF

     PAUL D. BARKLEY was named Senior Vice President, U.S. Operations of AMF Bowling Centers in May 1998. Mr. Barkley served as Vice President of U.S. Operations since February 1997, and Vice President of Operations, Western U.S. of AMF Bowling Centers in 1996 and as a region manager in 1995. In 1993 and 1994, Mr. Barkley served as a Region Manager for Fair Lanes. Mr. Barkley has a degree in accounting from Arizona State University.

     J. SIMON SHEARER was named Senior Vice President U.S. Bowling Center Services of AMF Bowling Centers in May 1998. Mr. Shearer was Vice President Worldwide Quality at AMF Bowling Products since February 1997. Mr. Shearer has served AMF in various other capacities since 1981. Mr. Shearer attended the University of South Australia.

     STEPHEN C. MACKIE has served as Vice President, International Operations of AMF Bowling Centers since May 1996. Mr. Mackie has served AMF Bowling Centers in various other capacities since 1980.

     STEVEN H. BUCKLEY has served as Vice President, Food and Beverage of AMF Bowling Centers since February 1997. Prior to joining AMF, Mr. Buckley was a Vice President at Chock Full O' Nuts Corp. Mr. Buckley received a B.B.A. in finance from Hofstra University.

     LAWRENCE C. KIND was named Senior Vice President, Bowling Products in May 1998. Mr. Kind was Vice President of Bowling Products since February 1997. Mr. Kind had served as a Vice President and Region Manager of AMF Bowling Centers from 1993 to February 1997. Mr. Kind received a B.A. in Business from Long Island University.

     J. RANDOLPH V. DANIEL, IV was named Vice President, Manufacturing for AMF Bowling Products in May 1998. Mr. Daniel served as Vice President, New Center/Modernization Products since February 1997. Mr. Daniel served as General Manager, Capital Equipment Division from 1995 to February 1997 and as Director of Operations, Capital Equipment Division from 1993 to 1994 for AMF Bowling Products. Mr. Daniel received a B.S. and an M.B.A. from the University of Virginia.

     MERRELL C. WREDEN has served as Vice President, Marketing since October 1996. Prior to joining AMF, Mr. Wreden was Group Manager Advertising, Promotion at The Remington Arms Company, Inc. since 1993. Mr. Wreden has a B.A. from the University of Virginia.

     CHARLES G. MOSS was named Senior Vice President, U.S. Bowling Center Development in May 1998. Mr. Moss was Director of Center Development since May 1996. Mr. Moss has served AMF in various other capacities since 1991. Mr. Moss received a B.A. and an M.B.A. from the University of Virginia.

     DANIEL M. MCCORMACK has been a Vice President and General Counsel of AMF since May 1996. Prior to that time, Mr. McCormack was an attorney with CCA Industries, Inc., where he had been employed since 1990. Mr. McCormack has a B.A. and J.D. from University of Richmond.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee. The Executive Committee is required by, and its membership is determined pursuant to, the Stockholders Agreement. See "Securities Owned by Management and Certain Beneficial Owners -- Stockholders Agreement." The Audit and Compensation Committees were created in 1997 in connection with the Initial Public Offering.

     Audit Committee. The members of the Audit Committee are Howard A. Lipson (Chairman) and Paul B. Edgerley. The Audit Committee, which is composed entirely of independent directors, recommends to the Board the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company.

     Compensation Committee. The members of the Compensation Committee are Richard A. Friedman (Chairman), Charles M. Diker and Thomas R. Wall, IV. The Compensation Committee is responsible for reviewing and approving the amount and type of consideration to be paid to senior management. A subcommittee of the Compensation Committee composed of independent directors (the "Stock Option Plan Subcommittee") is authorized to grant awards under and to administer the Company's 1996 Stock Incentive Plan (the "1996 Plan") and, if adopted by shareholders at the Meeting, the 1998 Plan (as hereinafter defined).

     Executive Committee. The members of the Executive Committee are Richard A. Friedman (Chairman), Douglas J. Stanard and Terence M. O'Toole. Subject to the Stockholders Agreement, the Executive Committee may exercise all the powers and authority of the Board (subject further to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote (as hereinafter defined) and, in the case of matters requiring a prior meeting of the Board, only after such meeting has occurred. See "Certain Relationships and Related Transactions -- Stockholders Agreement".

EXECUTIVE COMPENSATION

     The following table shows for each of the three years ended December 31, 1995, 1996 and 1997, compensation paid or accrued by AMF and the Predecessor Company, as applicable, to AMF Bowling's Chief Executive Officer and its three executive officers (collectively, the "Named Executive Officers").

                          EXECUTIVE COMPENSATION TABLE

                                               ANNUAL                  LONG-TERM
                                          COMPENSATION(A)             COMPENSATION
                                         ------------------    --------------------------
                                                                    AWARDS        PAYOUTS
                                                               ----------------   -------
                                                                  SECURITIES       LTIP       ALL OTHER
                                         SALARY      BONUS     UNDERLYING STOCK   PAYOUTS    COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)      OPTIONS (#) (B)      ($)         ($)(C)
  ---------------------------     ----   -------    -------    ----------------   -------    ------------
Douglas J. Stanard..............  1997   379,167    489,584(d)      25,000             --        8,000
  President/Chief                 1996   308,333    229,167        130,000             --        7,500
  Executive Officer               1995   225,000    204,750             --             --           --
Richard A. Friedman(e)..........  1997        --         --             --             --           --
  Chairman/Former President       1996        --         --             --             --           --
  and Chief Executive Officer     1995        --         --             --             --           --
Stephen E. Hare(f)..............  1997   302,500    340,000(g)      15,000             --        8,000
  Executive Vice President,       1996   178,333    266,667(h)     105,000             --           --
  Chief Financial Officer and     1995        --         --             --             --           --
  Treasurer
Robert L. Morin.................  1997    41,668     20,000(i)          --             --      250,000(i)
  Executive Vice President/       1996   228,341     83,325        110,000        860,100(j)     7,500
  Director of Worldwide           1995   180,286     60,125             --             --           --
  Market Development
Michael P. Bardaro..............  1997   133,316    105,101         10,000             --        8,000
  Senior Vice President,          1996   120,958     40,076         25,000             --      168,338(k)
  Corporate Controller and        1995    95,833     29,958             --             --        2,327
  Assistant Secretary

---------------
(a) None of the Named Executive Officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus or other amounts properly reportable as other annual compensation.

(b) Options to purchase shares of Common Stock. The Company has not granted any stock appreciation rights or restricted stock.

(c) Unless otherwise indicated, All Other Compensation represents matching profit-sharing contributions made by the Company under its 401(k) plan.

(d) Includes a special one-time bonus of $250,000 approved by the Compensation Committee for services in connection with the Initial Public Offering.

(e) Mr. Friedman has received no compensation from the Company and ceased to hold the positions of Chief Executive Officer and President of the Company on July 31, 1997, at which time Mr. Stanard, who had been and continues to be Chief Executive Officer of AMF Bowling's principal subsidiaries, assumed the additional titles of President and Chief Executive Officer of AMF Bowling.

(f) Mr. Hare's employment with the Company began on May 28, 1996.

(g) Includes a special one-time bonus of $175,000 approved by the Compensation Committee for services in connection with the Initial Public Offering.

(h) Mr. Hare received two bonuses with respect to 1996, one for $166,667 and one for $100,000. See "Employment Agreements".

(i) Mr. Morin resigned all positions with the Company and its subsidiaries as of February 28, 1997. In connection with his resignation Mr. Morin was paid $270,000 by the Company, representing $250,000 in severance and $20,000 in bonus earned for the period from January 1, 1997 through February 28, 1997.

(j) In connection with the Acquisition, Mr. Morin received a cash payment in exchange for his 10,000 shares of phantom stock issued by a division of the Company's predecessor under a phantom stock plan.

(k) Includes a special one-time bonus in the amount of $161,338 paid in 1996 by the Company's predecessor in connection with the Acquisition.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding the granting of stock options to the Named Executive Officers in 1997 pursuant to the 1996 Plan.

                                                INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                           -----------------------------------------------------------     VALUE AT ASSUMED
                             NUMBER OF         % OF                                         ANNUAL RATES OF
                            SECURITIES     TOTAL STOCK                                        STOCK PRICE
                            UNDERLYING       OPTIONS                                       APPRECIATION FOR
                           STOCK OPTIONS    GRANTED TO      EXERCISE                       OPTION TERM(4)(5)
                            GRANTED (#)    EMPLOYEES IN    PRICE PER      EXPIRATION     ---------------------
          NAME                (1)(2)         1997(3)      SHARE ($/SH)       DATE         5% ($)      10% ($)
          ----             -------------   ------------   ------------   -------------   ---------   ---------
Douglas J. Stanard.......     25,000           3.6%          $10.00      June 11, 2007   $407,223    $648,435
Richard A. Friedman......         --            --               --                 --         --          --
Stephen E. Hare..........     15,000           2.1%          $10.00      June 11, 2007   $244,334    $389,061
Robert L. Morin..........         --            --               --                 --         --          --
Michael P. Bardaro.......     10,000           1.4%          $10.00      June 11, 2007   $162,889    $259,374

---------------
(1) All stock options listed in this table were granted under the 1996 Plan. The Company did not grant any stock appreciation rights in 1997.

(2) The stock options listed in this table that remain outstanding will become 20% vested on each anniversary of the date on which the options were granted until all have vested. Upon an optionee's termination of employment, the portion of an option that has not yet vested will be forfeited. The first anniversary of each option described above will be June 11, 1998. All options were granted at 100% of the fair market value of the Common Stock on the date of grant.

(3) In 1997, options to purchase 703,500 shares of Common Stock were granted under the 1996 Plan.

(4) Potential realizable value is calculated based on $10.00, the grant price per share due to the lack of a public trading market on the date of grant for the securities underlying the stock options.

(5) The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Commission. The 5% and 10% rates of appreciation would result in per share prices of $16.2889 and $25.9374. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

AGGREGATED STOCK OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE

     The following table provides information regarding the number and value of unexercised stock options at December 31, 1997 for the Named Executive Officers. No Named Executive Officer exercised any stock options in fiscal year 1997.

                                                  NUMBER OF SECURITIES
                                                       UNDERLYING             VALUE OF UNEXERCISED IN-THE-
                                              UNEXERCISED STOCK OPTIONS AT       MONEY STOCK OPTIONS AT
                                                 DECEMBER 31, 1997 (#)          DECEMBER 31, 1997 ($)(1)
                                              ----------------------------    ----------------------------
                    NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                    ----                      -----------    -------------    -----------    -------------
Douglas J. Stanard..........................    26,000          129,000        $390,000       $1,935,000
Richard A. Friedman.........................         0                0              --               --
Stephen E. Hare.............................    21,000           99,000        $315,000       $1,485,000
Robert L. Morin(2)..........................         0                0              --               --
Michael P. Bardaro..........................     5,000           30,000        $ 75,000       $  450,000

---------------
(1) Based on the last sales price of the Common Stock on the NYSE as of December 31, 1997 of $25.00 per share, minus the exercise price.

(2) In connection with the termination of his employment with the Company on February 28, 1997, Mr. Morin forfeited all of his stock options.

EMPLOYMENT AGREEMENTS

     Messrs. Stanard and Hare each have an employment agreement (collectively, the "Executive Employment Agreements") with AMF Bowling and Bowling Worldwide. Mr. Stanard's Executive Employment Agreement is for an employment period ending on May 1, 1999, and Mr. Hare's is for an employment period ending on May 28, 1999. Each executive receives compensation consisting of salary and an incentive bonus if certain operational and financial targets are met. Mr. Stanard's annual base salary under his Executive Employment Agreement is $350,000. On June 1, 1997, the Board raised his salary to $400,000. Mr. Hare's annual base salary under his Executive Employment Agreement is $300,000. On December 1, 1997 the Board raised his salary to $330,000. Both Executive Employment Agreements provide for the payment of an annual bonus if certain operational and financial targets, determined by the Board of Directors of Bowling Worldwide (the "Targets"), are attained, and that the executive may earn a smaller annual bonus if less than 100% but more than 90% of the Targets are attained.

     Under their respective Executive Employment Agreements, Mr. Stanard holds the position of Chief Operating Officer of Bowling Worldwide and Mr. Hare holds the position of Chief Financial Officer of Bowling Worldwide. In addition, Mr. Stanard was elected President and Chief Executive Officer of AMF Bowling on July 31, 1997 and is currently serving as President of AMF Bowling Centers Inc., AMF Bowling Products and certain other related entities. Mr. Hare also serves as Executive Vice President, Chief Financial Officer and Treasurer of AMF Bowling.

     The Executive Employment Agreements provide for payment of accrued compensation, continuation of certain benefits and payment of a portion of the executive's bonus (if the applicable Targets are later met) following termination of employment by Bowling Worldwide under certain circumstances. The Executive Employment Agreements further provide for a severance payment equal to the executive's annual base salary if termination by Bowling Worldwide is not due to death or disability. The executive's employment will be deemed to have been terminated by Bowling Worldwide if all or substantially all of the stock or assets of Bowling Worldwide are sold or disposed of to an unaffiliated third party and the executive is not thereafter employed by AMF Bowling or one of its continuing affiliates; however, neither AMF Bowling nor Bowling Worldwide will have any obligations with respect to accrued salary, continuation of benefits, allocated portion of bonus and, if applicable, severance payments to either Mr. Stanard or Mr. Hare upon termination of his employment if he is hired by the purchaser of Bowling Worldwide's stock or assets, or if his employment is continued by Bowling Worldwide.

     Mr. Stanard purchased, pursuant to his Executive Employment Agreement, 150,000 shares of Common Stock (the "Purchased Stock") for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to AMF Bowling and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Stanard and AMF Bowling. Mr. Hare purchased 150,000 shares of Common Stock for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to AMF Bowling and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Hare and AMF Bowling. Mr. Hare received a bonus of $166,667 in connection with his employment with AMF. Mr. Hare used the proceeds of such bonus to pay a portion of the purchase price for his Purchased Stock. Further, the Company loaned Mr. Hare $62,614 to be used to pay taxes associated with such bonus. In exchange, Mr. Hare gave the Company a full recourse promissory note secured by his Purchased Stock. In addition, Mr. Stanard and Mr. Hare were granted Stock Options to purchase 130,000 and 105,000 shares of Common Stock, respectively. Unless sooner exercised or forfeited as provided, such Stock Options expire on May 1, 2006, and May 28, 2006, respectively. To the extent not inconsistent with the Executive Employment Agreements, such Stock Options are governed by the 1996 Plan. Twenty percent of Mr. Stanard's Stock Options vested on May 1, 1997 and another twenty percent will vest on each May 1 thereafter through the year 2001; and twenty percent of Mr. Hare's Stock Options vested on May 28, 1997 and another twenty percent will vest on each May 28 thereafter through the year 2001.

     If any successor to AMF Bowling or Bowling Worldwide acquires all or substantially all of the business and/or assets of AMF Bowling or Bowling Worldwide, AMF Bowling may purchase all of the Restricted Stock held by the executive for its fair market value, and any Stock Options then held by him for the fair market value of the underlying Common Stock less the exercise price of the Stock Options.

     Prior to February 28, 1997, when his employment terminated and he resigned all positions with AMF Bowling and its affiliates, Mr. Morin was employed by AMF Bowling pursuant to an employment agreement (the "Morin Employment Agreement") on terms substantially similar to those of Mr. Stanard's Executive Employment Agreement as described above. Pursuant to the terms of the Morin Employment Agreement, Mr. Morin received a cash payment of $270,000, representing severance pay equal to his annual base salary and an allocable bonus in the amount of $20,000. In addition, AMF Bowling repurchased Mr. Morin's Common Stock for $500,000 in cash plus the cancellation of a promissory note, including interest thereon. The Stock Options granted to Mr. Morin were forfeited upon his resignation.

AMF BOWLING, INC. 1996 STOCK INCENTIVE PLAN

     In connection with the Acquisition, AMF Bowling adopted the 1996 Plan under which AMF Bowling may grant incentive awards in the form of shares of Common Stock ("Restricted Stock Awards"), options to purchase shares of Common Stock ("Stock Options") and stock appreciation rights ("Stock Appreciation Rights") to certain officers, employees, consultants and non-employee directors ("Plan Participants") of AMF Bowling and its affiliates. The total number of shares of Common Stock initially reserved and available for grant under the Stock Incentive Plan was 1,767,151. As of June 30, 1998, Stock Options to purchase 1,464,450 shares of Common Stock were outstanding under the 1996 Plan, at an exercise price of $10.00 per share, and Stock Options to purchase 46,450 shares of Common Stock have been exercised at a per share exercise price of $10.00. The Compensation Committee or the Stock Option Plan Subcommittee thereof is authorized to make grants and various other decisions under the 1996 Plan and to make determinations as to certain terms of awards granted under the 1996 Plan. Unless otherwise determined by the Compensation Committee or the Stock Option Plan Subcommittee, any Plan Participant granted an award under the 1996 Plan must become a party to, and agree to be bound by, the Stockholders Agreement.

     Stock Option awards under the 1996 Plan may include incentive Stock Options, non-qualified Stock Options, or both, in each case with or without Stock Appreciation Rights. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Compensation Committee or the Stock Option Plan Subcommittee, have a term of ten years. Upon a Plan Participant's death or when the Plan Participant's employment with AMF Bowling or the applicable affiliate of AMF Bowling is terminated for any reason, such Plan Participant's previously unvested Stock Options are forfeited and the Plan Participant or his legal representative may, within three months (if termination of employment is for any reason other than death) or one year (in the case of the Plan Participant's death), exercise any previously vested Stock Options.

     Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option award, and are exercisable, subject to certain limitations, only in connection with the exercise of the related Stock Option. Upon the termination or exercise of the related Stock Option, Stock Appreciation Rights terminate and are no longer exercisable. Stock Appreciation Rights are transferable only with the related Stock Options. To date, the Company has not granted any Stock Appreciation Rights.

     Unless otherwise provided in the related award agreement or, if applicable, the Stockholders Agreement, immediately prior to certain change of control transactions described in the 1996 Plan, all outstanding Stock Options and Stock Appreciation Rights will, subject to certain limitations, become fully exercisable and vested and any restrictions and deferral limitations applicable to any Restricted Stock Awards will lapse.

     The 1996 Plan will terminate on May 1, 2006; however, awards outstanding as of such date will not be affected or impaired by such termination. The Board has authority to amend the 1996 Plan and awards granted thereunder, subject to the terms of the 1996 Plan.

     Pursuant to an Option Agreement (the "Diker Option Agreement"), dated May 1, 1996, Mr. Diker, a director of AMF Bowling, AMF Group Holdings and Bowling Worldwide was granted, pursuant to the 1996 Plan, non-qualified Stock Options to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share. One third of such Stock Options vested on May 1, 1996, one third vested on May 1, 1997 and the remaining Stock Options will vest on May 1, 1998. If any successor to AMF Bowling acquires all or substantially all of the business and/or assets of AMF Bowling, AMF Bowling may purchase all of the Stock Options then held by Mr. Diker for the fair market value of the underlying Common Stock less the exercise price of the Stock Options. Mr. Diker is a party to the Stockholders Agreement and any shares of Common Stock held by Mr. Diker will be subject to the terms of the Stockholders Agreement in addition to the terms of his Option Agreement.

AMF BOWLING, INC. 1998 STOCK INCENTIVE PLAN

     AMF Bowling has adopted the 1998 Stock Incentive Plan (the "1998 Plan") under which AMF Bowling may grant incentive awards in the form of Restricted Stock Awards, Stock Options and Stock Appreciation Rights (the "Awards") in substantially the same manner as provided in the 1996 Plan. This summary is qualified in its entirety by reference to the full text of the 1998 Plan, filed as Exhibit 10.30 to the Registration Statement. Terms used and not otherwise defined in this summary have the meanings set forth in the 1998 Plan.

     The Company believes that the 1998 Plan gives the Company a competitive advantage in attracting, retaining and motivating employees. The 1998 Plan links employee incentives to the financial results of the Company and increases in stockholder value, consistent with the compensation philosophy of the Company. In addition, the 1998 Plan permits the Company to maximize its tax deduction for incentive compensation paid to its most highly paid officers under Section 162(m) of the Code.

     ADMINISTRATION OF THE 1998 PLAN; ELIGIBILITY

     The 1998 Plan is administered by the Compensation Committee or a subcommittee of the Compensation Committee. In order to meet the requirements of
Section 162(m) of the Code and Rule 16b-3 of the Exchange Act, the Board established the Stock Option Plan Subcommittee of the Compensation Committee and delegated to it responsibility for administering the 1998 Plan. The subcommittee is referred to as the "Committee" for purposes of this summary.

     Employees who have directly affected or are expected to directly affect the management, growth and profitability of the Company are eligible to receive Awards under the 1998 Plan. The Committee has the power and complete discretion to select eligible employees to receive Awards, and to determine the type, terms and conditions of the Awards. The Committee may delegate to the Chief Executive Officer of AMF Bowling the power to select which employees will receive Awards, the type of Award, the time the Award is granted, the number of shares of Common Stock allocated to the Award and the terms of the Award, except to the extent that such a delegation would prevent compliance with Rule 16b-3, Section 162(m) or any other provisions of the Code, or other applicable law or regulation. Actions taken by the Chief Executive Officer pursuant to such a delegation must be ratified by the Committee. The Company has approximately 100 employees who would currently be eligible to receive Awards under the 1998 Plan.

  AMOUNT OF STOCK AVAILABLE FOR AWARDS

     Two million shares of Common Stock have been reserved and are available for issuance under the 1998 Plan. As of June 30, 1998, Stock Options to purchase 78,400 shares of Common Stock were outstanding under the 1998 Plan at an exercise price of $25 13/16. None of the Stock Options outstanding under the 1998 Plan have been exercised as of June 30, 1998. In addition, shares of Common Stock that have been reserved but not issued under the 1996 Plan, and shares which are subject to awards under the 1996 Plan that expire or otherwise terminate, may be allocated to Awards under the 1998 Plan. As of June 30, 1998, there were 256,251 shares of Common Stock under the 1996 Plan which had not yet been allocated to awards under that plan.

     Shares allocated to Awards under the 1998 Plan which are later forfeited, expire or otherwise terminate (including shares subject to Stock Appreciation Rights that are exercised for cash) may again be used for Awards under the 1998 Plan. No more than 200,000 shares of Common Stock may be allocated to the Awards granted under the 1998 Plan to a participant in any one year.

     The Board or the Committee will adjust the number or kind of shares which may be issued under the 1998 Plan in the event of a merger, reorganization, consolidation, recapitalization, spinoff, stock dividend, stock split, reverse stock split, extraordinary distribution with respect to the Common Stock or other change in corporate structure affecting the Common Stock.

     Awards under the 1998 Plan are contingent on compliance with federal or state securities law requirements. Therefore, participants cannot exercise Stock Options or Stock Appreciation Rights that may be granted under the 1998 Plan until such conditions are met. Unless the Board sooner terminates it, the 1998 Plan will terminate ten years after the date on which the Board approved it.

          SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below reflects the number of shares of Common Stock beneficially owned as of June 30, 1998 by (i) each director of the Company, (ii) each Named Executive Officer, (iii) the directors and executive officers as a group and
(iv) each person who is known by the Company to own beneficially more than five percent of the Company's outstanding equity securities. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned.

                                                               NUMBER OF
                                                                 SHARES
                                                              BENEFICIALLY
                                                              OWNED AS OF
                                                                JUNE 30,      PERCENT OF
                  NAME OF BENEFICIAL OWNER                      1998(1)        CLASS(2)
                  ------------------------                    ------------    ----------
Directors:
  Richard A. Friedman(3)....................................           --        *
  Terence M. O'Toole(4).....................................           --        *
  Peter M. Sacerdote(5).....................................           --        *
  Charles M. Diker(6).......................................      238,184        *
  Paul B. Edgerley(7).......................................           --        *
  Howard A. Lipson(8).......................................           --        *
  Thomas R. Wall, IV(9).....................................           --        *
  Douglas J. Stanard**(10)..................................      207,000        *
  Stephen E. Hare**(11).....................................      195,000        *
Named Executive Officers:
  Michael P. Bardaro(12)....................................       12,200        *
  All directors and executive officers as a group (10
     persons)(13)...........................................      652,384         1.1%
Beneficial Owners of More Than 5%:
  The Goldman Sachs Group(14)...............................   30,836,593        50.9%
  Blackstone Group (as defined below)(15)...................    5,762,805         9.6%
  Kelso (as defined below)(16)..............................    5,762,805         9.6%
  Baron Capital Group, Inc. and certain affiliates(17)......   12,868,600        21.5%

---------------
  *  Less than 1%

 **  Messrs. Stanard and Hare are also Named Executive Officers

 (1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or are exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

 (2) Based on 59,726,450 shares of Common Stock outstanding and warrants (with respect to Goldman Sachs) to purchase 870,000 shares of Common Stock outstanding as of June 30, 1998.

 (3) Mr. Friedman, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (4) Mr. O'Toole, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (5) Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (6) Includes 100,000 shares which may be acquired upon the exercise of Stock Options within 60 days.

 (7) Mr. Edgerley, who is (i) a Managing Director of the general partner of the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. and (ii) a general partner of BCIP Associates and BCIP Trust Associates, L.P., disclaims beneficial ownership of the shares owned by those entities (collectively, "Bain"). Bain Capital Fund V, L.P. owns 402,002 shares, Bain Capital Fund V-B, L.P. owns 1,055,469 shares, BCIP Associates owns 193,031 shares and BCIP Trust Associates, L.P. owns 78,340 shares.

 (8) Mr. Lipson, who is a member of the limited liability company which acts as the general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, "Blackstone Group"), disclaims beneficial ownership of the shares owned by Blackstone Group.

 (9) Mr. Wall, who is (i) a general partner of Kelso Partners V, L.P., the general partner of Kelso Investment Associates V, L.P. ("KIA V") and (ii) a general partner of Kelso Equity Partners V, L.P. ("KEP V," and together with KIA V, "Kelso"), disclaims beneficial ownership of the shares owned by KIA V and KEP V.

(10) Includes 57,000 shares which may be acquired upon the exercise of Stock Options within 60 days.

(11) Includes 45,000 shares which may be acquired upon the exercise of Stock Options within 60 days.

(12) Includes 12,000 shares which may be acquired upon the exercise of Stock Options within 60 days.

(13) Includes an aggregate of 214,000 shares which may be acquired upon the exercise of Stock Options within 60 days.

(14) Of the total number of shares which may be deemed to be beneficially owned by The Goldman Sachs Group, 19,317,476 are owned by GS Capital Partners II, L.P., 7,679,488 shares are owned by GS Capital Partners II Offshore, L.P., 712,530 shares are owned by Goldman Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II (Germany) C.L.P., 451,922 shares are owned by Stone Street Fund 1995, L.P., 772,646 shares are owned by Stone Street Fund 1996, L.P., 508,546 shares are owned by Bridge Street Fund 1995, L.P. and 523,986 shares are owned by Bridge Street Fund 1996, L.P. (collectively, "GSCP"). In addition, The Goldman Sachs Group beneficially owns warrants to purchase 870,000 shares of Common Stock, which were issued upon the closing of the Acquisition. GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., GS Capital Partners II (Germany), C.L.P., Stone Street Fund 1995, L.P., Stone Street Fund 1996, L.P., Bridge Street Fund 1995, L.P. and Bridge Street Fund 1996, L.P., are investment partnerships. Affiliates of The Goldman Sachs Group are the general, managing general or managing partners of all such partnerships and have full voting and investment power with respect to the holding of such partnerships. Excludes certain shares of Common Stock in client accounts managed by Goldman Sachs (the "Managed Accounts"). Each of Goldman Sachs and The Goldman Sachs Group disclaims beneficial ownership of the Common Stock (i) owned by investment partnerships to the extent of partnership interests in the investment partnerships held by persons other than The Goldman Sachs Group or its affiliates and (ii) held in the Managed Accounts. The address of The Goldman Sachs Group is 85 Broad Street, New York, New York 10004.

(15) Of the total number of shares beneficially owned by Blackstone Group, 4,141,761 shares are owned by Blackstone Capital Partners II Merchant Banking Fund L.P., 1,210,342 shares are owned by Blackstone Offshore Capital Partners II L.P. and 410,702 shares are owned by Blackstone Family Investment Partnership II L.P. The address of Blackstone Group is 345 Park Avenue, New York, New York 10154.

(16) Of the total number of shares beneficially owned by Kelso, 5,409,974 shares are owned by KIA V and 352,831 are owned by KEP V. The address of each such shareholder is c/o Kelso & Company, Inc., 320 Park Avenue, 24th Floor, New York, New York 10022. Due to their common control, KIA V and KEP V could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig and Frank K. Bynum, Jr. may be deemed to share beneficial ownership of shares beneficially owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig and Bynum share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities.

(17) Based solely on information provided in a Schedule 13D and Form 4 filed with the Commission by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Asset Fund ("BAF") and Ronald Baron. BAMCO and BCM are subsidiaries of BCG. BAF is an investment advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. Of the total number of shares beneficially owned by Baron, 895,000 shares are owned by BCG, 895,000 shares are owned by BCM and 895,000 shares are owned by Ronald Baron. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, 24th floor, New York, New York 10153.

STOCKHOLDERS AGREEMENT

     On April 30, 1996, AMF Bowling, GSCP, Blackstone Group, Kelso, Bain (Bain, together with Blackstone Group and Kelso, the "Governance Investors"), Citicorp North America, Inc. ("Citicorp"), Mr. Diker (Mr. Diker, together with Blackstone Group, Kelso, Bain and Citicorp, the "Investors"), Mr. Morin and Mr. Stanard (together with Mr. Morin, the "Management Investors", and, with GSCP and the Investors, the "Stockholders") entered into the Stockholders Agreement, which regulates the relationship among AMF Bowling and the Stockholders. Subsequently, Mr. Hare

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

and other members of management who have received Stock Option awards under the 1996 Plan have become parties to the Stockholders Agreement as additional Management Investors and Stockholders. The following discussion summarizes the terms of the Stockholders Agreement that AMF Bowling believes are material to holders of Common Stock. This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement and the amendments thereto, which are filed as Exhibits 10.4 to 10.11 to the Registration Statement.

     The Stockholders Agreement confers on GSCP the right to increase or decrease the Board from its initial size of nine members. GSCP has the right to nominate five directors and to nominate a majority (not limited to a simple majority) of the members of the Board, so long as GSCP and its Permitted Transferees (as hereinafter defined) hold a majority of the outstanding shares of Common Stock. Each Governance Investor has the right to nominate, subject to GSCP consent, one member of the Board, so long as the number of shares of Common Stock held by it and certain of its permitted transferees under the Stockholders Agreement is equal to at least one-half of the sum of (i) the number of shares initially purchased by it and its Permitted Transferees plus (ii) the number of additional shares that the Governance Investor was required to purchase pursuant to the "overcall" provisions of the Stockholders Agreement described below (in each case, subject to appropriate adjustments). If a Governance Investor is no longer entitled to nominate a director, the director is required to resign or be subject to removal by the shareholders. Each of GSCP and each Governance Investor has the right to recommend removal, with or without cause, of any director nominated by it, in which case such director must resign immediately or be subject to removal by the shareholders. In the event of death, removal or resignation of a director nominated by a Governance Investor, so long as the Governance Investor continues to have the right to nominate a director for such position, the Governance Investor has the right to nominate (subject to GSCP consent) a director to fill the vacancy created. A quorum may be constituted by a majority of the number of directors then in office, but not less than one-third of the whole Board, including at least one GSCP director.

     Pursuant to the "overcall" provisions of the Stockholders Agreement, each of GSCP and the Investors (other than Mr. Diker) agreed, for a period of two years from April 30, 1996, to purchase additional shares of Common Stock having an aggregate purchase price of up to 20% of the amount initially invested by such Investor (i.e., collectively up to a total of $75.6 million) upon the request of the Board. Any such additional investments were required to be made pro rata by the funding Investors. Funds raised through such additional investments could be used only to finance acquisitions of businesses or assets, capital expenditures, investments in partnerships or joint ventures or other investments in the business of AMF Bowling and its subsidiaries, or any similar transactions or expenditures. GSCP and the funding Investors have fully performed their "overcall" obligations under the Stockholders Agreement, the proceeds of which were used in part to fund certain acquisitions and for other corporate purposes. The parties to the Stockholders Agreement have no further rights or obligations to make capital contributions under the overcall provisions of the Stockholders Agreement. See "Business -- AMF Bowling
Centers -- Recent Acquisitions and Joint Ventures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity".

     The Stockholders Agreement provides for the continual existence of an Executive Committee, consisting of two GSCP-nominated directors and AMF Bowling's President and Chief Executive Officer. The Executive Committee may exercise all the powers and authority of the Board (subject to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote and, in the case of matters which under the Stockholders Agreement require a prior meeting of the Board, only after such meeting has occurred. A "Special Vote" is required for (i) the issuance of capital stock below fair market value,
(ii) the grant or issuance of options or warrants exercisable or exchangeable for more than 2,877,151 shares, (iii) entering into certain transactions with affiliates of GSCP and (iv) amendments to the Stockholders Agreement, the Certificate of Incorporation or By-Laws which amendments would adversely affect the rights and obligations of Blackstone or

Kelso; provided, that any amendment affecting a Stockholder differently from any other Stockholder requires such Stockholder's approval. A Special Vote was obtained in connection with the approval of the 1998 Plan by the Board and the Executive Committee. Matters requiring a Special Vote must be approved by a majority of the GSCP directors who are partners or employees of Goldman Sachs and who are not employees of AMF Bowling and its subsidiaries, and at least one investor director nominated by Blackstone or Kelso (if there is one serving at such time).

     Pursuant to the Stockholders Agreement, each of the Stockholders has agreed
(i) to appear in person or by proxy at any stockholder meeting for the purpose of obtaining a quorum, (ii) to vote its shares of Common Stock at any stockholder meeting called for the purpose of voting on the election or removal of directors in favor of the election or removal of directors, as applicable, in accordance with the provisions described in the third preceding paragraph, (iii) otherwise to vote its shares of Common Stock at stockholder meetings in a manner consistent with the Stockholders Agreement, (iv) not to grant any proxy or enter into any voting trust with respect to the Common Stock it holds or enter into any stockholder agreement or arrangement inconsistent with the provisions of the Stockholders Agreement and (v) not to act as a member of a group or in concert with others in connection with the acquisition, disposition or voting of shares of Common Stock in any manner inconsistent with the Stockholders Agreement.

     The Stockholders Agreement provides that in the event a Stockholder determines to sell its shares of Common Stock (subject to certain exceptions, including sales of shares made through a broker pursuant to Rule 144 under the Exchange Act), such Stockholder must give the other Stockholders notice thereof and such other Stockholders must have the opportunity to sell a pro rata share of their Common Stock in such a sale. Moreover, in the event Stockholders owning 51% or more of the outstanding Common Stock propose to sell all of the Common Stock held by such Stockholders pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, such Stockholders will have the right, under certain circumstances, to require the other Stockholders to sell the equity securities of the Company held by such other Stockholders in such sale on the same terms and conditions and at the same price as the Stockholders proposing to sell.

     The foregoing rights and obligations will terminate upon the first to occur of: (i) GSCP, the Investors and their permitted transferees under the Stockholders Agreement (the "Permitted Transferees") holding in the aggregate less than 50% of the sum of (a) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately after giving effect to the transactions contemplated by the subscription agreement (the "Subscription Agreement") entered into on the same date and by the same parties as the Stockholders Agreement, except for the Management Investors, and (b) the number of additional shares of Common Stock, if any, issued pursuant to the "overcall" provisions of the Stockholders Agreement and (ii) GSCP, the Investors and their Permitted Transferees holding in the aggregate less than 40% of the fully diluted shares of Common Stock then outstanding. Notwithstanding these provisions, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of AMF Bowling as a result of which the Stockholders and their Permitted Transferees own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement will terminate.

REGISTRATION RIGHTS AGREEMENT

     AMF Bowling and the Stockholders entered into a Registration Rights Agreement on April 30, 1996 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, (i) each of Blackstone (as a group), Kelso (as a group) and Bain (as a group) may make one demand (subject to certain exceptions) of AMF Bowling to register shares of Common Stock held by such group and (ii) GSCP may make up to five demands (subject to certain exceptions) of AMF Bowling to register shares of Common Stock held by it, in each case, so long as
(a) the aggregate offering price for the shares to be sold is at least $50 million and (b) shares representing at least 5% of the sum of (1) the number of shares of Common Stock purchased by GSCP prior to execution of the Subscription Agreement, (2) the number of shares of Common Stock issued pursuant to the Subscription Agreement and (3) the number of shares (subject to adjustment) of Common Stock purchased by the Stockholders pursuant to the "overcall" provisions of the Stockholders Agreement are being registered. Upon a demand for registration by any of GSCP, Blackstone, Kelso or Bain, each of the other Stockholders is to be given the opportunity to participate on a pro rata basis in the registration demanded. The Registration Rights Agreement also provides the Stockholders with piggyback registration rights which allow each of them to include all or a portion of their shares of Common Stock under a registration statement filed by AMF Bowling, subject to certain exceptions and limitations. The foregoing summary is qualified in its entirety by reference to the full text of the Registration Rights Agreement and the amendments thereto, which are filed as Exhibits 10.12 to 10.17 to the Registration Statement.

                              CERTAIN TRANSACTIONS

     Messrs. Friedman and O'Toole, each of whom is a Managing Director of Goldman Sachs, and Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of AMF Bowling, AMF Group Holdings and Bowling Worldwide. Mr. Friedman is also Chairman of AMF Bowling. Goldman Sachs and its affiliates together currently beneficially own a majority of the outstanding Common Stock. See "Securities Owned by Management and Certain Beneficial Owners". Goldman Sachs and their affiliates were the initial purchasers of the debt issued by Bowling Worldwide in connection with the Acquisition and received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of certain senior subordinated notes and senior subordinated discount notes, each issued in March 1996, which were subsequently exchanged by the holders thereof for the Subsidiary Senior Subordinated Notes and the Subsidiary Senior Subordinated Discount Notes, respectively. Goldman Sachs also served as financial advisor to the owners of the Predecessor Company in connection with the Acquisition and received a fee in the form of 10-year warrants (the "Warrants") to purchase 870,000 shares of the Common Stock, on a fully diluted basis, at a purchase price of $.01 per share. The Warrants were valued for accounting purposes at approximately $8.7 million.

     In connection with the Credit Agreement and the amendments thereto, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as Syndication Agent, Goldman Sachs Credit Partners, L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as Administrative Agent. Total fees payable to Goldman Sachs Credit Partners, L.P. aggregate approximately $10.0 million, and such entity is reimbursed for expenses in connection with such services. Goldman Sachs Credit Partners, L.P. is also a lender under the Credit Agreement. See "Description of Certain Indebtedness -- Credit Agreement". Goldman Sachs also received a cash fee of $5.0 million from AMF in connection with the Acquisition and was reimbursed for related expenses. Blackstone Management Partners L.P., an affiliate of Blackstone Group, and Kelso & Company, L.P., an affiliate of Kelso, each received an investment banking fee of $1.0 million, and Bain Capital, Inc., an affiliate of Bain, received a fee of $300,000, each in connection with the Acquisition. In 1997, total fees paid to Goldman Sachs Credit Partners, L.P. for services under the Credit Agreement were approximately $900,000. Such entity was also reimbursed for expenses incurred in connection with its services.

     Goldman Sachs acted as the Company's lead underwriter in connection with the Initial Public Offering. Underwriting discounts paid to the entire underwriting syndicate in the Initial Public Offering totaled $18,940,500.

     Goldman Sachs was an Initial Purchaser of the Debentures in the Private Placement. The aggregate discount paid to Goldman Sachs and the other Initial Purchasers in the Private Placement totaled $8,527,500.

     Bowling Worldwide and Goldman Sachs are parties to an engagement letter pursuant to which Goldman Sachs was retained as Bowling Worldwide's financial advisor to provide investment

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

banking and financial advisory services, including in connection with acquisitions, dispositions or financings. Pursuant to the engagement, Bowling Worldwide has agreed to reimburse Goldman Sachs for their out-of-pocket expenses and indemnify Goldman Sachs in connection with their services arising under the engagement.

     The Company also entered into three interest rate cap agreements with Goldman Sachs Capital Markets, L.P. ("GSCM"), an affiliate of Goldman Sachs, all of which were executed to hedge the Company's exposure to fluctuations in the interest rates applicable to borrowings under the Credit Agreement. The Company paid a fee of $3.6 million to GSCM in 1996 in connection with the execution of the first of these transactions, which capped 3-month LIBOR on $500 million principal amount of debt at 6.5% until April 1998 and 7.5% from May 1998 through October 1998. The Company paid a fee of $15,000 to GSCM in respect of the second transaction executed on July 2, 1997, which capped 3-month LIBOR on $100 million in debt at 7.0% until March 31, 1998. The Company paid a fee of $50,000 to GSCM in respect of the third transaction executed on March 31, 1998, which capped 3-month LIBOR on $200 million in debt at 7.0% until March 31, 1999.

     The Company retained Michael Stanard Design, Inc. ("MSD"), a consultant, to provide marketing and related services in 1997 for an aggregate of $580,603. A majority owner of MSD is H. Michael Stanard, who is Douglas J. Stanard's brother. A substantial portion of such amounts were reimbursement of costs for materials, travel, printing and other out-of-pocket expenses.

     In 1997, the Company paid a fee of $300,000 to Goldman Sachs for its representation of the Company in connection with the Company's lease of its new bowling center at Chelsea Piers in New York.

     See "Executive Compensation -- Employment Agreements" for a discussion of arrangements under which the Company made loans to Messrs. Standard and Hare on a non-recourse basis to enable them to purchase shares of Common Stock.

     AMF and the Stockholders have entered into the Stockholders Agreement and the Registration Rights Agreement. See "Securities Owned by Management and Certain Beneficial Owners -- Stockholders Agreement" and " -- Registration Rights Agreement".

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

                           DESCRIPTION OF DEBENTURES

     As used in this "Description of Debentures", the "Company" refers to AMF Bowling and does not, unless the context otherwise indicates, include its subsidiaries.

     The Debentures were issued under an indenture dated as of May 12, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Indenture will be qualified under the Trust Indenture Act of 1939, as amended. The Indenture and the Debenture Registration Rights Agreement are filed as Exhibits 4.7 and 4.8, respectively, to the Registration Statement. The following summaries of certain provisions of the Debentures, the Indenture and the Debenture Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures (the form of which is included in the Indenture), the Indenture and the Debenture Registration Rights Agreement, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Debenture included in the Indenture) or Debenture Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

     The Debentures are unsecured obligations of the Company, limited to $1,125,000,000 aggregate principal amount at maturity, and will mature on May 12, 2018.

     The Debentures were offered at a substantial discount from their principal amount at maturity. See "Certain Federal Income Tax Considerations". There are not and will not be any periodic payments of interest on the Debentures. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price of the Debentures and the principal amount of a Debenture at maturity) in the period during which a Debenture remains outstanding is on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. Such accrual commenced on May 12, 1998. Maturity, conversion, purchase by the Company at the option of a Holder or redemption of a Debenture will cause Original Issue Discount and interest and Liquidated Damages, if any, to cease to accrue on such Debenture, under the terms and subject to the conditions of the Indenture. The Company may not reissue a Debenture that has matured or been converted, purchased by the Company at the option of a Holder, redeemed or otherwise canceled (except for a cancellation for purposes of registration of transfer, exchange or replacement of a Debenture).

     The principal amount at maturity of each Debenture will be payable at the office or agency of the paying agent, initially the Trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose. Debentures may be presented for conversion or exchange into Common Stock at the office of the conversion agent and Debentures in definitive form may be presented for exchange for other Debentures of any authorized denomination or for registration of transfer at the office of the registrar, each such agent initially being the Trustee. The Company does not charge a service charge for any registration of transfer or exchange of Debentures; however, the Company may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

FORM, DENOMINATION AND REGISTRATION

     The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and integral multiples thereof.

GLOBAL DEBENTURES; BOOK-ENTRY FORM

     The Debentures are evidenced by global Debentures in definitive, fully registered form without interest coupons (collectively, the "Global Debentures"), which have been deposited with The Bank of New York, as custodian for DTC, and registered in the name of Cede & Co. ("Cede"), as nominee for DTC. Except as set forth below, record ownership of the Global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Holders may beneficially own interests in the Global Debentures held by DTC only through participants in DTC ("Participants") or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant either directly or indirectly ("Indirect Participants"). A Holder may hold its interest in the Global Debentures directly through DTC if it is a Participant in DTC or indirectly through organizations that are Participants. Transfers between Participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Debentures to such persons may be limited.

     So long as the Debentures are held in book-entry form, cash payment of principal of, premium, if any, and interest and Liquidated Damages, if any, on, the Global Debentures will be made to Cede, the nominee for DTC, as the registered Holder of the Global Debentures, by wire transfer of immediately available funds on each relevant payment date. Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures, including for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial ownership interests, and the Company and the Trustee may conclusively rely on, and are protected in relying on, instructions from DTC for all purposes.

     The Company has been informed that, with respect to any cash payment of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Global Debentures, DTC's practice is to credit Participants' accounts on the applicable payment date with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Debentures as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Debentures only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Debentures represented by the Global Debentures held through such Participants are the responsibility of such Participants, as is the case with securities held for the accounts of customers registered in "street name".

     The Company will send redemption notices to Cede, as the registered holder of the Global Debentures. If less than all the Debentures are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each Participant in such issue to be redeemed.

     Neither DTC or Cede will consent or vote with respect to the Debentures. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede's consenting or voting rights to those Participants to whose accounts the Debentures are credited on the record date identified in a listing attached to the Omnibus Proxy.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in the principal amount represented by the Global Debentures to pledge such interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of such interest, may be limited by the lack of a physical certificate evidencing such interest.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Debentures are credited and only in respect of such portion of the principal amount of the Debentures represented by the Global Debentures as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Debentures among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debentures in definitive registered form, without coupons, in denominations of $1,000 principal amount at maturity and integral multiples thereof, in exchange for the Global Debentures representing such Debentures. In addition, the Company may at any time and in its sole discretion determine not to have any Debentures represented by the Global Debentures and, in such event, will issue Debentures in definitive registered form, without coupons, in exchange for the Global Debentures representing such Debentures. In any such instance, an owner of a beneficial interest in the Global Debentures will be entitled to physical delivery in definitive form of Debentures represented by such Global Debentures equal in principal amount at maturity to such beneficial interest and to have such Debentures registered in its name.

     So long as DTC, or its nominee, is the registered owner of the Global Debentures, DTC or its nominee, as the case may be, will be considered the sole legal owner or Holder of the Debentures represented by the Global Debentures for all purposes under the Indenture. Except as set forth above, owners of beneficial interests in such Global Debentures are not entitled to have Debentures represented by the Global Debentures registered in their names, do not receive and are not entitled to receive physical delivery of Debentures in definitive form and are not considered the legal owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Debentures must rely on the procedures of DTC and, if such person is not a Participant, those of the Participant and any Indirect Participant through which such person owns its interest, in order to exercise any rights of a Holder under the Indenture or such Debenture.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. None of the Company, the Trustee nor any of their respective agents has any responsibility for the performance by DTC, the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the Global Debentures.

CONVERSION OF DEBENTURES

     A Holder of a Debenture may convert it into Common Stock of the Company at any time prior to the close of business on May 12, 2018; provided, that if a Debenture is called for redemption, the Holder may convert it only until the close of business on the applicable Redemption Date unless the Company defaults in the payment of the Redemption Price. A Debenture in respect of which a Holder has delivered a Purchase Notice (as hereinafter defined) exercising the option of such Holder to require the Company to purchase such Debenture may be converted only if such notice is withdrawn in accordance with the terms of the Indenture. Similarly, a Debenture in respect of which a Holder is exercising its option to require redemption upon a Debenture Change of Control may be converted only if such Holder withdraws its election to exercise its option in accordance with the terms of the Indenture. A Holder may convert such Holder's Debentures in part so long as such part is $1,000 principal amount at maturity and integral multiples thereof.

     "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

     The initial Conversion Rate is 8.6734 shares of Common Stock per $1,000 principal amount at maturity of Debentures, subject to adjustment upon the occurrence of certain events, as described below. A Holder entitled to a fractional share of Common Stock will receive cash equal to the then Current Market Price of that fractional share.

     On conversion of a Debenture, a Holder will not receive any cash payment representing accrued Original Issue Discount. The Company's delivery to the Holder of the fixed number of shares of Common Stock into which the Debenture is convertible (together with the cash payment, if any, in lieu of fractional shares of Common Stock) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debenture including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount is deemed to be paid in full rather than canceled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the Debentures for such accrued Original Issue Discount. Because the number of shares of Common Stock issuable upon conversion of each Debenture does not increase even though the accreted value of the Debentures (i.e., the Issue Price plus accrued Original Issue Discount) increases over time, the implied effective conversion price will increase over time.

     For so long as the Debentures are held in the form of a Global Debenture, Holders who desire to convert their Debentures into Common Stock should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such request.

     To convert a definitive Debenture into Common Stock, a Holder must (i) complete and manually sign the conversion notice on the back of the Debenture (or complete and manually sign a facsimile thereof) and deliver such notice to the conversion agent, (ii) surrender the Debenture to the conversion agent,
(iii) if required, furnish appropriate endorsements and transfer documents, and
(iv) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the "Conversion Date".

     The Conversion Rate is subject to adjustment in certain events, including
(a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock as of the record date for holders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock or other property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (a) and (b) above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolida-tions to which the second succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the closing market price per share of Common Stock on the Trading Day next succeeding the date of payment (the "Current Market Price"), concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price at such time, the aggregate amount of which, together with (i) any cash and other consideration in excess of the then Current Market Price paid in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer.

     No adjustment in the Conversion Rate is required unless such adjustment would require a change of at least 1% in the rate then in effect; provided that any adjustment that would otherwise be required to be made is carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Rate is not adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

     In the case of (i) any reclassification of the Common Stock or (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, sale or conveyance had such Debentures been converted immediately prior to such reclassification, consolidation, merger, sale or conveyance assuming that a Holder of Debentures would not have exercised any rights of election as to the stock, securities or other property or assets (including cash) receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring an adjustment to the Conversion Rate, the Holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations".

     The Company from time to time may, to the extent permitted by law, increase the Conversion Rate by any amount for any period of at least 20 days if the Board has made a determination, in its sole discretion, that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company will give notice of such increase at least 15 days' prior to the increase. The Company may, at its option, make such increases in the Conversion Rate, in addition to and subject to those set forth above, as the Board deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations".

REDEMPTION OF DEBENTURES AT THE OPTION OF THE COMPANY

     Prior to May 12, 2003, the Debentures are not redeemable at the option of the Company. Beginning on May 12, 2003, the Company may redeem the Debentures for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to Holders of Debentures, at a Redemption Price equal to the Issue Price of the Debentures plus accrued Original Issue Discount through the date of redemption. The Debentures will be redeemable in integral multiples of $1,000 principal amount at maturity.

     The table below shows the Redemption Price of the Debentures per $1,000 principal amount at maturity at May 12, 2003 and at each May 12 thereafter prior to maturity and at maturity on May 12, 2018, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a Debenture redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to the actual date of redemption.

                                                                           (2)
                                                                         ACCRUED           (3)
                                                           (1)           ORIGINAL       REDEMPTION
                                                        DEBENTURE     ISSUE DISCOUNT      PRICE
                                                       ISSUE PRICE       AT 7.0%        (1) + (2)
                                                       -----------    --------------    ----------
May 12, 2003.........................................    $252.57         $103.71        $  356.28
May 12, 2004.........................................     252.57          129.08           381.65
May 12, 2005.........................................     252.57          156.27           408.84
May 12, 2006.........................................     252.57          185.39           437.96
May 12, 2007.........................................     252.57          216.58           469.15
May 12, 2008.........................................     252.57          250.00           502.57
May 12, 2009.........................................     252.57          285.79           538.36
May 12, 2010.........................................     252.57          324.14           576.71
May 12, 2011.........................................     252.57          365.21           617.78
May 12, 2012.........................................     252.57          409.21           661.78
May 12, 2013.........................................     252.57          456.35           708.92
May 12, 2014.........................................     252.57          506.84           759.41
May 12, 2015.........................................     252.57          560.93           813.50
May 12, 2016.........................................     252.57          618.87           871.44
May 12, 2017.........................................     252.57          680.94           933.51
May 12, 2018.........................................     252.57          747.43         1,000.00

     Debentures registered in the name of DTC or its nominee will be redeemed as described under "-- Global Debentures; Book-Entry Form". If less than all of the outstanding Debentures are to be redeemed when the Debentures are held in definitive form, the Trustee shall select the Debentures to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by any other method the Trustee considers fair and appropriate (as long as such method is not prohibited by the rules of any stock exchange on which the Debentures are then listed). If a portion of a Holder's certificated Debentures is selected for partial redemption and such Holder converts a portion of such Debentures, such converted portion shall be deemed to be the portion selected for redemption.

     No sinking fund is provided for the Debentures.

REDEMPTION AT THE OPTION OF THE HOLDER UPON A DEBENTURE CHANGE OF CONTROL

     If a Debenture Change of Control occurs, each Holder has the right, at the Holder's option, to require the Company to repurchase any or all of such Holder's Debentures, on the date (the "Repurchase Date") that is 45 days after the date of the Change of Control Company Notice (as defined below), at a price (the "Debenture Change of Control Redemption Price") equal to the Issue Price plus accrued Original Issue Discount to the Repurchase Date. The Debentures are redeemable in integral multiples of $1,000 principal amount at maturity.

     The Company may, at its option, in lieu of paying the Debenture Change of Control Redemption Price in cash, pay the Debenture Change of Control Redemption Price or a portion thereof in Common Stock. If the Company elects to pay the Debenture Change of Control Redemption Price, in whole or in part in Common Stock, the number of shares to be delivered in respect of the portion of the Debenture Change of Control Redemption Price to be paid in Common Stock shall be equal to such portion of the Debenture Change of Control Redemption Price divided by 95% of the Market Price of the Common Stock. However, no fractional shares of Common Stock will be delivered upon any purchase of Debentures by the Company through the delivery of Common Stock in payment, in whole or in part, of the Debenture Change of Control Redemption Price. Instead, the Company will pay cash based on the Market Price for all fractional shares of Common Stock. The Company may elect to pay the Debenture Change of Control Redemption Price in Common Stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

     Within 30 days after the occurrence of a Debenture Change of Control, the Company is obligated to give to all Holders notice, as provided in the Indenture (the "Change of Control Company Notice"), of the occurrence of such Debenture Change of Control and of the repurchase right arising as a result thereof. The Change of Control Company Notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, to each Holder affected by such event, at the address of such Holder. The Company must also deliver a copy of the Change of Control Company Notice to the Trustee. To exercise the repurchase right, a Holder must deliver on or before the 30th day after the date of the Change of Control Company Notice written notice to the Trustee of the Holder's exercise of such right, together with the Debentures with respect to which the right is being exercised. At least two business days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Debenture Change of Control Redemption Price in cash or in Common Stock, or combination thereof (specifying the percentage of each). Any such notice by the Holder may be withdrawn by the Holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Repurchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Holder's notice.

     A Debenture Change of Control shall be deemed to have occurred at such time as there shall occur:

          (i) the acquisition by any Person other than the Permitted Holders and their Related Parties of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company, and such Person beneficially owns more of such voting stock than the Permitted Holders and their Related Parties; or

          (ii) any consolidation of the Company with, or merger of the Company into, any other Person other than the Permitted Holder and their Related Parties, any merger of another Person other than the Permitted Holder and their Related Parties into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person other than the Permitted Holder and their Related Parties (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after such transaction and
     (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock);

provided, however, that a Debenture Change of Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Debenture Change of Control or the public announcement of the Debenture Change of Control (in the case of a Debenture Change of Control under clause (i) above) or ending immediately before the Debenture Change of Control (in the case of a Debenture Change of Control under clause (ii) above) shall equal or exceed 105% of the effective conversion price in effect on each such Trading Day (i.e., the Issue Price plus the accrued Original Issue Discount through such Trading Day, divided by the Conversion Rate in effect on such Trading Day), or (b) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Debenture Change of Control consists of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Debentures become convertible solely into such common stock. "Beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Permitted Holders" means Goldman Sachs and any of its Affiliates.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Related Parties" means any Person controlled by the Permitted Holders, including any partnership of which any of the Permitted Holders or their Affiliates is a general partner.

     If the paying agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Debenture Change of Control Redemption Price on the Business Day following the Repurchase Date, then, on and after such date, such Debenture will cease to be outstanding and Original Issue Discount and interest, if any, on such Debenture will cease to accrue whether or not book-entry transfer of such Debenture is made or such Debenture is delivered to the paying agent, and all other rights of the Holder shall terminate (other than the right to receive the Debenture Change of Control Redemption Price upon delivery of the Debenture).

     The Company will comply with the provisions of Rule 13e-4 of the Exchange Act and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Holders of the Debentures in the event of a Debenture Change of Control.

     The redemption rights of the Holders of Debentures could discourage a potential acquiror of the Company. The Debenture Change of Control redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

     The term "Debenture Change of Control" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Debentures upon a Debenture Change of Control necessarily afford the Holders of the Debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. Moreover, at the time a Debenture Change of Control occurs, AMF Bowling may not have cash available to repurchase the Debentures for cash. See "Risk Factors -- Risks with respect to a Debenture Change of Control or Change of Control" and "Description of Certain Indebtedness".

     No Debentures may be redeemed at the option of Holders upon a Debenture Change of Control if there has occurred and is continuing an Event of Default described under "-- Events of Default; Notice and Waiver" below (other than a default in the payment of the Debenture Change of Control Redemption Price with respect to such Debentures). In the event of a Debenture Change of Control and exercise by Holders of the Debentures of their associated rights to require the Company to redeem all or a portion of their Debentures, there can be no assurance that the Company would have sufficient funds to pay the redemption price in cash for all the Debentures tendered by the Holders thereof. Any future credit agreements or other agreements relating to other indebtedness to which the Company or its subsidiaries become a party may contain similar default provisions and may provide that the maturing of any obligation to redeem the Debentures upon a Debenture Change of Control would constitute an event of default thereunder and may restrict or prohibit the redemption of the Debentures. A Debenture Change of Control may also constitute a Change of Control under the Subsidiary Indentures and an event of default under the Credit Agreement. If a Debenture Change of Control occurs at a time when the Company is prohibited from redeeming the Debentures, the Company could seek the consent of its then existing lenders to redeem the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from redeeming the Debentures. In such case, the Company's failure to redeem Debentures required to be redeemed under the terms of the Indenture would constitute an Event of Default under the Indenture.

PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

     On May 12, 2003, May 12, 2008 and May 12, 2013 (each, a "Purchase Date"), the Company will become obligated to purchase, at the option of the Holder thereof, any outstanding Debenture for which a written Purchase Notice has been delivered by the Holder to the office of the paying agent (initially the Trustee) at any time from the opening of business on the date that is 20 Business Days (as hereinafter defined) prior to such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions.

     The Purchase Notice shall state (i) the certificate numbers of the Debentures to be delivered by the Holder thereof for purchase by the Company;
(ii) the portion of the principal amount at maturity of Debentures to be purchased, which portion must be $1,000 or an integral multiple thereof; (iii) that such Debentures are to be purchased by the Company pursuant to the applicable provisions of the Debentures; and (iv) if the Company elects, pursuant to the Company Notice (as hereinafter defined), to pay the Purchase Price to be paid as of such Purchase Date in Common Stock, in whole or in part, but such Purchase Price is ultimately to be paid to such Holder entirely in cash because any of the conditions to payment of the Purchase Price (or portion thereof) in Common Stock is not satisfied by the Purchase Date, as described below, whether such Holder elects (x) to withdraw such Purchase Notice as to some or all of the Debentures to which it relates (stating the principal amount at maturity and certificate numbers of the Debentures as to which such withdrawal shall relate), or (y) to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice. If the Holder fails to indicate, in the Purchase Notice and in any written notice of withdrawal relating to such Purchase Notice, such Holder's choice with respect to the election described in clause (iv) above, such Holder shall be deemed to have elected to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice in such circumstances. For a discussion of the tax treatment of a Holder receiving cash or Common Stock pursuant to its election to tender its Debentures to the Company on a Purchase Date, see "Certain Federal Income Tax Considerations".

     Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice.

     The Purchase Price payable in respect of a Debenture shall be equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date. The table below shows the Purchase Prices of a Debenture as of the specified Purchase Dates. The Company may elect to pay the Purchase Price payable as of any Purchase Date in cash or Common Stock or any combination thereof.

PURCHASE DATE                                                  PRICE
-------------                                                 -------
May 12, 2003................................................  $356.28
May 12, 2008................................................   502.57
May 12, 2013................................................   708.92

     If the Company elects to pay the Purchase Price, in whole or in part, in Common Stock, the number of shares to be delivered in respect of the portion of the Purchase Price to be paid in Common Stock shall be equal to such portion of the Purchase Price divided by the Market Price (as hereinafter defined) of the Common Stock. However, no fractional Common Stock will be delivered upon any purchase by the Company of Debentures through the delivery of Common Stock in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional Common Stock.

     The Company will give notice (the "Company Notice") not less than 20 Business Days prior to the Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the registrar stating, among other things, whether the Company will pay the Purchase Price of the Debentures in cash or Common Stock, or a combination thereof (specifying the percentage of each) and, if the Company elects to pay in Common Stock, in whole or in part, the method of calculating the Market Price of the Common Stock.

     The "Market Price" means the average of the Sale Prices (as hereinafter defined) of the Common Stock for the five Trading Day period ending on the third Business Day prior to the applicable Purchase Date if the third Business Day prior to the applicable Purchase Date is a Trading Day or, if it is not a Trading Day, then on the last Trading Day prior to such third Business Day. The Market Price will be appropriately adjusted to take into account the occurrence during the period commencing on the first of such Trading Days during such five Trading Day period and ending on such Purchase Date of certain events that would result in an adjustment of the Conversion Rate under the Indenture with respect to the Common Stock. The "Sale Price" of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by the Nasdaq National Market. Because the Market Price of the Common Stock is determined prior to the applicable Purchase Date, Holders of Debentures bear the market risk with respect to the value of the Common Stock to be received from the date of determination of such Market Price to such Purchase Date. The Company may elect to pay the Purchase Price in Common Stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of Common Stock in accordance with the foregoing provisions, the Company will publish such determination in a daily newspaper of national circulation.

     The Company's right to purchase Debentures with Common Stock is subject to the satisfaction of various conditions, including compliance with applicable federal and state securities laws, if any. If such conditions are not satisfied by a Purchase Date, the Company will pay the Purchase Price of the Debentures to be purchased on such Purchase Date entirely in cash. See "Certain Federal Income Tax Considerations". The Company will comply with the provisions of Rule 13e-4 of the Exchange Act and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of Holders.

     Payment of the Purchase Price for a Debenture for which a Purchase Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of such Debenture (together with necessary endorsements) to the paying agent (initially, the Trustee) at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. Payment of the Purchase Price for such Debenture will be made promptly following the later of the Purchase Date or the time of book-entry transfer or delivery of such Debenture. If the paying agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such Debenture on the Business Day following the Purchase Date, then, on and after such date, such Debenture will cease to be outstanding and Original Issue Discount on such Debenture will cease to accrue whether or not book-entry transfer of such Debenture is made or such Debenture is delivered to the paying agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of the Debenture).

     No Debentures may be purchased at the option of the Holder for cash if there has occurred (prior to, on or after the giving by the Holders of such Debentures of the required Purchase Notice) and is continuing an Event of Default described under "-- Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such Debentures).

     If the Company becomes obligated to purchase any outstanding Debenture on a Purchase Date, there can be no assurance that the Company would have sufficient funds to pay the Purchase Price on that Purchase Date (in which case, the Company could be required to issue shares of Common Stock to pay the Purchase Price at valuations based on then prevailing market prices) for all the Debentures tendered by the Holders thereof. Bowling Worldwide is prohibited under both the Credit Agreement and the Subsidiary Indenture from upstreaming funds by dividends, loans or otherwise, to redeem or repurchase the Debentures. See "Risk Factors -- Holding Company Structure". Although the Credit Agreement does not currently prohibit the purchase of Debentures on a Purchase Date, any future credit agreements (including an extension of the Credit Agreement) or other agreements relating to other indebtedness to which the Company or its Subsidiaries become a party may provide that the maturing of any obligation to purchase the Debentures would constitute an event of default thereunder and may restrict or prohibit the repurchase of the Debentures. If a Purchase Date occurs at a time when the Company is prohibited from repurchasing the Debentures, the Company could seek the consent of its then existing lenders to repurchase the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing the Debentures. The Company's failure to repurchase Debentures required to be repurchased under the terms of the Indenture would constitute an Event of Default under the Indenture.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia,
(ii) such successor person assumes all obligations of the Company under the Debentures and the Indenture and (iii) the Company or such successor person shall not immediately thereafter be in default under the Indenture. Upon the assumption of the Company's obligations by such person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Debentures and the Indenture. Certain such transactions that would constitute a Debenture Change of Control would permit each Holder to require the Company to redeem the Debentures of such Holder as described under "-- Redemption at the Option of the Holder Upon a Debenture Change of Control".

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein has occurred and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding may declare the Issue Price of the Debentures plus the Original Issue Discount on the Debentures, interest, if any, and any Liquidated Damages under the Debenture Registration Rights Agreement accrued to the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the Debentures plus the Original Issue Discount, interest, if any, or any Liquidated Damages accrued thereon to the occurrence of such event shall automatically become and be immediately due and payable. Under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences. Upon a default in the payment of the Issue Price, accrued Original Issue Discount, accrued Liquidated Damages, if any, or any Redemption Price, Purchase Price or Debenture Change of Control Redemption Price, interest shall accrue at the rate of 7% per annum and be payable on demand on any such unpaid amount to the extent that payment of such interest shall be legally enforceable.

     Under the Indenture, Events of Default are defined as: (i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, accrued Liquidated Damages, if any, interest, if any, Redemption Price, Purchase Price or Debenture Change of Control Redemption Price with respect to any Debenture when such becomes due and payable, provided that in the case of any failure to pay Liquidated Damages, such failure continues for a period of 30 days; (ii) failure by the Company to comply with any of its other agreements in the Debentures or the Indenture upon the receipt by the Company of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice (plus an additional 60 days in the case of defaults subject to cure, provided the Company commences such cure within the initial 60 days, and is diligently pursuing such cure); (iii) default which results in acceleration of any indebtedness for money borrowed by the Company or any of its subsidiaries in an aggregate principal amount of $25 million or more; or (iv) certain events of bankruptcy or insolvency.

     The Trustee shall give notice to Holders of the Debentures of any continuing default known to the Trustee within 90 days after the occurrence thereof, provided that the Trustee may withhold such notice (except with respect to a default in payment) if it determines in good faith that withholding the notice is in the interests of the Holders.

     The Holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. No Holder of any Debenture will have any right to pursue any remedy with respect to the Indenture or the Debentures, unless (i) such Holder shall have previously given the Company and the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Debentures shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the Holders of a majority in aggregate principal amount at maturity of the outstanding Debentures have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and
(v) the Trustee shall have failed to comply with the request within such 60-day period.

     The right of any Holder (x) to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, accrued Liquidated Damages, if any, Redemption Price, Purchase Price, Debenture Change of Control Redemption Price and any interest in respect of a default in the payment of any such amounts on a Debenture, on or after the due date expressed in such Debenture, (y) to institute suit for the enforcement of any such payments or conversion, or (z) to convert Debentures into Common Stock shall not be impaired or adversely affected without such Holder's consent. The Holders of at least a majority in aggregate principal amount at maturity of the outstanding Debentures may waive an existing default and its consequences, other than (i) any default in any payment on the Debentures, (ii) any default with respect to the conversion rights of the Debentures or (iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the Holder of each Debenture as described in "-- Modification" below. The Company is required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

REGISTRATION RIGHTS

     The Company has agreed, pursuant to the Debenture Registration Rights Agreement, to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered thereunder or (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of the Company under Rule 144(k) under the Securities Act, or any successor provision. After the end of this period, the Company will not be required to file or maintain the effectiveness of any registration statement with respect to the Debentures or the Common Stock issuable upon conversion, redemption or repurchase thereof. The Company will be permitted to suspend the use of the Prospectus that is a part of the Registration Statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 30 days in any three-month period or not to exceed an aggregate of 90 days in any 12-month period; provided, however, that the Company will be permitted to suspend the use of the Prospectus for a period not to exceed 60 days in any 3-month period or 90 days in any 12-month period under certain circumstances relating to acquisitions or similar transactions. The Company has agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to Holders of Debentures and Holders of Common Stock issued upon conversion of the Debentures if the

Prospectus is unavailable for periods in excess of those permitted above. Such Liquidated Damages shall accrue until such unavailability is cured, (i) in respect of any Debenture, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of the Applicable Principal Amount (as hereinafter defined), and (ii) in respect of any shares of Common Stock, at a rate per annum equal to 0.25% for the first 90 day period and 0.5% thereafter of the then Applicable Conversion Price (as hereinafter defined).

     A Holder who sells Debentures and Common Stock issued upon conversion of the Debentures pursuant to the Registration Statement generally will be required to be named as a selling stockholder in this Prospectus (or an amendment or supplement hereto), deliver this Prospectus (as amended or supplemented) to purchasers and be bound by certain provisions of the Debenture Registration Rights Agreement that are applicable to such Holder (including certain indemnification provisions). The Company has agreed to pay all fees and expenses incident to the filing of the Registration Statement and maintaining its effectiveness for resales of the Securities. In addition, in the event of an underwritten offering, the Company will pay the fees and expenses incurred by it in connection with such offering including those of its independent counsel and accountants, and will also pay up to a maximum of $75,000 for the fees and expenses of a single counsel selected by a plurality of all Holders of the Debentures holding an aggregate of not less than 25% of the Securities included in such offering to represent them in connection with such offering. The Holders participating in such offering will be responsible (on a pro rata basis based on the principal amount of the Securities included in such offering) for all fees and expenses of such counsel in excess of $75,000. Except as provided in the preceding two sentences, each Holder of Securities included in the Registration Statement will be responsible for all underwriting discounts and commissions payable in connection with the sale of such Holder's Securities and any other fees and expenses incurred by it in connection with the Registration Statement. The Company will provide to each registered Holder copies of this Prospectus, notify each registered Holder when the Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures and the Common Stock issued upon conversion, redemption or repurchase of the Debentures. The plan of distribution of the Prospectus permits resales of the Securities by Selling Securityholders through brokers and dealers. See "Plan of Distribution".

     The term "Applicable Principal Amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of Debentures, the Issue Price of such Debentures plus accrued Original Issue Discount with respect to such Debentures through such date of determination or, if no Debentures are then outstanding, such sum calculated as if such Debentures were then outstanding. The term "Applicable Conversion Price" means, as of any date of determination, the Applicable Principal Amount per $1,000 principal amount at maturity of Debentures as of such date of determination divided by the Conversion Rate in effect as of such date of determination or, if no Debentures are then outstanding, the Conversion Rate that would be in effect were Debentures then outstanding.

     The Company has agreed in the Debenture Registration Rights Agreement to give notice (a "Filing Notice") to all Holders of the filing and effectiveness of the Registration Statement by release made to Reuters Economic Services and Bloomberg Business News. A notice and questionnaire in the form attached to the Debenture Registration Rights Agreement (the "Questionnaire") must be completed and delivered by a holder to the Company within 30 days of such Filing Notice. Any person that acquires any Securities from an electing holder (excluding any Securities that were not identified in the Questionnaire delivered by such electing holder) will be entitled to have such Securities included in the Registration Statement so long as such transferee provides the Company with an updated Questionnaire. If a Holder's or such transferee's Questionnaire is received on or prior to the 10th day prior to the effective time of the Registration Statement, such Holder or transferee will be entitled to have such Holder's or transferee's Securities included in the Registration Statement at the effective time. If any such Holder's or transferee's updated Questionnaire is received subsequent to such 10th day, the Securities covered by such Questionnaire will be included in the Registration Statement reasonably promptly after receipt (which date of inclusion may be subsequent to the effective time of the Registration Statement). Holders are required to complete and deliver the Questionnaire prior to the effectiveness of the Registration Statement so that such Holders may be named as selling securityholders in the related prospectus at the time of effectiveness. Upon receipt of such a completed Questionnaire, together with such other information as may be reasonably requested by the Company, from a Holder following the effectiveness of the Registration Statement, the Company will, as promptly as practicable but in any event within five business days of such receipt, file such amendments to the Registration Statement or supplements to the related prospectus as are necessary to permit such Holder to deliver such prospectus to purchasers of the Securities (subject to the Company's right to suspend the use of the prospectus as described above). The Company has agreed to pay Liquidated Damages in the amount set forth above to such Holder if the Company fails to make such filing in the time required or, if such filing is a post-effective amendment to the Registration Statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof. Any Holder that does not complete and deliver a Questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any Securities pursuant to the Registration Statement.

     The summary herein of certain provisions of the Debenture Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Debenture Registration Rights Agreement, which has been filed as Exhibit 4.8 to the Registration Statement.

MODIFICATION

     Modification and amendment of the Indenture or the Debentures may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the Debentures then outstanding. Notwithstanding the foregoing, no such amendment may, without the consent of each Holder affected thereby: (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Debenture Change of Control Redemption Price or Redemption Price, or extend the stated maturity of any Debenture or alter the manner or rate of accrual of Original Issue Discount, interest or Liquidated Damages, or make any Debenture payable in money or securities other than that stated in the Debenture; (ii) make any change to the principal amount at maturity of Debentures whose Holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any Debenture or the right to require the Company to purchase a Debenture or the right to require the Company to repurchase a Debenture upon a Debenture Change of Control; or (iv) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Debentures. The Indenture also provides for certain modifications of its terms without the consent of the Holders.

TAXATION OF DEBENTURES

     See "Certain Federal Income Tax Considerations" for a discussion of certain tax aspects which will apply to a Holder of Debentures.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Debentures.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Certificate of Incorporation and By-Laws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and By-Laws, filed as Exhibits 3.1 and 3.2, respectively, to the Registration Statement.

     The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, par value $.01 per share, of which 59,744,544 shares were outstanding as of August 3, 1998, and (ii) 50,000,000 shares of Preferred Stock, of which no shares are outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of AMF Bowling and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors of AMF Bowling may elect all of the directors of AMF Bowling standing for election. As a result of its ownership of 50.9% of the outstanding Common Stock and the terms of the Stockholders Agreement, GSCP has the ability to control the election of a majority of the Board, appoint new management and approve or block any action requiring the approval of AMF Bowling's stockholders, including adopting amendments to the Certificate of Incorporation and approving mergers or sales of substantially all of AMF Bowling's assets, in each case, subject to the restrictions contained in the Stockholders Agreement. The Stockholders Agreement also provides for three of the investment funds which are stockholders of AMF Bowling each to nominate a director with each such nominee being subject to GSCP's consent, and for the formation of the Executive Committee.

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of AMF Bowling, holders of Common Stock are entitled to share ratably in all assets remaining after payment of AMF Bowling's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion or repurchase of the Debentures will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which AMF Bowling may designate and issue in the future.

     The Common Stock is listed on the NYSE under the symbol "PIN".

PREFERRED STOCK

     The Board is authorized to issue from time to time 50,000,000 shares of Preferred Stock in one or more series, and to fix the rights, designations, powers, preferences, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, all without stockholder approval. The ability of the Board to issue Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, AMF Bowling or a majority of the outstanding stock of AMF Bowling. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. See "Risk
Factors -- Anti-Takeover Effects of Certain Certificate of Incorporation and By-Laws Provisions".

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Certificate of Incorporation authorizes the Board to create and issue rights or options entitling the holders thereof to purchase from AMF Bowling shares of stock or other securities of AMF Bowling or any other corporation. The times at which and terms upon which such rights or options are issued may be determined by the Board and set forth in the contracts or other instruments that evidence such rights. The authority of the Board with respect to such rights or options includes, but is not limited to, determination of (i) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights or options, (ii) provisions relating to the times at which and the circumstances under which such rights or options may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of AMF Bowling, (iii) provisions that adjust the number or exercise price of such rights or options or amount or nature of the stock or other securities or property receivable upon exercise of such rights or options in the event of a combination, split or recapitalization of any stock of AMF Bowling, a change in ownership of AMF Bowling's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to AMF Bowling or any stock of AMF Bowling, and provisions restricting the ability of AMF Bowling to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of AMF Bowling under such rights or options, (iv) provisions that deny the holder of a specified percentage of the outstanding stock or other securities of AMF Bowling the right to exercise such rights or options and/or cause such rights held by such holder to become void,
(v) provisions that permit AMF Bowling to redeem or exchange such rights or options and (vi) the appointment of the rights agent with respect to such rights or options. This provision is intended to confirm the authority of the Board to issue share purchase rights or other rights or options to purchase stock or securities of AMF Bowling or any other corporation. The affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of capital stock of AMF Bowling entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal or adopt any provisions inconsistent with the provisions described in this section under the caption "Rights to Purchase Securities and Other Property". The ability of the Board to issue such securities could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, AMF Bowling or a majority of the outstanding stock of AMF Bowling.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Certificate of Incorporation and By-Laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law currently permits corporations to provide in their certificates of incorporation that directors of the corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except liability for (i) breach of the directors' and officers' duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and
(iv) any transaction from which directors or officers derive an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

     These provisions will not limit liability under federal or state securities laws. AMF Bowling believes that these provisions will assist AMF Bowling in attracting and retaining qualified individuals to serve as directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     AMF Bowling has elected in the Certificate of Incorporation to not be subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between a Delaware corporation and an "interested stockholder" (generally, a holder of 15% or more of a corporation's voting stock).

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar of the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

     Bowling Worldwide is party to a Credit Agreement amended and restated as of November 3, 1997 (and as further amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, the "Credit Agreement") with Goldman Sachs, their affiliate Goldman Sachs Credit Partners, L.P., Citibank, N.A. ("Citibank") and its affiliates Citicorp and Citicorp USA, Inc. and certain other banks, financial institutions and institutional lenders (collectively, the "Lenders") providing for (i) senior secured term loan facilities aggregating $455.3 million (the "Term Facilities"), and (ii) a senior secured revolving credit facility of up to $355.0 million (the "Bank Facility", and together with the Term Facilities, the "Senior Facilities"). In connection with such financing, Goldman Sachs Credit Partners, L.P. acted as Syndication Agent, Goldman Sachs Credit Partners, L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank is acting as Administrative Agent. The initial borrowings under a predecessor of the Credit Agreement were used to partially fund the Acquisition.

     The following summary of the material provisions of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement. A copy of the Credit Agreement has been filed as Exhibit 10.2 to the Registration Statement.

  THE FACILITIES

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $130.0 million, (ii) an Amortization Extended Loan ("AXELs(SM)") Series A Facility of $187.5 million and (iii) an AXELs(SM) Series B Facility of $137.8 million. The Term Loan Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case plus a margin which varies in accordance with a performance pricing grid which is based on the Total Debt to EBITDA Ratio (as defined in the Credit Agreement) for the Rolling Period (as hereinafter defined) then most recently ended.

     Until November 7, 1998, (i) the margin applicable to loans bearing interest based on the base rate will range from 0.750% to 0.875%, for advances under the Term Loan Facility, 1.000% to 1.125%, for advances under the AXELsSM Series A Facility, and 1.250% to 1.375%, for advances under the AXELsSM Series B Facility, and (ii) the margin applicable to loans bearing interest based on the Eurodollar rate will range from 1.750% to 1.875%, for advances under the Term Loan Facility, 2.000% to 2.125%, for advances under the AXELsSM Series A Facility, and 2.250% to 2.375%, for advances under the AXELsSM Series B Facility. Thereafter, (i) the margin applicable to loans bearing interest based on the base rate will range from 0.000% to 0.875%, for advances under the Term Loan Facility, 0.875% to 1.125%, for advances under the AXELsSM Series A Facility, and 1.125% to 1.375%, for advances under the AXELsSM Series B Facility, and (ii) the margin applicable to loans bearing interest based on the Eurodollar rate will range from 0.750% to 1.875%, for advances under the Term Loan Facility, 1.875% to 2.125%, for advances under AXELsSM Series A Facility, and 2.125% to 2.375%, for advances under the AXELsSM Series B Facility.

     The final maturity of the Term Loan Facility will occur on March 31, 2002, the final maturity of the AXELsSM Series A Facility will be March 31, 2003 and the final maturity of the AXELsSM Series B Facility will be March 31, 2004.

     Average amounts outstanding and average borrowing rates for the period ended June 30, 1998, were as follows (dollars in millions):

                                                     OUTSTANDING      AVERAGE      AVERAGE
                                                       JUNE 30,       AMOUNTS     BORROWING
            DESCRIPTION              MATURITY DATES      1998       OUTSTANDING     RATES
            -----------              --------------  -----------    -----------   ---------
Term Loan Facility.................  March 31, 2002    $111,875      $118,729       7.57%
AXELs(SM) Series A Facility........  March 31, 2003    $185,750      $186,373       7.81%
AXELs(SM) Series B Facility........  March 31, 2004    $135,874      $136,575       8.06%
Bank Facility......................  March 31, 2002    $128,003      $182,856       7.67%

     As most recently amended and restated, the Credit Agreement will require Bowling Worldwide to make scheduled amortization payments on the Term Facilities as follows (dollars in millions):

              TWELVE MONTHS                  TERM      AXELS(SM)    AXELS(SM)
                 ENDING                      LOAN      SERIES A     SERIES B
              DECEMBER 31,                 FACILITY    FACILITY     FACILITY     TOTAL
              -------------                --------    ---------    ---------    -----
   1997..................................   $  7.5      $  0.7       $  0.8      $  9.0
   1998..................................     23.1         2.0          2.3        27.4
   1999..................................     28.1         2.0          2.2        32.3
   2000..................................     30.0         2.0          2.3        34.3
   2001..................................     30.0        50.8          2.2        83.0
   2002..................................     11.3        92.5          2.3       106.1
   2003..................................       --        37.5         78.9       116.4
   2004..................................       --          --         46.8        46.8
                                            ------      ------       ------      ------
                                            $130.0      $187.5       $137.8      $455.3
                                            ======      ======       ======      ======

     The Bank Facility has an aggregate amount of $355.0 million, will mature on March 31, 2002, is fully revolving until its final maturity and bears interest, at Bowling Worldwide's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case, plus a margin which varies in accordance with a performance pricing grid which is based on the Total Debt/EBITDA Ratio (as hereinafter defined) for the Rolling Period (as hereinafter defined) then most recently ended. Until November 7, 1998, the margin applicable to advances under the Bank Facility bearing interest based on the base rate will range from 0.750% to 0.875% and the margin applicable to advances under the Bank Facility bearing interest based on the Eurodollar rate will range from 1.750% to 1.875%. Thereafter, the margin applicable to advances under the Bank Facility bearing interest based on the base rate will range from 0.000% to 0.875% and the margin applicable to advances under the Bank Facility bearing interest based on the Eurodollar rate will range from 0.750% to 1.875%.

     In addition, Bowling Worldwide will be required to make prepayments which permanently reduce the availability under the Senior Facilities under certain circumstances, including upon certain asset sales and issuances of debt by Bowling Worldwide and its subsidiaries and public issuance of equity securities of AMF Bowling. Bowling Worldwide will also be required to make prepayments that permanently reduce the availability under the Term Facilities in an amount equal to up to 50% of Excess Cash Flow for any fiscal year of Bowling Worldwide if the Total Debt to EBITDA Ratio for that fiscal year is greater than or equal to 5.50 to 1.0 (except that for the fiscal year ending December 31, 1998, such payment would be the lesser of (x) 50% of the Excess Cash Flow (as defined in the Credit Agreement) for that fiscal year or (y) the amount by which such Excess Cash Flow exceeds $20 million). If the Total Debt to EBITDA Ratio for that fiscal year is less than 5.50 to 1.0, then Bowling Worldwide is required to prepay the Bank Facility in an amount equal to up to 50% of the Excess Cash

Flow for such fiscal year (except that for the fiscal year ending December 31, 1998, such payment would be the lesser of (x) 50% of the Excess Cash Flow for that fiscal year or (y) the amount by which such Excess Cash Flow exceeds $20 million), but Bowling Worldwide would be permitted to reborrow such amounts, subject to the conditions of the Credit Agreement. The Credit Agreement also provides that at least $100 million of the net cash proceeds of the Initial Public Offering be used to repay borrowings under the Bank Facility (and thus would be available for reborrowing), and the remaining net cash proceeds from the Initial Public Offering be used, at Bowling Worldwide's option, to redeem a portion of the Subsidiary Senior Subordinated Notes and/or the Subsidiary Senior Subordinated Discount Notes and/or to repay borrowings under the Bank Facility. Using the net proceeds of the Initial Public Offering, the Company repaid $150.8 million of borrowings under the Credit Agreement and redeemed $118.9 million in principal of the Subsidiary Senior Subordinated Discount Notes. See "Note 9. Long-Term Debt" in the Notes to the Consolidated Financial Statements.

     The Senior Facilities are guaranteed by AMF Group Holdings and by each of Bowling Worldwide's present and future domestic Subsidiaries (as defined in the Credit Agreement) and are secured by all of the stock of Bowling Worldwide and Bowling Worldwide's present and future domestic Subsidiaries and Second-Tier Subsidiaries (as defined in the Credit Agreement), by 66% of the stock of Bowling Worldwide's present and future international subsidiaries and by substantially all of Bowling Worldwide's and its present and future domestic Subsidiaries' present and future property and assets.

     The Company incurred after-tax extraordinary charges totaling $23.4 million in the fourth quarter of 1997 as a result of entering into the third amendment and restatement of the Credit Agreement, the premium paid to redeem a portion of the Subsidiary Senior Subordinated Discount Notes with the proceeds of the Initial Public Offering and the write-off of the portion of deferred financing costs attributable to the Subsidiary Senior Subordinated Discount Notes redeemed. See "Note 9. Long-Term Debt" in the Notes to Consolidated Financial Statements and "Selected Quarterly Data" included elsewhere herein.

  COVENANTS

     The Credit Agreement contains certain financial covenants, as well as additional affirmative and negative covenants, constraining Bowling Worldwide. Under the terms currently in effect, Bowling Worldwide must maintain a minimum Modified Consolidated EBITDA (as hereinafter defined) of not less than the sum of (i) an amount ranging from $150 million for the "Rolling Period" (as defined as a calendar quarter together with the three consecutive immediately preceding calendar quarters) ending June 30, 1997, to $200 million for the Rolling Period ending September 30, 2003 and thereafter, and (ii) the EBITDA Adjustment Amount (as defined in the Credit Agreement) for such Rolling Period, which is equal to 80% of the aggregate amount of the EBITDA of each bowling center acquired or constructed by Bowling Worldwide or any of its Subsidiaries after May 1, 1996 and acquired or constructed at least 15 months prior to such time of determination.

     Bowling Worldwide must also maintain a Cash Interest Coverage Ratio (as defined in the Credit Agreement as the ratio of (i) consolidated EBITDA of Bowling Worldwide and its Subsidiaries during a Rolling Period, as modified with respect to certain bowling centers acquired or constructed after May 1, 1996 ("Modified Consolidated EBITDA") to (ii) cash interest payable on all Debt (as defined in the Credit Agreement) of Bowling Worldwide and its Subsidiaries) at an amount ranging from not less than 2.00 for the Rolling Period ending June 30, 1997, to not less than 2.75 for the Rolling Period ending September 30, 2002 and thereafter. Bowling Worldwide is required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement as the ratio of (i) Modified Consolidated EBITDA less the sum of (a) cash taxes paid plus (b) Capital Expenditures (as defined in the Credit Agreement) made by Bowling Worldwide and its Subsidiaries during such Rolling Period to (ii) the sum of (a) cash interest payable on all Debt plus (b) principal amounts of all Debt under the Term Facilities payable by Bowling Worldwide and its Subsidiaries during such Rolling Period) at an amount ranging from not less than 1.05 for the Rolling Period ending June 30, 1997, to not less than 1.20 for the Rolling Period ending June 30, 2001 and declining to
1.00 for the Rolling Period ending March 31, 2002 and thereafter. A Senior Debt to EBITDA Ratio (as defined in the Credit Agreement as the ratio of Consolidated Debt, as defined in the Credit Agreement (other than Subordinated Debt and Hedge Agreements, as defined in the Credit Agreement), of Bowling Worldwide and its Subsidiaries to Modified Consolidated EBITDA for that Rolling Period) must be maintained at levels ranging from not more than 3.75 for the Rolling Period ending June 30, 1997 to not more than 2.50 for the Rolling Period ending March 31, 2002 and thereafter. A Total Debt to EBITDA Ratio (as defined in the Credit Agreement as the ratio of consolidated total Debt (other than Hedge Agreements) of Bowling Worldwide and its Subsidiaries to Modified Consolidated EBITDA) must be maintained at levels ranging from not more than 6.50 for the Rolling Period ending June 30, 1997 to not more than 4.50 for the Rolling Period ending March 31, 2002 and thereafter. In each case, the above-mentioned ratios are calculated on a quarterly basis.

     The following chart summarizes the financial covenants described in the preceding paragraph.

                                                                       ROLLING 12-MONTH PERIOD(1)
                                            --------------------------------------------------------------------------------
                                            7/1/96    7/1/97    7/1/98    7/1/99    7/1/00    7/1/01    7/1/02      7/1/03
                                            THROUGH   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH      AND
FINANCIAL ESTIMATIONS                       6/30/97   6/30/98   6/30/99   6/30/00   6/30/01   6/30/02   6/30/03   THEREAFTER
---------------------                       -------   -------   -------   -------   -------   -------   -------   ----------
MODIFIED CONSOLIDATED EBITDA(2)
  Not less than the following amounts (in
    $ millions) plus the then applicable
    EBITDA Adjustment Amount(3)...........    150       150       155       165       175       185       195         200
CASH INTEREST COVERAGE RATIO(4)
  Not less than:..........................   2.00      2.25      2.35      2.75      2.75      2.50      2.75        2.75
FIXED CHARGE COVERAGE RATIO(5)
  Not less than:..........................   1.05      1.10      1.15      1.20      1.20      1.00      1.00        1.00
SENIOR DEBT TO EBITDA RATIO(6)
  Not less than:..........................   3.75      3.60      3.60      3.25      3.00      2.50      2.50        2.50
TOTAL DEBT TO EBITDA RATIO(7)
  Not less than:..........................   6.50      6.00      6.00      5.50      5.00      4.50      4.50        4.50

---------------
(1) The levels specified with respect to each covenant may vary within the periods specified below. When the level varies within a period, the level as in effect at the end of the period is specified in the table.

(2) Defined as, for any Rolling Period, Consolidated EBITDA (as defined in the Credit Agreement) of Bowling Worldwide and its Subsidiaries in such Rolling Period, provided, however, that at any time of determination, (i) solely with respect to any constructed New Center (as hereinafter defined), Modified Consolidated EBITDA shall be calculated using Adjusted EBITDA (as hereinafter defined) of such New Center and (ii) solely with respect to any New Center acquired within the immediately preceding 15 months, Modified Consolidated EBITDA shall be calculated using the actual EBITDA of such New Center for such Rolling Period (as hereinafter defined). "Adjusted EBITDA" means, at any time, in the case of a New Center, the product of (a) the Average EBITDA Margin calculated as of the end of the fiscal quarter immediately preceding the fiscal quarter in which the acquisition or the construction of the New Center occurs and (b) the Specified Revenues (as hereinafter defined) of such new center. "Average EBITDA Margin" means, at any time of determination, an amount equal to (a) the sum of Consolidated EBITDA of AMF Bowling Centers, Inc. and its subsidiaries and Consolidated EBITDA of AMF Worldwide Bowling Centers Holdings Inc. and its subsidiaries ("AMF Worldwide") divided by (b) the sum of consolidated revenues of AMF Bowling Centers and its subsidiaries and consolidated revenues of AMF Worldwide and its subsidiaries, in each case for the 12-month period reflected in the most recent financial statements. "Specified Revenues" means at any time (a) in the case of any acquisition of a New Center, aggregate revenues of such New Center for the immediately preceding 12-month period, and (b) in the case of any construction of a New Center, an amount equal to (i) at any time during its first 12 full months of operations, the aggregate revenues of such New Center for each full month it has operated times twelve divided by the number of full months such New Center has operated and (ii) at any time thereafter, aggregate revenues of such New Center for the immediately preceding 12-month period. "New Center" means, at any time of determination, any bowling center acquired (whether by means of a stock or asset acquisition) or constructed by Bowling Worldwide or any of its Subsidiaries after the closing date of the Credit Agreement and less than 15 months prior to such date of determination, provided that the time of any such acquisition shall be the date of consummation of such acquisition and the time of any such construction shall be the date of the opening of such bowling center for business.

(3) Defined as 80% of the aggregate amount of EBITDA of each bowling center acquired or constructed by Bowling Worldwide or any of its Subsidiaries after May 1, 1996 and acquired or constructed at least 15 months prior to such time of determination.

(4) The ratio of Modified Consolidated EBITDA to cash interest payable on all debt of Bowling Worldwide and its Subsidiaries on a consolidated basis.

(5) Ratio of (A) Modified Consolidated EBITDA during the Rolling Period less the sum of (1) cash taxes paid plus (2) Capital Expenditures made, in each case, by Bowling Worldwide and its Subsidiaries during such Rolling Period to (B) the sum of (i) cash interest payable on all debt plus (ii) principal amounts of all debt payable (other than the principal amount of debt to the extent it has been refinanced), in each case, by Bowling Worldwide and its Subsidiaries during such Rolling Period.

(6) Ratio of Consolidated debt (other than Subordinated Debt and Hedge Agreements) of Bowling Worldwide and its Subsidiaries to Modified Consolidated EBITDA.

(7) Ratio of Consolidated total debt (other than Hedge Agreements (as defined in the Credit Agreement)) of Bowling Worldwide and its Subsidiaries to Modified Consolidated EBITDA.

     Affirmative covenants under the Credit Agreement oblige Bowling Worldwide and its Subsidiaries to comply with all laws and regulations, as well as to pay all taxes not being contested in good faith, to comply with environmental laws and permits, to maintain insurance coverage, preserve its corporate existence, permit the examination of its records and books of account by the agents or any of the Lenders, to prepare environmental reports upon the reasonable request of the administrative agent (in the case of a Default under (and as defined in) the Credit Agreement or based on the belief that hazardous materials contamination not otherwise disclosed may be present on any property described in the mortgages), to keep proper books of record and account, to maintain its properties in good working condition, to comply with the terms of leaseholds and to perform and observe all terms and provisions of each Related Document (defined as the Stock Purchase Agreement, the Indentures and any related agreements, a tax agreement, the Stockholders Agreement and a support agreement relating to the Acquisition). Bowling Worldwide is also required to conduct, and cause each of its Subsidiaries to conduct, all transactions permitted under the loan documents with any affiliates on fair and reasonable terms, to maintain cash concentration accounts with Citibank into which substantially all proceeds of collateral are to be paid, and to guarantee obligations and give security (upon the request of Citicorp USA, Inc. (together with any successor appointed pursuant to the Credit Agreement, the "Collateral Agent") following the occurrence and during the continuance of a Default, at such time as any new direct or indirect Subsidiary of Bowling Worldwide is formed or acquired by Bowling Worldwide and the Guarantors (each, a "Loan Party"), or when any property is acquired by any Loan Party). Bowling Worldwide has entered into, and must maintain until the aggregate outstanding amount under the Term Facilities is less than $400 million, interest rate hedge agreements, covering a notional amount of not less than 50% of the commitments under all the facilities and the other floating rate debt of the Loan Parties.

     Negative covenants under the Senior Facilities prohibit Bowling Worldwide and its Subsidiaries from incurring any liens (except for those created under the loan documents or otherwise permitted under the Credit Agreement, including those securing Bowling Worldwide's obligations as borrower on other indebtedness not to exceed $5 million at any time outstanding). Bowling Worldwide and its Subsidiaries are also prohibited from incurring any debt, other than (in the case of Bowling Worldwide) debt owed to its Subsidiaries or in respect of hedge agreements not entered into for speculative purposes or (in the case of any Subsidiary) debt owed to Bowling Worldwide or any of its wholly owned Subsidiaries, to the extent permitted under the Credit Agreement or (in the case of either Bowling Worldwide or its Subsidiaries) debt secured by permitted liens, capitalized leases not to exceed $10 million at any time outstanding and any debt existing at the time of the Acquisition, among other things. Bowling Worldwide and its Subsidiaries may not incur any obligations under leases having a term of one year or more that would cause their direct and contingent liabilities for any 12 months to exceed the sum of (i) $25 million, (ii) the product of (x) $200,000 and (y) the number of leased bowling centers acquired by Bowling Worldwide or any Subsidiaries after May 1, 1996 and (iii) in each calendar year after 1996, an amount equal to 4% of the amount permitted by this provision in the immediately preceding calendar year. Bowling Worldwide is also prohibited from entering into a merger of which it is not the survivor or to sell, lease, or otherwise transfer its assets other than in the ordinary course of business, except as otherwise permitted by the Credit

Agreement. Investments by Bowling Worldwide or its Subsidiaries in any other person are also limited by formulas set forth in the Credit Agreement. The negative covenants also relate to the payment of dividends, prepayments of, and amendments of the terms of, other debt (including the Subsidiary Notes), amendment of Related Documents (as defined in the Credit Agreement), ownership changes, negative pledges, partnerships, speculative transactions, capital expenditures and payment restrictions affecting subsidiaries. Bowling Worldwide is also subject to certain financial and other reporting requirements.

     Bowling Worldwide is also prohibited from making a material change in the nature of its existing business, except that it may have up to $50 million invested at any one time in golf driving ranges and other golf-related activities.

     So long as Bowling Worldwide is not in default of the covenants contained in the Credit Agreement, it may (i) declare and pay dividends in common stock,
(ii) declare and pay cash dividends to the extent necessary to make payments under certain noncompete agreements with owners of the Predecessor Company,
(iii) declare and pay cash dividends for general administrative expenses not to exceed $0.25 million and (iv) declare and pay cash dividends not to exceed $2.0 million for the repurchase of Common Stock. As of June 30, 1998, Bowling Worldwide is in compliance with all of its covenants.

EVENTS OF DEFAULT

     The Credit Agreement contains customary Events of Default for highly-leveraged financings. These include:

          (a) the failure of Bowling Worldwide to pay the principal of, interest on, or other amounts payable in connection with, any advance under the Senior Facilities when they become due (in the case of principal) or within three days after they become due;

          (b) the incorrectness in any material respect of any representation or warranty of a Loan Party under or in connection with any loan document;

          (c) the failure of any Loan Party to perform or observe any term, covenant or agreement with regard to the use of proceeds covenant, certain affirmative covenants, any negative covenants, the obligation of Bowling Worldwide to give notice to the administrative agent and the Lenders of any default or any event likely to have a materially adverse effect and any financial covenants under the Credit Agreement;

          (d) the failure of any Loan Party to perform any other term, covenant or agreement in any loan document, if such failure remains unremedied for 15 days after knowledge by an officer of any Loan Party or its Subsidiaries or notice by the administrative agent or any Lender;

          (e) the failure by any Loan Party or any material subsidiary to pay any principal of, premium or interest on or any other amount payable in respect of any debt outstanding in a principal amount of at least $25 million or any other event shall occur that would permit the acceleration of any such debt or such debt is accelerated;

          (f) the failure of any Loan Party or any material subsidiaries to generally pay debts as they become due, or its seeking of liquidation, reorganization, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization, or such a proceeding instituted against it remains undismissed and unstayed for a period of 30 days;

          (g) the rendering of any judgment or order for the payment of money in excess of $25 million against any Loan Party or any material subsidiary and either any enforcement proceedings shall have commenced or 15 days shall have passed during which no stay shall be in place;

          (h) the rendering of any non-monetary judgment or order against any Loan Party or any material subsidiary that could reasonably be likely to have a material adverse effect, and there is a period of 15 days during which no stay of such judgment or order is in effect;

          (i) any provision of any loan document after delivery for any reason ceases to be valid and binding on or enforceable against any Loan Party which is a party to it;

          (j) any provision relating to the subordination of the debt under the Exchange Notes and any other debt of any Loan Party or any material subsidiary that is subordinated to the obligations of such Loan Party to the Lenders or the agents for any reason ceases to be valid and binding on or enforceable against any Loan Party which is a party to it;

          (k) any collateral document (excluding mortgages covering collateral which, in the aggregate, is immaterial) after delivery ceases to create a valid and perfected first priority lien on and security interest in the collateral purported to be protected thereby;

          (l) AMF Bowling ceases to own and control legally and beneficially all of the outstanding shares of capital stock of AMF Group Holdings;

          (m) AMF Group Holdings ceases to own and control legally and beneficially all of the outstanding shares of capital stock of Bowling Worldwide;

          (n) a change of control (as defined in the Credit Agreement) occurs;

          (o) an ERISA event (as defined in the Credit Agreement) occurs with respect to a single or multiple employer plan, and the sum of insufficiency as to such plan, aggregated with the insufficiency of any other plans as to which an ERISA event occurred, exceeds $25 million;

          (p) any Loan Party or any ERISA affiliate (as defined in the Credit Agreement) is notified by the sponsor of a multiemployer plan that it has incurred withdrawal liability with respect to such plan, which, aggregated with other amounts required to be paid to multiemployer plans by the Loan Parties and ERISA affiliates, exceeds $25 million (or requires payments exceeding $7.5 million per annum); or

          (q) any Loan Party or ERISA affiliate is notified by the sponsor of a multiemployer plan that such plan is in reorganization or being terminated, within the meaning of Title IV of ERISA, resulting in an increase of aggregate annual contributions in specified amounts.

     Upon the occurrence of an Event of Default, the administrative agent may declare the commitment of the Lenders terminated and may declare the Senior Facilities and all interest thereon and all other amounts payable under the Credit Agreement and the other loan documents due, and may also take certain actions in respect of any outstanding letters of credit. In the event of an actual or deemed entry of an order of relief with respect to any Loan Party or any of its subsidiaries under the federal bankruptcy code, the commitment of the Lenders will automatically terminate, and the Senior Facilities and all interest thereon will automatically become due and payable.

OTHER SENIOR DEBT

     A mortgage having a principal amount of approximately $2.0 million as of June 30, 1998, secured by a bowling center in Independence, Missouri, remains outstanding as an obligation of AMF. The original obligation was for approximately $1.7 million, with interest at a rate of 8.81% through October 1, 2013.

     AMF is obligated to make future payments under a noncompetition agreement that provides that such obligation will be secured by AMF's bowling center in Hickory, North Carolina. The amount remaining to be paid as of June 30, 1998 was $0.1 million, and the final payment is due in 1999. This obligation is reflected in other liabilities on the balance sheet of Holdings.

SUBSIDIARY NOTES

     At June 30, 1998, Bowling Worldwide had outstanding $250.0 million in principal amount of 10 7/8% Subsidiary Senior Subordinated Notes due 2006 and $200.8 million principal amount of 12 1/4% Subsidiary Senior Subordinated Discount Notes due 2006. The following description of the Subsidiary Notes and the Subsidiary Indentures is a summary and is qualified in its entirety by the provisions of the Subsidiary Notes, which have been filed as Exhibits 4.4 and
4.5 to the Registration Statement, and the Subsidiary Indentures, which have been filed as Exhibits 4.1 and 4.2 to the Registration Statement.

     The Subsidiary Senior Subordinated Notes will mature on March 15, 2006. Interest thereon accrues from the date of issuance at an annual rate of 10 7/8% and is payable in cash semiannually in arrears on March 15 and September 15 of each year which commenced on September 15, 1996.

     Prior to December 15, 1997, the Subsidiary Senior Subordinated Discount Notes had a fully-accreted value of $452.0 million based on a maturity date of March 15, 2006. On December 15, 1997, the Company redeemed $118.9 million in principal which represented a fully-accreted value of $175.0 million using a portion of a capital contribution received from AMF Bowling attributable to proceeds received by AMF Bowling from the Initial Public Offering. The remaining balance of Subsidiary Senior Subordinated Discount Notes will mature on March 15, 2006, at a fully-accreted value of $277.0 million. The Subsidiary Senior Subordinated Discount Notes will result in an effective yield of 12 1/4% per annum, computed on a semiannual bond equivalent basis. No interest is payable prior to March 15, 2001. Commencing March 15, 2001, interest will accrue and be payable in cash semiannually in arrears on March 15 and September 15 of each year beginning with September 15, 2001.

     Bowling Worldwide's payment obligations under the Subsidiary Notes are jointly and severally guaranteed on a senior subordinated basis by Bowling Worldwide's direct and indirect domestic subsidiaries and by any other subsidiaries of Bowling Worldwide that act as guarantors under the Credit Agreement (collectively, the "Guarantors").

     The guarantees of the Subsidiary Notes are subordinated to the guarantees of the indebtedness under the Credit Agreement and certain other indebtedness (collectively, the "Senior Debt"). The Subsidiary Notes are general, unsecured obligations of Bowling Worldwide, are subordinated in right of payment to all Senior Debt of Bowling Worldwide, and rank pari passu with all existing and future subordinated debt of Bowling Worldwide. The claims of the holders of the Subsidiary Notes will be effectively subordinated to all other indebtedness and other liabilities (including trade payables and capital lease obligations) of Bowling Worldwide's subsidiaries that are not Guarantors and through which Bowling Worldwide will conduct a portion of its operations.

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of Subsidiary Senior Subordinated Notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 110.875% of the principal amount of the Senior Subordinated Notes, together with accrued and unpaid interest, if any, to the date of redemption, so long as at least $150 million in aggregate principal amount of Subsidiary Senior Subordinated Notes remains outstanding after such redemption. Similarly, prior to March 15, 1999, the Subsidiary Senior Subordinated Discount Notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 112.25% of the accreted value of the Subsidiary Senior Subordinated Discount Notes, so long as at least $150 million in accreted value of Subsidiary Senior Subordinated Discount Notes remains outstanding after such redemption.

     The Subsidiary Indentures contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the applicable Subsidiary Indenture) to incur additional indebtedness and issue Disqualified Stock (as defined in the applicable Subsidiary Indenture), pay dividends or distributions or make investments or make certain other Restricted Payments (as defined in the applicable Subsidiary Indenture), enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of Bowling Worldwide and engage in mergers and consolidations. As of March 31, 1998, Bowling Worldwide is in compliance with all of its covenants under the Subsidiary Indentures.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the Debentures and Common Stock into which the Debentures may be converted. This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, since the Company has not obtained, and does not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the Debentures or Common Stock.

     This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding Debentures or Common Stock as part of a hedging or conversion transaction or straddle, persons deemed to sell Debentures or Common Stock under the constructive sale provisions of the Code, U.S. Holders (as hereinafter defined) whose functional currency is not the U.S. dollar and persons who have ceased to be U.S. citizens or to be taxed as resident aliens) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law as applicable to either or both U.S. Holders (as hereinafter defined) and non-U.S. Holders (as hereinafter defined), or U.S. federal estate and gift tax law as applicable to U.S. Holders (as hereinafter defined). In addition, this discussion is limited to purchasers of Debentures who hold the Debentures and any Common Stock into which the Debentures are converted as "capital assets" within the meaning of Section 1221 of the Code.

     ALL PROSPECTIVE PURCHASERS OF THE DEBENTURES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF THE DEBENTURES AND THE COMMON STOCK.

U.S. HOLDERS

     As used herein, the term "U.S. Holder" means the beneficial holder of a Debenture or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) a corporation formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is any holder other than a U.S. Holder.

  ORIGINAL ISSUE DISCOUNT ON THE DEBENTURES

     The Debentures were issued at a substantial discount from their stated redemption price at maturity. For federal income tax purposes, the excess of the stated redemption price at maturity of each Debenture over its issue price constitutes original issue discount ("Original Issue Discount").

The issue price of the Debentures equals the initial price at which a substantial amount of the Debentures is sold (not including sales to the underwriters or placement agents, including the Initial Purchasers). U.S. Holders of the Debentures will be required to include Original Issue Discount in income as it accrues, in accordance with the constant yield method described below, before receipt of the cash attributable to such income, regardless of such U.S. Holder's regular method of accounting for United States federal income tax purposes. A U.S. Holder of a Debenture must include in gross income for federal income tax purposes the sum of the daily portions of Original Issue Discount with respect to the Debenture for each day during the taxable year or portion of a taxable year on which such U.S. Holder holds the Debenture. The daily portion is determined by allocating to each day of each accrual period a pro rata portion of an amount equal to the adjusted issue price of the Debenture at the beginning of the accrual period multiplied by the yield to maturity of the Debenture (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period). The adjusted issue price of a Debenture at the start of any accrual period will be the issue price of the Debenture increased by the accrued Original Issue Discount for each prior accrual period. Under these rules, U.S. Holders will have to include in gross income increasingly greater amounts of Original Issue Discount in each successive accrual period. A U.S. Holder's original tax basis for determining gain or loss on the sale or other disposition of a Debenture will be increased by any accrued Original Issue Discount includible in such U.S. Holder's gross income.

     There are several circumstances under which the Company could make a payment that would affect the yield to maturity of a Debenture, including (as described under "Description of Debentures"), the payment of Liquidated Damages due to failure to effect the registration of the Debentures pursuant to the Registration Statement and the redemption or repurchase of Debentures. According to Treasury Regulations, the possibility of a change in yield will not be treated as affecting the amount of Original Issue Discount required to be realized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligation is issued, is remote. The Company intends to report on the basis that the likelihood of any change in the yield on the Debentures is remote. The Company also intends to report on the basis that there is no alternative payment schedule that would minimize the yield on the Debentures to the Company.

  MARKET DISCOUNT

     A U.S. Holder acquiring a Debenture at a "market discount" (as hereinafter defined) must generally treat as ordinary income any gain realized on the disposition or retirement of the Debenture (among other events) to the extent that the market discount has accrued during the U.S. Holder's period of ownership. Any accrued market discount not previously taken into income prior to a conversion of a Debenture may carry over to the Common Stock received upon conversion of the Debenture and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition.

     A "market discount" exists if (i) the amount for which a U.S. Holder purchased the Debenture is less than the Debenture's Issue Price and (ii) the Debenture's adjusted issue price exceeds the amount for which the U.S. Holder purchased the Debenture by at least 1/4 of 1 percent of such Debenture's revised issue price multiplied by the number of complete years to the Debenture's maturity. The Code provides that, for these purposes, the "revised issue price" of a Debenture generally equals its Issue Price, increased by the amount of any Original Issue Discount that has accrued on the Debenture. The market discount accrued during the U.S. Holder's period of ownership will generally equal a ratable portion of the Debenture's market discount, based on the number of days the U.S. Holder has held the Debenture at the time of such disposition or retirement, as a percentage of the number of days from the date the U.S. Holder acquired the Debenture to its date of maturity.

     Subject to certain limitations, a U.S. Holder may elect to include the market discount in gross income during the period of ownership (rather than upon disposition, retirement or certain other events) based on a constant yield method, taking into account compounding of interest. Any such election will also constitute an election to include market discount in income currently on all other bonds and notes acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies, and once made such an election may be terminated only with the consent of the IRS. A U.S. Holder who purchases a Debenture at a market discount and who does not elect to include market discount in income as it accrues may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the Debenture.

  ACQUISITION PREMIUM

     A U.S. Holder will be considered to have "acquisition premium" to the extent the U.S. Holder's initial tax basis in a Debenture is greater than (x) the adjusted issue price of such Debenture but less than (y) the stated redemption price at maturity of such Debenture. Acquisition premium may offset the amount of Original Issue Discount received on such Debenture that the U.S. Holder is required to include in income.

  CONVERSION OF DEBENTURES INTO COMMON STOCK

     In general, no gain or loss will be recognized for U.S. federal income tax purposes on a conversion of Debentures into Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Debenture allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Debenture converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of the Common Stock received on conversion will generally include the period during which the converted Debentures were held.

  ADJUSTMENT OF CONVERSION RATE

     The Conversion Rate of the Debentures is subject to adjustment under certain circumstances. If at any time the Company makes a distribution of property to stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Company) and, pursuant to the anti-dilution provisions of the Indentures, the Conversion Rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of Debentures. If the Conversion Rate is increased at the discretion of the Company or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to U.S. Holders of Debentures.

  SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURES

     Upon the sale, exchange or retirement of a Debenture, including as a result of a tender upon the occurrence of a Debenture Change of Control, and, except as discussed in the next paragraph on a Purchase Date, a holder will recognize gain or loss equal to the difference between the sale or redemption proceeds and the U.S. Holder's adjusted tax basis in the Debenture.

     If a U.S. Holder elects to exercise its option to tender the Debentures to the Company on a Purchase Date and the Company issues Common Stock in satisfaction of all or part of the Purchase Price, the exchange of the Debentures for Common Stock should qualify as a reorganization for federal income tax purposes. If the Purchase Price is paid solely in Common Stock, except in the case of a fractional share described below, a U.S. Holder will not be required to recognize any gain realized and will not be permitted to recognize any loss. If the Purchase Price is paid in a combination of Common Stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by the U.S. Holder would be recognized, but only to the extent of the cash received. A U.S. Holder's initial tax basis in the Common Stock received would be equal to such U.S. Holder's adjusted tax basis in the Debenture tendered (except for any portion allocable to a fractional share of Common Stock), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of any cash received (except cash received in lieu of fractional share). The holding period for Common Stock received in the exchange will include the holding period of the Debenture tendered to the Company in exchange therefor. The receipt of cash in lieu of a fractional share of Common Stock should generally result in capital gain or loss, measured by the difference between the amount of cash received for the fractional share and the U.S. Holder's tax basis in the fractional share interest.

     A U.S. Holder's adjusted tax basis in a Debenture generally will equal such U.S. Holder's initial investment in the Debenture increased by any original issue discount the U.S. Holder has included in income and decreased by any payments received. Except to the extent of any accrued market discount, any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Debenture should be capital gain or loss and will generally be long-term capital gain or loss if the Debenture is a capital asset and has been held or deemed held for more than one year at the time of the sale or exchange. Under current law, gain on most capital assets held by an individual for more than 12 months is subject to tax at a maximum rate of 20%.

  THE COMMON STOCK

     Distributions, if any, paid on the Common Stock received on a conversion of the Debentures, to the extent made from current or accumulated earnings and profits of the Company, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of a corporate holder). Distributions of stock received by a holder of Common Stock generally will not be taxable, except where the distribution of stock is in lieu of a distribution of money, results in a distribution of common stock to some holders and preferred stock to other holders, is a distribution of convertible preferred stock, or otherwise has the effect of increasing the proportionate interests of some or all of the holders of Common Stock in the assets or earnings and profits of the Company. If there is a distribution of stock or other event that increases the proportionate interest of the holders of Common Stock in the assets or earnings and profits of the Company, and there is not a full adjustment to the conversion ratio of the outstanding Debentures to reflect such dividend or other event, then such increase in the proportionate interest of the holders of Common Stock generally will be treated as a taxable dividend to such holders to the extent of the Company's current or accumulated earnings and profits.

     Gain or loss realized on the sale or exchange of that Common Stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such Common Stock. Except to the extent of any accrued market discount not previously taken into account, such gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held or is deemed to have held the Common Stock for more than one year. Under current law, gain on most capital assets held by an individual for more than 12 months is subject to tax at a maximum rate of 20%.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     A U.S. Holder of Debentures or Common Stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest and dividend payments. These backup withholding rules apply if the holder (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A U.S. Holder who does not provide the Company with a correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

     The Company will report to the U.S. Holders of Debentures and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder.

     For purposes of the following discussion, Original Issue Discount, dividends and gain on the sale, exchange or other disposition of a Debenture or Common Stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  ORIGINAL ISSUE DISCOUNT

     Generally any Original Issue Discount paid to a Non-U.S. Holder of a Debenture that is not U.S. trade or business income will not be subject to U.S. tax if (i) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and (B) is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) either (A) the beneficial owner, under penalty of perjury, certifies that it is not a U.S. person and provides its name and address on IRS Form W-8 (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debenture certifies under penalties of perjury that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     The payment of Original Issue Discount to a Non-U.S. Holder that does not qualify for the exemption set forth above and that is not U.S. trade or business income ("Non-Qualifying Original Issue Discount") will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty.

     To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under regulations issued by the Treasury Department on October 6, 1997 (the "New Regulations"), generally effective with respect to payments made after December 31, 1999, the Forms 1001 and 4224 will be replaced by Form W-8. Under the New Regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number, which may require providing certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the New Regulations for payments through qualified intermediaries.

  DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are connected with such holder's conduct of a trade or business in the United States (U.S. trade or business income) are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. Dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under the New Regulations, not generally in effect until after December 31, 1999, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any amounts currently withheld by filing an appropriate claim for a refund with the IRS.

  CONVERSION

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of Debentures into Common Stock. However, a Non-U.S. Holder will be subject to U.S. federal income tax on the amounts of any (i) Non-Qualifying Original Issue Discount that has not previously been included in income and (ii) cash received in lieu of fractional shares, to the extent that such Non-U.S. Holder would be subject to U.S. federal income taxation on the sale of the Debenture under the rules described in "Sale, Exchange or Redemption of Debentures or Common Stock" below.

  SALE, EXCHANGE OR REDEMPTION OF DEBENTURES OR COMMON STOCK

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Debenture generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Debenture as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) in the case of the disposition of Common Stock, the Company is a U.S. real property holding corporation. The Company does not believe that it is currently a "United States real property holding corporation", or that it will become one in the future.

  FEDERAL ESTATE TAX

     A Debenture held (or treated as held) by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company and, at the time of the individual's death, payments with respect to such Debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) will be included in such individual's estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Holder any dividend that is subject to withholding or is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal, including cash payments in respect of Original Issue Discount, on the Debentures by the Company to a Non-U.S. Holder if the holder certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its Paying Agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds on the disposition of Debentures or Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Debenture to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is
(i) a "controlled foreign corporation" for U.S. federal income tax purposes or
(ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of Debentures or Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in the files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     The New Regulations, not currently in effect, make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations generally attempt to unify certification requirements and modify reliance standards. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Of the 59,744,544 shares of Common Stock outstanding as of August 3, 1998, 15,639,344 are available for resale in the public market without restriction or further registration under the Securities Act, unless owned by an affiliate of AMF Bowling. The remaining 44,105,200 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144.

     In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of restricted securities which does not exceed the greater of 1% of the then-outstanding shares of Common Stock (597,445 shares) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about AMF Bowling. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of AMF Bowling at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) promulgated under the Securities Act without regard to the volume limitation manner of sale provisions, public information requirements or notice requirements.

     Since the Private Placement, certain of the Initial Purchasers have made a market in the Debentures. Such Initial Purchasers are not obligated to do so, however, and any market-making with respect to the Debentures may be interrupted or discontinued at any time without notice. There can be no assurance as to the liquidity of any trading market of the Debentures, if any develops, or that an active public market for the Debentures will develop or, if one does develop, that it will be maintained. If an active market for the Debentures fails to develop or be sustained, the trading price of the Debentures could be adversely affected. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock that are restricted securities or the availability of such shares for future sale will have on the market price of the Debentures or the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Debentures and the Common Stock issuable upon conversion or repurchase thereof and could impair AMF Bowling's future ability to raise capital through an offering of securities.

     AMF Bowling has filed registration statements on Form S-8 to register (i) 1,767,151 shares of Common Stock reserved for issuance or sale under the 1996 Plan and (ii) 2,000,000 shares of Common Stock reserved for issuance or sale under the 1998 Plan.

                            SELLING SECURITYHOLDERS

     The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus (or an amendment or supplement thereto) any or all of the Debentures and the Common Stock issued upon conversion, redemption or repurchase thereof. The term Selling Securityholder includes the holders listed below and the beneficial owners of the Debentures and their respective transferees, pledgees, donees or their successors.

     Each of the Selling Securityholders listed below is either an Initial Purchaser or a transferee of an Initial Purchaser and has agreed to be bound by the terms applicable to the transferor under the Debenture Registration Rights Agreement. Pursuant to the Debenture Registration Rights Agreement, the Company has filed the Registration Statement of which this Prospectus forms a part and has also agreed to bear certain expenses related thereto and to indemnify each Selling Securityholder against certain liabilities, including certain liabilities arising under the federal securities laws. See "Plan of Distribution".

     The Company has filed with the Commission the Registration Statement of which this Prospectus forms a part with respect to the sale by the Selling Securityholders of the Securities from time to time through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Securities may be listed or quoted at the time of such sale, in the over-the-counter market, in transactions otherwise than on such exchanges or systems or in the over-the-counter market, or through the writing of options, in privately negotiated transactions or otherwise, as more fully described under "Plan of Distribution".

     The table below sets forth information with respect to the Selling Securityholders and the respective principal amounts of the Debentures and Common Stock into which such Debentures are convertible beneficially owned by
each Selling Securityholder as of             , 1998. Such information has been
obtained from the Selling Securityholders. To the Company's knowledge, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company (or its predecessors) or any of its affiliates. Although the Selling Securityholders may offer for sale from time to time all or a portion of the Securities pursuant to this Prospectus (or an amendment or supplement thereto), the table below assumes that all of the Securities will be offered and sold by the Selling Securityholders. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Securities since the date on which they provided the Company with information regarding their Securities in transactions exempt from the registration requirements of the Securities Act. Information concerning Selling Securityholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this Prospectus. The Securities are being registered hereby to permit secondary trading of the Securities without restriction under the Securities Act. See "Plan of Distribution".

                                  BENEFICIAL OWNERSHIP AT ,
                                           1998(1)                    SHARES OF      PRINCIPAL AMOUNT
                             -----------------------------------    COMMON STOCK        AT MATURITY
                              PRINCIPAL AMOUNT                       COVERED BY        OF DEBENTURES
                                AT MATURITY        PERCENTAGE OF        THIS          COVERED BY THIS
  SELLING SECURITYHOLDERS      OF DEBENTURES        DEBENTURES      PROSPECTUS(2)       PROSPECTUS
  -----------------------    ------------------    -------------    -------------    -----------------
                               $                          *                           $

Unnamed holders of
  Securities or any future
  transferees, pledgees,
  donees or successors of
  or from such unnamed
  holders..................
                               --------------           ---           ---------       --------------
Total......................    $1,125,000,000           100%          9,757,575       $1,125,000,000

---------------
* Less than one percent.

(1) The information contained in this table reflects "beneficial" ownership of the Debentures within the meaning of Rule 13d-3 under the Exchange Act. With respect to all holders listed in the table above, the Company has not conducted any independent inquiry or investigation to ascertain such information and has relied exclusively on written questionnaires furnished to the Company by the Selling Securityholders for the express purpose of including the information set forth therein in this Prospectus.

(2) Includes shares of Common Stock issuable upon conversion, redemption or repurchase of the Debentures only. Represents the number of shares of Common Stock into which the Debentures listed for such Selling Securityholder in this table are convertible as of the date of this Prospectus.

     The Conversion Rate and, therefore, the number of shares of Common Stock issuable upon conversion, redemption or repurchase of the Debentures is subject to adjustment in certain events. Accordingly, the number of shares of Common Stock issuable upon conversion, redemption or repurchase of the Debentures may increase or decrease. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.

     Because the Selling Securityholders may, pursuant to this Prospectus (or an amendment or supplement hereto), offer all or some portion of the Debentures or Common Stock issuable upon conversion, redemption or repurchase of the Debentures, no estimate can be given as to the amount of the Debentures or shares of Common Stock that will be held by the Selling Securityholders upon termination of any such sales.

                              PLAN OF DISTRIBUTION

     The Common Stock is listed on the NYSE under the symbol "PIN". The Common Stock issuable upon conversion, redemption or repurchase of the Debentures will be listed, upon notice of issuance, on the NYSE. The Debentures are designated for trading in PORTAL and certain of the Initial Purchasers currently make a market in the Debentures. The Company has not applied and does not intend to apply for listing of the Debentures on any securities exchange or for inclusion of the Debentures on any automated inter-dealer quotation system. The Selling Securityholders have advised the Company that the Securities may be sold from time to time directly by the Selling Securityholders or, alternatively, through underwriters, broker-dealers or agents, in one or more transactions (which may involve crosses or block transactions) effected (i) on any national securities exchanges or U.S. inter-dealer quotation system of a registered national securities association on which any of the Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions other than on such exchanges or systems or in the over-the-counter market, or
(iv) through the writing of options, in each case, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The Securities may also be sold in a single underwritten public offering if the holders of at least 33 1/3% in aggregate principal amount at maturity of the Securities so elect. See "Description of Debentures -- Registration Rights". The Selling Securityholders have advised the Company that in connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume, and that the Selling Securityholders may sell the Securities short and deliver Securities to close out such short positions, or loan or pledge Securities to broker-dealers that in turn may sell such Securities. At the time a particular offer is made, a supplement to this Prospectus, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions, discounts, concessions or allowances and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any Selling Securityholder and/or the purchasers of the Securities may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts, concessions, allowances or commissions from the Selling Securityholders and/or the purchasers of the Securities in amounts which will be negotiated prior to the time of sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date hereof between any Selling Securityholder and any broker-dealer or agent.

     Any broker-dealer participating in any distribution of Securities in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Securities from or through such broker-dealer.

     The Company has agreed to pay certain expenses incident to the filing of the Registration Statement and the maintenance of its effectiveness for resales, from time to time, of the Securities. The Selling Securityholders will be indemnified by the Company against certain liabilities, including certain liabilities under the Securities Act, or, to the extent such indemnification is unavailable or otherwise limited, will be entitled to contribution in connection therewith. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders.

     Upon sale pursuant to the Registration Statement, the Securities will be transferrable, other than by affiliates of the Company, without restrictions under the Securities Act.

                    VALIDITY OF DEBENTURES AND COMMON STOCK

     The validity of the Debentures and the Common Stock issuable upon the conversion, redemption or repurchase of the Debentures is being passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia and Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of AMF Bowling and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1997 and the period from inception (January 12, 1996) through December 31, 1996, included in this Prospectus, and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of AMF Bowling Group as of April 30, 1996 and December 31, 1995, and for the period from January 1, 1996 through April 30, 1996 and for the year ended December 31, 1995, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     AMF Bowling has agreed to indemnify PricewaterhouseCoopers LLP for the payment of all legal costs and expenses incurred in PricewaterhouseCoopers LLP's successful defense of any legal action or proceeding that arises as a result of inclusion of PricewaterhouseCoopers LLP's audit reports on the combined financial statements of AMF Bowling Group included in this Registration Statement.

     The consolidated financial statements of Charan as of December 31, 1996 and for the year then ended, included elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Todres & Sheiffer, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AMF BOWLING, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-3
  Consolidated Statements of Income for the Year Ended
  December 31, 1997, and the Period Ended December 31,
  1996......................................................   F-4
  Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1997, and the Period Ended December 31,
  1996......................................................   F-5
  Consolidated Statements of Stockholders' Equity for the
  Year Ended December 31, 1997, and the Period Ended
  December 31, 1996.........................................   F-6
  Notes to Consolidated Financial Statements................   F-7

AMF BOWLING, INC. AND SUBSIDIARIES -- INTERIM FINANCIAL
  STATEMENTS (UNAUDITED)
  Condensed Consolidated Balance Sheet as of June 30,
  1998......................................................  F-38
  Condensed Consolidated Statements of Income for the Six
  Months Ended June 30, 1998 and 1997.......................  F-39
  Condensed Consolidated Statements of Cash Flows for the
  Six Months Ended June 30, 1998 and 1997...................  F-40
  Notes to Condensed Consolidated Financial Statements......  F-41

AMF BOWLING GROUP (PREDECESSOR COMPANY)
  Report of Independent Accountants.........................  F-50
  Combined Balance Sheets as of April 30, 1996, and December
  31, 1995..................................................  F-51
  Combined Statements of Operations for the Four Months
  Ended April 30, 1996, and the Year Ended December 31,
  1995......................................................  F-52
  Combined Statements of Cash Flows for the Four Months
  Ended April 30, 1996, and the Year Ended December 31,
  1995......................................................  F-53
  Combined Statements of Changes in Stockholders' Equity for
  the Four Months Ended April 30, 1996, and the Year Ended
  December 31, 1995.........................................  F-54
  Notes to Combined Financial Statements....................  F-55

SELECTED QUARTERLY DATA (UNAUDITED).........................  F-86

BCA & AFFILIATES
  Report of Independent Auditors............................  F-87
  Balance Sheet as of August 31, 1996.......................  F-88
  Statement of Income for the Year Ended August 31, 1996....  F-89
  Statement of Cash Flows for the Year Ended August 31,
     1996...................................................  F-90
  Notes to Financial Statements.............................  F-91

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of AMF Bowling, Inc.:

     We have audited the accompanying consolidated balance sheets of AMF Bowling, Inc. (a Delaware corporation, formerly named AMF Holdings Inc.) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1997, and the period from inception (January 12, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMF Bowling, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997, and the period from inception (January 12, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Richmond, Virginia
February 20, 1998

                       AMF BOWLING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   35,790   $   43,568
  Accounts and notes receivable, net of allowance for
     doubtful accounts of $5,012 and $4,492, respectively...      73,991       42,625
  Inventories...............................................      56,568       41,001
  Deferred taxes and other..................................      17,049       11,178
                                                              ----------   ----------
          TOTAL CURRENT ASSETS..............................     183,398      138,372
Property and equipment, net.................................     750,885      579,308
Leasehold interests, net....................................      47,180       51,488
Deferred financing costs, net...............................      18,911       40,595
Goodwill, net...............................................     772,348      771,146
Investments in and advances to joint ventures...............      19,999           --
Other assets................................................      39,331       13,101
                                                              ----------   ----------
          TOTAL ASSETS......................................  $1,832,052   $1,594,010
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   41,583   $   31,563
  Accrued expenses..........................................      64,865       54,357
  Income taxes payable......................................       5,644        2,276
  Long-term debt, current portion...........................      27,376       42,376
                                                              ----------   ----------
          TOTAL CURRENT LIABILITIES.........................     139,468      130,572
Long-term debt, less current portion........................   1,033,223    1,048,877
Other long-term liabilities.................................       5,333        1,851
Deferred income taxes.......................................          --        3,895
                                                              ----------   ----------
          TOTAL LIABILITIES.................................   1,178,024    1,185,195
                                                              ----------   ----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock (par value $.01 per share, 200,000,000 shares authorized, 59,630,000 issued and outstanding at
     December 31, 1997, 42,375,000 issued and outstanding at
     December 31, 1996).....................................         596          424
  Paid-in capital...........................................     748,053      429,026
  Retained deficit..........................................     (75,048)     (19,484)
  Equity adjustment from foreign currency translation.......     (19,573)      (1,151)
                                                              ----------   ----------
          TOTAL STOCKHOLDERS' EQUITY........................     654,028      408,815
                                                              ----------   ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $1,832,052   $1,594,010
                                                              ==========   ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997         1996(A)
                                                              ------------   ------------
Operating revenue...........................................    $713,668       $384,809
                                                                --------       --------
OPERATING EXPENSES:
  Cost of goods sold........................................     212,544        130,542
  Bowling center operating expenses.........................     251,206        123,673
  Selling, general, and administrative expenses.............      64,546         35,070
  Depreciation and amortization.............................     102,447         49,386
                                                                --------       --------
          Total operating expenses..........................     630,743        338,671
                                                                --------       --------
          Operating income..................................      82,925         46,138
                                                                --------       --------
NONOPERATING EXPENSES (INCOME):
  Interest expense..........................................     118,385         77,990
  Other expenses, net.......................................      10,106          1,912
  Interest income...........................................      (1,954)        (5,748)
                                                                --------       --------
          Total nonoperating expenses.......................     126,537         74,154
                                                                --------       --------
  Loss before income taxes..................................     (43,612)       (28,016)
  Benefit for income taxes..................................     (12,776)        (8,532)
                                                                --------       --------
  Net loss before equity in loss of joint ventures and
     extraordinary items....................................     (30,836)       (19,484)
  Equity in loss of joint ventures..........................      (1,362)            --
                                                                --------       --------
  Net loss before extraordinary items.......................     (32,198)       (19,484)
  Extraordinary items, net of tax of $12,778................     (23,366)            --
                                                                --------       --------
  Net loss..................................................    $(55,564)      $(19,484)
                                                                ========       ========
NET LOSS PER SHARE, BASIC AND DILUTED:
  Net loss per share before extraordinary items.............    $  (0.71)      $  (0.49)
  Per share effect of extraordinary items...................       (0.52)            --
                                                                --------       --------
  Net loss per share........................................    $  (1.23)      $  (0.49)
                                                                ========       ========
  Weighted average shares outstanding.......................      45,249         39,713
                                                                ========       ========

---------------
(a) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes results of operations of the acquired business from May 1, 1996 through December 31, 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997          1996(A)
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (55,564)     $   (19,484)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     102,447           49,386
     Equity in loss of joint ventures.......................       1,362               --
     Extraordinary items, net of tax........................      23,366               --
     Deferred income taxes..................................     (20,221)         (14,040)
     Amortization of bond discount..........................      33,562           24,731
     Loss on the sale of property and equipment, net........       4,446              408
     Changes in assets and liabilities:
       Accounts and notes receivable, net...................     (26,093)          (6,504)
       Inventories..........................................     (16,971)           1,862
       Other assets.........................................     (12,897)          (4,010)
       Accounts payable and accrued expenses................      17,782           21,930
       Income taxes payable.................................         602              417
       Other long-term liabilities..........................      (4,089)          19,135
                                                               ---------      -----------
          Net cash provided by operating activities.........      47,732           73,831
                                                               ---------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of operating units, net of cash acquired.....    (214,761)      (1,450,928)
  Investments in and advances to joint ventures.............     (21,361)              --
  Purchases of property and equipment.......................     (56,703)         (16,941)
  Proceeds from the sale of property and equipment..........       4,180              754
                                                               ---------      -----------
          Net cash used in investing activities.............    (288,645)      (1,467,115)
                                                               ---------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt, net of deferred financing
     costs..................................................     240,406        1,059,277
  Payments on long-term debt................................    (304,621)         (38,875)
  Prepayment penalty........................................     (14,571)              --
  Capital contributions.....................................      36,600          420,750
  Net proceeds from initial public offering of shares.......     279,071               --
  Repurchase of shares......................................        (500)              --
  Noncompete obligations....................................        (647)          (2,892)
                                                               ---------      -----------
          Net cash provided by financing activities.........     235,738        1,438,260
                                                               ---------      -----------
  Effect of exchange rates on cash..........................      (2,603)          (1,408)
                                                               ---------      -----------
NET (DECREASE) INCREASE IN CASH.............................      (7,778)          43,568
Cash and cash equivalents at beginning of period............      43,568               --
                                                               ---------      -----------
Cash and cash equivalents at end of period..................   $  35,790      $    43,568
                                                               =========      ===========

---------------
(a) For the period from the inception date of January 12, 1996, through December 31, 1996, which includes the cash flows of the acquired business from May 1, 1996 through December 31, 1996.
  The accompanying notes are an integral part of these consolidated financial statements.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           EQUITY
                                                                                         ADJUSTMENT
                                       COMMON                                           FROM FOREIGN       TOTAL
                                       SHARES                     PAID-IN    RETAINED     CURRENCY     STOCKHOLDERS'
                                     OUTSTANDING   COMMON STOCK   CAPITAL    DEFICIT    TRANSLATION       EQUITY
                                     -----------   ------------   --------   --------   ------------   -------------
BALANCE JANUARY 12, 1996...........           --       $ --       $     --   $     --     $     --       $     --
Initial capitalization.............   38,375,000        384        389,066         --           --        389,450
Capital contribution by
  stockholders.....................    4,000,000         40         39,960         --           --         40,000
Net loss...........................           --         --             --    (19,484)          --        (19,484)
Equity adjustment from foreign
  currency translation.............           --         --             --         --       (1,151)        (1,151)
                                     -----------       ----       --------   --------     --------       --------
BALANCE DECEMBER 31, 1996..........   42,375,000        424        429,026    (19,484)      (1,151)       408,815
                                     -----------       ----       --------   --------     --------       --------
Capital contribution by
  stockholders.....................    1,780,000         18         35,582         --           --         35,600
Issuance of stock and stock options
  (Note 14)........................      100,000          1          5,027         --           --          5,028
Initial public offering of common
  stock............................   15,525,000        155        278,916         --           --        279,071
Repurchase of common stock.........     (150,000)        (2)          (498)        --           --           (500)
Net loss...........................           --         --             --    (55,564)          --        (55,564)
Equity adjustment from foreign
  currency translation.............           --         --             --         --      (18,422)       (18,422)
                                     -----------       ----       --------   --------     --------       --------
BALANCE DECEMBER 31, 1997..........   59,630,000       $596       $748,053   $(75,048)    $(19,573)      $654,028
                                     ===========       ====       ========   ========     ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     AMF Bowling, Inc. ("AMF Bowling") changed its name from AMF Holdings Inc. in 1997. AMF Bowling and its subsidiaries (collectively, the "Company" or "AMF") are principally engaged in two business segments: (i) the ownership or operation of bowling centers, consisting of 370 U.S. bowling centers and 100 international bowling centers ("Bowling Centers"), including fourteen joint venture centers described in "Note 16. Joint Ventures", as of December 31, 1997, and (ii) the manufacture and sale of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international independent bowling center operators.

     AMF Bowling Worldwide, Inc., formerly named AMF Group Inc. ("Bowling Worldwide"), is a wholly owned subsidiary of AMF Group Holdings Inc. ("AMF Group Holdings"). AMF Group Holdings is a wholly owned subsidiary of AMF Bowling. AMF Group Holdings and Bowling Worldwide are Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs"), to effect the Acquisition (described below). AMF Bowling and AMF Group Holdings are holding companies. The principal assets in each are comprised of investments in subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between AMF Group Holdings and the stockholders (the "Prior Owners") of AMF Bowling Group (the "Predecessor Company"), on May 1, 1996 (the "Closing Date"), AMF Group Holdings acquired the Predecessor Company through a stock purchase by AMF Group Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain and Switzerland (the "Acquisition"). AMF Group Holdings did not acquire the assets of two bowling centers located in Madrid, Spain, and Geneva, Switzerland (both of which were retained by the Prior Owners.)

     The purchase price for the Acquisition was approximately $1.37 billion, less approximately $2.0 million representing debt of the Predecessor Company which remained in place following the closing of the Acquisition. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the date of Acquisition. The purchase included the payment of $1.323 billion to the Prior Owners. The Acquisition was funded with $380.8 million of contributed capital, and $1.015 billion of debt, including bank debt and senior subordinated notes and discount notes. The purchase price included $8.7 million which represents warrants to purchase 870,000 shares of AMF Bowling common stock, par value $.01 per share ("Common Stock"), which were issued on the Closing Date to The Goldman Sachs Group, L.P., an affiliate of Goldman Sachs. See "Note 9. Long-Term Debt". See also "Note 14. Supplemental Disclosures to the Consolidated Statements of Cash Flows" which presents the components of the purchase price allocation.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The results of operations for the year ended December 31, 1997, reflect the results of the Company from January 1, 1997 ("1997"). The results of operations for the period ended December 31, 1996, reflect the results of the Company since the inception date of January 12, 1996,

                       AMF BOWLING, INC. AND SUBSIDIARIES
and the subsidiaries acquired as of May 1, 1996, from the Predecessor Company ("1996"). All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation. All dollar amounts are in thousands, except where otherwise indicated.

  Joint Ventures

     Investments in joint ventures are accounted for under the equity method. These investments are managed as part of the Company's Bowling Centers segment operations, and the Company's share of joint venture earnings is included in earnings for the Bowling Centers segment. (See "Note 16. Joint Ventures".)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, realization of goodwill and other deferred assets, litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

  Revenue Recognition

     For Bowling Products' sales to customers in the United States, revenue is generally recognized at the time the products are shipped. For larger contract orders, Bowling Products generally requires that customers submit a deposit as a condition of accepting the order. Internationally, revenue is generally recognized when products arrive at the customer's port of entry. For a significant portion of international sales, Bowling Products generally requires the customer to obtain a letter of credit prior to shipment.

  Warranty Costs

     Bowling Products warrants all new products for certain periods up to one year. Major products are warranted for one year. Bowling Products charges to income an estimated amount for future warranty obligations, and also offers customers the option to purchase extended warranties on certain products. Warranty expense aggregated $3,007 for 1997 and $4,471 for 1996, and is included in cost of goods sold in the accompanying consolidated statements of income.

  Cash and Cash Equivalents

     The Company classifies all highly liquid fixed-income investments purchased with an original maturity of three months or less as cash equivalents.

  Inventories

     Bowling Products' inventory is valued at the lower of cost or market, cost being determined using the first-in, first-out ("FIFO") method for U.S. and international inventories. Bowling Centers' inventory is valued at the lower of cost or market, with the cost being determined using the actual or average cost method.

                       AMF BOWLING, INC. AND SUBSIDIARIES

  Long-Lived Assets

     The carrying value of long-lived assets and certain identifiable intangibles, including goodwill, is reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset.

  Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from property and equipment, and any gain or loss is recognized.

     As a result of the Acquisition, the carrying value of property and equipment was adjusted to fair market value in accordance with the purchase method of accounting. Property and equipment are depreciated over their estimated useful lives using the straight-line method. Estimated useful lives of property and equipment are as follows:

  Buildings and improvements       5 - 40 years
  Leasehold improvements           lesser of the estimated useful life or term
                                   of the lease
  Bowling and related equipment    5 - 10 years
  Manufacturing equipment          2 - 7 years
  Furniture and fixtures           3 - 8 years

  Goodwill

     As a result of the Acquisition and subsequent purchases of bowling centers discussed in "Note 15. Acquisitions", and in accordance with the purchase method of accounting used for all acquisitions, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the dates of acquisition. Goodwill is being amortized over 40 years. Amortization expense was $19,827 in 1997 and $13,070 in 1996.

  Income Taxes

     Upon consummation of the Acquisition, the U.S. and international subsidiaries of AMF Bowling became taxable corporations under the Internal Revenue Code ("IRC"). Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences on future years of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

  Research and Development Costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. Amounts charged against income were approximately $922 in 1997 and $1,312 in 1996, and are included in cost of goods sold in the accompanying consolidated statements of income.

                       AMF BOWLING, INC. AND SUBSIDIARIES

  Advertising Costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amounts charged against income were approximately $21,642 in 1997 and $9,299 in 1996, with $12,768 and $5,932, respectively, included in bowling center operating expenses for Bowling Centers, and $8,856 and $3,367, respectively, included in selling, general and administrative expenses for Bowling Products and Corporate in the accompanying consolidated statements of income.

  Earnings Per Share

     In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share" which requires the calculation and presentation of basic and diluted earnings per share. Basic and diluted net loss per share for 1997 and 1996 is calculated based on the actual weighted average shares outstanding. Outstanding stock options and warrants are not considered as their effect is antidilutive. See "Note 12. Stockholders' Equity" and "Note 13. Employee Benefit Plans".

  Foreign Currency Translation

     All assets and liabilities of AMF Bowling's international operations are translated from foreign currencies into U.S. dollars at year-end exchange rates, except those of Mexico which has a highly inflationary economy. Adjustments resulting from the translation of financial statements of international operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying consolidated balance sheets. Revenue and expenses of international operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in other than local currencies. Net losses from transactions in foreign currencies of $3,537 for 1997 and $488 for 1996 are included in other expenses in the accompanying consolidated statements of income.

  Fair Value of Financial Instruments

     The carrying value of financial instruments including cash and cash equivalents and short-term debt approximate fair value at December 31, 1997 and 1996, because of the short maturity of these instruments. At December 31, 1997 and 1996, fair value of the interest rate cap agreements (to reduce the interest rate risk of the Company's floating rate debt) was approximately zero and $577, respectively. The interest rate cap agreements are valued using the estimated amount that the Company would receive to terminate the cap agreements as of December 31, 1997 and 1996, based on a quote from the counterparty, taking into account current interest rates and the credit worthiness of the counterparty. The Company has no intention of terminating the cap agreements. The fair value of the Term Facilities under the Senior Debt, as defined in "Note 9. Long-Term Debt," at December 31, 1997 and 1996, was approximately $467,361 and $623,520, respectively, based on the fair value of debt with similar maturities and covenants. The fair value of the Notes, as defined in "Note 9. Long-Term Debt," at December 31, 1997 and 1996, was approximately $493,551 and $560,315, respectively, based on the trading value at December 31, 1997 and 1996.

  Noncompete Agreements

     AMF Bowling, through its subsidiaries, has noncompete agreements with various individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8 percent to 10 percent. The assets are included in other assets on the accompanying consolidated balance sheets and are amortized on a

                       AMF BOWLING, INC. AND SUBSIDIARIES
straight-line basis over the terms of the agreements. Noncompete obligations at December 31, 1997 and 1996, net of accumulated amortization, totaled approximately $3,171 and $2,498, respectively.

     Annual maturities on noncompete obligations as of December 31, 1997, are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998........................................................  $1,019
1999........................................................     512
2000........................................................     243
2001........................................................     228
2002........................................................     185
Thereafter..................................................     984
                                                              ------
                                                              $3,171
                                                              ======

  Self-Insurance Programs

     The Company is self-insured up to certain levels for general and product liability, workers' compensation, certain health care coverage, and property damage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. The Company has recorded an estimated amount to cover known claims and claims incurred but not reported as of December 31, 1997 and 1996, which is included in accrued expenses in the accompanying consolidated balance sheets.

NOTE 3.  PRO FORMA RESULTS OF OPERATIONS

     Pro forma statements of income are presented on the following pages for the years ended December 31, 1996 and 1995, as if the Acquisition had occurred on January 1, 1996 and 1995, respectively. AMF Bowling's pro forma statement of income for the twelve months ended December 31, 1996 is based on the Predecessor Company's statement of operations for the four-month period ending April 30, 1996, reported elsewhere in this report, AMF Bowling's statement of income for the period ended December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. AMF Bowling's pro forma statement of income for the twelve months ended December 31, 1995, is based on the Predecessor Company's results of operations reported elsewhere in this report and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. The pro forma results are for illustrative purposes only and do not purport to be indicative of the actual results which occurred, nor are they indicative of future results of operations.

                       AMF BOWLING, INC. AND SUBSIDIARIES

        PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                        PRO FORMA
                                      HISTORICAL      PREDECESSOR                          AMF
                                          AMF           COMPANY                       BOWLING, INC.
                                     BOWLING, INC.    FOUR MONTHS                     TWELVE MONTHS
                                     PERIOD ENDED        ENDED        PRO FORMA           ENDED
                                      12/31/96(A)       4/30/96      ADJUSTMENTS        12/31/96
                                     -------------    -----------    -----------      -------------
Operating revenue..................     $384.8          $164.9         $ (0.8)(b)        $548.9
                                        ------          ------         ------            ------
Operating expenses:
  Cost of goods sold...............      130.5            43.1             --             173.6
  Bowling center operating
     expenses......................      123.7            80.2          (25.1)(b)(c)      178.8
  Selling, general, and
     administrative expenses.......       35.1            35.5          (19.6)(b)(c)       51.0
  Depreciation and amortization....       49.4            15.1            9.0(d)           73.5
                                        ------          ------         ------            ------
          Total operating
            expenses...............      338.7           173.9          (35.7)            476.9
                                        ------          ------         ------            ------
Operating income (loss)............       46.1            (9.0)          34.9              72.0
Nonoperating expenses (income):
  Interest expense.................       78.0             4.5           23.7(e)          106.2
  Other expenses, net..............        1.9             0.7             --               2.6
  Interest income..................       (5.8)           (0.6)            --              (6.4)
                                        ------          ------         ------            ------
Income (loss) before income taxes..      (28.0)          (13.6)          11.2             (30.4)
Provision (benefit) for income
  taxes............................       (8.5)           (1.7)           1.3(f)           (8.9)
                                        ------          ------         ------            ------
          Net income (loss)........     $(19.5)         $(11.9)        $  9.9            $(21.5)
                                        ======          ======         ======            ======
Net loss per share.................                                                      $(0.55)
                                                                                         ======

---------------
(a) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes results of operations of the acquired business from May 1, 1996 through December 31, 1996.

(b) To reflect the impact of AMF Group Holdings not acquiring in the Acquisition the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the Prior Owners in April 1996.

(d) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of the U.S. and international subsidiaries of AMF Bowling from S corporations to taxable corporations under the U.S. federal tax laws upon consummation of the Acquisition.

                       AMF BOWLING, INC. AND SUBSIDIARIES

        PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                               PRO FORMA
                                                              PREDECESSOR                         AMF
                                                                COMPANY                      BOWLING, INC.
                                                             TWELVE MONTHS                   TWELVE MONTHS
                                                                 ENDED         PRO FORMA         ENDED
                                                               12/31/95       ADJUSTMENTS      12/31/95
                                                             -------------    -----------    -------------
Operating revenue..........................................     $564.9          $  (2.3)(h)     $562.6
                                                                ------          -------         ------
Operating expenses:
  Cost of goods sold.......................................      184.1             (0.3)(h)      183.8
  Bowling center operating expenses........................      166.5             (1.5)(h)      165.0
  Selling, general, and administrative expenses............       50.8             (0.3)(i)       50.5
  Depreciation and amortization............................       39.1             27.9(j)        67.0
                                                                ------          -------         ------
          Total operating expenses.........................      440.5             25.8          466.3
                                                                ------          -------         ------
Operating income (loss)....................................      124.4            (28.1)          96.3
Nonoperating expenses (income):
  Interest expense.........................................       15.7             88.6(k)       104.3
  Other expenses, net......................................        1.0               --            1.0
  Interest income..........................................       (2.2)              --           (2.2)
  Foreign currency transaction loss........................        1.0               --            1.0
                                                                ------          -------         ------
Income (loss) before income taxes..........................      108.9           (116.7)          (7.8)
Provision (benefit) for income taxes.......................       40.6(g)         (30.6)(l)       10.0
                                                                ------          -------         ------
          Net income (loss)................................     $ 68.3          $ (86.1)        $(17.8)
                                                                ------          -------         ------
Net loss per share.........................................                                     $(0.47)
                                                                                                ======

---------------
(g) Reflects the pro forma income tax provision that would have been provided had the Predecessor Company consisted of taxable C corporations, rather than S corporations.

(h) To reflect the net reduction in revenue and expenses related to the following:

      (i) Certain assets of the Predecessor Company not purchased by AMF Group Holdings.

      (ii) Impact of AMF Group Holdings not acquiring one bowling center in Switzerland and one bowling center in Spain.

     (iii) Concurrent with the Acquisition, amounts due from and payable to the Prior Owners and other related parties were cancelled.

(i) To reflect the termination of management fees charged by an affiliate of the Prior Owners.

(j) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(k) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(l) To reflect the pro forma income tax benefit associated with the pro forma adjustments.

                       AMF BOWLING, INC. AND SUBSIDIARIES

NOTE 4.  INVENTORIES

     Inventories at December 31, 1997 and 1996, consist of the following:

                                                  1997       1996
                                                 -------    -------
Bowling Products, at FIFO:
  Raw materials................................  $15,283    $11,683
  Work in progress.............................    2,279      2,335
  Finished goods and spare parts...............   33,082     23,195
Bowling Centers, at average cost:
  Merchandise inventory........................    5,924      3,788
                                                 -------    -------
                                                 $56,568    $41,001
                                                 =======    =======

NOTE 5.  DEFERRED TAXES AND OTHER CURRENT ASSETS

     The components of deferred taxes and other current assets at December 31, 1997 and 1996, consist of the following:

                                                  1997       1996
                                                 -------    -------
Deferred income taxes..........................  $ 5,547    $ 4,847
Advances or deposits...........................    3,288      2,018
Other..........................................    8,214      4,313
                                                 -------    -------
                                                 $17,049    $11,178
                                                 =======    =======

NOTE 6.  PROPERTY AND EQUIPMENT

     Property and equipment, net at December 31, 1997 and 1996, consists of the following:

                                                 1997        1996
                                               --------    --------
Land.........................................  $113,629    $ 90,512
Buildings and improvements...................   280,046     210,298
Equipment, furniture, and fixtures...........   444,437     304,067
Other........................................     7,282       2,631
                                               --------    --------
                                                845,394     607,508
Less: accumulated depreciation and
  amortization...............................   (94,509)    (28,200)
                                               --------    --------
                                               $750,885    $579,308
                                               ========    ========

     Depreciation and amortization expense related to property and equipment was $64,480 for 1997 and $28,200 for 1996.

NOTE 7.  OTHER LONG-TERM ASSETS

     Other long-term assets are primarily composed of deferred income taxes, long-term rent deposits, long-term portion of noncompete assets, and notes receivable.

                       AMF BOWLING, INC. AND SUBSIDIARIES

NOTE 8.  ACCRUED EXPENSES

     Accrued expenses at December 31, 1997 and 1996, consist of the following:

                                                  1997       1996
                                                 -------    -------
Accrued compensation...........................  $ 9,523    $ 9,141
Accrued interest...............................    8,253      8,640
League bowling accounts........................   14,237      7,676
Accrued installation costs.....................    4,868      4,451
Other..........................................   27,984     24,449
                                                 -------    -------
                                                 $64,865    $54,357
                                                 =======    =======

NOTE 9.  LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996, consists of the following:

                                               1997          1996
                                            ----------    ----------
Bank debt.................................  $  619,362    $  564,625
Senior subordinated notes.................     250,000       250,000
Senior subordinated discount notes........     189,261       274,663
Mortgage and equipment note...............       1,976         1,965
                                            ----------    ----------
          Total debt......................   1,060,599     1,091,253
Current maturities........................     (27,376)      (42,376)
                                            ----------    ----------
          Total long-term debt............  $1,033,223    $1,048,877
                                            ==========    ==========

  Bank Debt

     The bank debt (the "Senior Debt") was incurred pursuant to a credit agreement dated as of May 1, 1996, and amended and restated as of November 3, 1997 (the "Credit Agreement"), between Bowling Worldwide and its lenders. The Credit Agreement provides for (i) senior secured term loan facilities aggregating $455.3 million (the "Term Facilities") and (ii) a senior secured revolving credit facility of up to $355.0 million (the "Bank Facility", and together with the Term Facilities, the "Senior Facilities").

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $130.0 million, (ii) an Amortization Extended Loans ("AXELs(SM)") Series A Facility of $187.5 million, and (iii) an AXELs(SM) Series B Facility of $137.8 million. Maturity dates of the three tranches and scheduled amortization payments are included in tables below.

     The Term Facilities bear interest, at the Company's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case, plus a margin that varies in accordance with a performance pricing grid that is based on the ratio of total debt to EBITDA (defined as earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses) for the rolling period (defined as the four most recent quarters) then most recently ended. Until November 7, 1998, the margin applicable to advances under the Term Loan Facility bearing interest based on Citibank's customary base rate will range from 0.75% to 0.875%, and the margin applicable to advances under the Term Loan Facility bearing interest based on Citibank's Eurodollar rate will range from 1.75% to 1.875%. Thereafter, the margin applicable to advances under the Term Loan Facility bearing interest based on Citibank's customary base rate will range from 0.00% to 0.875% and the margin applicable to advances under the Term Loan Facility bearing interest based on Citibank's Eurodollar rate will range from 0.75% to 1.875%. At December 31, 1997, the applicable margin for advances under the Term Loan Facility bearing interest based on

                       AMF BOWLING, INC. AND SUBSIDIARIES

Citibank's customary base rate was 0.75% and the applicable margin for advances under the Term Loan Facility bearing interest based on Citibank's Eurodollar rate was 1.75%. At December 31, 1997, the interest rate for advances under the Term Loan Facility was 7.6875%.

     Until November 7, 1998, the margin applicable to advances under the AXELs(SM) Series A Facility bearing interest based on Citibank's customary base rate will range from 1.00% to 1.125% and the margin applicable to advances under the AXELs(SM) Series A Facility bearing interest based on Citibank's Eurodollar rate will range from 2.00% to 2.125%. Thereafter, the margin applicable to advances under the AXELs(SM) Series A Facility bearing interest based on Citibank's customary base rate will range from 0.875% to 1.125% and the margin applicable to advances under the AXELs(SM) Series A Facility bearing interest based on Citibank's Eurodollar rate will range from 1.875% to 2.125%. At December 31, 1997, the applicable margin for advances under the AXELs(SM) Series A Facility bearing interest based on Citibank's customary base rate was 1.00% and the applicable margin for advances under the AXELs(SM) Series A Facility bearing interest based on Citibank's Eurodollar rate was 2.00%. At December 31, 1997, the interest rate for advances under the AXELs(SM) Series A Facility was 7.9375%.

     Until November 7, 1998, the margin applicable to advances under the AXELs(SM) Series B Facility bearing interest based on Citibank's customary base rate will range from 1.25% to 1.375% and the margin applicable to advances under the AXELs(SM) Series B Facility bearing interest based on Citibank's Eurodollar rate will range from 2.25% to 2.375%. Thereafter, the margin applicable to advances under the AXELs(SM) Series B Facility bearing interest based on Citibank's customary base rate will range from 1.125% to 1.375% and the margin applicable to advances under the AXELs(SM) Series B Facility bearing interest based on Citibank's Eurodollar rate will range from 2.125% to 2.375%. At December 31, 1997, the applicable margin for advances under the AXELs(SM) Series B Facility bearing interest based on Citibank's customary base rate was 1.25% and the applicable margin for advances under the AXELs(SM) Series B Facility bearing interest based on Citibank's Eurodollar rate was 2.25%. At December 31, 1997, the interest rate for advances under the AXELs(SM) Series B Facility was 8.1875%

     The Bank Facility has an aggregate amount available of $355.0 million, and will mature on March 31, 2002. The Bank Facility is fully revolving until its final maturity and bears interest, at the Company's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case, plus a margin which varies in accordance with a performance pricing grid which is based on the ratios of total debt to EBITDA (defined above). Until November 7, 1998, the margin applicable to advances under the Bank Facility bearing interest based on Citibank's customary base rate will range from 0.75% to 0.875% and the margin applicable to advances under the Bank Facility bearing interest based on Citibank's Eurodollar rate will range from 1.75% to 1.875%. Thereafter, the margin applicable to advances under the Bank Facility bearing interest based on Citibank's customary base rate will range from 0.00% to 0.875% and the margin applicable to advances under the Bank Facility bearing interest based on Citibank's Eurodollar rate will range from 0.75% to 1.875%. At December 31, 1997, the applicable margin for advances under the Bank Facility bearing interest based on Citibank's customary base rate was 0.75% and the applicable margin for advances under the Bank Facility bearing interest based on Citibank's Eurodollar rate was 1.75%. At December 31, 1997, the interest rate for advances under the Bank Facility was 7.6875%.

     The Credit Agreement contains certain covenants, including, but not limited to, covenants related to cash interest coverage, fixed charge coverage, payments on other debt, mergers and acquisitions, sales of assets, guarantees and investments. The Credit Agreement also contains certain provisions which limit the amount of funds available for transfer from Bowling Worldwide to AMF Group Holdings, and from AMF Group Holdings to AMF Bowling. Limits exist on, among other

                       AMF BOWLING, INC. AND SUBSIDIARIES
things, the declaration or payment of dividends, distributions of assets, amount of debt and issuance or sale of capital stock.

     So long as Bowling Worldwide is not in default of the covenants contained in the Credit Agreement, it may i) declare and pay dividends in common stock;
ii) declare and pay cash dividends to the extent necessary to make payments of approximately $0.15 million in May 1997 and, to the extent necessary, to make payments of approximately $0.15 million due in May 1998 under certain noncompete agreements with the Prior Owners; iii) declare and pay cash dividends for general administrative expenses not to exceed $0.25 million; and iv) declare and pay cash dividends not to exceed $2.0 million for the repurchase of Common Stock. As of December 31, 1997, Bowling Worldwide was in compliance with all of its covenants.

     The lenders (the "Senior Lenders") of the Senior Debt are secured by collateral described in the Senior Debt security agreement, intellectual property security agreement, mortgages and any other agreements with the Senior Lenders that create a lien in favor of the Senior Lenders. The collateral includes, but is not limited to stock in subsidiaries of AMF Bowling Worldwide, cash and cash equivalents, equipment, inventory, investments, intellectual property and mortgages.

  Mortgage and Equipment Note

     At December 31, 1997 and 1996, a mortgage and equipment note relating to one U.S. bowling center bore interest at 9.175%.

  Notes

     The senior subordinated notes will mature on March 15, 2006. Interest accrues from the date of issuance at an annual rate of 10 7/8% and is payable in cash semiannually in arrears on March 15 and September 15 of each year which commenced on September 15, 1996.

     Prior to December 15, 1997, the senior subordinated discount notes had a fully-accreted value of $452.0 million based on a maturity date of March 15, 2006. On December 15, 1997, the Company redeemed $118.9 million in principal which represented a fully-accreted value of $175.0 million using a portion of the proceeds received from an initial public offering of AMF Bowling common stock. See "Note 12. Stockholders' Equity". The remaining balance of senior subordinated discount notes will mature on March 15, 2006, at a fully-accreted value of $277.0 million. The senior subordinated discount notes will result in an effective yield of 12 1/4% per annum, computed on a semiannual bond equivalent basis. No interest is payable prior to March 15, 2001. Commencing March 15, 2001, interest will accrue and be payable in cash semiannually in arrears on March 15 and September 15 of each year beginning with September 15, 2001.

     The Company's payment obligations under the senior subordinated notes and the senior subordinated discount notes (together, the "Notes") are jointly and severally guaranteed on a senior subordinated basis by AMF Group Holdings and each of Bowling Worldwide's subsidiaries identified below in "Note 21. Condensed Consolidating Financial Statements" (collectively, the "Guarantors").

     The guarantees of the Notes are subordinated to the guarantees of the Senior Debt and the mortgage and equipment note outstanding at December 31, 1997, referred to above. The Notes are general, unsecured obligations of Bowling Worldwide, are subordinated in right of payment to all Senior Debt of Bowling Worldwide, and rank pari passu with all existing and future subordinated debt of Bowling Worldwide. The claims of the holders of the Notes will be effectively subordinated to all other indebtedness and other liabilities (including trade payables and capital lease obligations) of Bowling Worldwide's subsidiaries that are not Guarantors and through which Bowling Worldwide will conduct a portion of its operations. See "Note 21. Condensed Consolidating Financial Statements."

                       AMF BOWLING, INC. AND SUBSIDIARIES

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of senior subordinated notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 110.875% of the principal amount of the senior subordinated notes, together with accrued and unpaid interest, if any, to the date of redemption; so long as at least $150 million in aggregate principal amount of senior subordinated notes remains outstanding after such redemption. Similarly, prior to March 15, 1999, the senior subordinated discount notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 112.25% of the accreted value of the senior subordinated discount notes; so long as at least $150 million in accreted value of senior subordinated discount notes remains outstanding after such redemption.

     The indenture governing the senior subordinated notes and the indenture governing the senior subordinated discount notes (the "Note Indentures") contain certain covenants that, among other things, limit the ability of Bowling Worldwide and its Restricted Subsidiaries, as defined therein, to incur additional indebtedness and issue Disqualified Stock, as defined therein, pay dividends or distributions or make investments or make certain other Restricted Payments, as defined therein, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of Bowling Worldwide and engage in mergers and consolidations. As of December 31, 1997, Bowling Worldwide was in compliance with all of its covenants.

     Annual maturities of long-term debt, including accretion of the senior subordinated discount notes, as of December 31, 1997, are as follows:

DECEMBER 31,
------------
1998....................................................  $   27,376
1999....................................................      32,376
2000....................................................      34,251
2001....................................................      83,001
2002....................................................     279,110
Thereafter..............................................     692,246
                                                          ----------
                                                          $1,148,360
                                                          ==========

  Interest Rate Cap Agreements

     During 1996, Bowling Worldwide entered into an interest rate cap agreement with Goldman Sachs Capital Markets, L.P., to reduce the interest rate risk of its Senior Debt. The notional amount of this cap was $300.0 million at December 31, 1997. Under the terms of this agreement, Bowling Worldwide receives payment if the three-month LIBOR rises above 5.75% through April 1997, above 6.50% from May 1997 through April 1998 and above 7.5% from May 1998 through October 1998. No amounts were received under this agreement during 1996 or 1997. During 1997, Bowling Worldwide entered into a second interest rate cap agreement with Goldman Sachs Capital Markets, L.P. to further reduce the interest rate risk of its Senior Debt. The notional amount of this cap was $100.0 million at December 31, 1997. Under the terms of this agreement, Bowling Worldwide receives payment if the three-month LIBOR rises above 7.00% from July 7, 1997 through March 31, 1998. No amounts were received under this agreement during 1997.

     Bowling Worldwide is exposed to credit-related loss in the event of non-performance by the counterparty. Bowling Worldwide believes its exposure to potential loss due to counterparty non-performance is minimized primarily due to the relatively strong credit rating of the counterparty.

                       AMF BOWLING, INC. AND SUBSIDIARIES

     Average amounts outstanding and average borrowing rates for 1997 were as follows:

                                                       OUTSTANDING AT      AVERAGE       AVERAGE
                                                        DECEMBER 31,       AMOUNTS      BORROWING
           DESCRIPTION              MATURITY DATES          1997         OUTSTANDING      RATES
           -----------              ---------------    --------------    -----------    ---------
Term Loan Facility................   March 31, 2002       $122,500        $205,587        8.27%
AXELs(SM) A Facility..............   March 31, 2003        186,750         190,085        8.56
AXELs(SM) B Facility..............   March 31, 2004        137,000         138,314        8.73
Bank Facility.....................   March 31, 2002        173,112          32,669        8.75
Mortgage and Equipment Notes......  October 1, 2013          1,976           1,970        9.18

     Prior to the Credit Agreement, the Company had borrowings under an acquisition facility (the "Acquisition Facility") which was included in the Senior Debt. Average amounts outstanding under the Acquisition Facility between January 1, 1997 and November 7, 1997 were $77,197, at an average borrowing rate of 8.72%.

  Deferred Financing Costs

     Costs incurred to obtain bank financing and issue bond financing for the Acquisition, as discussed above, are amortized over the lives of the various types of debt. Bank financing costs, which were incurred to obtain bank financing for the Acquisition, have been amortized over eight years and were entirely written off in the fourth quarter of 1997 in connection with the Credit Agreement. Bank financing costs associated with the Credit Agreement are amortized using the effective interest rate method over approximately 6.5 years. Bond financing costs are amortized over ten years using the effective interest rate method. An interest rate cap agreement included in deferred financing costs is amortized over the term of the agreement beginning November 1, 1996, and ending October 31, 1998. Amortization expense for financing costs was $4,856 in 1997 and $3,252 in 1996. Interest expense for interest rate cap agreements was $1,823 in 1997 and $304 in 1996.

  Extraordinary Charges

     The Company recorded after-tax extraordinary charges totaling $23,366 in the fourth quarter of 1997 as a result of entering into the Credit Agreement, the premium paid to redeem a portion of the senior subordinated discount notes and the write-off of the portion of bond financing costs attributable to the senior subordinated discount notes redeemed.

  Other

     The Company is highly leveraged as a result of indebtedness incurred in connection with the Acquisition and subsequent acquisitions. Although the Company believes it will be able to meet its debt obligations, there is no assurance that the Company will generate sufficient cash flow in a timely manner to satisfy scheduled principal and interest payments.

NOTE 10.  INCOME TAXES

     Income (loss) before income taxes at December 31, 1997 and 1996, consists of the following:

                                                 1997        1996
                                               --------    --------
U.S. ........................................  $(55,695)   $(28,427)
International................................    12,083         411
                                               --------    --------
                                               $(43,612)   $(28,016)
                                               ========    ========

                       AMF BOWLING, INC. AND SUBSIDIARIES

     The income tax provision (benefit) at December 31, 1997 and 1996, consists of the following:

                                                 1997        1996
                                               --------    --------
CURRENT INCOME TAX EXPENSE
U.S. Federal.................................  $     --    $     --
State and local..............................        --          --
International................................     6,965       5,508
                                               --------    --------
          Total current provision............     6,965       5,508
DEFERRED TAX BENEFIT
U.S. Federal.................................   (18,039)    (12,274)
State and local..............................    (1,702)     (1,766)
International................................        --          --
                                               --------    --------
          Total deferred benefit.............   (19,741)    (14,040)
                                               --------    --------
          Total benefit......................  $(12,776)   $ (8,532)
                                               ========    ========

     The tax effects of temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1997 and 1996, are as follows:

                                                          1997       1996
                                                         -------    -------
DEFERRED INCOME TAX ASSETS
Current assets
  Reserves not deductible for tax purposes.............  $ 5,547    $ 4,847
                                                         -------    -------
Noncurrent assets
  Net operating losses.................................   38,460      8,225
  Foreign tax credits..................................   12,417      5,452
  Interest expense on high-yield debt..................   12,266      8,533
  Financing costs......................................    7,549         --
  Translation effects..................................    1,069         --
  Other................................................      104         --
                                                         -------    -------
Total noncurrent deferred tax assets...................   71,865     22,210
                                                         -------    -------
Total deferred tax assets..............................   77,412     27,057
                                                         -------    -------
DEFERRED INCOME TAX LIABILITIES
  Goodwill amortization................................   14,670      5,840
  Depreciation on property and equipment...............   41,569     20,265
                                                         -------    -------
Total noncurrent deferred tax liabilities..............   56,239     26,105
                                                         -------    -------
Net deferred tax assets................................  $21,173    $   952
                                                         =======    =======

     In connection with the Acquisition, the Company has made a joint tax election with the Prior Owners for certain entities under Section 338(h)(10) of the IRC. The effect of this election is the revaluation of the assets and liabilities of the electing entities, with any residual purchase price allocated to goodwill. The nonelecting entities were acquired by both stock and asset purchases.

     The gross amount of net operating losses ("NOLs") the Company may utilize on future tax returns is $110,007. The NOLs may be carried forward for fifteen years until expiration. Foreign tax credits eligible for carry forward total $12,417, and expire in five years. The Company had no valuation allowance related to income tax assets as of December 31, 1997 and 1996, and there was

                       AMF BOWLING, INC. AND SUBSIDIARIES
no change in the valuation allowance during 1997. Management believes that it is more likely than not that the tax benefits will be realized.

     The provision for income taxes differs from the amount computed by applying the statutory rate of 35 percent for 1997 and 1996 to loss before taxes. The principal reasons for these differences are as follows:

                                                          1997       1996
                                                        --------    -------
U.S. Federal, at statutory rate.......................  $(15,264)   $(9,806)
Increase resulting from:
  Meals and entertainment.............................       275        159
  Goodwill relating to acquisition of international
     bowling centers..................................     1,658      1,093
  Disallowance of certain high yield debt.............       260        192
  Other, net..........................................       295       (170)
                                                        --------    -------
Total.................................................  $(12,776)   $(8,532)
                                                        ========    =======

NOTE 11.  COMMITMENTS AND CONTINGENCIES

     Bowling Centers and Bowling Products lease certain facilities and equipment under operating leases which expire at various dates through 2012. Bowling Centers has certain ground leases, associated with several centers, which expire at various dates through 2058. These leases generally contain renewal options and require payments of taxes, insurance, maintenance, and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $1,200 in 1997 and $912 in 1996. Total rent expense under operating leases aggregated approximately $24,117 in 1997 and $13,737 in 1996.

     Future minimum rental payments under the operating lease agreements as of December 31, 1997, are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998.....................................................  $ 23,845
1999.....................................................    19,960
2000.....................................................    17,350
2001.....................................................    14,904
2002.....................................................    12,857
Thereafter...............................................    82,721
                                                           --------
                                                           $171,637
                                                           ========

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the Company's results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

                       AMF BOWLING, INC. AND SUBSIDIARIES

NOTE 12.  STOCKHOLDERS' EQUITY

  Stockholders Agreement

     On April 30, 1996, AMF Bowling and the institutional stockholders of AMF Bowling (the "Stockholders") entered into a stockholders agreement (the "Stockholders Agreement") which regulates the relationship among AMF Bowling and the Stockholders. The Stockholders Agreement primarily provides for, subject to certain limitations and exceptions, (a) the establishment and nomination of the Board of Directors and an Executive Committee; (b) certain of the Stockholders to purchase additional shares of Common Stock in order to finance acquisitions, capital expenditures, investments in partnerships or joint ventures, or any similar transactions or expenditures; (c) Goldman Sachs to have the exclusive right to perform all consulting, financing, investment banking and similar services for AMF Bowling and its subsidiaries, for customary compensation and on terms customary for similar engagements with unaffiliated third parties (this right described in this clause (c) terminated pursuant to the terms of the Stockholders Agreement upon the consummation of the Initial Public Offering (as hereinafter defined)); and (d) guidance in the event a Stockholder determines to sell its shares of Common Stock. The foregoing rights and obligations described in clauses (a), (b) and (d) will terminate under certain circumstances; and notwithstanding those circumstances, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of AMF Bowling as a result of which the Stockholders own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement will terminate.

  Registration Rights Agreement

     On April 30, 1996, AMF Bowling and the Stockholders entered into a registration rights agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, subject to certain limitations and exceptions, certain Stockholders may make demands of AMF Bowling to register shares of Common Stock held by such Stockholders; provided, that AMF Bowling is not required to so register unless the aggregate offering price is at least $50 million. Upon a demand for registration by certain Stockholders, each of the other Stockholders is to be given the opportunity to participate on a pro rata basis in the registration demanded. The Registration Rights Agreement also provides the Stockholders with piggyback registration rights, which allow each of them to include all or a portion of their shares of Common Stock under a registration statement filed by AMF Bowling, subject to certain exceptions and limitations.

     In September 1997, AMF Bowling's institutional stockholders purchased an aggregate of 1,780,000 shares of Common Stock for $20.00 per share. The aggregate proceeds of $35.6 million were used to fund acquisitions and for other corporate purposes.

     On August 21, 1997, AMF Bowling filed a registration statement with the Securities and Exchange Commission for an initial public offering (the "Initial Public Offering") of Common Stock. On November 7, 1997, AMF Bowling issued 15,525,000 shares of its common stock at $19.50 per share pursuant to the Initial Public Offering. The net proceeds of the Initial Public Offering were approximately $279.1 million after deducting the underwriting discount and expenses payable by AMF Bowling, and were used to repay $150.8 million of indebtedness under the Credit Agreement and to redeem $118.9 million in principal of the senior subordinated discount notes of Bowling Worldwide. See "Note 9. Long-Term Debt".

                       AMF BOWLING, INC. AND SUBSIDIARIES

NOTE 13.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) plan to which U.S. employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Company can, at its option, match a discretionary percentage of employee contributions and make an additional profit-sharing contribution as determined by the Board of Directors. Employer contributions vest 100 percent after a five-year period. The amounts charged to expense under this plan were $1,779 in 1997 and $1,060 in 1996.

     Certain of the Company's international operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee, and employer funding. Each international operation has provided for pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $814 in 1997 and $506 in 1996.

     Bowling Worldwide has entered into employment agreements with two executives, each for a term ending in May 1999. Each agreement calls for compensation consisting of a salary and an incentive bonus of up to 50 percent of the executive's annual salary if the Company meets certain operational and financial targets. Each employment agreement also calls for a continuation of certain benefits, under specified circumstances, following termination of employment.

     These two executives were also granted options to purchase a total of 235,000 shares of Common Stock. Unless sooner exercised or forfeited, as provided, the options expire in May 2006. Twenty percent of the options vest on each of the first five anniversaries of the Closing Date. The exercise price of the options is $10.00 per share, which approximated the fair value of the Common Stock at the date of the grants.

     On February 28, 1997, an executive resigned from all positions with the Company. As part of the severance arrangement, AMF Bowling repurchased all of the shares of Common Stock owned by the executive and all options held by the executive were cancelled.

     In connection with the Acquisition, AMF Bowling adopted a stock incentive plan (the "1996 Plan") under which AMF Bowling may grant incentive awards in the form of shares of Common Stock, options to purchase shares of Common Stock ("Stock Options"), and stock appreciation rights to certain officers, employees, consultants, and nonemployee directors ("Participants") of AMF Bowling and its affiliates. The total number of shares of Common Stock reserved and available for grant under the 1996 Plan is 1,767,151. A committee of AMF Bowling's Board of Directors (the "Committee") is authorized to make grants and various other decisions under the 1996 Plan and to make determinations as to a number of the terms of awards granted under the 1996 Plan. In 1997 and 1996, the Committee granted Stock Options to Participants to purchase a total of 703,500 and 1,119,000 shares of Common Stock, respectively. All such Stock Options were granted at an exercise price of $10.00 per share. Twenty percent of the options vest on each of the first five anniversaries of the grant dates. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, have a term of ten years.

     The number of Stock Options outstanding to senior management, other employees, and directors at December 31, 1997 and 1996, total 1,573,500 and 1,096,500, respectively. In addition to Stock Options outstanding under the Stock Incentive Plan, 130,000 Stock Options granted to Douglas J. Stanard on May 1, 1996 were outstanding at December 31, 1997 and 1996. Of the total Stock Options awarded under the 1996 Plan, 265,966 were exercisable during 1997. None of these were exercised. Of the 130,000 Stock Options granted to Mr. Stanard, 26,000 were exercisable during 1997 and none of these were exercised. None of the Stock Options awarded under the 1996

                       AMF BOWLING, INC. AND SUBSIDIARIES

Plan and to Mr. Stanard were exercisable during 1996. Forfeited Stock Options totaled 226,500 and 22,500 in 1997 and 1996, respectively.

     The 1996 Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. AMF Bowling's Board of Directors and the Committee have authority to amend the 1996 Plan and awards granted thereunder, subject to the terms of the 1996 Plan.

     In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", and elected to account for its stock options under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net losses for 1997 and 1996 would have been increased to $56,503 and $19,858, respectively and the Company's net losses per share for 1997 and 1996 would have been increased to $1.25 and $0.50, respectively.

     The weighted-average fair value of options granted during 1997 and 1996 is $6.78 and $3.05 per option, respectively. The 1,703,500 options outstanding at December 31, 1997 have a weighted-average exercise price of $10.00 and a weighted-average remaining contractual life of 9 years.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used for grants in 1997: risk-free rate of return of 6.5%; expected dividend yield of zero; expected time of exercise of five years; expected volatility of 27.5%. The following weighted-average assumptions were used for grants in 1996: risk-free rate of return of 6.5%; expected dividend yield of zero; expected time of exercise of ten years; expected volatility of zero due to the lack of a public trading market in 1996 for the securities underlying the options based on the minimum value method.

1998 STOCK INCENTIVE PLAN

     Subject to shareholder approval, AMF Bowling's Board of Directors has approved the 1998 Stock Incentive Plan (the "1998 Plan") under which AMF Bowling may grant to employees of the Company and its affiliates incentive awards ("Awards") in the form of Stock Options, stock appreciation rights and shares of Common Stock that are subject to certain terms and conditions. Two million shares of Common Stock will be reserved and available for issuance under the 1998 Plan. In addition, shares of Common Stock that have been reserved but not issued under the 1996 Plan, and shares which are subject to awards under the 1996 Plan that expire or otherwise terminate, may be granted as Awards pursuant to the 1998 Plan. As of December 31, 1997, there were 193,651 shares of Common Stock under the 1996 Plan that are available for grant of awards under that plan.

     Shares allocated to Awards granted under the 1998 Plan which are later forfeited, expire or otherwise terminate (including shares subject to Stock Appreciation Rights that are exercised for cash) may again be used for Awards under the 1998 Plan. No more than two hundred thousand shares of Common Stock may be allocated to the Awards granted under the 1998 Plan to a Participant in any one year.

     Awards under the 1998 Plan are contingent on Board and shareholder approval. As of February 20, 1998, no shares of Common Stock were awarded under the 1998 Plan. Unless the Board sooner terminates it, the 1998 Plan will terminate ten years after its effective date.

                       AMF BOWLING, INC. AND SUBSIDIARIES

NOTE 14.  SUPPLEMENTAL DISCLOSURES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash paid for interest and income taxes in 1997 and 1996 was as follows:

                                                  1997       1996
                                                 -------    -------
Interest.......................................  $83,200    $44,465
Income taxes...................................  $ 5,518    $ 7,990

     Net cash used for business acquisitions in 1997 and 1996 consisted of the following:

                                                                BOWLING
                                                                 CENTER
                                                              ACQUISITIONS
                                                              ------------
Year ended December 31, 1997:
  Working capital, other than cash acquired.................   $   6,876
  Plant and equipment.......................................    (200,178)
  Purchase price in excess of the net assets acquired.......     (20,916)
  Other assets..............................................      (9,106)
  Noncurrent liabilities....................................       8,563
                                                               ---------
  Net cash used for business acquisitions...................   $(214,761)
                                                               =========

                                                                       OTHER
                                                                      BOWLING
                                                       CHARAN          CENTER
                                      ACQUISITION    ACQUISITION    ACQUISITIONS       TOTAL
                                      -----------    -----------    ------------    -----------
Period ended December 31, 1996:
  Working capital, other than cash
     acquired.......................  $   (17,385)    $  (5,028)      $    --       $   (22,413)
  Plant and equipment...............     (537,827)      (97,857)       (5,182)         (640,866)
  Purchase price in excess of the
     net assets acquired............     (784,217)           --            --          (784,217)
  Other assets......................      (18,330)           --            --           (18,330)
  Warrants to purchase shares of
     Common Stock...................        8,700            --            --             8,700
  Noncurrent liabilities............        6,198            --            --             6,198
                                      -----------     ---------       -------       -----------
  Net cash used for business
     acquisitions...................  $(1,342,861)    $(102,885)      $(5,182)      $(1,450,928)
                                      ===========     =========       =======       ===========

     Noncash financing activities in 1997 and 1996 were as follows:

                                                            1997      1996
                                                           ------    ------
Issuance of Common Stock and Stock Options in connection
  with a service contract................................  $4,028        --
Warrants to purchase shares of Common Stock..............      --    $8,700
Notes receivable from three executive officers for the
  purchase of Common Stock...............................      --     3,000

NOTE 15.  ACQUISITIONS

     On October 10, 1996, AMF Bowling Centers, Inc. ("AMF Bowling Centers"), a Virginia corporation and an indirect, wholly owned subsidiary of Bowling Worldwide, completed the acquisition (the "Charan Acquisition") of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. ("Charan"), a Delaware corporation, pursuant to an Asset Purchase

                       AMF BOWLING, INC. AND SUBSIDIARIES

Agreement (the "Asset Purchase Agreement"), dated as of September 10, 1996, by and between AMF Bowling Centers and Charan.

     The purchase price of the Charan Acquisition, net of cash acquired, was approximately $102.9 million, subject to certain adjustments. The Charan Acquisition was funded with approximately $40.0 million from the sale of equity by AMF Bowling to its institutional stockholders and one of its directors, and with approximately $62.9 million from available borrowings under Bowling Worldwide's then existing Acquisition Facility.

     The following unaudited pro forma information has been prepared assuming the Charan Acquisition had occurred as of January 1, 1996 and 1995, respectively and is based on pro forma AMF Bowling results of operations presented in "Note
3. Pro Forma Results of Operations." The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the Charan Acquisition had occurred as of those dates. In addition, the pro forma information is not intended to be a projection of future results of operations.

                    PRO FORMA CONSOLIDATED DATA (UNAUDITED):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                         ------------------------
                                                            1996          1995
                                                         ----------    ----------
                                                         (IN MILLIONS, EXCEPT PER
                                                               SHARE DATA)
Operating revenue......................................   $ 595.5       $ 622.7
Operating income.......................................   $  80.0       $ 105.2
Loss before income taxes...............................   $ (26.9)      $  (4.9)
Net loss...............................................   $ (19.5)      $ (16.1)
Net loss per share.....................................   $ (0.50)      $ (0.42)
Weighted average shares outstanding....................    39,293        38,375

  Other Acquisitions

     Since the Acquisition and prior to December 31, 1997, AMF Bowling Centers purchased an aggregate of 179 bowling centers from various unrelated sellers including Charan. The combined purchase price, net of cash acquired, was approximately $322.8 million, and was funded with approximately $40.0 million from the sale of equity by AMF Bowling to its institutional stockholders and one of its directors, and with $282.8 million from available borrowing under Bowling Worldwide's then existing Acquisition Facility and current Bank Facility. The results of operations for acquired bowling centers and certain related assets and liabilities other than the Charan Acquisition were not material in relation to the Company's consolidated results of operations or financial position.

     Subsequent to December 31, 1997, the Company acquired an additional 24 bowling centers in the United States, two bowling centers in the United Kingdom and one center in Australia from unrelated sellers, including fifteen bowling centers in the U.S. from Active West, Inc. ("Active West"). The aggregate purchase price for these acquisitions was approximately $36.5 million, including $35.3 million funded with borrowings under the Bank Facility and, with respect to the Active West acquisition, 50,000 shares of Common Stock valued at the closing price of $24 3/16 per share on the New York Stock Exchange on the date of acquisition.

NOTE 16.  JOINT VENTURES

     In April 1997, the Company entered into a joint venture with Hong Leong Corporation Limited, a Singapore-based conglomerate ("Hong Leong"), to build and operate bowling centers in the Asia

                       AMF BOWLING, INC. AND SUBSIDIARIES

Pacific region. The joint venture ("Hong Leong JV") is owned 50% by the Company and 50% by Hong Leong. The Hong Leong JV opened its first bowling center during November 1997 in Tianjin, China. Additional sites are being evaluated for future development.

     In August 1997, the Company entered into a joint venture with Playcenter S.A., a Sao Paulo-based amusement and entertainment company ("Playcenter"), to build and operate bowling centers in Brazil and Argentina. The joint venture ("Playcenter JV") is owned 50% by the Company and 50% by Playcenter. As of December 31, 1997, Playcenter JV operated eleven centers in Brazil and two centers in Argentina.

     The Company accounts for its investments in Hong Leong JV and Playcenter JV by the equity method. The joint ventures' operations and the Company's equity in earnings of the joint ventures are presented below (in thousands, unaudited):

                                                JOINT VENTURE
                                           ------------------------
        JOINT VENTURE OPERATIONS           HONG LEONG    PLAYCENTER     TOTAL
        ------------------------           ----------    ----------    -------
Operating revenue........................     $297        $ 4,894      $ 5,191
Operating income (loss)..................       15         (1,215)      (1,200)
Income (loss) before income taxes........       15         (1,546)      (1,531)
Income (loss) after income taxes.........        1         (1,608)      (1,607)

                                                JOINT VENTURE
                                           ------------------------
         AMF EQUITY IN EARNINGS            HONG LEONG    PLAYCENTER     TOTAL
         ----------------------            ----------    ----------    -------
AMF equity in income (loss)..............    $  --        $  (804)     $  (804)
Elimination of 50% gross profit on sales
  to joint ventures......................     (354)          (204)        (558)
                                             -----        -------      -------
Equity in earnings of joint ventures.....    $(354)       $(1,008)     $(1,362)
                                             =====        =======      =======

     The joint ventures' financial position as of December 31, 1997, and the Company's investments in the joint ventures and amounts due from Playcenter JV as of December 31, 1997, are presented below (in thousands, unaudited):

                                                   JOINT VENTURE
                                              ------------------------
      JOINT VENTURE FINANCIAL POSITION        HONG LEONG    PLAYCENTER
      --------------------------------        ----------    ----------
Current assets..............................    $1,240       $ 4,004
Noncurrent assets...........................     5,946        25,153
Current liabilities.........................       493         2,734
Noncurrent liabilities......................     2,242        23,238
Stockholders' equity........................     4,451         3,185

                                                        JOINT VENTURE
                                             -----------------------------------
INVESTMENTS/AMOUNTS DUE FROM JOINT VENTURES  HONG LEONG    PLAYCENTER     TOTAL
-------------------------------------------  ----------    ----------    -------
Investments in joint ventures.............     $1,149       $ 8,669      $ 9,818
Note receivable due from joint venture....         --         3,781        3,781
Loan to joint venture.....................         --         6,400        6,400
                                               ------       -------      -------
Total investment/due from joint ventures...    $1,149       $18,850      $19,999
                                               ======       =======      =======

                       AMF BOWLING, INC. AND SUBSIDIARIES

     The Company's investment in Playcenter JV includes the unamortized excess of the Company's investment over its equity in the joint venture's net assets. This excess was $7,076 at December 31, 1997, and is being amortized on a straight-line basis over the estimated life of the joint venture of ten years. The note receivable due from Playcenter JV represents the balance due for sales of equipment to the joint venture through a Brazilian distributor. The balance due on the equipment sales and the loan to Playcenter JV bear interest at 12% through November 21, 1997, and 8% thereafter. Principal and interest will be repaid to the Company by the joint venture from its operating cash flow in excess of capital expenditures required to build additional bowling centers. Subsequent to December 31, 1997, the Company lent Playcenter JV an additional $1,600 under the same terms.

NOTE 17.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operation of bowling centers and manufacturing and sale of bowling and related products. Information concerning operations in these business segments for 1997 and 1996 is presented below:

                                                        AMF BOWLING, INC.
                              ---------------------------------------------------------------------
                                                  YEAR ENDED DECEMBER 31, 1997
                                                          (IN MILLIONS)
                                       BOWLING CENTERS                    BOWLING PRODUCTS
                              ---------------------------------   ---------------------------------
                               U.S.    INTERNATIONAL   SUBTOTAL    U.S.    INTERNATIONAL   SUBTOTAL
                              ------   -------------   --------   ------   -------------   --------
Revenue from unaffiliated
  customers.................  $324.7      $104.4       $ 429.1    $105.7      $178.9        $284.6
Intersegment sales..........      --          --            --       9.4         5.3          14.7
Operating income (loss).....    36.5        11.1          47.6      36.6        14.4          51.0
Identifiable assets.........   810.5       309.1       1,119.6     631.1        69.9         701.0
Depreciation and
  amortization..............    64.3        18.5          82.8      18.6         1.2          19.8
Capital expenditures........    33.4         6.0          39.4       8.1         1.1           9.2
Research and development
  expense...................      --          --            --       0.9          --           0.9

                                       AMF BOWLING, INC.
                              -----------------------------------
                                 YEAR ENDED DECEMBER 31, 1997
                                         (IN MILLIONS)

                              CORPORATE   ELIMINATIONS    TOTAL
                              ---------   ------------   --------
Revenue from unaffiliated
  customers.................   $   --        $  --       $  713.7
Intersegment sales..........       --           --           14.7
Operating income (loss).....    (16.8)         1.1           82.9
Identifiable assets.........     10.3          1.2        1,832.1
Depreciation and
  amortization..............      1.4         (1.5)         102.5
Capital expenditures........      8.6         (0.5)          56.7
Research and development
  expense...................       --           --            0.9

                                                        AMF BOWLING, INC.
                              ---------------------------------------------------------------------
                                                 PERIOD ENDED DECEMBER 31, 1996
                                                          (IN MILLIONS)
                                       BOWLING CENTERS                    BOWLING PRODUCTS
                              ---------------------------------   ---------------------------------
                               U.S.    INTERNATIONAL   SUBTOTAL    U.S.    INTERNATIONAL   SUBTOTAL
                              ------   -------------   --------   ------   -------------   --------
Revenue from unaffiliated
  customers.................  $132.3         $67.4      $199.7     $69.1      $116.0        $185.1
Intersegment sales..........      --          --            --       3.7         2.3           6.0
Operating income (loss).....    10.8         6.8          17.6      26.1        10.9          37.0
Depreciation and
  amortization..............    25.6        12.1          37.7      12.1         0.5          12.6
Capital expenditures........     8.1         5.0          13.1       1.5         1.7           3.2
Research and development
  expense...................      --          --            --       1.3          --           1.3

                                       AMF BOWLING, INC.
                              -----------------------------------
                                PERIOD ENDED DECEMBER 31, 1996
                                         (IN MILLIONS)

                              CORPORATE   ELIMINATIONS    TOTAL
                              ---------   ------------   --------
Revenue from unaffiliated
  customers.................     $ --          $ --        $384.8
Intersegment sales..........       --           --            6.0
Operating income (loss).....     (8.6)         0.1           46.1
Depreciation and
  amortization..............       --         (0.9)          49.4
Capital expenditures........      1.3         (0.7)          16.9
Research and development
  expense...................       --           --            1.3

                       AMF BOWLING, INC. AND SUBSIDIARIES

NOTE 18.  GEOGRAPHIC SEGMENTS

     Information about the Company's operations in different geographic areas for 1997 and 1996, and identifiable assets at December 31, 1997 and 1996, are presented below:

     Operating revenue:

                                                         1997        1996
                                                       --------    --------
United States........................................  $439,800    $205,800
China, including Hong Kong...........................    82,400      60,700
Japan................................................    54,700      36,800
Australia............................................    49,500      33,500
United Kingdom.......................................    44,100      15,900
Sweden...............................................     9,100       7,400
Mexico...............................................     8,800       5,400
Korea................................................    14,100      14,300
Spain................................................     3,300         900
Canada...............................................       600         200
Other European countries.............................    21,300       9,900
Middle East..........................................       700          --
Eliminations.........................................   (14,700)     (6,000)
                                                       --------    --------
                                                       $713,700    $384,800
                                                       ========    ========

     Operating revenue for the U.S. Bowling Products operation has been reduced by $104,900 in 1997 and $63,400 in 1996 to reflect the elimination of intracompany sales between the U.S. Bowling products operation and the Bowling Products international sales and service branches.

     Operating income (loss):

                                                          1997       1996
                                                         -------    -------
United States..........................................  $56,300    $28,200
China, including Hong Kong.............................    8,300      7,600
Japan..................................................    4,500      4,000
Australia..............................................    6,700      4,900
United Kingdom.........................................    4,400        600
Sweden.................................................    1,300      1,000
Mexico.................................................    1,300        500
Korea..................................................      200        100
Spain..................................................     (200)      (100)
Canada.................................................     (100)      (100)
Middle East............................................       --         --
Other European countries...............................     (900)      (700)
Eliminations...........................................    1,100        100
                                                         -------    -------
                                                         $82,900    $46,100
                                                         =======    =======

     Operating income for the U.S. Bowling Products operation has been increased by $2,300 in 1997 and reduced by $1,000 in 1996 to reflect the elimination of intracompany gross profit between the U.S. Bowling Products operations and the Bowling Products international sales and service branches.

                       AMF BOWLING, INC. AND SUBSIDIARIES

     Identifiable assets:

                                                       1997          1996
                                                    ----------    ----------
United States.....................................  $1,451,900    $1,246,700
China, including Hong Kong........................      36,900        32,700
Japan.............................................      38,300        40,200
Australia.........................................     112,300       138,000
United Kingdom....................................     115,900        72,300
Sweden............................................       3,900         3,000
Mexico............................................      17,200        15,200
Korea.............................................       5,400         4,600
Spain.............................................       6,300         7,300
Canada............................................       3,400         3,700
Middle East.......................................         200            --
Other European countries..........................      39,200        30,200
Eliminations......................................       1,200           100
                                                    ----------    ----------
                                                    $1,832,100    $1,594,000
                                                    ==========    ==========

     Identifiable assets for the international sales and service branches have been reduced by $3,200 at December 31, 1997, and $5,500 at December 31, 1996 to reflect the elimination of intracompany gross profit in inventory between the U.S. Bowling Products operations and the Bowling Products international sales and service branches.

NOTE 19.  RELATED PARTIES

     Goldman Sachs and its affiliates have certain interests in the Company in addition to being the initial purchasers of the Notes of the Company in connection with the Acquisition. Richard A. Friedman and Terence M. O'Toole, each of whom is a Managing Director of Goldman Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, L.P., are directors of AMF Bowling, AMF Group Holdings and Bowling Worldwide. Goldman Sachs and its affiliates together currently beneficially own a majority of the outstanding voting equity of AMF Bowling; thus Goldman Sachs will be deemed to be an "affiliate" of the Company. Goldman Sachs received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of the Notes. Goldman Sachs also served as financial advisor to the Prior Owners in connection with the Acquisition and received a fee in the form of 10-year warrants to purchase 870,000 shares of Common Stock. The warrants were valued for accounting purposes at approximately $8.7 million. In addition, Goldman Sachs is entitled to the reimbursement of its expenses and is indemnified in connection with its services.

     In connection with the bank credit agreement which partially funded the Acquisition, Goldman Sachs Credit Partners, L.P., acted as Syndication Agent; Goldman Sachs Credit Partners, L.P., and Citicorp Securities, Inc. acted as Arrangers; and Citibank, N.A. is acting as Administrative Agent. Goldman Sachs Credit Partners, L.P., was also a lender under the bank credit agreement. Goldman Sachs received a fee of approximately $9.5 million and was reimbursed for expenses in connection with such services. Goldman Sachs also received a cash fee of $5.0 million from the Company in connection with the Acquisition and was reimbursed for related expenses.

     Under the Credit Agreement, Goldman Sachs Credit Partners, L.P., acted as Syndication Agent; Goldman Sachs Credit Partners, L.P., and Citicorp Securities, Inc., acted as Arrangers; Citibank, N.A. is acting as Administrative Agent and Citicorp USA, Inc. is acting as Collateral Agent. Total fees

                       AMF BOWLING, INC. AND SUBSIDIARIES
payable to Goldman Sachs Credit Partners, L.P. in connection with its services under the Credit Agreement aggregated approximately $900, and such entity was reimbursed for expenses in connection with such services.

     Goldman Sachs acted as the Company's lead underwriter in connection with the Initial Public Offering. Underwriting discounts paid to the entire underwriting syndicate in the Initial Public Offering totaled $18,941.

     In 1997, the Company paid a fee of $300 to Goldman Sachs for its representation of the Company in connection with the Company's lease of its new bowling center at Chelsea Piers in New York.

     Pursuant to the two employment agreements with executives of the Company discussed in "Note 13. Employee Benefit Plans," AMF Bowling issued to each executive 150,000 shares of Common Stock at a purchase price of $10.00 per share. One executive was granted an initial employment bonus of $166,667 which he used to partially fund his purchase of shares of Common Stock. Each executive has borrowed $1.0 million from AMF Bowling in order to fund the portion of his purchase of Common Stock. These notes are due in May 2003 and accrue interest, compounded annually, on the unpaid principal amount at 7 percent per annum.

     Pursuant to the Stock Subscription Agreement dated April 30, 1996, Charles
M. Diker, a director of AMF Bowling, AMF Group Holdings, and Bowling Worldwide, purchased 125,000 shares of Common Stock, at a purchase price of $10.00 per share. Pursuant to an option agreement (the "Diker Option Agreement") dated May 1, 1996, Mr. Diker was granted, pursuant to the 1996 Plan, non-qualified Stock Options to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share. One third of such options vested on May 1, 1996, one-third vested on May 1, 1997, and the remaining options vest on May 1, 1998. The Diker Option Agreement also provides, among other things, for repurchase of all of the shares held by him for fair market value as of a specified date upon certain conditions. Mr. Diker is a party to the Stockholders Agreement and any shares of Common Stock held by Mr. Diker will be subject to the terms of that agreement.

NOTE 20.  RECENT ACCOUNTING PRONOUNCEMENTS

     Effective for the fiscal year ended December 31, 1998, the Company is required to adopt SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company does not expect that adoption of these standards will have a material impact on the Company's financial position or results of operations. The adoption of SFAS No. 130 by the Company will require reporting comprehensive income, which includes the foreign currency translation adjustment, in an alternative format prescribed by the standard.

NOTE 21.  CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following condensed consolidating information presents:

     - Condensed consolidating balance sheets as of December 31, 1997 and 1996, and condensed consolidating statements of income and cash flows for 1997 and 1996.

     - Elimination entries necessary to combine the entities comprising AMF Bowling.

     The Notes are jointly and severally guaranteed on a full and unconditional basis by AMF Group Holdings and by the first- and second-tier subsidiaries of Bowling Worldwide (the "Guarantors"). Third-tier subsidiaries of Bowling Worldwide, all of which are wholly owned subsidiaries of AMF Worldwide Bowling Centers Holdings Inc., a second-tier subsidiary of Bowling Worldwide, have not provided guarantees (the "Non-Guarantors").

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          NON-
                                          GUARANTOR     GUARANTOR
                                          COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                          ----------    ---------    ------------    ------------
                                             ASSETS
Current assets:
  Cash and cash equivalents.............  $   33,451    $  2,339      $      --       $   35,790
  Accounts and notes receivable, net of
     allowance for doubtful accounts....      71,652       2,339             --           73,991
  Accounts receivable -- intercompany...       6,682       1,963         (8,645)              --
  Inventories...........................      54,765       1,803             --           56,568
  Deferred taxes and other..............      14,345       2,704             --           17,049
                                          ----------    --------      ---------       ----------
          Total current assets..........     180,895      11,148         (8,645)         183,398
Notes receivable -- intercompany........      15,482       1,663        (17,145)              --
Property and equipment, net.............     712,032      37,845          1,008          750,885
Investment in subsidiaries..............      24,499     628,355       (652,854)              --
Goodwill and other assets...............     891,011       6,758             --          897,769
                                          ----------    --------      ---------       ----------
          Total assets..................  $1,823,919    $685,769      $(677,636)      $1,832,052
                                          ==========    ========      =========       ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $   38,513    $  3,070      $      --       $   41,583
  Accounts payable -- intercompany......       1,934       6,711         (8,645)              --
  Accrued expenses......................      59,495       5,370             --           64,865
  Income taxes payable..................       3,237       2,407             --            5,644
  Long-term debt, current portion.......      27,376          --             --           27,376
                                          ----------    --------      ---------       ----------
          Total current liabilities.....     130,555      17,558         (8,645)         139,468
Long-term debt..........................   1,033,223          --             --        1,033,223
Notes payable -- intercompany...........       2,990      14,155        (17,145)              --
Other long-term liabilities.............       5,333          --             --            5,333
Deferred income taxes...................      (1,036)      1,036             --               --
                                          ----------    --------      ---------       ----------
          Total liabilities.............   1,171,065      32,749        (25,790)       1,178,024
                                          ----------    --------      ---------       ----------
Commitments and contingencies
Stockholders' equity:
  Common stock..........................          --         596             --              596
  Paid-in capital.......................     747,145     746,049       (745,141)         748,053
  Retained earnings (deficit)...........     (74,718)    (74,052)        73,722          (75,048)
  Equity adjustment from foreign
     currency translation...............     (19,573)    (19,573)        19,573          (19,573)
                                          ----------    --------      ---------       ----------
          Total stockholders' equity....     652,854     653,020       (651,846)         654,028
                                          ----------    --------      ---------       ----------
          Total liabilities and
            stockholders' equity........  $1,823,919    $685,769      $(677,636)      $1,832,052
                                          ==========    ========      =========       ==========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                         NON-
                                         GUARANTOR     GUARANTOR
                                         COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                         ----------    ---------    ------------    ------------
                                             ASSETS
Current assets:
  Cash and cash equivalents............  $   39,660    $  3,908      $      --       $   43,568
  Accounts and notes receivable, net of
     allowance for doubtful accounts...      41,266       1,359             --           42,625
  Accounts
     receivable -- intercompany........       3,365       1,259         (4,624)              --
  Inventories..........................      39,609       1,392             --           41,001
  Deferred taxes and other.............       9,491       1,687             --           11,178
                                         ----------    --------      ---------       ----------
          Total current assets.........     133,391       9,605         (4,624)         138,372
Notes receivable -- intercompany.......       1,998       1,663         (3,661)              --
Property and equipment, net............     548,218      30,139            951          579,308
Investment in subsidiaries.............      29,628     378,074       (407,702)              --
Goodwill and other assets..............     875,250       1,080             --          876,330
                                         ----------    --------      ---------       ----------
          Total assets.................  $1,588,485    $420,561      $(415,036)      $1,594,010
                                         ==========    ========      =========       ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................  $   30,198    $  1,365      $      --       $   31,563
  Accounts payable -- intercompany.....         773       3,851         (4,624)              --
  Accrued expenses.....................      50,460       3,897             --           54,357
  Income taxes payable.................       1,676         600             --            2,276
  Long-term debt, current portion......      42,376          --             --           42,376
                                         ----------    --------      ---------       ----------
          Total current liabilities....     125,483       9,713         (4,624)         130,572
Long-term debt.........................   1,048,877          --             --        1,048,877
Notes payable -- intercompany..........       1,663       1,998         (3,661)              --
Other long-term liabilities............       1,851          --             --            1,851
Deferred income taxes..................       2,828       1,067             --            3,895
                                         ----------    --------      ---------       ----------
          Total liabilities............   1,180,702      12,778         (8,285)       1,185,195
                                         ----------    --------      ---------       ----------
Commitments and contingencies
Stockholders' equity:
  Common stock.........................          --         424             --              424
  Paid-in capital......................     427,446     427,022       (425,442)         429,026
  Retained earnings (deficit)..........     (18,512)    (18,512)        17,540          (19,484)
  Equity adjustment from foreign
     currency translation..............      (1,151)     (1,151)         1,151           (1,151)
                                         ----------    --------      ---------       ----------
          Total stockholders' equity...     407,783     407,783       (406,751)         408,815
                                         ----------    --------      ---------       ----------
          Total liabilities and
            stockholders' equity.......  $1,588,485    $420,561      $(415,036)      $1,594,010
                                         ==========    ========      =========       ==========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          NON-
                                           GUARANTOR    GUARANTOR
                                           COMPANIES    COMPANIES    ELIMINATIONS    CONSOLIDATED
                                           ---------    ---------    ------------    ------------
Operating revenue........................  $673,714     $ 42,205       $ (2,251)       $713,668
                                           --------     --------       --------        --------
Operating expenses:
  Cost of goods sold.....................   207,820        6,230         (1,506)        212,544
  Bowling center operating expenses......   229,629       22,188           (611)        251,206
  Selling, general, and administrative
     expenses............................    61,421        3,125             --          64,546
  Depreciation and amortization..........    96,812        5,826           (191)        102,447
                                           --------     --------       --------        --------
          Total operating expenses.......   595,682       37,369         (2,308)        630,743
                                           --------     --------       --------        --------
          Operating income...............    78,032        4,836             57          82,925
                                           --------     --------       --------        --------
Nonoperating expenses (income):
  Interest expense.......................   117,804          581             --         118,385
  Other expenses, net....................     6,054        2,225          1,827          10,106
  Interest income........................    (1,631)        (323)            --          (1,954)
  Equity in loss of subsidiaries.........     1,043       53,336        (54,379)             --
                                           --------     --------       --------        --------
          Total nonoperating expenses....   123,270       55,819        (52,552)        126,537
                                           --------     --------       --------        --------
  Income (loss) before income taxes......   (45,238)     (50,983)        52,609         (43,612)
  Provision (benefit) for income taxes...   (15,587)       2,811             --         (12,776)
                                           --------     --------       --------        --------
  Net loss before equity in loss of joint
     ventures and extraordinary items....   (29,651)     (53,794)        52,609         (30,836)
  Equity in loss of joint ventures.......    (1,362)          --             --          (1,362)
                                           --------     --------       --------        --------
  Net loss before extraordinary items....   (31,013)     (53,794)        52,609         (32,198)
  Extraordinary items, net of tax........   (23,366)          --             --         (23,366)
                                           --------     --------       --------        --------
  Net loss...............................  $(54,379)    $(53,794)      $ 52,609        $(55,564)
                                           ========     ========       ========        ========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                         NON-
                                          GUARANTOR    GUARANTOR
                                          COMPANIES    COMPANIES    ELIMINATIONS     CONSOLIDATED
                                          ---------    ---------    ------------    --------------
Operating revenue.......................  $364,095     $ 21,768       $ (1,054)        $384,809
                                          --------     --------       --------         --------
Operating expenses:
  Cost of goods sold....................   127,623        3,566           (647)         130,542
  Bowling center operating expenses.....   112,318       11,780           (425)         123,673
  Selling, general, and administrative
     expenses...........................    33,444        1,626             --           35,070
  Depreciation and amortization.........    46,198        3,260            (72)          49,386
                                          --------     --------       --------         --------
          Total operating expenses......   319,583       20,232         (1,144)         338,671
                                          --------     --------       --------         --------
          Operating income..............    44,512        1,536             90           46,138
                                          --------     --------       --------         --------
Nonoperating expenses:
  Interest expense......................    77,968           22             --           77,990
  Other (income) expense, net...........       (39)       1,029            922            1,912
  Interest income.......................    (5,480)        (268)            --           (5,748)
  Equity in loss of subsidiaries........       499       18,234        (18,733)              --
                                          --------     --------       --------         --------
          Total nonoperating expenses...    72,948       19,017        (17,811)          74,154
                                          --------     --------       --------         --------
          Income (loss) before income
            taxes.......................   (28,436)     (17,481)        17,901          (28,016)
          Provision (benefit) for income
            taxes.......................    (9,703)       1,171             --           (8,532)
                                          --------     --------       --------         --------
          Net loss......................  $(18,733)    $(18,652)      $ 17,901         $(19,484)
                                          ========     ========       ========         ========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                     NON-
                                                       GUARANTOR   GUARANTOR
                                                       COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                                       ---------   ---------   ------------   ------------
Cash flows from operating activities:
  Net loss...........................................  $ (54,379)  $ (53,794)   $  52,609      $ (55,564)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization....................     96,812       5,826         (191)       102,447
    Equity in loss of joint ventures.................      1,362          --           --          1,362
    Extraordinary items, net of tax..................     23,366          --           --         23,366
    Deferred income taxes............................    (20,227)          6           --        (20,221)
    Amortization of bond discount....................     33,562          --           --         33,562
    Equity in loss of subsidiaries...................      1,043      53,336      (54,379)            --
    Dividends from guarantor companies...............       (500)        500           --             --
    Dividends from non-guarantor companies...........      1,327      (1,327)          --             --
    Loss on the sale of property and equipment,
      net............................................      4,417          29           --          4,446
    Changes in assets and liabilities:
      Accounts and notes receivable, net.............    (25,218)       (875)          --        (26,093)
      Receivables and payables -- affiliates.........    (12,745)     12,745           --             --
      Inventories....................................    (16,570)       (401)          --        (16,971)
      Other assets...................................    (13,375)     (1,797)       2,275        (12,897)
      Accounts payable and accrued expenses..........     14,522       3,260           --         17,782
      Income taxes payable...........................     (1,152)      1,754           --            602
      Other long-term liabilities....................     (4,089)         --           --         (4,089)
                                                       ---------   ---------    ---------      ---------
         Net cash provided by (used in) operating
           activities................................     28,156      19,262          314         47,732
                                                       ---------   ---------    ---------      ---------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
    acquired.........................................   (197,271)    (17,490)          --       (214,761)
  Investment in subsidiary...........................         --    (315,671)     315,671             --
  Investments in and advances to joint ventures......    (21,361)         --           --        (21,361)
  Purchases of property and equipment................    (53,911)     (2,926)         134        (56,703)
  Proceeds from sale of property and equipment.......      4,123          57           --          4,180
                                                       ---------   ---------    ---------      ---------
         Net cash provided by (used in) investing
           activities................................   (268,420)   (336,030)     315,805       (288,645)
                                                       ---------   ---------    ---------      ---------
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred
    financing costs..................................    231,406       9,000           --        240,406
  Payments on long-term debt.........................   (295,621)     (9,000)          --       (304,621)
  Prepayment penalty.................................    (14,571)         --           --        (14,571)
  Capital contribution...............................    315,671      37,048     (316,119)        36,600
  Net proceeds from initial public offering of
    shares...........................................         --     279,071           --        279,071
  Repurchase of shares...............................         --        (500)          --           (500)
  Noncompete obligations.............................       (647)         --           --           (647)
                                                       ---------   ---------    ---------      ---------
         Net cash provided by (used in) financing
           activities................................    236,238     315,619     (316,119)       235,738
                                                       ---------   ---------    ---------      ---------
         Effect of exchange rates on cash............     (2,183)       (420)          --         (2,603)
                                                       ---------   ---------    ---------      ---------
         Net decrease in cash........................     (6,209)     (1,569)          --         (7,778)
         Cash and cash equivalents at beginning of
           period....................................     39,660       3,908           --         43,568
                                                       ---------   ---------    ---------      ---------
         Cash and cash equivalents at end of
           period....................................  $  33,451   $   2,339    $      --      $  35,790
                                                       =========   =========    =========      =========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       NON-
                                                       GUARANTOR    GUARANTOR
                                                       COMPANIES    COMPANIES    ELIMINATIONS   CONSOLIDATED
                                                      -----------   ----------   ------------   ------------
Cash flows from operating activities:
  Net loss..........................................  $   (18,733)   $(18,652)     $ 17,901     $   (19,484)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization..................       46,198       3,260           (72)         49,386
     Deferred income taxes..........................      (14,040)         --            --         (14,040)
     Amortization of bond discount..................       24,731          --            --          24,731
     Equity in loss of subsidiaries.................          499      18,234       (18,733)             --
     Dividends from non-guarantor companies.........          922        (922)           --              --
     Loss on the sale of property and equipment,
       net..........................................          390          18            --             408
     Changes in assets and liabilities:
       Accounts and notes receivable, net...........       (6,663)        159            --          (6,504)
       Receivables and payables -- affiliates.......          399        (399)           --              --
       Inventories..................................        1,830          32            --           1,862
       Other assets.................................       (4,332)       (582)          904          (4,010)
       Accounts payable and accrued expenses........       21,631         299            --          21,930
       Income taxes payable.........................          662        (245)           --             417
       Other long-term liabilities..................       18,918         217            --          19,135
                                                      -----------    --------      --------     -----------
          Net cash provided by operating
            activities..............................       72,412       1,419            --          73,831
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired.......................................   (1,454,213)      3,285            --      (1,450,928)
  Purchases of property and equipment...............      (15,930)     (1,011)           --         (16,941)
  Proceeds from sales of property and equipment.....          584         170            --             754
                                                      -----------    --------      --------     -----------
          Net cash provided by (used in) investing
            activities..............................   (1,469,559)      2,444            --      (1,467,115)
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred
     financing costs................................    1,059,277          --            --       1,059,277
  Payments on long-term debt........................      (38,875)         --            --         (38,875)
  Capital contribution..............................      420,750          --            --         420,750
  Noncompete obligations............................       (2,892)         --            --          (2,892)
                                                      -----------    --------      --------     -----------
          Net cash provided by financing
            activities..............................    1,438,260          --            --       1,438,260
                                                      -----------    --------      --------     -----------
Effect of exchange rates on cash....................       (1,453)         45            --          (1,408)
                                                      -----------    --------      --------     -----------
Net increase in cash................................       39,660       3,908            --          43,568
Cash and cash equivalents at beginning of period....           --          --            --              --
                                                      -----------    --------      --------     -----------
Cash and cash equivalents at end of period..........  $    39,660    $  3,908      $     --     $    43,568
                                                      ===========    ========      ========     ===========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                               JUNE 30,
                                                                 1998
                                                              -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   51,873
  Accounts and notes receivable, net of allowance for
     doubtful accounts of $5,050............................      65,792
  Inventories...............................................      71,292
  Deferred taxes and other current assets...................      20,756
                                                              ----------
          Total current assets..............................     209,713
Property and equipment, net.................................     872,430
Leasehold interests, net....................................      46,219
Deferred financing costs, net...............................      24,934
Goodwill, net...............................................     775,036
Investments in and advances to joint ventures...............      23,813
Other assets................................................      54,206
                                                              ----------
          Total assets......................................  $2,006,351
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   29,174
  Accrued expenses..........................................      48,735
  Income taxes payable......................................       5,603
  Long-term debt, current portion...........................      29,875
                                                              ----------
          Total current liabilities.........................     113,387
Long-term debt, less current portion........................   1,271,201
Other long-term liabilities.................................       5,268
                                                              ----------
          Total liabilities.................................   1,389,856
                                                              ----------
Commitments and contingencies
Stockholders' equity:
  Common stock (par value $.01, 200,000,000 shares
     authorized, 59,726,450 shares issued and outstanding at
     June 30, 1998).........................................         597
  Paid-in capital...........................................     749,093
  Retained deficit..........................................    (111,420)
  Equity adjustment from foreign currency translation.......     (21,775)
                                                              ----------
          Total stockholders' equity........................     616,495
                                                              ----------
          Total liabilities and stockholders' equity........  $2,006,351
                                                              ==========

   The accompanying notes are an integral part of this condensed consolidated balance sheet.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Operating revenue...........................................  $349,758    $318,068
                                                              --------    --------
Operating expenses:
  Cost of goods sold........................................    85,021      86,084
  Bowling center operating expenses.........................   159,332     116,038
  Selling, general, and administrative expenses.............    34,847      30,172
  Depreciation and amortization.............................    56,815      43,424
                                                              --------    --------
          Total operating expenses..........................   336,015     275,718
                                                              --------    --------
Operating income............................................    13,743      42,350
                                                              --------    --------
Nonoperating expenses (income):
  Interest expense..........................................    53,605      57,454
  Other expenses, net.......................................     2,557       2,368
  Interest income...........................................    (1,070)     (1,126)
                                                              --------    --------
          Total nonoperating expenses.......................    55,092      58,696
                                                              --------    --------
Loss before income taxes....................................   (41,349)    (16,346)
Benefit for income taxes....................................    (6,540)     (4,182)
                                                              --------    --------
Net loss before equity in loss of joint ventures............   (34,809)    (12,164)
Equity in loss of joint ventures............................    (1,563)         --
                                                              --------    --------
     Net loss...............................................  $(36,372)   $(12,164)
                                                              ========    ========
  Net loss per share -- basic and diluted...................  $  (0.61)   $  (0.29)
                                                              ========    ========
  Weighted average shares outstanding.......................    59,688      42,274
                                                              ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    SIX MONTHS
                                                                  ENDED JUNE 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net loss..................................................  $ (36,372)   $ (12,164)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................     56,815       43,424
     Equity in loss of joint ventures.......................      1,563           --
     Deferred income taxes..................................         --       (1,775)
     Amortization of bond discount..........................     14,191       16,788
     Loss on the sale of property and equipment, net........        267           94
     Changes in assets and liabilities:
       Accounts and notes receivable, net...................      8,923      (17,942)
       Inventories..........................................    (13,908)     (15,877)
       Other assets.........................................    (27,422)     (21,417)
       Accounts payable and accrued expenses................    (29,378)       1,432
       Income taxes payable.................................        314        2,257
       Other long-term liabilities..........................       (126)      13,345
                                                              ---------    ---------
Net cash (used in) provided by operating activities.........    (25,133)       8,165
                                                              ---------    ---------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash acquired.....   (152,791)    (122,165)
  Investments in and advances to joint ventures.............     (5,377)          --
  Purchases of property and equipment.......................    (27,685)     (25,639)
  Proceeds from the sale of property and equipment..........        193          268
                                                              ---------    ---------
Net cash used in investing activities.......................   (185,660)    (147,536)
                                                              ---------    ---------
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred financing
     costs..................................................    488,641      133,500
  Payments on long-term debt................................   (262,358)     (20,250)
  Repurchase of shares......................................         --         (500)
  Issuance of shares........................................      1,042           --
  Payments of noncompete obligations........................       (423)        (322)
                                                              ---------    ---------
Net cash provided by financing activities...................    226,902      112,428
                                                              ---------    ---------
Effect of exchange rates on cash............................        (26)          15
                                                              ---------    ---------
Net increase (decrease) in cash.............................     16,083      (26,928)
Cash and cash equivalents at beginning of period............     35,790       43,568
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $  51,873    $  16,640
                                                              =========    =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       AMF BOWLING, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods. The interim financial information and notes thereto should be read in conjunction with the December 31, 1997 and 1996 audited consolidated financial statements of AMF Bowling, Inc. ("AMF Bowling") and its subsidiaries (collectively, the "Company") presented in AMF Bowling's Form 10-K Annual Report for the fiscal year ended December 31, 1997 filed with the U.S. Securities and Exchange Commission. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of results to be expected for the entire year.

     The Company is principally engaged in two business segments: (i) the ownership or operation of bowling centers, consisting of 413 U.S. bowling centers and 120 international bowling centers ("Bowling Centers"), including fourteen joint venture centers described in "Note 8. Acquisitions", as of June 30, 1998, and (ii) the manufacture and sale of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international bowling center operators.

     AMF Bowling Worldwide, Inc. ("Bowling Worldwide") is a wholly owned, direct subsidiary of AMF Group Holdings Inc. ("AMF Group Holdings"). AMF Group Holdings is a wholly owned, direct subsidiary of AMF Bowling. AMF Group Holdings and Bowling Worldwide are Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the Acquisition (defined below). AMF Group Holdings and AMF Bowling are holding companies only. The principal assets in each are comprised of investments in subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between AMF Group Holdings and the stockholders (the "Prior Owners") of AMF Bowling Group (the "Predecessor Company"), on May 1, 1996 (the "Closing Date"), AMF Group Holdings acquired the Predecessor Company through a stock purchase by AMF Group Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain and Switzerland (the "Acquisition"). The purchase price for the Acquisition was approximately $1.37 billion. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the Closing Date.

     On November 7, 1997, AMF Bowling completed an initial public offering (the "Initial Public Offering") of 15,525,000 shares of common stock (the "Common Stock"), which trades on the New York Stock Exchange under the symbol "PIN". The net proceeds of $279.1 million from the Initial Public Offering were contributed by AMF Bowling to Bowling Worldwide and used by Bowling Worldwide to reduce and refinance its bank debt pursuant to Bowling Worldwide's third amended and restated credit agreement (the "Credit Agreement") and to redeem a portion of Bowling Worldwide's senior subordinated discount notes.

     As of June 30, 1998, the Company has acquired 245 bowling centers and constructed one bowling center since the Acquisition for a combined purchase price of $475.6 million. The Company has funded its acquisitions and center construction from internally generated cash, borrowings

                       AMF BOWLING, INC. AND SUBSIDIARIES
under the senior secured revolving credit facility (the "Bank Facility") under the Credit Agreement, and issuances of Common Stock. See "Note 8. Acquisitions".

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The condensed consolidated results of operations of the Company have been presented for the six months ended June 30, 1998 and 1997, respectively. All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements. All dollar amounts are in thousands, except where otherwise indicated.

  Goodwill

     As a result of the Acquisition and subsequent purchases of bowling centers discussed in "Note 8. Acquisitions", and in accordance with the purchase method of accounting for all acquisitions, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the dates of acquisition. Goodwill is being amortized over 40 years. Amortization expense was $10,054 and $9,860 for the six months ended June 30, 1998 and 1997, respectively.

  Comprehensive Income

     Effective January 1, 1998, the Company adopted, as required, Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." Comprehensive loss was $38,574 and $17,179 for the six months ended June 30, 1998 and 1997, respectively.

NOTE 3.  INVENTORIES

     Inventories at June 30, 1998 consisted of the following (unaudited):

Bowling Products, at FIFO:
  Raw materials.............................................    $14,718
  Work in progress..........................................      2,474
  Finished goods and spare parts............................     46,129
Bowling Centers, at average cost:
  Merchandise and spare parts...............................      7,971
                                                                -------
                                                                $71,292
                                                                =======

NOTE 4.  PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1998 consisted of the following (unaudited):

Land........................................................    $  130,793
Buildings and improvements..................................       348,350
Equipment, furniture, and fixtures..........................       521,191
Other.......................................................         7,778
                                                                ----------
                                                                 1,008,112
Less: accumulated depreciation and amortization.............      (135,682)
                                                                ----------
                                                                $  872,430
                                                                ==========

                       AMF BOWLING, INC. AND SUBSIDIARIES

     Depreciation and amortization expense related to property and equipment was $42,495 and $30,875 for the six months ended June 30, 1998 and 1997, respectively.

NOTE 5.  LONG-TERM DEBT

     Long-term debt at June 30, 1998 consisted of the following (unaudited):

Bank debt...................................................    $  561,502
Senior subordinated notes...................................       250,000
Senior subordinated discount notes..........................       200,802
Zero coupon convertible debentures..........................       286,790
Mortgage and equipment notes................................         1,982
                                                                ----------
          Total debt........................................     1,301,076
Current maturities..........................................       (29,875)
                                                                ----------
          Total long-term debt..............................    $1,271,201
                                                                ==========

     The Company's bank debt (the "Senior Debt") was incurred pursuant to a credit agreement, dated as of May 1, 1996, which was amended and restated in connection with the Initial Public Offering, as of November 3, 1997, as the Credit Agreement among Bowling Worldwide and its lenders. The Credit Agreement provides for (i) three senior secured term loan facilities aggregating $455.3 million (the "Term Facilities") and (ii) the Bank Facility which provides for borrowings up to $355.0 million on a revolving basis. At June 30, 1998, amounts outstanding under the Term Facilities and Bank Facility were $433,499 and $128,003, respectively.

     On May 12, 1998, AMF Bowling issued its zero coupon convertible debentures (the "Debentures") for gross proceeds of approximately $284.1 million. The Debentures mature on May 12, 2018 and have a yield to maturity of 7% per annum. The Debentures were issued at an original price of $252.57 per $1,000 principal amount at maturity. The Debentures are convertible at any time prior to maturity into shares of Common Stock at a conversion rate of 8.6734 shares per $1,000 principal amount at maturity. If held to maturity and not redeemed or repurchased by AMF Bowling, the Debentures will accrue to an aggregate principal amount at maturity of $1.125 billion. The Debentures are not entitled to a sinking fund. The Debentures are not redeemable at the option of AMF Bowling before May 12, 2003.

     The Debentures will be purchased by AMF Bowling, at the option of holders of the Debentures, as of May 12, 2003, May 12, 2008 and May 12, 2013 for purchase prices specified in the Debentures. The Debentures may also be redeemed at the option of the holders of the Debentures upon the occurrence of a Change of Control (as defined in the Indenture) at redemption prices specified in the Debentures. AMF Bowling may elect to pay any such purchase price or redemption price in cash or Common Stock, or any combination thereof. In connection with the issuance of the Debentures, AMF Bowling has agreed to file a shelf registration statement in respect of the Debentures and the Common Stock issuable on conversion, redemption or repurchase thereof. If the shelf registration statement has not been filed within 90 days, or declared effective within 180 days, after May 12, 1998, AMF Bowling must pay liquidated damages as specified in the related registration rights agreement.

     AMF Bowling has reserved 9,757,575 shares of Common Stock for issuance upon conversion, redemption or repurchase of the Debentures.

                       AMF BOWLING, INC. AND SUBSIDIARIES

     The net proceeds of the Debentures were approximately $273.1 million of which $249.6 million was used to repay senior bank indebtedness under the Credit Agreement and $23.5 million was used for acquisitions and general corporate purposes.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the Company's results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

NOTE 7.  EMPLOYEE BENEFIT PLANS

  AMF Bowling, Inc. 1996 Stock Incentive Plan

     The total number of shares of Common Stock ("Stock Options") initially reserved and available for grant under the AMF Bowling, Inc. 1996 Stock Incentive Plan (the "1996 Plan") was 1,767,151. At June 30, 1998, the number of shares of Common Stock subject to Stock Options outstanding to senior management, other employees, consultants and directors totaled 1,464,450 at an exercise price of $10.00 per share. In addition to Stock Options outstanding under the 1996 Plan, 130,000 Stock Options granted to Douglas J. Stanard on May 1, 1996 were outstanding at June 30, 1998. Of the total Stock Options awarded under the 1996 Plan, 313,910 were exercisable at June 30, 1998 and 46,450 were exercised in the six months ended June 30, 1998. Forfeited Stock Options under the 1996 Plan totaled 310,100 through June 30, 1998. There were 256,251 shares of Common Stock available for grant under the 1996 Plan as of June 30, 1998.

  AMF Bowling, Inc. 1998 Stock Incentive Plan

     Under the AMF Bowling, Inc. 1998 Stock Incentive Plan (the "1998 Plan"), AMF Bowling may grant incentive awards in the form of restricted stock Awards, Stock Options and stock appreciation rights in substantially the same manner as provided under the 1996 Plan. Two million shares of Common Stock have been reserved and will be available for issuance under the 1998 Plan. In addition, shares of Common Stock that have been reserved but not issued under the 1996 Plan, and shares which are subject to awards under the 1996 Plan that expire or otherwise terminate, may be granted as awards pursuant to the 1998 Plan. As of June 30, 1998, options to purchase 78,400 shares were granted under the 1998 Plan.

NOTE 8.  ACQUISITIONS

     From the Acquisition until December 31, 1997, Bowling Centers purchased an aggregate of 179 bowling centers from unrelated sellers. The combined purchase price, net of cash acquired, was approximately $340.7 million (including amounts paid in 1998 for certain bowling centers included in the 1997 total), and was funded with approximately $40.0 million from the sale of equity by AMF Bowling to its institutional stockholders and one of its directors, and with $299.8 million from available borrowing under Bowling Worldwide's acquisition facility then existing under the bank credit agreement and under the Bank Facility.

     From January 1, 1998 through June 30, 1998, the Company acquired 46 centers in the United States, fifteen centers in the United Kingdom and five centers in Australia from unrelated sellers,

                       AMF BOWLING, INC. AND SUBSIDIARIES
including fifteen centers from Active West, Inc. ("Active West"). The aggregate purchase price was approximately $134.9 million, including $114.0 million funded with borrowings under the Bank Facility and, with respect to the Active West acquisition, the issuance of 50,000 shares of Common Stock.

     Between June 30, 1998 and July 31, 1998, the Company acquired six bowling centers in the United States from unrelated sellers. As a result of these acquisitions, and after giving effect to the closing of 11 U.S. centers and one international center since the Acquisition, the Company owned or operated 419 U.S. bowling centers and 120 international bowling centers as of July 31, 1998.

     As of July 31, 1998, the Company had entered into purchase agreements regarding the acquisitions of ten additional U.S. bowling centers from unrelated sellers. The aggregate purchase price is expected to be approximately $15.9 million and is expected to be funded with available borrowing under the Bank Facility and cash generated from operations.

NOTE 9.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operating bowling centers and manufacturing of bowling and related products. Information concerning operations in these businesses for the six months ended June 30, 1998 and 1997, respectively, is presented below (in millions):

                                                          SIX MONTHS ENDED JUNE 30, 1998
                            -------------------------------------------------------------------------------------------
                                  BOWLING CENTERS               BOWLING PRODUCTS
                            ----------------------------   --------------------------
                                      INTER-      SUB-               INTER-     SUB-                 ELIM-
                             U.S.    NATIONAL    TOTAL      U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS    TOTAL
                            ------   --------   --------   ------   --------   ------   ---------   --------   --------
Revenue from unaffiliated
  customers...............  $212.2    $ 54.3    $  266.5   $ 36.8    $46.5     $ 83.3    $   --      $  --     $  349.8
Intersegment sales........      --        --          --      7.6      1.8        9.4        --         --          9.4
Operating income (loss)...    25.0       5.6        30.6     (3.7)    (3.4)      (7.1)    (10.6)       0.8         13.7
Identifiable assets.......   897.3     352.1     1,249.4    637.1     71.3      708.4      46.7        1.9      2,006.4
Depreciation and
  amortization............    36.9       9.4        46.3     10.3      0.7       11.0       0.6       (1.0)        56.9
Capital expenditures......    17.6       4.1        21.7      5.2      0.7        5.9       0.1         --         27.7
Research and development
  expense.................      --        --          --      0.2       --        0.2        --         --          0.2

                                                          SIX MONTHS ENDED JUNE 30, 1997
                            -------------------------------------------------------------------------------------------
                                  BOWLING CENTERS               BOWLING PRODUCTS
                            ----------------------------   --------------------------
                                      INTER-      SUB-               INTER-     SUB-                 ELIM-
                             U.S.    NATIONAL    TOTAL      U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS    TOTAL
                            ------   --------   --------   ------   --------   ------   ---------   --------   --------
Revenue from unaffiliated
  customers...............  $148.7    $ 52.4    $  201.1   $ 47.7    $69.3     $117.0    $   --      $  --     $  318.1
Intersegment sales........      --        --          --      5.3      2.4        7.7        --         --          7.7
Operating income (loss)...    22.8       5.9        28.7     16.1      5.3       21.4      (8.3)       0.6         42.4
Identifiable assets.......   729.0     306.1     1,035.1    615.7     58.2      673.9       6.0        0.6      1,715.6
Depreciation and
  amortization............    25.1       9.2        34.3      9.3      0.6        9.9        --       (0.8)        43.4
Capital expenditures......    19.0       3.0        22.0      1.9      0.4        2.3       1.5       (0.2)        25.6
Research and development
  expense.................      --        --          --      0.7       --        0.7        --         --          0.7

                       AMF BOWLING, INC. AND SUBSIDIARIES

NOTE 10.  CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following condensed consolidating financial information presents: (i) the condensed consolidating balance sheet as of June 30, 1998, and condensed consolidating statements of income and cash flows for the six months ended June 30, 1998 and (ii) elimination entries necessary to combine the entities comprising the Company.

     Bowling Worldwide's senior subordinated notes and senior subordinated discount notes are jointly and severally guaranteed on a full and unconditional basis by AMF Group Holdings and the first and second-tier subsidiaries of Bowling Worldwide. AMF Bowling and the third-tier subsidiaries of Bowling Worldwide have not provided guarantees of such indebtedness.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          NON-
                                          GUARANTOR     GUARANTOR
                                          COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                          ----------    ---------    ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.............  $   29,127    $ 22,746      $      --       $   51,873
  Accounts and notes receivable, net of
     allowance for doubtful accounts....      65,792          --             --           65,792
  Accounts receivable -- intercompany...      10,410       5,620        (16,030)              --
  Inventories...........................      70,288       1,004             --           71,292
  Deferred taxes and other assets.......      18,149       2,607             --           20,756
                                          ----------    --------      ---------       ----------
          Total current assets..........     193,766      31,977        (16,030)         209,713
Notes receivable -- intercompany........      44,008     261,690       (305,698)              --
Property and equipment, net.............     789,465      81,850          1,115          872,430
Investment in subsidiaries..............      21,342     597,420       (618,762)              --
Goodwill and other assets...............     908,958      15,250             --          924,208
                                          ----------    --------      ---------       ----------
          Total assets..................  $1,957,539    $988,187      $(939,375)      $2,006,351
                                          ==========    ========      =========       ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $   22,084    $  7,090      $      --       $   29,174
  Accounts payable -- intercompany......       5,620      10,410        (16,030)              --
  Accrued expenses......................      43,117       5,618             --           48,735
  Income taxes payable..................       1,715       3,888             --            5,603
  Long-term debt, current portion.......      29,875          --             --           29,875
                                          ----------    --------      ---------       ----------
          Total current liabilities.....     102,411      27,006        (16,030)         113,387
Long-term debt, less current portion....     969,408     301,793             --        1,271,201
Notes payable -- intercompany...........     261,690      44,008       (305,698)              --
Other long-term liabilities.............       5,268          --             --            5,268
                                          ----------    --------      ---------       ----------
          Total liabilities.............   1,338,777     372,807       (321,728)       1,389,856
Commitments and contingencies
  Stockholders' equity:
  Common stock..........................         597          --             --              597
  Paid-in capital.......................     747,589     747,686       (746,182)         749,093
  Retained earnings (deficit)...........    (107,649)   (110,531)       106,760         (111,420)
  Equity adjustment from foreign
     currency translation...............     (21,775)    (21,775)        21,775          (21,775)
                                          ----------    --------      ---------       ----------
          Total stockholders' equity....     618,762     615,380       (617,647)         616,495
                                          ----------    --------      ---------       ----------
          Total liabilities and
            stockholders' equity........  $1,957,539    $988,187      $(939,375)      $2,006,351
                                          ==========    ========      =========       ==========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           NON-
                                            GUARANTOR    GUARANTOR
                                            COMPANIES    COMPANIES    ELIMINATIONS    CONSOLIDATED
                                            ---------    ---------    ------------    ------------
Operating revenue.........................  $324,653     $ 25,105       $     --        $349,758
                                            --------     --------       --------        --------
Operating expenses:
  Cost of goods sold......................    82,168        2,853             --          85,021
  Bowling center operating expenses.......   145,386       13,946             --         159,332
  Selling, general, and administrative
     expenses.............................    32,514        2,333             --          34,847
  Depreciation and amortization...........    53,464        3,458           (107)         56,815
                                            --------     --------       --------        --------
          Total operating expenses........   313,532       22,590           (107)        336,015
                                            --------     --------       --------        --------
Operating income..........................    11,121        2,515            107          13,743
                                            --------     --------       --------        --------
Nonoperating expenses (income):
  Interest expense........................    50,546        3,059             --          53,605
  Other expenses, net.....................        21        2,536             --           2,557
  Interest income.........................      (888)        (182)            --          (1,070)
  Equity in loss (income) of
     subsidiaries.........................       989       31,942        (32,931)             --
                                            --------     --------       --------        --------
          Total nonoperating expenses.....    50,668       37,355        (32,931)         55,092
                                            --------     --------       --------        --------
Loss before income taxes..................   (39,547)     (34,840)        33,038         (41,349)
Provision (benefit) for income taxes......    (8,179)       1,639             --          (6,540)
                                            --------     --------       --------        --------
Net (loss) income before equity in loss of
  joint ventures..........................   (31,368)     (36,479)        33,038         (34,809)
Equity in loss of joint ventures..........    (1,563)          --             --          (1,563)
                                            --------     --------       --------        --------
Net (loss) income.........................  $(32,931)    $(36,479)      $ 33,038        $(36,372)
                                            ========     ========       ========        ========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       AMF BOWLING, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   NON-
                                                     GUARANTOR   GUARANTOR
                                                     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                                     ---------   ---------   ------------   ------------
Cash flows from operating activities:
  Net (loss) income................................  $ (32,931)  $ (36,479)    $ 33,038      $ (36,372)
  Adjustments to reconcile net (loss) income to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization..................     53,464       3,458         (107)        56,815
    Equity in loss of joint ventures...............      1,563          --           --          1,563
    Deferred income taxes..........................         --          --           --             --
    Amortization of bond discount..................     11,542       2,649           --         14,191
    Equity in earnings of subsidiaries.............        989      31,942      (32,931)            --
    Loss on the sale of property and equipment,
      net..........................................        267          --           --            267
    Changes in assets and liabilities:
      Accounts and notes receivable................      7,455       1,468           --          8,923
      Receivables and payables -- affiliates.......    230,381    (230,381)          --             --
      Inventories..................................    (13,835)        (73)          --        (13,908)
      Other assets.................................    (18,831)     (8,591)          --        (27,422)
      Accounts payable and accrued expenses........    (33,795)      4,417           --        (29,378)
      Income taxes payable.........................       (240)        554           --            314
      Other long-term liabilities..................       (126)         --           --           (126)
                                                     ---------   ---------     --------      ---------
  Net cash provided by (used in) operating
    activities.....................................    205,903    (231,036)          --        (25,133)
                                                     ---------   ---------     --------      ---------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
    acquired.......................................   (106,573)    (46,218)          --       (152,791)
  Investments in and advances to joint ventures....     (5,377)         --           --         (5,377)
  Purchases of property and equipment..............    (25,839)     (1,846)          --        (27,685)
  Proceeds from sale of property and equipment.....        193          --           --            193
                                                     ---------   ---------     --------      ---------
    Net cash used in investing activities..........   (137,596)    (48,064)          --       (185,660)
                                                     ---------   ---------     --------      ---------
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred
    financing costs................................    166,500     322,141                     488,641
  Payments on long-term debt.......................   (239,361)    (22,997)          --       (262,358)
  Issuance of shares...............................      1,042          --           --          1,042
  Noncompete obligations...........................       (423)         --           --           (423)
                                                     ---------   ---------     --------      ---------
    Net cash provided by (used in) financing
      activities...................................    (72,242)    299,144           --        226,902
                                                     ---------   ---------     --------      ---------
    Effect of exchange rates on cash...............       (395)        369           --            (26)
                                                     ---------   ---------     --------      ---------
    Net (decrease) increase in cash................     (4,330)     20,413           --         16,083
    Cash and cash equivalents at beginning of
      period.......................................     33,457       2,333           --         35,790
                                                     ---------   ---------     --------      ---------
    Cash and cash equivalents at end of period.....  $  29,127   $  22,746     $     --      $  51,873
                                                     =========   =========     ========      =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and the Stockholders
AMF Bowling Group

     In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of AMF Bowling Group at April 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the four months ended April 30, 1996 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Norfolk, Virginia
June 28, 1996

                               AMF BOWLING GROUP

                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                              APRIL 30,    DECEMBER 31,
                                                                1996           1995
                                                              ---------    ------------
                             ASSETS
Currents assets:
  Cash and cash equivalents.................................  $ 21,913       $  9,732
  Accounts and notes receivable, net of allowance for
     doubtful accounts of $3,110 and $3,373, respectively...    33,887         39,026
  Accounts and notes receivable -- affiliates...............       166          3,979
  Inventories...............................................    43,296         39,821
  Prepaid expenses and other................................     6,113          5,182
                                                              --------       --------
          Total current assets..............................   105,375         97,740
Notes receivable -- affiliates..............................        --         22,941
Property and equipment, net.................................   251,544        259,724
Other assets................................................    18,330         19,973
                                                              --------       --------
          Total assets......................................  $375,249       $400,378
                                                              ========       ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 23,670       $ 23,641
  Book overdrafts...........................................     5,724          2,362
  Accrued expenses and deposits.............................    34,916         30,328
  Accounts and notes payable -- affiliates..................        --          1,989
  Long-term debt, current portion...........................        10          1,084
  Income taxes payable......................................     1,757          7,129
                                                              --------       --------
          Total current liabilities.........................    66,077         66,533
Long-term debt..............................................     1,958         19,550
Notes payable -- affiliates.................................        --        146,727
Other liabilities...........................................     2,811          5,856
Deferred income taxes.......................................     1,429            174
                                                              --------       --------
          Total liabilities.................................    72,275        238,840
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock..............................................       454          1,538
  Paid-in capital...........................................   251,770         63,781
  Retained earnings.........................................    52,302        101,080
  Equity adjustment from foreign currency translation.......    (1,552)        (3,400)
  Notes receivable stock subscription.......................        --         (1,461)
                                                              --------       --------
          Total stockholders' equity........................   302,974        161,538
                                                              --------       --------
          Total liabilities and stockholders' equity........  $375,249       $400,378
                                                              ========       ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                              FOUR MONTHS
                                                                 ENDED        YEAR ENDED
                                                               APRIL 30,     DECEMBER 31,
                                                                 1996            1995
                                                              -----------    ------------
Operating revenues:
  Sales of products and services............................   $164,371        $563,998
  Revenue from operating lease activities...................        573             926
                                                               --------        --------
          Total operating revenues..........................    164,944         564,924
                                                               --------        --------
Operating expenses:
  Cost of sales, excluding depreciation of $791 and $2,531,
     respectively...........................................     43,118         184,129
  Bowling center operations.................................     80,156         166,465
  Selling, general and administrative.......................     35,557          50,778
  Depreciation and amortization.............................     15,097          39,139
                                                               --------        --------
          Total operating expenses..........................    173,928         440,511
                                                               --------        --------
          Operating (loss) income...........................     (8,984)        124,413
Nonoperating income (expenses):
  Interest expense..........................................     (4,504)        (15,711)
  Other expenses, net.......................................       (692)         (1,043)
  Interest income...........................................        611           2,184
  Foreign currency transaction loss.........................        (29)           (979)
                                                               --------        --------
(Loss) income before income taxes...........................    (13,598)        108,864
Income tax benefit (expense)................................      1,731         (12,098)
                                                               --------        --------
          Net (loss) income.................................   $(11,867)       $ 96,766
                                                               ========        ========

     Pro Forma Financial Information (unaudited):

                                                              FOUR MONTHS
                                                                 ENDED        YEAR ENDED
                                                               APRIL 30,     DECEMBER 31,
                                                                 1996            1995
                                                              -----------    ------------
Net (loss) income before income taxes and pro forma
  adjustments...............................................   $(13,598)       $108,864
Pro forma C Corporation -- tax benefit (provision)..........      5,065         (40,616)
                                                               --------        --------
Pro forma net (loss) income.................................   $ (8,533)       $ 68,248
                                                               ========        ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                              FOUR MONTHS
                                                                 ENDED        YEAR ENDED
                                                               APRIL 30,     DECEMBER 31,
                                                                 1996            1995
                                                              -----------    ------------
Cash flows from operating activities:
  Net (loss) income.........................................   $(11,867)       $ 96,766
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation and amortization..........................     15,097          39,139
     Deferred income taxes..................................        414            (830)
     Loss on sale of property and equipment, net............         --             567
     Changes in assets and liabilities, net of effects from
      companies acquired:
       Accounts and notes receivable, net...................      4,784          10,630
       Receivables and payables -- affiliates...............      1,535           6,147
       Inventories..........................................     (3,631)         (5,996)
       Other assets and liabilities.........................     (2,673)           (101)
       Accounts payable and accrued expenses................      8,713         (18,741)
       Income taxes payable.................................     (5,745)         (2,830)
                                                               --------        --------
          Net cash provided by operating activities.........      6,627         124,751
                                                               --------        --------
Cash flows from investing activities:
  Purchase of property and equipment........................     (6,874)        (29,965)
  Proceeds from sales of property and equipment.............         --           1,410
  Other.....................................................      2,989             229
                                                               --------        --------
          Net cash used for investing activities............     (3,885)        (28,326)
                                                               --------        --------
Cash flows from financing activities:
  Payments on credit note agreements, net...................         --         (11,057)
  Distributions to stockholders.............................    (36,721)        (71,851)
  Payment of long-term debt.................................     (3,812)        (10,285)
  Payment for redemption of stock...........................         --          (3,960)
  Proceeds (payments) on notes payable -- stockholders,
     net....................................................      1,236          (3,793)
  Capital contributions by stockholders.....................     24,805           8,329
  Collection of notes receivable -- affiliates..............     19,408              --
  Other.....................................................      3,988          (2,056)
                                                               --------        --------
          Net cash provided by (used for) financing
             activities.....................................      8,904         (94,673)
          Effect of exchange rates on cash..................        535            (194)
                                                               --------        --------
Net increase in cash........................................     12,181           1,558
Cash at beginning of period.................................      9,732           8,174
                                                               --------        --------
Cash at end of period.......................................   $ 21,913        $  9,732
                                                               ========        ========

     See Note 11 for supplemental disclosures to the Combined Statements of Cash Flows.

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                          EQUITY
                                                                        ADJUSTMENT
                                                                       FROM FOREIGN                 TOTAL
                                       COMMON    PAID-IN    RETAINED     CURRENCY               STOCKHOLDERS'
                                        STOCK    CAPITAL    EARNINGS   TRANSLATION     OTHER       EQUITY
                                       -------   --------   --------   ------------   -------   -------------
Balance, December 31, 1994...........  $ 1,536   $ 57,975   $ 76,165     $(3,302)     $    --     $132,374
  Net income.........................       --         --     96,766          --           --       96,766
  Distribution to stockholders.......       --         --    (71,851)         --           --      (71,851)
  Redemption of stock................       --     (3,960)        --          --           --       (3,960)
  Decrease in equity adjustment from
     foreign currency translation....       --         --         --         (98)          --          (98)
  Sale of stock......................        2      1,479         --          --       (1,479)           2
  Capital contributions..............       --      8,329         --          --           --        8,329
  Other..............................       --        (42)        --          --           18          (24)
                                       -------   --------   --------     -------      -------     --------
Balance, December 31, 1995...........    1,538     63,781    101,080      (3,400)      (1,461)     161,538
  Net loss...........................       --         --    (11,867)         --           --      (11,867)
  Distribution to stockholders.......       --         --    (36,721)         --           --      (36,721)
  Increase in equity adjustment from
     foreign currency translation....       --         --         --       1,665           --        1,665
  Payment of notes receivable
     officer/stockholder.............       --         --         --          --        1,461        1,461
  Capital contributions..............      102    187,989         --          --           --      188,091
  Other..............................   (1,186)        --       (190)        183           --       (1,193)
                                       -------   --------   --------     -------      -------     --------
Balance, April 30, 1996..............  $   454   $251,770   $ 52,302     $(1,552)     $    --     $302,974
                                       =======   ========   ========     =======      =======     ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 1.  ORGANIZATION

     AMF Bowling Group ("the Combined Companies") consisted of the following entities:

S CORPORATIONS

     - AMF Bowling, Inc. ("AMF Bowling")

     - AMF Bowling Centers, Inc. ("AMF Bowling Centers")

     - AMF Beverage Company of Oregon, Inc.

     - King Louie Lenexa, Inc.

     - AMF Bowling Centers (Aust) International Inc.

     - AMF Bowling Centers (Canada) International Inc.

     - AMF BCO-France One, Inc.

     - AMF BCO-France Two, Inc.

     - AMF Bowling Centers (Hong Kong) International Inc.

     - AMF Bowling Centers International Inc.-Japan

     - AMF Bowling Mexico Holding, Inc.

     - Boliches AMF, Inc.

     - AMF Bowling Centers II Inc.-Switzerland

     - AMF BCO-U.K. One, Inc.

     - AMF BCO-U.K. Two, Inc.

     - AMF BCO-China, Inc.

     - AMF Bowling Centers China, Inc.

OTHER

     - AMF Catering Services Pty, Ltd.

     - Bush River Corporation

     Pursuant to a Stock Purchase Agreement dated February 16, 1996 between AMF Group Holdings, Inc. and the stockholders of AMF Bowling Group (the "Combined Companies"), on May 1, 1996, AMF Group Holdings, Inc. (the "Company"), through its subsidiaries, acquired the Combined Companies in a stock purchase of all the outstanding stock of the separate domestic and foreign corporations that constitute substantially all of the Combined Companies and through the purchase of certain assets of the Combined Companies' bowling center operations in Spain and Switzerland. Prior to the acquisition, the Combined Companies were controlled by the Virginia Investment Trust.

     The Combined Companies operated bowling centers in the United States and in 9 foreign countries and manufactured and distributed a full line of bowling and leisure related products. The principal markets for bowling and leisure related equipment are domestic and foreign independent bowling center operators. The accompanying combined financial statements have been prepared for the purpose of presenting the financial position and results of operations of the bowling related operations of the various entities.

     The Company did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the sellers) and, accordingly, the April 30,

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

1996 combined financial statements exclude the assets of these centers. As a result of the acquisition, the Company, at May 1, 1996, owns or operates 205 of the Combined Companies' domestic bowling centers and 78 international bowling centers (205 domestic bowling centers and 80 international bowling centers at December 31, 1995). The purchase price for the acquisition was approximately $1,300,000, subject to certain postclosing adjustments, less approximately $2,000 representing debt of the Combined Companies which remained in place following the closing of the acquisition (the "Closing").

     The revaluation, in accordance with Accounting Principles Board Opinion No. 16, of the Combined Companies' assets and liabilities as a result of the Stock Purchase Agreement has not been reflected in the accompanying combined financial statements. In addition, no adjustments have been recorded to reflect any tax liability resulting from the stock purchase and the related Section 338(h)(10) election.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying combined financial statements have been prepared on the accrual basis of accounting and conform in all material respects to accounting principles generally accepted in the United States. The accompanying combined financial statements are stated in U.S. dollars. All significant intercompany and intracompany balances and transactions have been eliminated in the accompanying combined financial statements.

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include allowances for obsolete inventory, uncollectable accounts receivable, product warranty costs and litigation and claims. Actual results could differ from those estimates.

  Fiscal year

     The entities included in the accompanying combined financial statements operate on fiscal years ending on December 31, except for AMF Bowling Centers, which operated on a 52-week period ended on the the last Sunday in December during 1994, and the Fair Lanes operation which operated on a fiscal period ended on December 29, 1994. For 1995, AMF Bowling Centers, including the acquired Fair Lanes operation, adopted a calendar month-end; accordingly, the results of operations for the period ended December 31, 1995 include AMF Bowling Centers' operations for the period December 26, 1994 (December 30, 1994 with respect to Fair Lanes operations) through December 31, 1995.

  Revenue recognition

     Revenue is generally recognized from the sale of products at the time the products are shipped. For larger contract orders, the Combined Companies generally require that customers submit a deposit as a condition of accepting the order. For nonaffiliate international sales, the Combined Companies generally require the customer to obtain a letter of credit prior to shipment.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

  Warranty costs

     AMF Bowling offers warranties for its various products and provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products sold. Warranty expense aggregated approximately $1,313 for the four months ended April 30, 1996 and $2,748 for the year ended December 31, 1995.

  Cash and cash equivalents

     For the purpose of the statement of cash flows, the Combined Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents.

  Inventories

     Manufacturing inventory is valued at the lower of cost or market, cost being determined using the last-in, first-out ("LIFO") method for domestic inventories and the first-in, first-out ("FIFO") method for foreign inventories.

     Bowling center inventory is valued at the lower of cost or market with the cost being determined using the actual or average cost method.

  Property and equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized to the property accounts. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the property accounts, and any gain or loss is recognized.

     Property and equipment are depreciated over their estimated useful lives using straight-line and accelerated methods. Estimated useful lives of property and equipment for financial reporting purposes are as follows:

Buildings and improvements..................................  5 -- 40 years
Bowling and related equipment...............................  5 -- 10 years
Manufacturing equipment.....................................  2 -- 7 years
Furniture and fixtures......................................  3 -- 8 years

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS No. 121"). SFAS No. 121 is effective for fiscal year 1996 for the Company. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. The adoption of SFAS No. 121 did not have a material effect on the financial position or results of operations of the Company.

  Income taxes

     Certain of the Combined Companies included in the accompanying combined financial statements have elected S Corporation status under the Internal Revenue Code (see Note 1). As an S Corporation, the companies may be liable for U.S. federal income taxes under certain circum-

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

stances and liable for state income taxes in certain jurisdictions; all other domestic income taxes are the responsibility of the Combined Companies' stockholders.

     The foreign branches of the S Corporations and other foreign entities file income tax returns and pay taxes in their respective countries. The stockholders receive a tax credit, subject to certain limitations, in their U.S. federal income tax returns for foreign taxes paid by the foreign branches of the U.S. Corporation and certain other foreign entities.

     The Combined Companies account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS No. 109"). SFAS No. 109 mandates the liability method for computing deferred income taxes. Because the Combined Companies have elected S Corporation status, deferred income taxes are only provided with respect to state and foreign income taxes.

  Research and development costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. The amounts charged against income were approximately $875 for the four months ended April 30, 1996 and $3,600 for the year ended December 31, 1995.

  Advertising costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amounts charged against income were approximately $3,575 for the four months ended April 30, 1996 and $12,250 for the year ended December 31, 1995.

  Foreign currency

     In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," all assets and liabilities of the Combined Companies' foreign operations are translated from foreign currencies into U.S. dollars at year-end exchange rates. Revenues and expenses of foreign operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in nonlocal currencies. Adjustments resulting from the translation of financial statements of foreign operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying combined balance sheets. Gains and losses arising from transactions in foreign currencies are included as a separate item in the accompanying combined statement of operations.

  Fair value of financial instruments

     The carrying value of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value at April 30, 1996 and December 31, 1995 because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value as of April 30, 1996 and December 31, 1995 based upon market rates for similar instruments.

  Noncompete agreements

     The Combined Companies have certain noncompete agreements with individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8%-10%. The assets are included in other current and

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

noncurrent assets and are amortized on a straight-line basis over the terms of the agreements. Noncompete obligations were $3,095 at April 30, 1996 and $3,300 at December 31, 1995.

  Common stock

     The common stock account represents the aggregate number of shares outstanding for all the Combined Companies multiplied by the respective par value at each of the Combined Companies.

NOTE 3.  RELATED PARTY TRANSACTIONS

     The Combined Companies had related party transactions with several companies which are affiliated through common ownership and with certain of its officers, directors and stockholders. The majority of balances with affiliated companies were liquidated on or prior to April 30, 1996. Interest income and expense during the four months ended April 30, 1996 were not significant to the operating results of the Combined Companies. A summary of the significant balances and transactions with related parties follows.

     Accounts and notes receivable -- affiliates, including accrued interest, at April 30, 1996 and December 31, 1995 consisted of the following:

                                                       APRIL 30,    DECEMBER 31,
                                                         1996           1995
                                                       ---------    ------------
Accounts receivable -- affiliates....................    $166         $ 2,084
                                                         ====         =======
Notes receivable -- AMF Reece........................    $ --         $12,910
Notes receivable -- stockholders.....................      --          11,130
Note receivable -- AMF Machinery Systems ("AMS")           --             796
                                                         ----         -------
                                                           --          24,836
Current maturities...................................      --          (1,895)
                                                         ----         -------
                                                         $ --         $22,941
                                                         ====         =======

     Notes receivable -- AMF Reece represented various notes, plus accrued and unpaid interest income, between AMF Bowling and AMF Reece, and affiliated company. The notes earned interest monthly based on the LIBOR rate plus .75%, which was 6.48% at December 31, 1995. Interest income was $762 for the year ended December 31, 1995.

     Notes receivable -- stockholders represented notes of $9,394 plus accrued and unpaid interest income, between the Combined Companies and its stockholders. Interest on the notes was at the LIBOR rate plus .75%, which was 6.48% at December 31, 1995. Interest income for the year ended December 31, 1995 was $602.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Accounts and notes payable -- affiliates at April 30, 1996 and December 31, 1995 consisted of the following:

                                                         APRIL 30,   DECEMBER 31,
                                                           1996          1995
                                                         ---------   ------------
Accounts payable -- stockholders.......................    $ --        $    322
Accounts payable -- AMS................................      --           1,619
Accounts payable -- CCA Industries.....................      --              48
                                                           ----        --------
                                                           $ --        $  1,989
                                                           ====        ========
Notes payable -- stockholders..........................    $ --        $117,022
Note payable -- Fair Lanes, Inc........................      --          24,096
Notes payable -- AMS...................................      --           5,609
Capital lease obligations -- Commonwealth Leasing
  Corporation ("CLC")..................................      --              --
                                                           ----        --------
                                                             --         146,727
                                                           ----        --------
Current maturities.....................................      --              --
Long-term portion......................................    $ --        $146,727
                                                           ====        ========

     Notes payable -- stockholders included $88,323, plus accrued and unpaid interest, at December 31, 1995 of 9.5% of Fair Lanes, Inc. ("Fair Lanes") notes which were acquired by certain stockholders in conjunction with the acquisition of Fair Lanes. A portion of the notes were acquired by the stockholders as a result of the plan of reorganization (Note 14). The note balance included interest from the period July 15, 1994 through January 15, 1995 which was paid through the issuance of additional notes. The notes were assumed by AMF Bowling Centers in connection with the acquisition of the assets of Fair Lanes on July 2, 1995. The notes, originally payable in 2001, were paid prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the year ended December 31, 1995 was approximately $8,053.

     Notes payable -- stockholders included $16,773, plus accrued and unpaid interest, on a $60,000 revolving line of credit between AMF Bowling Centers and its stockholders which originally matured on December 31, 1998. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest on the notes was at the lesser of the prime rate or the LIBOR rate plus 0.50% (6.23% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $562 for the year ended December 31, 1995.

     Also, included in notes payable -- stockholders was a $1,943 note, plus accrued and unpaid interest, which represented the balance outstanding on a $16,000 revolving line of credit between AMF Bowling and its stockholders. Interest on the note was at the prime rate (8.50% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on this note was $179 for the year ended December 31, 1995.

     The average amount outstanding under the various lines of credit was $7,865 during fiscal 1995. The maximum amount outstanding under these agreements was $21,246 during fiscal 1995. The average interest rate on the outstanding debt was 7.5% during fiscal 1995.

     Note payable -- Fair Lanes related to the acquisition of Fair Lanes net assets by AMF Bowling Centers from the AMF stockholders. Interest on the note was at prime (8.50% at December 31,

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

1995). The note, originally payable on December 31, 1998, was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the year ended December 31, 1995 was $1,187.

     The notes payable of $5,609 to AMS consisted of various notes plus accrued and unpaid interest (at 8.5%-11%) and were payable on demand. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $417 for the year ended December 31, 1995.

  Other related party transactions

     The Combined Companies were charged $512 for the four months ended April 30, 1996 and $1,622 for the year ended December 31, 1995 in management fees for certain consulting and administrative services performed by affiliated companies.

     In May 1995, the Combined Companies began purchasing health insurance from CCA Industries, an affiliated company, on a fully insured basis. Total premiums for the four months ended April 30, 1996 were $411 and for the period from May 1995 to December 31, 1995 aggregated $889.

     During the year ended December 31, 1995, Fair Lanes acquired equipment which was leased from Commonwealth Leasing Corporation ("CLC"), an affiliated company, for $1,367. The difference between the capitalized lease obligation and the purchase price was treated as an adjustment of the notes payable -- Fair Lanes.

     The Combined Companies purchased used bowling equipment from CLC for $1,429 during the year ended 1995.

     The Combined Companies charged service fees and sales commissions of $53 for the year ended December 31, 1995 to CLC. These charges have been treated as reductions in selling, general and administrative expenses.

     The Combined Companies lease equipment from CCA Financial, an affiliated company. Rent expense was $203 for the four months ended April 30, 1996 and $444 for the year ended December 31, 1995.

NOTE 4.  INVENTORIES

     Inventories at April 30, 1996 and December 31, 1995 consist of the following:

                                                        APRIL 30,   DECEMBER 31,
                                                          1996          1995
                                                        ---------   ------------
Raw materials.........................................   $10,325      $10,590
Work-in-progress......................................     2,084        1,522
Finished goods and spare parts........................    28,661       24,920
Merchandise inventory.................................     3,033        4,045
                                                         -------      -------
                                                          44,103       41,077
Inventory valuation reserves..........................      (807)      (1,256)
                                                         -------      -------
                                                         $43,296      $39,821
                                                         =======      =======

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Inventories were determined using the following methods at April 30, 1996 and December 31, 1995:

                                                      APRIL 30,    DECEMBER 31,
                                                        1996           1995
                                                      ---------    ------------
LIFO (Domestic manufacturing).......................   $27,128       $24,389
FIFO (Foreign manufacturing)........................    13,135        11,387
Other (Merchandise inventory).......................     3,033         4,045
                                                       -------       -------
                                                       $43,296       $39,821
                                                       =======       =======

     If LIFO inventories had been valued at current costs, they would have been greater by $2,527 at April 30, 1996 and $2,496 at December 31, 1995.

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment at April 30, 1996 and December 31, 1995 consist of the following:

                                                    APRIL 30,    DECEMBER 31,
                                                      1996           1995
                                                    ---------    ------------
Land..............................................  $  25,891     $  25,692
Buildings and improvements........................    143,147       138,448
Equipment, furniture and fixtures.................    256,308       251,936
Construction in progress..........................        110         1,925
                                                    ---------     ---------
                                                      425,456       418,001
Less: accumulated depreciation and amortization...   (173,912)     (158,277)
                                                    ---------     ---------
                                                    $ 251,544     $ 259,724
                                                    =========     =========

     Depreciation expense was $14,523 for the four months ended April 30, 1996 and $37,889 for the year ended December 31, 1995.

NOTE 6.  ACCRUED EXPENSES AND DEPOSITS

     Accrued expenses and deposits at April 30, 1996 and December 31, 1995 consist of the following:

                                                      APRIL 30,    DECEMBER 31,
                                                        1996           1995
                                                      ---------    ------------
Accrued compensation................................   $ 9,714       $ 7,152
League bowling accounts.............................     3,776         6,368
Other...............................................    21,426        16,808
                                                       -------       -------
                                                       $34,916       $30,328
                                                       =======       =======

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 7.  LONG-TERM DEBT

     Long-term debt at April 30, 1996 and December 31, 1995 consists of the following:

                                                       APRIL 30,    DECEMBER 31,
                                                         1996           1995
                                                       ---------    ------------
Notes payable to bank -- guaranteed..................   $   --        $ 3,764
Mortgage and equipment notes.........................    1,968         14,469
Industrial development bond..........................       --          1,354
Other................................................       --          1,047
                                                        ------        -------
                                                         1,968         20,634
Current Maturities...................................      (10)        (1,084)
                                                        ------        -------
Long-term portion....................................   $1,958        $19,550
                                                        ======        =======

     Notes payable to bank -- guaranteed represented a credit agreement entered into between AMF Bowling Centers and a bank under which up to $32,750 could be borrowed. An additional $25,000 could be borrowed from one or more additional financial institutions. Interest was payable at a rate equal to the lesser of the prime rate or the LIBOR rate plus .50% (6.23% at December 31, 1995). The notes were secured by certain tangible personal property of AMF Bowling Centers and were guaranteed by certain stockholders. The agreement also required AMF Bowling Centers to meet certain financial covenants, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios. At December 31, 1995, AMF Bowling Centers was in violation of certain requirements which were subsequently waived by the bank through March 31, 1997. The notes payable were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     The mortgage and equipment notes were secured by first deeds of trust on various bowling centers. The notes generally required monthly payments and matured at various times through October 2008. Interest rates on these notes were generally fixed and ranged from 3% to 12%. The notes were repaid on or prior to April 30, 1996, except for one.

     The Industrial Development Bond was secured by a first deed of trust on one of the bowling centers. Interest on the bond was at a fluctuating rate based on the prime rate of the lending bank (6.947% at December 31, 1995). Monthly principal and interest payments were originally due through August 2001. The bond was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     AMF Bowling had an agreement with a bank under which up to $15,000 could be borrowed. This arrangement expired on April 30, 1996. There were no borrowings at December 31, 1995 under the agreement. Interest was payable monthly at the lower of the bank's prime rate or the adjusted LIBOR rate plus 0.50% (6.23% at December 31, 1995). This agreement required certain financial covenants to be met, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios.

     AMF Bowling had a $3,500 revolving credit line with a bank which was due to expire on June 30, 1996. No balance was outstanding at December 31, 1995. Interest on outstanding borrowings was payable quarterly at the lower of the bank's prime rate or the adjusted LIBOR rate plus 0.50% (6.23% at December 31, 1995). Under this line were two standby letters of credit with amounts outstanding at December 31, 1995 of $1,138, expiring on December 1, 1996, and of $12 expiring on August 19, 1996.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The average amount outstanding under the various lines of credit was $21,807 during fiscal 1995. The maximum amount outstanding under these credit arrangements was $39,454 during fiscal 1995. The average interest rate on these credit arrangements was 6.43% during fiscal 1995.

     AMF Bowling had available a foreign exchange line of $5,000 and a letter of credit line of $1,000. No balances were outstanding at December 31, 1995. One standby letter of credit with an amount at December 31, 1995 of $535, which expired on January 18, 1996, and four import letters of credit totaling $142 were outstanding under these lines.

NOTE 8.  INCOME TAXES

     Income (loss) before income taxes consists of the following:

                                            FOUR MONTHS
                                               ENDED        YEAR ENDED
                                             APRIL 30,     DECEMBER 31,
                                               1996            1995
                                            -----------    ------------
United States.............................   $ (7,757)       $ 77,931
Foreign...................................     (5,841)         30,933
                                             --------        --------
                                             $(13,598)       $108,864
                                             ========        ========

     The income tax benefit (provision) consists of the following:

                                                    FOUR MONTHS
                                                       ENDED        YEAR ENDED
                                                     APRIL 30,     DECEMBER 31,
                                                       1996            1995
                                                    -----------    ------------
Current tax benefit (provision)
  U.S. federal....................................    $   --         $     --
  State and local.................................       205           (1,065)
  Foreign.........................................     1,940          (11,961)
                                                      ------         --------
Total current.....................................     2,145          (13,026)
                                                      ------         --------
Deferred tax benefit (provision)
  U.S. federal....................................        --               --
  State and local.................................        --               32
  Foreign.........................................      (414)             896
                                                      ------         --------
Total deferred....................................      (414)             928
                                                      ------         --------
Total benefit.....................................    $1,731         $(12,098)
                                                      ======         ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                      APRIL 30,    DECEMBER 31,
                                                        1996           1995
                                                      ---------    ------------
Deferred tax assets
  Current assets....................................   $   815       $ 1,198
  Noncurrent assets.................................       799           799
                                                       -------       -------
Total deferred tax assets...........................     1,614         1,997
                                                       -------       -------
Deferred tax liabilities
  Noncurrent liabilities............................    (1,429)       (1,998)
                                                       -------       -------
Total deferred tax liabilities......................    (1,429)       (1,998)
                                                       -------       -------
Net deferred tax assets (liabilities)...............   $   185       $    (1)
                                                       =======       =======

     The primary determination of the deferred tax assets are book accruals not deductible for tax purposes, such as the allowance for bad debts, inventory reserves and various other accruals. Deferred tax liabilities are a result of accelerated depreciation methods used for tax purposes.

     The benefit (provision) for income taxes differs from the amount computed by applying the statutory rate of 35% for the four months ended April 30, 1996 and the year ended December 31, 1995 to income (loss) before income taxes. The principal reasons for this difference are follows:

                                                    FOUR MONTHS
                                                       ENDED        YEAR ENDED
                                                     APRIL 30,     DECEMBER 31,
                                                       1996            1995
                                                    -----------    ------------
Tax benefit (provision) at federal statutory
  rate............................................    $ 4,759        $(38,102)
(Increase) decrease in rates resulting from:
  S Corporation election for U.S. federal tax
     purposes.....................................     (4,759)         38,102
  State and local taxes...........................        205          (1,033)
  Foreign income taxes............................      1,526         (11,065)
                                                      -------        --------
Total.............................................    $ 1,731        $(12,098)
                                                      =======        ========

  Pro forma provision for income taxes (unaudited)

     As a result of the Stock Purchase Agreement, the Combined Companies will no longer be treated as an S Corporation for income tax purposes in the United States and in certain state jurisdictions.

     Accordingly, the combined statements of operations include a pro forma adjustment for income taxes which would have been recorded if the Combined Companies had not been an S Corporation based on tax laws in effect during these periods. The pro forma adjustment was computed separately for each entity and then combined, except for purposes of computing the utilization of foreign tax credits related to the worldwide bowling center operations, the domestic and worldwide bowling center operations were considered in the aggregate.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Pro forma tax benefit (provision) is as follows:

                                                    FOUR MONTHS
                                                       ENDED        YEAR ENDED
                                                     APRIL 30,     DECEMBER 31,
                                                       1996            1995
                                                    -----------    ------------
                                                            (UNAUDITED)
Current
  U.S. federal....................................    $3,222         $(26,404)
  State and local.................................       329           (3,491)
  Foreign.........................................     1,940          (11,961)
                                                      ------         --------
Total current.....................................     5,491          (41,856)
                                                      ------         --------
Deferred
  U.S. federal....................................       (85)             317
  State and local.................................        73               27
  Foreign.........................................      (414)             896
                                                      ------         --------
Total deferred....................................      (426)           1,240
                                                      ------         --------
Total provision (benefit).........................    $5,065         $(40,616)
                                                      ======         ========

     Temporary differences and carryforwards which give rise to pro forma deferred tax assets and liabilities at April 30, 1996 and December 31, 1995 are as follows:

                                                      APRIL 30,    DECEMBER 31,
                                                        1996           1995
                                                      ---------    ------------
                                                             (UNAUDITED)
Deferred tax assets
  Current assets....................................   $ 3,851       $ 6,178
  Noncurrent assets.................................       192         7,124
                                                       -------       -------
Total deferred tax assets...........................     4,043        13,302
                                                       -------       -------
Deferred tax liabilities
  Noncurrent liabilities............................    (6,170)       (2,707)
                                                       -------       -------
Total deferred tax liabilities......................    (6,170)       (2,707)
                                                       -------       -------
Net deferred tax (liabilities) assets...............   $(2,127)      $10,595
                                                       =======       =======

     Pro forma deferred income taxes relate primarily to timing differences between financial and income tax reporting for depreciation and certain accruals which are not currently deductible for income tax purposes.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     A reconciliation of the Combined Companies' pro forma United States Income tax benefit (provision) computed by applying the statutory United States federal income tax rate of 35% to the Combined Companies' income (loss) before income taxes is presented in the following table:

                                                              FOUR MONTHS
                                                                 ENDED        YEAR ENDED
                                                               APRIL 30,     DECEMBER 31,
                                                                 1996            1995
                                                              -----------    ------------
                                                              (UNAUDITED)    (UNAUDITED)
Tax benefit (provision) at federal statutory rate...........    $ 4,759        $(38,102)
(Increase) decrease in rates resulting from:
  State and local taxes, net................................        402          (2,272)
  Foreign income taxes......................................      1,526         (11,065)
  Foreign tax credits.......................................     (1,526)         11,065
  Other business credits....................................         --              --
  Nondeductible items.......................................        (91)           (171)
  Environmental tax.........................................         --            (102)
  Other.....................................................         (5)             31
                                                                -------        --------
                                                                $ 5,065        $(40,616)
                                                                =======        ========

NOTE 9.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Combined Companies lease certain facilities and equipment under operating leases which expire at various dates through 2011. These leases generally contain renewal options and require the Combined Companies to pay taxes, insurance, maintenance and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $293 for the four months ended April 30, 1996 and $1,517 for the year ended December 31, 1995.

     Future minimum rental payments under the operating lease agreements are as follows:

              PERIOD ENDING DECEMBER 31,
              --------------------------
1996 (eight months)....................................    $ 15,200
1997...................................................      14,900
1998...................................................      12,800
1999...................................................      10,900
2000...................................................       8,900
Thereafter.............................................      49,600
                                                           --------
                                                           $112,300
                                                           ========

     Total rent expense under operating leases aggregated approximately $7,487 for the four months ended April 30, 1996 and $19,250 for the year ended December 31, 1995.

  Litigation and claims

     AMF Bowling's Pins and Lanes division was the defendant in an administrative proceeding related to a labor dispute. This claim was resolved in favor of the division during 1995 and the related reserve of approximately $1,100 was reversed.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     AMF Bowling terminated its Korean distributorship agreement. The Korean distributor filed suit against the company in Korea seeking an injunction against AMF Bowling's Seoul Korea branch to prevent AMF Bowling from selling bowling and bowling related products in Korea. The Korean Court dismissed the suit on jurisdiction grounds subsequent to year-end. Such a decision is subject to an appeal.

     On January 10, 1996, the Korean distributor filed a second suit in the Supreme Court of the State of New York against AMF Bowling and AMF Bowling Centers. The suit alleges a number of complaints related to the conduct and termination of the Korean distributorship agreement and alleges that the defendants caused the Korean distributor's insolvency. The Korean distributor is seeking compensatory damages of at least $41,759 and punitive damages of at least $100,000 or ten times the amount of compensatory damages awarded, whichever is greater, under each of seven causes of action set forth in the suit.

     Management believes that the Korean distributorship agreement was properly terminated. Management intends to vigorously defend against this claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations. Under terms of the sale agreement (Note 1), the current AMF shareholders have agreed to indemnify the buyers for any loss related to this litigation.

     On March 5, 1996, the defendant in an action entitled Northland Bowl and Sports Center, Inc. and Recreation Associates, II v. Golden Giant, Inc., d/b/a Golden Giant Building System, Court of Common Pleas, Centre County, Pa. (Index No. 96-75), asserted a third-party claim against AMF Bowling and other parties. Defendant, Golden Giant, a construction company, was previously named as defendant by a bowling center (not owned or operated by the Combined Companies) in connection with the collapse of the center's roof in early 1994. Golden Giant has now named AMF Bowling, charging it with negligence and breach of implied warranty for installing scoring monitors (four years before the roof collapsed) on a portion of the building that allegedly could not adequately support the additional weight of the equipment. The bowling center plaintiff claims total damages in amounts exceeding $3,500, and Golden Giant asserts that, if plaintiff is entitled to any recovery, it should be in whole or part against AMF Bowling.

     AMF Bowling is involved in two patent infringement suits. The plaintiff in the first case, a competitor of AMF Bowling's Century division, obtained a summary judgment on the issue of liability in December 1994. The court recently issued an order which will permit AMF to appeal. The plaintiff claims damages in the range of $3,000 to $9,000. A trial on damages will not occur unless and until the liability issue is resolved against AMF Bowling. Management intends to vigorously contest the claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations.

     The second patent infringement suit relates to AMF Bowling's Pins and Lanes division. Management has settled this claim for $250 during the four months ended April 30, 1996.

     AMF Bowling Centers and AMF Bowling are defendants in a wrongful death suit related to an employee. The employee's estate is seeking compensatory damages up to $3,000 plus $3,000 in punitive damages. However, the plaintiff's counsel has verbally offered to settle the case for $350. Management expects to vigorously contest the claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations.

     In addition, the Combined Companies are involved in certain other lawsuits and claims arising out of normal business operations. The majority of these relate to accidents at the Combined

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

Companies' bowling centers. Management believes that the ultimate resolution of such matters will not materially affect the Combined Companies' results of operations or financial position.

     While the ultimate outcome of the litigation and claims against the Combined Companies cannot presently be determined, management believes the Combined Companies have made adequate provision for possible losses. At April 30, 1996 and December 31, 1995, the Combined Companies had recorded reserves aggregating approximately $2,900 and $2,800, respectively for litigation and claims.

NOTE 10.  EMPLOYEE BENEFIT PLANS AND BONUS

     The Combined Companies have a defined contribution 401(k) plan to which domestic employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Combined Companies can, at their option, match a discretionary percentage of employee contributions and make an additional contribution as determined by their Board of Directors. Contributions vest 100% after a five-year period. The amounts charged to expense under this plan were approximately $410 for the four months ended April 30, 1996 and $1,122 for the year ended December 31, 1995.

     One of the Combined Companies has a Stock Performance Plan (the "Plan") for certain key employees. Under the terms of the Plan, eligible employees earn Stock Performance Units as a result of the Company meeting certain operating performance conditions, as defined by the Plan, relating to (1) sales, (2) cash flow and (3) operating results. Benefits under the Plan vest over a five-year period and will be paid in installments over a ten-year period without interest (or less if specified by the Company's Board of Directors) upon the termination of an eligible employee. The Plan can be terminated or amended at any time by the Company's Board of Directors. The amount charged to expense under this plan was approximately $1,479 for the four months ended April 30, 1996 and $622 for the year ended December 31, 1995. The agreement contains a provision which would accelerate the payout of the benefits from ten years to five years upon a change-of-control event and would require that interest be paid on the unpaid balance. On April 30, 1996, the Combined Companies made payments of $3,085 related to these plans and the plans were terminated.

     Certain of the Combined Companies' foreign operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee and employer funding. Each company has provided pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $291 for the four months ended April 30, 1996 and $806 for the year ended December 31, 1995.

     On April 30, 1996, the Combined Companies paid bonuses and special payments to employees, former employees and former directors of $43,760 in recognition of their services.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 11.  SUPPLEMENTAL DISCLOSURES TO THE COMBINED STATEMENTS OF CASH FLOWS

                                                    FOUR MONTHS
                                                       ENDED        YEAR ENDED
                                                     APRIL 30,     DECEMBER 31,
                                                       1996            1995
                                                    -----------    ------------
Cash paid during the year for:
  Interest........................................   $ 12,862        $ 5,909
  Income taxes....................................   $  5,359        $16,922
Noncash capital contribution by the stockholders:
  Debt forgiveness................................   $163,184        $    --

NOTE 12.  BUSINESS SEGMENTS

     The Combined Companies operate in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these business segments for the four months ended April 30, 1996 and the year ended December 31, 1995 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                              FOUR MONTHS
                                                                 ENDED       YEAR ENDED
                                                               APRIL 30,    DECEMBER 31,
                                                                 1996           1995
                                                              -----------   ------------
Revenues from unaffiliated customers
  Bowling centers
     Domestic...............................................   $ 75,000       $192,400
     International..........................................     33,500         99,900
  Manufacturing.............................................     56,400        272,600
                                                               --------       --------
                                                               $164,900       $564,900
                                                               ========       ========
Intersegment sales
  Bowling centers
     Domestic...............................................   $     --       $     --
     International..........................................         --             --
  Manufacturing.............................................      4,600         13,900
                                                               --------       --------
                                                               $  4,600       $ 13,900
                                                               ========       ========
Operating (loss) income
Intersegment sales
  Bowling centers
     Domestic...............................................   $  3,600       $ 26,500
     International..........................................     (2,500)        23,700
  Manufacturing.............................................     (9,600)        75,700
                                                               --------       --------
  Eliminations..............................................       (500)        (1,500)
                                                               --------       --------
                                                               $ (9,000)      $124,400
                                                               ========       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                              FOUR MONTHS
                                                                 ENDED       YEAR ENDED
                                                               APRIL 30,    DECEMBER 31,
                                                                 1996           1995
                                                              -----------   ------------
Identifiable assets
  Bowling centers
     Domestic...............................................   $218,300       $224,500
     International..........................................     65,400         64,600
  Manufacturing.............................................    101,500        119,800
  Eliminations..............................................   $(10,000)      $ (8,500)
                                                               --------       --------
                                                               $375,200       $400,400
                                                               ========       ========
Depreciation and amortization expense
  Bowling centers
     Domestic...............................................   $ 11,800       $ 29,100
     International..........................................      2,500          7,500
  Manufacturing.............................................      1,200          3,600
  Eliminations..............................................       (400)        (1,000)
                                                               --------       --------
                                                               $ 15,100       $ 39,200
                                                               ========       ========
Capital expenditures
  Bowling centers
     Domestic...............................................   $  5,100       $ 17,800
     International..........................................      2,300         10,200
  Manufacturing.............................................        400          4,500
  Eliminations..............................................       (900)        (2,500)
                                                               --------       --------
                                                               $  6,900       $ 30,000
                                                               ========       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 13.  GEOGRAPHIC SEGMENTS

     Information about the Combined Companies' operations in different geographic areas for the four months ended April 30, 1996 and the year ended December 31, 1995 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                    FOUR MONTHS
                                                       ENDED        YEAR ENDED
                                                     APRIL 30,     DECEMBER 31,
                                                       1996            1995
                                                    -----------    ------------
Net operating revenue:
  United States...................................   $103,800        $371,400
  Japan...........................................     13,700          50,300
  Hong Kong.......................................     14,000          40,800
  Korea...........................................      5,800           6,000
  Australia.......................................     14,700          47,100
  United Kingdom..................................      7,300          26,100
  Mexico..........................................      2,100           7,800
  Sweden..........................................      1,200          10,000
  Canada..........................................        300             600
  Spain...........................................      1,000           2,700
  Other European countries........................      5,200          16,000
  China...........................................        400              --
  Eliminations....................................     (4,600)        (13,900)
                                                     --------        --------
                                                     $164,900        $564,900
                                                     ========        ========

     Net operating revenues for the United States manufacturing operation has been reduced by approximately $21,500 for the four months ended April 30, 1996 and $61,000 for the year ended December 31, 1995 to reflect the elimination of intercompany sales between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                    FOUR MONTHS
                                                       ENDED        YEAR ENDED
                                                     APRIL 30,     DECEMBER 31,
                                                       1996            1995
                                                    -----------    ------------
Operating (loss) income:
  United States...................................    $(2,900)       $ 92,200
  Japan...........................................     (1,400)          8,800
  Hong Kong.......................................        800           6,200
  Korea...........................................       (300)         (1,200)
  Australia.......................................     (1,300)         13,300
  United Kingdom..................................     (1,100)          2,400
  Mexico..........................................       (200)          1,500
  Sweden..........................................       (500)          1,500
  Canada..........................................         --              --
  Spain...........................................       (100)           (100)
  Other European countries........................     (1,300)          1,300
  China...........................................       (200)             --
  Eliminations....................................       (500)         (1,500)
                                                      -------        --------
                                                      $(9,000)       $124,400
                                                      =======        ========

     Operating (loss) income for the United States manufacturing operation has been reduced by approximately $1,300 for the four months ended April 30, 1996 and $900 for the year ended December 31, 1995 to reflect the elimination of intercompany gross profit between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                                                     APRIL 30,    DECEMBER 31,
                                                       1996           1995
                                                     ---------    ------------
Identifiable assets:
  United States....................................  $290,400       $311,300
  Japan............................................    17,200         22,100
  Hong Kong........................................     7,700          8,500
  Korea............................................     4,500          2,900
  Australia........................................    34,800         31,600
  United Kingdom...................................    12,200         11,800
  Mexico...........................................     5,100          4,500
  Sweden...........................................     2,200          2,600
  Canada...........................................       900          1,200
  Spain............................................       200          2,000
  Other European countries.........................     7,700          8,400
  China............................................     2,300          2,000
  Eliminations.....................................   (10,000)        (8,500)
                                                     --------       --------
                                                     $375,200       $400,400
                                                     ========       ========

     Identifiable assets for the foreign sales and service branches have been reduced by approximately $5,700 at April 30, 1996 and $4,400 at December 31, 1995 to reflect the elimination of intercompany gross profit in inventory between the domestic manufacturing operations and the manufacturing foreign sales and service branches.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 14.  BUSINESS COMBINATIONS

     Fair Lanes, Inc. ("Fair Lanes") operated 106 bowling centers in the United States and Puerto Rico. On June 22, 1994, Fair Lanes and its parent Fair Lanes Entertainment, Inc. ("FLE"), each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). Fair Lanes' operating subsidiaries did not file for Chapter 11 protection. At the time of filing, liabilities subject to compromise consisted of Fair Lanes' $138,000 senior secured notes, which were publicly traded, and FLE's debt in the form of $48,000 variable rate and zero coupon notes (these notes were also publicly traded). The Bankruptcy Court approved the plan of reorganization effective September 29, 1994 whereby the holders of FLE's $48,000 of notes received approximately 6% of Fair Lanes' equity and the holders of Fair Lanes' $138,000 of notes received approximately 94% of Fair Lanes' equity and $90,350 of new 9.5% notes. The former Fair Lanes' equityholders' interests were eliminated as a result of the reorganization. Through September 29, 1994, AMF's shareholders had purchased old Fair Lanes' and FLE's notes which resulted in the AMF shareholders obtaining approximately 56% of the voting shares of Fair Lanes. One other shareholder held approximately 35% of the new stock and the remaining 9% was held by other shareholders. The AMF shareholders were able to acquire the shares held by the 35% shareholder on January 7, 1996 and an additional 2% of the shares from other shareholders in open market purchases. On February 7, 1996, the AMF shareholders affected a cash merger and bought out the remaining shareholders.

     The Fair Lanes' acquisition was accounted for as a purchase. As a result of the relatively short acquisition period and the fact that the minority shareholders' interest was not affected for losses during the acquisition period, the combined financial statements include the results of operations for period subsequent to September 29, 1994.

     The assets acquired and liabilities assumed were recorded at their estimated fair value as follows:

Current assets..........................................  $   3,059
Property and equipment..................................    141,785
Other assets............................................     12,643
Current liabilities.....................................    (22,672)
Long-term liabilities...................................   (116,174)
                                                          ---------
Purchase price..........................................  $  18,641
                                                          =========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 15.  STOCKHOLDERS' EQUITY

                                                                          APRIL 30, 1996
                                  -----------------------------------------------------------------------------------------------
                                                                                                EQUITY
                                                                                              ADJUSTMENT
                                                                                             FROM FOREIGN               TOTAL
                                                ISSUED AND    COMMON   PAID IN    RETAINED     CURRENCY             STOCKHOLDERS'
                                  AUTHORIZED   OUTSTANDING    STOCK    CAPITAL    EARNINGS   TRANSLATION    OTHER      EQUITY
                                  ----------   ------------   ------   --------   --------   ------------   -----   -------------
AMF Bowling, Inc. ..............    10,000         950.6689    $  1    $ 51,778   $15,639      $   593      $ --      $ 68,011
AMF Bowling Centers, Inc. ......    15,000       9,485.1000       9     183,780     8,825           --        --       192,614
AMF Beverage Company of Oregon,
  Inc. .........................    10,000          94.8510      --          --        --           --        --            --
King Louie Lenexa, Inc. ........    30,000          94.8510      --          --        --           --        --            --
AMF Catering Services Pty
  Ltd. .........................   100,000     100,000.0000      82          --        --           --        --            82
AMF Bowling Centers (Aust)
  International, Inc. ..........    10,000         948.5100       1         492    24,327        1,645        --        26,465
AMF Bowling Centers (Canada)
  International, Inc. ..........    10,000         948.5100       1       2,109    (1,238)          85        --           957
AMF BCO -- France One, Inc. ....    10,000       1,000.0000       1         220       533          (93)       --           661
AMF BCO -- France Two, Inc. ....    10,000       1,000.0000       1         595     1,440         (250)       --         1,786
AMF Bowling Centers (Hong Kong)
  International, Inc. ..........    10,000         948.5100       1         532     2,175           --        --         2,708
AMF Bowling Centers
  International,
  Inc. -- Japan.................    10,000       9,485.1000      10       1,210     4,446          505        --         6,171
AMF Bowling Mexico Holding,
  Inc. .........................     1,000          75.6972     322       1,856     2,563       (3,056)       --         1,685
Boliches AMF Inc. ..............    10,000         100.0000       1         493       682         (814)       --           362
AMF Bowling Centers II Inc. --
  Switzerland...................                                 --          --       205          171        --           376
AMF BCO -- U.K. One, Inc. ......    10,000         100.0000       1       1,597      (350)         (86)       --         1,162
AMF BCO -- U.K. Two, Inc. ......    10,000         100.0000       1       4,357      (956)        (235)       --         3,167
AMF BCO -- China, Inc. .........    10,000       1,000.0000       1         577      (159)          (4)       --           415
AMF Bowling Centers China,
  Inc. .........................    10,000       1,000.0000       1       2,174      (600)         (13)       --         1,562
Bush River Corporation..........   100,000      18,895.1919      20          --        --           --        --            20
Eliminations....................        --               --      --          --    (5,230)          --        --        (5,230)
                                                               ----    --------   -------      -------      ----      --------
Totals..........................                               $454    $251,770   $52,302      $(1,552)     $ --      $302,974
                                                               ====    ========   =======      =======      ====      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                       DECEMBER 31, 1995
                              ---------------------------------------------------------------------------------------------------
                                                                                                        NOTES
                                                                                                      RECEIVABLE        TOTAL
                                           ISSUED AND    COMMON   PAID IN   RETAINED    DEFERRED        STOCK       STOCKHOLDERS'
                              AUTHORIZED   OUTSTANDING   STOCK    CAPITAL   EARNINGS   TRANSLATION   SUBSCRIPTION      EQUITY
                              ----------   -----------   ------   -------   --------   -----------   ------------   -------------
AMF Bowling, Inc. ..........    10,000        950.6689   $   1    $28,213   $ 54,463     $   593       $    --        $ 83,270
AMF Bowling Centers,
  Inc. .....................    15,000      9,485.1000       9     29,122     13,436          --          (726)         41,841
AMF Beverage Company of
  Oregon, Inc. .............    10,000         94.8510      --         --        382          --            --             382
King Louie Lenexa, Inc. ....    30,000         94.8510      --         --        859          --            --             859
AMF Bowling Centers (Aust)
  International, Inc........    10,000        948.5100       1        492     25,251         (74)         (503)         25,167
AMF Bowling Centers (Canada)
  International, Inc. ......    10,000        948.5100       1      2,109     (1,286)         85            --             909
AMF BCO -- France One,
  Inc. .....................    10,000      1,000.0000       1         31        681         (44)           --             669
AMF BCO -- France Two,
  Inc. .....................    10,000      1,000.0000       1         83      1,842        (119)           --           1,807
AMF Bowling Centers (Hong
  Kong) International,
  Inc. .....................    10,000        948.5100       1         57      2,420          --           (62)          2,416
AMF Bowling Centers
  International,
  Inc. -- Japan.............    10,000      9,485.1000      10        156      4,285         611          (170)          4,892
AMF Bowling Mexico Holding,
  Inc. .....................     1,000         75.6972   1,507        226      2,753      (3,258)           --           1,228
Boliches AMF Inc. ..........    10,000        100.0000       1         60        814        (815)           --              60
AMF Bowling Centers II
  Inc. -- Switzerland.......     1,000        100.0000       1         --        617          61            --             679
AMF BCO -- U.K. One,
  Inc. .....................    10,000        100.0000       1        129       (186)       (113)           --            (169)
AMF BCO -- U.K. Two,
  Inc. .....................    10,000        100.0000       1        352       (509)       (310)           --            (466)
AMF BCO -- China, Inc. .....    10,000      1,000.0000       1        577        (97)         (4)           --             477
AMF Bowling Centers China,
  Inc. .....................    10,000      1,000.0000       1      2,174       (367)        (13)           --           1,795
Bush River Corporation......   100,000     18,895.1919      --         --        230          --            --             230
Eliminations................        --              --      --         --     (4,508)         --            --          (4,508)
                                                         ------   -------   --------     -------       -------        --------
Totals......................                             $1,538   $63,781   $101,080     $(3,400)      $(1,461)       $161,538
                                                         ======   =======   ========     =======       =======        ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 16.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     On February 16, 1996, the stockholders of the Combined Companies executed a Stock Purchase Agreement, subject to certain closing conditions, to sell the stock and certain assets of the individual companies to AMF Group Holdings, Inc., through its subsidiaries. On May 1, 1996, the sale transaction was completed.

     In conjunction with the acquisition of the Combined Companies, AMF Bowling Worldwide, Inc. (formerly AMF Group Inc.), a subsidiary of AMF Group Holdings, Inc., issued Senior Subordinated Notes and Senior Subordinated Discount Notes on March 21, 1996. On May 1, 1996, AMF Bowling Worldwide, Inc. executed a bank credit agreement and certain additional subsidiaries of AMF Bowling Worldwide, Inc. became guarantors of the Senior Subordinated Notes and the Senior Subordinated Discount Notes. These financing arrangements provide for guarantees by the following companies which became indirect subsidiaries of AMF Bowling Worldwide, Inc., which is the borrower and issuer of the notes evidencing such indebtedness. Guarantor companies include the following:

     -  AMF Bowling Centers, Inc.
     -  Bush River Corporation
     -  King Louie Lenexa, Inc.
     -  AMF Beverage Company of Oregon, Inc.
     -  AMF Bowling, Inc.
     -  AMF Bowling Centers (Aust) International Inc.
     -  AMF Bowling Centers (Canada) International Inc.
     -  AMF BCO -- France One, Inc.
     -  AMF BCO -- France Two, Inc.
     -  AMF Bowling Centers (Hong Kong) International Inc.
     -  AMF Bowling Centers International Inc. -- Japan
     -  AMF Bowling Mexico Holding, Inc.
     -  Boliches AMF, Inc.
     -  AMF BCO -- U.K. One, Inc.
     -  AMF BCO -- U.K. Two, Inc.
     -  AMF BCO -- China, Inc.
     -  AMF Bowling Centers China, Inc.

     Included with the guarantor companies at April 30, 1996 are AMF Bowling Centers Switzerland Inc. and AMF Bowling Centers Spain Inc., newly formed subsidiaries of AMF Bowling Worldwide, Inc., which, respectively, purchased assets of one bowling center and two bowling centers from AMF Bowling Centers II, Inc. (Switzerland) and AMF Bowling S.A., former Subsidiary of AMF Bowling Mexico Holdings, Inc.

     Included with the guarantor companies at December 31, 1995 is AMF Bowling Centers II, Inc. (Switzerland) which sold assets of one bowling center, as discussed above, to a newly formed subsidiary of AMF Bowling Worldwide, Inc., which became a guarantor.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Non-guarantor companies at April 30, 1996 include the following foreign subsidiaries of certain guarantor companies:

     -  AMF Bowling (Unlimited)
     -  Worthington North Properties Limited
     -  AMF Bowling France SNC
     -  AMF Bowling de Paris SNC
     -  AMF Bowling de Lyon La Part Dieu SNC
     -  Boliches y Compania
     -  Operadora Mexicana de Boliches, S.A.
     -  Promotora de Boliches, S.A. de C.V.
     -  Immeubles Obispado, S.A.
     -  Immeubles Minerva, S.A.
     -  Boliches Mexicano, S.A.
     -  AMF Bowling Centers (China) Company
     -  AMF Garden Hotel Bowling Center Company

     Included in the non-guarantor companies at December 31, 1995 is AMF Bowling S.A. which sold assets of two bowling centers in Spain to a newly formed subsidiary of AMF Bowling Worldwide, Inc., which became a guarantor company.

     The following condensed combining information presents:

     - Condensed combining balance sheets as of April 30, 1996 and December 31, 1995 and the related condensed combining statements of operations and of cash flows for the four months ended April 30, 1996 and the year ended December 31, 1995.

     - Elimination entries necessary to combine the entities comprising the Combined Companies.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                        FOUR MONTHS ENDED APRIL 30, 1996

                                                            NON-
                                             GUARANTOR    GUARANTOR                    COMBINED
                                             COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                             ---------    ---------    ------------    ---------
                                             ASSETS
Current assets:
  Cash and cash equivalents................  $ 18,628      $ 3,285       $     --      $ 21,913
  Accounts and notes receivable, net of
     allowance for doubtful accounts.......    32,316        1,571             --        33,887
  Accounts and notes
     receivable -- affiliates..............     2,463          380         (2,677)          166
  Inventories..............................    41,831        1,465             --        43,296
  Prepaid expenses and other...............     4,856        1,257             --         6,113
                                             --------      -------       --------      --------
          Total current assets.............   100,094        7,958         (2,677)      105,375
Property and equipment, net................   241,968       10,518           (942)      251,544
Investment in subsidiaries.................    10,643           --        (10,643)           --
Other assets...............................    17,399          931             --        18,330
                                             --------      -------       --------      --------
          Total assets.....................  $370,104      $19,407       $(14,262)     $375,249
                                             ========      =======       ========      ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................  $ 21,760      $ 1,910       $     --      $ 23,670
  Book overdrafts..........................     5,724           --             --         5,724
  Accrued expenses and deposits............    32,185        2,731             --        34,916
  Accounts and notes
     payable -- affiliates.................        14        2,663         (2,677)           --
  Long-term debt, current portion..........        10           --             --            10
  Income taxes payable.....................     1,078          679             --         1,757
                                             --------      -------       --------      --------
          Total current liabilities........    60,771        7,983         (2,677)       66,077
Long-term debt.............................     1,958           --             --         1,958
Other liabilities..........................     2,811           --             --         2,811
Deferred income taxes......................       648          781             --         1,429
                                             --------      -------       --------      --------
          Total liabilities................    66,188        8,764         (2,677)       72,275
                                             --------      -------       --------      --------
Commitments and contingencies
Stockholders' equity:
  Common stock.............................       454        3,940         (3,940)          454
  Paid-in capital..........................   251,770        5,003         (5,003)      251,770
  Retained earnings........................    53,244        6,247         (7,189)       52,302
  Equity adjustment from foreign currency
     translation...........................    (1,552)      (4,547)         4,547        (1,552)
                                             --------      -------       --------      --------
          Total stockholders' equity.......   303,916       10,643        (11,585)      302,974
                                             --------      -------       --------      --------
          Total liabilities and
            stockholders' equity...........  $370,104      $19,407       $(14,262)     $375,249
                                             ========      =======       ========      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                          YEAR ENDED DECEMBER 31, 1995

                                                            NON-
                                             GUARANTOR    GUARANTOR                    COMBINED
                                             COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                             ---------    ---------    ------------    ---------
                                             ASSETS
Current assets:
  Cash and cash equivalents................  $  8,843      $   889       $     --      $  9,732
  Accounts and notes receivable, net of
     allowance for doubtful accounts.......    37,499        1,527             --        39,026
  Accounts and notes
     receivable -- affiliates..............     4,477        7,465         (7,963)        3,979
  Inventories..............................    38,042        1,779             --        39,821
  Prepaid expenses and other...............     3,944        1,238             --         5,182
                                             --------      -------       --------      --------
          Total current assets.............    92,805       12,898         (7,963)       97,740
Notes receivable -- affiliates.............    22,941           --             --        22,941
Property and equipment, net................   250,637       10,582         (1,495)      259,724
Other assets...............................    29,869          822        (10,718)       19,973
                                             --------      -------       --------      --------
          Total assets.....................  $396,252      $24,302       $(20,176)     $400,378
                                             ========      =======       ========      ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................  $ 22,313      $ 1,403       $    (75)     $ 23,641
  Book overdrafts..........................     2,362           --             --         2,362
  Accrued expenses and deposits............    28,203        2,125             --        30,328
  Accounts and notes
     payable -- affiliates.................     1,821        7,033         (6,865)        1,989
  Long-term debt, current portion..........     1,084           --             --         1,084
  Income taxes payable.....................     5,930        1,199             --         7,129
                                             --------      -------       --------      --------
          Total current liabilities........    61,713       11,760         (6,940)       66,533
Long-term debt.............................    19,550           --             --        19,550
Notes payable -- affiliates................   146,639        1,076           (988)      146,727
Other liabilities..........................     5,282          748             --         6,030
                                             --------      -------       --------      --------
          Total liabilities................   233,184       13,584         (7,928)      238,840
                                             --------      -------       --------      --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock.............................     1,538        3,941         (3,941)        1,538
  Paid-in capital..........................    63,781        4,153         (4,153)       63,781
  Retained earnings........................   102,610        7,300         (8,830)      101,080
  Equity adjustment from foreign currency
     translation...........................    (3,400)      (4,676)         4,676        (3,400)
  Notes receivable stock subscription......    (1,461)          --             --        (1,461)
                                             --------      -------       --------      --------
          Total stockholders' equity.......   163,068       10,718        (12,248)      161,538
                                             --------      -------       --------      --------
          Total liabilities and
            stockholders' equity...........  $396,252      $24,302       $(20,176)     $400,378
                                             ========      =======       ========      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                        FOUR MONTHS ENDED APRIL 30, 1996

                                                            NON-
                                             GUARANTOR    GUARANTOR                    COMBINED
                                             COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                             ---------    ---------    ------------    ---------
Operating revenue:
  Sales of products and services...........  $154,500      $10,731        $ (860)      $164,371
  Revenue from operating lease
     activities............................       323          250            --            573
                                             --------      -------        ------       --------
          Total operating revenues.........   154,823       10,981          (860)       164,944
                                             --------      -------        ------       --------
Operating expenses:
  Cost of goods sold, excluding
     depreciation of $791..................    42,242        1,445          (569)        43,118
  Bowling center operations................    71,289        8,985          (118)        80,156
  Selling, general and administrative......    34,875          682            --         35,557
  Depreciation and amortization............    14,380          802           (85)        15,097
                                             --------      -------        ------       --------
          Total operating expenses.........   162,786       11,914          (772)       173,928
                                             --------      -------        ------       --------
          Operating loss...................    (7,963)        (933)          (88)        (8,984)
Nonoperating income (expenses):
  Interest expense.........................    (4,501)          (3)           --         (4,504)
  Other expenses, net......................      (634)         (58)           --           (692)
  Interest income..........................       574           37            --            611
  Equity in earnings of subsidiaries.......      (707)          --           707             --
  Foreign currency transaction gain
     (loss)................................      (179)         150            --            (29)
                                             --------      -------        ------       --------
Loss before income taxes...................   (13,410)        (807)          619        (13,598)
Income tax benefit.........................     1,631          100            --          1,731
                                             --------      -------        ------       --------
          Net loss.........................  $(11,779)     $  (707)       $  619       $(11,867)
                                             ========      =======        ======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                            NON-
                                             GUARANTOR    GUARANTOR                    COMBINED
                                             COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                             ---------    ---------    ------------    ---------
Operating revenues:
  Sales of products and services...........  $532,349      $34,197       $(2,548)      $563,998
  Revenue from operating lease
     activities............................       926           --            --            926
                                             --------      -------       -------       --------
          Total operating revenues.........   533,275       34,197        (2,548)       564,924
                                             --------      -------       -------       --------
Operating expenses:
  Cost of sales, excluding depreciation of
     $2,531................................   180,980        4,730        (1,581)       184,129
  Bowling center operations................   149,535       16,930            --        166,465
  Selling, general and administrative......    47,218        4,046          (486)        50,778
  Depreciation and amortization............    36,723        2,650          (234)        39,139
                                             --------      -------       -------       --------
          Total operating expenses.........   414,456       28,356        (2,301)       440,511
                                             --------      -------       -------       --------
          Operating income.................   118,819        5,841          (247)       124,413
Nonoperating income (expenses):
  Interest expense.........................   (15,569)        (142)           --        (15,711)
  Other expenses, net......................      (600)        (443)           --         (1,043)
  Interest income..........................     1,837          347            --          2,184
  Equity in earnings of subsidiaries.......     3,444           --        (3,444)            --
  Foreign currency transaction loss........      (465)        (514)           --           (979)
                                             --------      -------       -------       --------
Income before income taxes.................   107,466        5,089        (3,691)       108,864
Income tax expense.........................    10,453        1,645            --         12,098
                                             --------      -------       -------       --------
          Net income.......................  $ 97,013      $ 3,444       $(3,691)      $ 96,766
                                             ========      =======       =======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                        FOUR MONTHS ENDED APRIL 30, 1996

                                                            NON-
                                             GUARANTOR    GUARANTOR                    COMBINED
                                             COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                             ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net loss.................................  $(11,072)     $  (707)      $   (88)      $(11,867)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization.........    14,380          802           (85)        15,097
     Deferred income taxes.................       435          (21)           --            414
     Equity in earnings of subsidiaries....      (707)          --           707             --
     Change in assets and liabilities:
       Accounts and notes receivable,
          net..............................     4,821          (37)           --          4,784
       Receivables and
          payables -- affiliates...........       593          942            --          1,535
       Inventories.........................    (3,655)          24            --         (3,631)
       Other assets and liabilities........    (3,476)         (34)          837         (2,673)
       Accounts payable and accrued
          expenses.........................     7,634        1,079            --          8,713
       Income taxes payable................    (5,442)        (303)           --         (5,745)
                                             --------      -------       -------       --------
          Net cash provided by operating
            activities.....................     3,511        1,745         1,371          6,627
                                             --------      -------       -------       --------
Cash flows from investing activities:
  Purchase of property and equipment.......    (6,046)      (1,001)          173         (6,874)
  Other....................................     2,989           --            --          2,989
                                             --------      -------       -------       --------
          Net cash used for investing
            activities.....................    (3,057)      (1,001)          173         (3,885)
                                             --------      -------       -------       --------
Cash flows from financing activities:
  Distributions to stockholders............   (36,721)        (622)          622        (36,721)
  Payment of long-term debt................    (3,812)          --            --         (3,812)
  Proceeds from notes payable --
     stockholders, net.....................     1,236           --            --          1,236
  Capital contributions by stockholders....    24,805        2,252        (2,252)        24,805
  Collection of notes
     receivable -- affiliates..............    19,408           --            --         19,408
  Other....................................     3,902           --            86          3,988
                                             --------      -------       -------       --------
          Net cash provided by financing
            activities.....................     8,818        1,630        (1,544)         8,904
          Effect of exchange rates on cash
            and cash equivalents...........       330          205            --            535
                                             --------      -------       -------       --------
Net increase in cash and cash
  equivalents..............................     9,602        2,579            --         12,181
Cash and cash equivalents at beginning of
  period...................................     9,026          706            --          9,732
                                             --------      -------       -------       --------
Cash and cash equivalents at end of
  period...................................  $ 18,628      $ 3,285       $    --       $ 21,913
                                             ========      =======       =======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                                     NON-
                                                      GUARANTOR    GUARANTOR                    COMBINED
                                                      COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                                      ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net income........................................  $ 97,013      $ 3,444       $(3,691)      $ 96,766
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in earnings of subsidiaries.............    (3,444)          --         3,444             --
     Dividends from non-guarantor companies.........     3,133           --        (3,133)            --
     Depreciation and amortization..................    36,661        2,682          (204)        39,139
  Deferred income taxes.............................       215       (1,045)           --           (830)
  Loss on sale of property and equipment, net.......       567           --            --            567
     Change in assets and liabilities, net of
       effects from companies acquired:
       Accounts and notes receivable, net...........    11,864       (1,234)           --         10,630
       Receivables and payables -- affiliates.......     7,262       (1,115)           --          6,147
       Inventories..................................    (5,596)        (400)           --         (5,996)
       Other assets and liabilities.................    (2,484)        (369)        2,752           (101)
       Accounts payable and accrued expenses........   (19,187)         446            --        (18,741)
       Income taxes payable.........................    (2,039)        (791)           --         (2,830)
                                                      --------      -------       -------       --------
          Net cash provided by operating
            activities..............................   123,965        1,618          (832)       124,751
                                                      --------      -------       -------       --------
Cash flows from investing activities:
  Purchase of property and equipment................   (26,411)      (4,005)          451        (29,965)
  Proceeds from sales of property and equipment.....       494          916            --          1,410
  Other.............................................       229           --            --            229
                                                      --------      -------       -------       --------
          Net cash used for investing activities....   (25,688)      (3,089)          451        (28,326)
                                                      --------      -------       -------       --------
Cash flows from financing activities:
  Dividends to guarantor companies..................        --       (3,133)        3,133             --
  Payments on credit note agreements, net...........   (11,057)          --            --        (11,057)
  Distributions to stockholders.....................   (71,851)          --            --        (71,851)
  Payment of long-term debt.........................   (10,605)         320            --        (10,285)
  Payment for redemption of stock --................    (3,960)          --            --         (3,960)
     stockholders, net..............................    (4,882)       1,089            --         (3,793)
  Capital contributions by stockholders.............     8,329           --            --          8,329
  Capital contributions from guarantor..............        --        2,752        (2,752)            --
  Other.............................................    (2,056)          --            --         (2,056)
                                                      --------      -------       -------       --------
          Net cash (used for) provided by financing
            activities..............................   (96,082)       1,028           381        (94,673)
          Effect of exchange rates on cash and cash
            equivalents.............................        (5)        (189)           --           (194)
                                                      --------      -------       -------       --------
Net increase (decrease) in cash and cash
  equivalents.......................................     2,190         (632)           --          1,558
Cash and cash equivalents at beginning of year......     6,653        1,521            --          8,174
                                                      --------      -------       -------       --------
Cash and cash equivalents at end of year............  $  8,843      $   889       $    --       $  9,732
                                                      ========      =======       =======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 17.  SUBSEQUENT EVENT (UNAUDITED)

     On October 10, 1996, AMF Bowling Centers, Inc., completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. pursuant to an Asset Purchase Agreement, dated as of September 10, 1996.

     The purchase was approximately $106,500, including certain adjustments and transaction costs. It was funded with approximately $40,000 from the sale of equity by AMF Group Holdings Inc., a wholly-owned subsidiary of AMF Holdings Inc., to its institutional stockholders and one of its directors and with $66,500 from available borrowing under the Company's Acquisition Facility.

     The April 30, 1996 combined financial statements do not reflect any adjustments or cost associated with the acquisition.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                      SELECTED QUARTERLY DATA (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                               AMF BOWLING, INC.
                                             ----------------------
            1998 QUARTER ENDED                MARCH 31     JUNE 30
            ------------------               ----------    --------
Net sales..................................    $187.6       $162.2
Operating income...........................      26.3        (12.6)
Net income (loss)..........................      (0.6)       (35.8)
Net income (loss) per share(a).............    $(0.01)      $(0.61)

                                                              AMF BOWLING, INC.
                                              --------------------------------------------------
            1997 QUARTERS ENDED               MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
            -------------------               --------    -------    ------------    -----------
Net sales...................................   $157.6     $160.5        $187.5         $208.1
Operating income............................     29.7       12.7          17.5           23.0
Net income (loss) before extraordinary
  items.....................................      0.1      (12.3)        (10.2)          (9.8)
Extraordinary items, net of tax(b)..........       --         --            --          (23.4)
Net income (loss)...........................      0.1      (12.3)        (10.2)         (33.2)
Net income (loss) per share before
  extraordinary items(a)....................   $ 0.00     $(0.29)       $(0.24)        $(0.18)
Per share effect of extraordinary
  items(a)(b)...............................       --         --            --          (0.44)
                                               ------     ------        ------         ------
Net income (loss) per share(a)..............   $ 0.00     $(0.29)       $(0.24)        $(0.62)
                                               ======     ======        ======         ======

                        PREDECESSOR COMPANY                      AMF BOWLING, INC.
                        --------------------    ---------------------------------------------------
                                      ONE         TWO      PRO FORMA
                                     MONTH      MONTHS      QUARTER
 1996 QUARTERS ENDED    MARCH 31    APRIL 30    JUNE 30     JUNE 30     SEPTEMBER 30    DECEMBER 31
 -------------------    --------    --------    -------    ---------    ------------    -----------
Net sales.............   $123.3      $ 41.6     $ 73.4      $114.8         $131.8         $179.6
Operating income
  (loss)..............     27.9       (36.9)       4.0         5.3           14.3           27.8
Net income (loss).....     21.6       (33.4)     (11.9)      (13.6)          (5.3)          (2.1)
Net income (loss) per
  share(a)............      N/A         N/A      (0.31)      (0.36)         (0.14)         (0.05)

---------------
(a) Basic and diluted. Outstanding stock options and warrants are not considered as their effect is antidilutive.

(b) Costs incurred in connection with the use of proceeds of the Initial Public Offering. See "Note 9. Long-Term Debt" and "Note 12. Stockholders' Equity" in the Notes to Consolidated Financial Statements.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
BCA & Affiliates

     We have audited the accompanying balance sheet of BCA & Affiliates as of August 31, 1996, and the related statement of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BCA & Affiliates as of August 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Todres & Sheiffer

Westbury, New York
December 4, 1996

                                BCA & AFFILIATES

                                 BALANCE SHEET
                                AUGUST 31, 1996

                                 ASSETS
Current assets:
  Cash and cash equivalents.................................  $   598,000
  Accounts receivable.......................................      203,000
  Inventories...............................................      642,000
  Prepaid expenses..........................................      509,000
                                                              -----------
          Total current assets..............................    1,952,000
Property, plant and equipment -- net (Notes 1 and 2)........   42,892,000
Other assets (Note 8).......................................      613,000
                                                              -----------
                                                              $45,457,000
                                                              ===========

            LIABILITIES AND EXCESS OF ASSETS OVER LIABILITIES
Liabilities:
  Current liabilities:
     Accounts payable and accrued expenses..................  $ 2,156,000
     Current portion of long-term debt (Note 3).............   17,901,000
     Bank line of credit (Note 4)...........................    4,677,000
     Capital lease obligation (Note 5)......................      811,000
                                                              -----------
          Total current liabilities.........................   25,545,000
Long-term liabilities:
  Long-term debt (Note 3)...................................           --
                                                              -----------
          Total liabilities.................................   25,545,000
  Contingencies (Note 6)....................................           --
  Excess of assets over liabilities.........................   19,912,000
                                                              -----------
                                                              $45,457,000
                                                              ===========

                       See notes to financial statements

                                BCA & AFFILIATES

                              STATEMENT OF INCOME
                           YEAR ENDED AUGUST 31, 1996

Revenues:
  Bowling...................................................  $63,818,000
  Other.....................................................      178,000
                                                              -----------
          Total revenues....................................   63,996,000
  Cost of sales.............................................    7,219,000
                                                              -----------
          Gross profit......................................   56,777,000
                                                              -----------
Operating expenses:
  Payroll and related costs.................................   17,522,000
  Parts and supplies........................................    4,270,000
  Repairs and maintenance...................................    1,301,000
  Occupancy costs...........................................    7,239,000
  Promotional and marketing.................................    4,531,000
  Insurance and other costs.................................    3,215,000
  General and administrative -- home office.................    6,146,000
  Interest..................................................    2,003,000
                                                              -----------
          Total operating expenses..........................   46,227,000
                                                              -----------
Income before depreciation expense..........................   10,550,000
Depreciation expense........................................    7,093,000
                                                              -----------
          Net income........................................  $ 3,457,000
                                                              ===========

                       See notes to financial statements

                                BCA & AFFILIATES

                            STATEMENT OF CASH FLOWS
                           YEAR ENDED AUGUST 31, 1996

Cash Flows from Operating Activities:
  Net income................................................  $ 3,457,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    7,093,000
     (Increase) decrease in:
       Accounts receivable..................................       75,000
       Inventories..........................................      (19,000)
       Prepaid expenses.....................................      (51,000)
       Other................................................       55,000
     Increase (decrease) in:
       Accounts payable and accrued expenses................     (554,000)
                                                              -----------
  Net cash from operating activities........................   10,056,000
                                                              -----------
Cash Flows for Investing Activities:
  Additions to property, plant and equipment, net...........   (4,997,000)
                                                              -----------
Net cash used for investing activities......................   (4,997,000)
                                                              -----------
Cash flows for financing activities:
  Principal payments on long-term debt......................   (1,661,000)
  Transfers to home office..................................   (3,075,000)
                                                              -----------
  Net cash used for financing activities....................   (4,736,000)
                                                              -----------
Net increase in cash and cash equivalents...................      323,000
Cash and cash equivalents at beginning of year..............      275,000
                                                              -----------
Cash and cash equivalents at end of year....................  $   598,000
                                                              ===========
Supplemental Schedule of Cash Flow Information:
  Cash paid during the year for:
     Interest...............................................  $ 2,003,000
                                                              ===========
     Income taxes...........................................  $   183,000
                                                              ===========

                       See notes to financial statements

                                BCA & AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 1996

  DESCRIPTION OF THE BUSINESS

  ORGANIZATION

     The financial statements of BCA and Affiliates (the "Company") consists of the operations of 50 bowling centers, one golf course, and certain related recreational activities. BCA is a division of Charan Industries, Inc. The affiliates of BCA include two partnerships which are owned primarily by the principal shareholders of Charan Industries, Inc.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers cash in the operating bank accounts, overnight investments, and money market accounts to be cash and cash equivalents.

  INVENTORIES

     Inventories consists of food, liquor, and various bowling equipment at the lower of cost (first-in, first-out method) or market.

  PROPERTY, PLANT AND EQUIPMENT

     Depreciation for financial reporting is computed using the straight-line method over the estimated useful life of the asset beginning in the year of acquisition. Accelerated methods are used for income tax reporting. When assets are disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. The installment sales method for reporting gains is used where applicable.

  LEASES

     Leases which meet certain criteria are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the lease term. Such assets are amortized evenly over the related lease terms or their economic lives. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

  INCOME TAXES

     On September 1, 1988 the Charan Industries, Inc. elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Under those provisions, Charan Industries, Inc. is not subject to federal corporate income taxes, other than on certain types of transactions. The stockholders are liable for individual federal and state income taxes on their proportionate shares of Charan's income. Accordingly, there is no provision for income taxes for BCA & Affiliates.

  ALLOCATION OF GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses of Charan Industries, Inc. (consisting primarily of home office payroll costs, rent, professional fees, and general insurance) are allocated to the company on the basis of revenues, which approximate 90% of the total amount, unless the expenses are specifically related to either bowling or non-bowling activities. Interest expense for the term loan is

                                BCA & AFFILIATES
allocated to the Company on the basis of the proportional values of the collateralized assets between non-bowling and bowling assets. All other interest expense is specific to the bowling operation.

  EXCESS OF ASSETS OVER LIABILITIES

     The excess of assets over liabilities represents the net asset value of BCA and Affiliates. Charan Industries, Inc. and two partnerships primarily owned by the shareholders of Charan Industries, Inc., own the equity interests in BCA and affiliates.

NOTE 2 -- PROPERTY, PLANT AND EQUIPMENT

     The estimated useful lives of the various classes of fixed assets are as follows:

Buildings and building improvements.........................  31.5 years
Bowling lanes and equipment.................................     7 years
Pinspotter equipment........................................     7 years
Restaurant and bar equipment................................     7 years
Furniture, fixtures and other equipment.....................   3-7 years
Leasehold improvements......................................  31.5 years

     Property, plant and equipment consists of the following:

Land........................................................  $  5,072,000
Buildings...................................................    33,533,000
Bowling lanes/pinspotters...................................    23,574,000
Other equipment.............................................    43,187,000
                                                              ------------
                                                               105,366,000
Less: Accumulated depreciation..............................   (62,474,000)
                                                              ------------
                                                              $ 42,892,000
                                                              ============

     Leased property under capital leases included in property, plant and equipment is as follows:

Land and buildings -- bowling properties....................  $815,000
Less: accumulated amortization..............................   268,000
                                                              --------
                                                              $547,000
                                                              ========

NOTE 3 -- LONG-TERM DEBT

     Long-term debt consists of the following:

Bowling properties:
  various 7% - 10% debt instruments requiring monthly
     payments of interest and principal maturing at various
     dates through 2007.....................................  $ 4,324,000
(A) Term loans:
     Two term loans with independent banks. Bank prime rate
     requiring quarterly payments through May, 2000.........   13,577,000
                                                              -----------
                                                               17,901,000
Less: Current portion of long-term debt.....................   17,901,000
                                                              -----------
          Total.............................................  $         0
                                                              ===========

                                BCA & AFFILIATES

     The total long-term principal balance of $17,901,000 is classified as a current liability since all debt attributable to bowling was repaid in October 1996. See Note 9 in connection with the sale of the Company.

     (A) On May 27, 1993 Charan Industries, Inc. borrowed $35,500,000, the proceeds of which were used for the refinancing of existing debt in the amount of $28,675,000, with the balance used for working capital. The borrowing consisted of two separate term loan agreements executed simultaneously with two independent banking institutions. The principal amount of each term loan was $23,000,000 and $12,500,000. The term notes require twenty-eight quarterly principal payments the first of which was paid on August 31, 1993 with succeeding quarterly installments due on the last day of each succeeding November, February, and May thereafter until May 31, 2000 when the principal amount of $14,200,000 shall be due and payable together with any remaining interest. Interest is payable monthly at each bank's prime rate. The term notes are secured by first mortgages upon certain assets. The loan agreements contain covenants, that the Company maintain certain minimum requirements of net worth, debt to equity ratio and certain other earnings and cash flow ratios. At August 31, 1996 the balance of $29,349,000 was allocated to BCA & Affiliates on the basis of the collateralized assets pledged resulting in a balance outstanding to the Company totaling $13,577,000.

NOTE 4 -- BANK LINE OF CREDIT

     On May 27, 1993, Charan Industries, Inc. entered into a three-year revolving credit agreement which enables the Company to borrow up to $5,000,000 through October 1996. Interest is payable monthly at the bank prime rate. The note is secured by first mortgages on certain assets. The loan agreement contains covenants requiring the Company to satisfy certain minimum requirements of net worth, debt to equity, earnings and cash flow rates.

     This facility was utilized to the extent of $4,677,000 for the year ended August 31, 1996.

NOTE 5 -- LEASES

     The Company is committed under a number of long-term leases expiring at various dates through the year 2058. Certain operating leases contain provisions for a percentage of gross sales to be paid as rent, should sales exceed an agreed amount, otherwise base rents are to be paid. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. The following is a schedule of future minimum lease payments for all noncancellable leases together with the present value of the net minimum lease payments for capital leases.

                                                    CAPITAL      OPERATING
FISCAL YEAR                                          LEASES        LEASES
-----------                                        ----------    ----------
1997.............................................  $   98,000    $1,220,000
1998.............................................      98,000     1,193,000
1999.............................................      98,000     1,138,000
2000.............................................      98,000       984,000
2001.............................................      98,000       444,000
2002 and thereafter..............................   3,990,000     4,949,000
                                                   ----------    ----------
Total minimum lease payments.....................   4,480,000    $9,928,000
                                                                 ==========
Less imputed interest............................   3,669,000
                                                   ----------
Present value of minimum lease payments..........  $  811,000
                                                   ==========

                                BCA & AFFILIATES

     Total rent expense for the years ended August 31, 1996 amounted to $1,785,000.

NOTE 6 -- CONTINGENCIES

     The Company is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a materially adverse effect on the Company's financial position.

NOTE 7 -- 401(K) RETIREMENT/PROFIT SHARING PLAN

     In January 1991, Charan Industries, Inc. established a 401(K) Retirement Profit Sharing Plan. The Board of Directors established a matching contribution equal to a maximum of 50% of the first 2% of the employee contribution. The profit sharing plan contribution is subject to annual determination and is not mandatory.

NOTE 8 -- OTHER ASSETS

     Other assets are as follows:

Non-compete agreements (net)................................  $485,000
Mortgage acquisition costs (net)............................    53,000
Other.......................................................    75,000
                                                              --------
                                                              $613,000
                                                              ========

     Non-compete agreements and mortgage acquisition costs are shown net of amortization.

NOTE 9 -- SUBSEQUENT EVENTS

     All of the assets of the Company were sold to AMF Bowling Centers Inc. on October 9, 1996, under the provisions of an asset purchase agreement dated September 10, 1996. A portion of the proceeds of the sale were used by the Company to satisfy its outstanding debt.

------------------------------------------------------------
------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................     2
Forward-Looking Statements.................     3
Summary....................................     4
Risk Factors...............................    14
Ratio of Earnings to Fixed Charges.........    22
Use of Proceeds............................    22
Price Range of Common Stock and
  Debentures...............................    23
Dividend Policy............................    23
Selected Financial Data....................    24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    26
Business...................................    42
Management.................................    54
Securities Owned by Management and Certain
  Beneficial Owners........................    63
Certain Transactions.......................    67
Description of Debentures..................    69
Description of Capital Stock...............    84
Description of Certain Indebtedness........    86
Certain Federal Income Tax
  Considerations...........................    94
Shares Eligible for Future Sale............   101
Selling Securityholders....................   102
Plan of Distribution.......................   104
Validity of Debentures and Common Stock....   105
Experts....................................   105
Index to Financial Statements..............   F-1

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                               AMF BOWLING, INC.
                            ------------------------
                                 $1,125,000,000
                           AGGREGATE PRINCIPAL AMOUNT
                                 AT MATURITY OF
                            ZERO COUPON CONVERTIBLE

                              DEBENTURES DUE 2018
                                      AND
                             SHARES OF COMMON STOCK
                           ISSUABLE UPON CONVERSION,
                        REDEMPTION OR REPURCHASE THEREOF
                            ------------------------

                                   [AMF LOGO]

                            ------------------------

                                   PROSPECTUS

                              SEPTEMBER    , 1998
          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Company in connection with the offering of the Securities being registered hereby. The Selling Securityholders will not share any portion of these expenses. Normal commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC Registration Fee........................................    $   58,079
New York Stock Exchange Fee.................................        70,000
Printing Expenses...........................................        *
Legal Fees and Expenses.....................................        *
Accounting Fees and Expenses................................        *
Transfer Agent and Registrar Fees and Expenses..............        *
Miscellaneous...............................................        *
                                                                ----------
          Total.............................................        *
                                                                ==========

---------------
* To be provided in an amendment to the Registration Statement.

     As noted in Part I of this Registration Statement under "Plan of Distribution", the Company has agreed to bear certain costs incident to the registration of Securities and maintaining the effectiveness thereof.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII, Section 1 of the Company's Restated Certificate of Incorporation limits the liability of directors thereof to the full extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents of the corporation, if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, a corporation may indemnify any such person for expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of any such action or suit by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation; however, the corporation may not indemnify the person for such expenses in a suit or action by or on behalf of the corporation unless the Delaware Court of Chancery or the court hearing the action or proceeding determines that the person is fairly and reasonably entitled to indemnity for such expenses. A corporation is required to provide the foregoing indemnity to a director if the director is successful (on the merits or otherwise) in his or her defense of the claim or proceeding. Article VIII,
Section 2(a) of the Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its officers and directors to the full extent permitted by Delaware law.

     Article VIII, Section 2(a) of the Company's Restated Certificate of Incorporation also provides that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board, except as otherwise provided in the Restated Certificate of Incorporation. Any rights to indemnification conferred in Section 2 are contract rights, and include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity in advance of final disposition shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under Section 2 or otherwise. By action of the board of directors, the Company may extend such indemnification to employees and agents of the Company.

     Section 5(b) of the Registration Rights Agreement relating to the Private Placement provides for indemnification by the Selling Securityholders, underwriters, selling agents and other securities professionals of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act, under certain limited circumstances.

     An insurance policy obtained by the Registrant provides for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information is furnished with regard to all securities sold by the registrant within the past three years which were not registered under the Securities Act:

          (1) Pursuant to certain subscription agreements with the registrant, on February 15, 1996, The Goldman Sachs Group, L.P. ("GS Group"), GS Capital Partners II, L.P. ("GSCP II"), GS Capital Partners II Offshore, L.P. ("GSCP Offshore"), and Goldman, Sachs and Co. Verwaltungs GmbH ("GSV") were issued 30 shares, 292.80 shares, 116.40 shares, and 10.80 shares of Common Stock, par value $.01 per share ("Common Stock"), respectively, in each case for $2.67 per share in cash.

          (2) In connection with a recapitalization of the registrant, on March 19, 1996, (i) each share issued as described in the immediately preceding paragraph was exchanged for an equivalent number of shares of Common Stock divided by 3.75, (ii) GSCP II was issued 6,532,797.80 additional shares,
     (iii) GSCP Offshore was issued 2,597,054.90 additional shares, (iv) GSV was issued 240,963.90 additional shares, (v) Stone Street Fund 1995, L.P. ("1995 Stone") was issued 125,976.70 shares, (vi) Bridge Street Fund 1995, L.P. ("1995 Bridge") was issued 141,760.90 shares, (vii) Stone Street Fund 1996, L.P. ("1996 Stone") was issued 215,380.80 shares and (viii) Bridge Street Fund 1996, L.P. was issued 146,065.00 shares. The aggregate purchase price of the shares issued as described in this paragraph was $100 million in cash.

          (3) In connection with the Acquisition and the Subscription Agreement,
     (i) GSCP II was issued 16,648,611.00 additional shares of Common Stock on May 1, 1996 and 111,865.20 additional shares on May 2, 1996 and surrendered 6,532,875.88 shares, (ii) GSCP Offshore was issued 6,618,505.20 additional shares on May 1, 1996 and 44,471.00 additional shares on May 2, 1996 and surrendered 2,597,085.94 shares, (iii) GSV was issued 614,088.10 additional shares on May 1, 1996 and 4,126.20 additional shares on May 2, 1996 and surrendered 240,966.78 shares, (iv) 1995 Stone was issued 389,191.70 additional shares on May 1, 1996 and 2,910.80 additional shares on May 2, 1996 and surrendered 125,976.70 shares, (v) 1996 Stone was issued 665,396.20 additional shares on May 1, 1996 and 4,976.50 additional shares on May 2, 1996 and surrendered 215,380.80 shares, (vi) 1995 Bridge was issued 437,955.40 additional shares on May 1, 1996 and 3,275.40 additional shares on May 2, 1996 and surrendered 141,760.90 shares, (vii) 1996 Bridge was issued 451,252.40 additional shares on May 1, 1996 and 3,374.90 additional shares on May 2, 1996 and surrendered 146,065.00 shares, (ix) Bain Capital Fund V-B, L.P. ("Bain 1") was issued 916,077.70 shares on May 1, 1996, (x) Bain Capital Fund V, L.P. ("Bain 2") was issued 348,472.30 shares on May 1, 1996, (xi) BCIP Associates ("Bain 3") was issued 157,110.00 shares on May 1, 1996,
     (xii) BCIP Trust Associates, L.P. was issued 78,340.00 shares on May 1, 1996, (xiii) Blackstone Capital Partners II Merchant Banking Fund, L.P. ("Blackstone 1") was issued 3,593,528.00 shares on May 1, 1996, (xiv) Blackstone Offshore Capital Partners II, L.P. ("Blackstone 2") was issued 1,050,133.00 shares on May 1, 1996, (xv) Blackstone Family Investment Partnership L.P. was issued 356,339 shares on May 1, 1996, (xvi)Kelso Investment Associates V, L.P. ("KIA") was issued 4,700,000.00 shares on May 1, 1996, (xvii) Kelso Equity Partners V, L.P. ("KEP") was issued 300,000.00 shares on May 1, 1996, (xviii) Citicorp North America, Inc. ("Citicorp") was issued 300,000.00 shares on May 1, 1996 and (xix) a director of the registrant was issued 125,000.00 shares on May 1, 1996. The registrant issued the shares described in this paragraph pursuant to the Subscription Agreement for an aggregate of $279,248,800 in cash.

          (4) Also in connection with the Acquisition and their respective employment agreements, an executive officer of the registrant and a former officer of AMF (i) each were issued an aggregate of 150,000 shares on May 1, 1996 and May 2, 1996, in each case, for $1.5 million, comprised of $500,000 in cash and a non-recourse promissory note for $1,000,000 and (ii) were granted options to purchase 130,000 and 110,000 shares of Common Stock, respectively, for $10 per share.

          (5) In connection with the Acquisition, the registrant entered into a Warrant Agreement with an affiliate of GS Group. The Warrant Agreement provides for the issuance of warrants (the "Warrants") to such affiliate to purchase 870,000 shares of Common Stock at $.01 per share, subject to adjustment, as payment of Goldman Sachs' fee for serving as financial adviser to the prior owner of AMF in connection with the Acquisition.

          (6) In connection with the Acquisition and his purchase of shares pursuant to the Subscription Agreement, a director of the registrant was granted an option to purchase 100,000 shares of Common Stock at $10 per share.

          (7) In connection with his employment agreement, an executive officer of the registrant was issued 150,000 shares on May 28, 1996 for $500,000 in cash and a non-recourse promissory note for $1,000,000.

          (8) Pursuant to the "overcall" provisions of the Stockholders Agreement and a stock subscription agreement, on October 9, 1996, (i) GSCP II was issued 1,767,749.63 additional shares, (ii) GSCP Offshore was issued 702,752.93 additional shares, (iii) GSV was issued 65,203.88 additional shares, (iv) 1996 Stone was issued 70,705.10 additional shares, (v) 1995 Stone was issued 41,355.57 additional shares, (vi) 1996 Bridge was issued additional 47,950.14 shares, (vii) 1995 Bridge was issued 46,537.20 additional shares, (viii) Bain 1 was issued 96,366.45 additional shares,
     (ix) Bain 2 was issued 37,007.32 additional shares, (x) Bain 3 was issued 24,833.22 additional shares, (xi) Blackstone 1 was issued 379,014.12 additional shares, (xii) Blackstone 2 was issued 110,758.90 additional shares, (xiii) Blackstone Family Investment Partnership II, L.P. was issued 37,583.60 shares, (xiv) KIA was issued 495,715.22 additional shares, (xv) KEP was issued 31,641.40 additional shares, (xvi) Citicorp was issued 31,641.40 additional shares and (xvii) a director of the registrant was issued 13,183.92 additional shares. The registrant issued the shares described in this paragraph for an aggregate of $40 million in cash.

          (9) Pursuant to the 1996 Stock Incentive Plan, options to purchase 1,547,900 shares have been granted to officers and other employees of AMF, in each case exercisable for $10 per share. 17,250 options have been exercised.

          (10) Pursuant to the "overcall" provisions of the Stockholders Agreement and a stock subscription agreement, on September 10, 1997, (i) GSCP II was issued 789,249.93 additional shares, (ii) GSCP Offshore was issued 313,759.13 additional shares, (iii) GSV was issued 29,111.59 additional shares, (iv) 1995 Stone was issued 18,464.13 additional shares,
     (v) 1996 Stone was issued 31,567.86 additional shares, (vi) 1995 Bridge was issued 20,777.51 additional shares, (vii) 1996 Bridge was issued 21,408.42 additional shares, (viii) Bain 1 was issued 16,522.53 additional shares,
     (ix) Bain 2 was issued 43,024.39 additional shares, (x) Bain 3 was issued 11,088.00 additional shares, (xi) Blackstone 1 was issued 169,219.04 additional shares, (xii) Blackstone 2 was issued 49,450.70 additional shares, (xiii) Blackstone Family Investment Partnership II, L.P. was issued 16,780.00 shares, (xiv) KIA was issued 214,259.26 additional shares, (xv) KEP was issued 21,190.48 additional shares and (xvi) Citicorp was issued 14,126.98 additional shares. The registrant issued the shares described in this paragraph for an aggregate of $35.6 million in cash, or $20.00 per share.

          (11) Pursuant to a Stock Purchase Agreement, dated as of October 20, 1997, by and between the Company and Michael J. Jordan, Mr. Jordan purchased 100,000 shares of Common Stock for an aggregate of $1 million in cash, or $10.00 per share. Pursuant to a Stock Option Agreement, dated as of October 20, 1997, by and between the Company and Mr. Jordan, Mr. Jordan was granted options to purchase 250,000 shares under the Stock Incentive Plan, exercisable for $10 per share.

          (12) In connection with the acquisition of fifteen U.S. bowling centers from Active West, Inc. ("Active West"), the prior owners of Active West were issued 50,000 shares of Common Stock on February 13, 1998 for an aggregate value of $1,209,375.

          (13) Pursuant to a Purchase Agreement dated May 6, 1998, among the Company, the Designated Subsidiaries named therein and the Initial Purchasers named therein, the Initial Purchasers purchased on May 12, 1998 $1,125,000,000 aggregate principal amount at maturity of Zero Coupon Convertible Debentures due 2018.

          (14) Pursuant to the 1998 Stock Incentive Plan, options to purchase 78,400 shares have been granted to officers and other employees of AMF, in each case exercisable for $25 13/16 per share. These options have not been exercised.

     The sales described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. The foregoing transactions did not involve a distribution or public offering. Except with respect to the sales described in paragraph 13 no underwriters were engaged in connection with the foregoing issuance of securities and no commissions or discounts were paid. The sale described in paragraph (13) of this item 15 was made by the Company to the Initial Purchasers, who in turn sold the Debentures to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The Initial Purchasers were Goldman, Sachs & Co., Cowen & Company, Morgan Stanley & Co. Incorporated and Schroder & Co. Inc. The aggregate offering price for the Debentures and the discount paid to the Initial Purchasers totaled $284,141,250 and $8,527,500, respectively. The Debentures are convertible into Common Stock in accordance with the provisions of the Indenture filed as Exhibit
4.7 hereto.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

 2.1 Stock Purchase Agreement, dated as of February 16, 1996, by and among AMF Group Holdings Inc. and the owners of the Predecessor Company.(1)
 2.2   Agreement, dated as of April 11, 1996, by and among AMF
       Group Holdings Inc. and the owners of the Predecessor
       Company amending certain terms of the Stock Purchase
       Agreement.(2)
 3.1   Restated Certificate of Incorporation of the Company.(3)
 3.2   By-Laws of the Company.(4)
 4.1   Specimen of Common Stock Certificate.(5)
 4.2 Indenture, dated as of March 21, 1996, as supplemented, by and among AMF Group Inc., the parties listed on Exhibit C thereto, as guarantors, and IBJ Schroder Bank & Trust
       Company with respect to the Senior Subordinated Notes.(6)
 4.3 Indenture, dated as of March 21, 1996, as supplemented, by and among AMF Group Inc., the parties listed on Exhibit C thereto, as guarantors, and American Bank National
       Association with respect to the Senior Subordinated Discount
       Notes.(7)
 4.4   Form of Senior Subordinated Note.(8)
 4.5   Form of Senior Subordinated Discount Note.(9)
 4.6   Purchase Agreement dated May 6, 1998, among the Company, the
       Designated Subsidiaries named therein and the Initial
       Purchasers named therein.
 4.7 Indenture dated as of May 12, 1998, between the Company and The Bank of New York.(10)
 4.8 Registration Rights Agreement dated as of May 12, 1998, among the Company, the Designated Subsidiaries named therein and the Initial Purchasers named therein.(11)
 4.9   Form of the Company's Zero Coupon Convertible Debenture due
       2018.
 5.1* Opinion of McGuire, Woods, Battle & Boothe LLP as to the legality of the Securities registered hereby.
 5.2* Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the Securities registered hereby.
 8.1* Opinion of McGuire, Wood, Battle & Boothe LLP with respect to certain tax matters.
10.1 Registration Rights Agreement, dated as of March 21, 1996, by and among the Company, the Guarantors and Goldman, Sachs
       & Co.(12)
10.2   Third Amended and Restated Credit Agreement dated as of
       November 3, 1997, among AMF Group Inc. and the Initial
       Lenders and Initial Issuing Banks and Goldman, Sachs & Co., as Syndication Agent, and Citibank, N.A., as Administrative
       Agent.(13)
10.3   AMF Holdings Inc. 1996 Stock Incentive Plan.(14)
10.4 Stockholders Agreement, dated as of April 30, 1996, by and among the Company and the Stockholders.(15)
10.5   Amendment No. 1, dated as of May 28, 1996, to the
       Stockholders Agreement.(16)
10.6   Amendment No. 2, dated as of May 31, 1996, to the
       Stockholders Agreement.(17)
10.7   Amendment No. 3, dated as of January 17, 1997, to the
       Stockholders Agreement.(18)
10.8   Amendment No. 4, dated as of January 17, 1997, to the
       Stockholders Agreement.(19)
10.9   Amendment No. 5, dated as of July 31, 1997, to the
       Stockholders Agreement.(20)
10.10  Amendment No. 6, dated as of December 31, 1997, to the
       Stockholders Agreement.(21)
10.11  Amendment No. 7, dated as of January 1, 1998, to the
       Stockholders Agreement.(22)
10.12 Registration Rights Agreement, dated as of April 30, 1996, by and among the Company and the Stockholders.(23)
10.13  Amendment No. 1, dated as of May 28, 1996, to the
       Registration Rights Agreement.(24)

    10.14  Amendment No. 2, dated as of January 17, 1997, to the Registration Rights Agreement.(25)
    10.15  Amendment No. 3, dated as of January 17, 1997, to the Registration Rights Agreement.(26)
    10.16  Amendment No. 4, dated as of July 31, 1997, to the Registration Rights Agreement.(27)
    10.17  Amendment No. 5, dated as of September 30, 1997, to the Registration Rights Agreement.(28)
    10.18  Warrant Agreement, dated as of May 1, 1996, between the Company and The Goldman Sachs Group, L.P.(29)
    10.19  Employment Agreement, dated as of May 1, 1996, by and among the Company, AMF Bowling Products, Inc.
           (formerly, AMF Bowling, Inc.) and Robert L. Morin.(30)
    10.20  Employment Agreement, dated as of May 1, 1996, between the Company and Douglas J. Stanard.(31)
    10.21  Stock Option Agreement, dated as of May 1, 1996, between the Company and Charles M. Diker.(32)
    10.22  Employment Agreement, dated as of May 28, 1996, by and among the Company, AMF Group Inc. and Stephen E.
           Hare.(33)
    10.23  Asset Purchase Agreement, dated as of September 10, 1996, by and between AMF Bowling Centers, Inc. and
           Charan Industries, Inc.(34)
    10.24  Termination Agreement dated as of February 28, 1997, by and among the Company, AMF Bowling Products, Inc.
           (formerly, AMF Bowling, Inc.) and Robert L. Morin.(35)
    10.25  Stock Subscription Agreement, dated as of October 9, 1996, by and among the Company and the Purchasers (as defined therein).(36)
    10.26  Agreement and Plan of Merger, dated as of January 17, 1997, by and among AMF Bowling Centers, Inc., Noah
           Acquisition and American Recreation Centers, Inc.(37)
    10.27  Waiver and Amendment No. 1, dated as of March 24, 1997, to Amended and Restated Credit Agreement dated as of December 20, 1996.(38)
    10.28  Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of June 30, 1997.(39)
    10.29  Interest Rate Cap Agreement, dated July 2, 1997.(40)
    10.30  AMF Bowling, Inc. 1998 Stock Incentive Plan.(41)
    11.1   Computation of earnings per share.
    12.1   Computation of Ratio of Earnings to Fixed Charges.
    21.1*  Subsidiaries of the Company.
    23.1   Consent of Arthur Andersen LLP.
    23.2   Consent of PricewaterhouseCoopers LLP.
    23.3   Consent of Todres & Scheiffer.
    23.4   Consent of McGuire, Woods, Battle & Boothe LLP (contained in Exhibit 5.1).
    23.5   Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.2).
    23.6   Consent of McGuire, Woods, Battle & Boothe LLP (contained in Exhibit 8.1).
    24.1   Powers of Attorney (included on Signature Page).
    25.1   Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.

---------------

* To be filed by amendment.

     Notes to Exhibits:

 (1)  Incorporated by reference to Exhibit 2.1 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (2)  Incorporated by reference to Exhibit 2.2 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (3)  Incorporated by reference to Exhibit 3.1 to the Registration
      Statement on Form S-1 of AMF Bowling, Inc. (File No.
      333-34099).
 (4)  Incorporated by reference to Exhibit 3.2 to the Registration
      Statement on Form S-1 of AMF Bowling, Inc. (File No.
      333-34099).
 (5)  Incorporated by reference to Exhibit 4.1 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
 (6)  Incorporated by reference to Exhibit 4.1 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (7)  Incorporated by reference to Exhibit 4.2 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (8)  Incorporated by reference to Exhibit 4.3 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (9)  Incorporated by reference to Exhibit 4.4 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
(10)  Incorporated by reference to Exhibit 4.1 to the Quarterly
      Report on Form 10-Q of AMF Bowling, Inc. for the quarter by period ended on March 31, 1998 (File No. 0001-13539).
(11)  Incorporated by reference to Exhibit 10.1 to the Quarterly
      Report on Form 10-Q of AMF Bowling, Inc. for the quarter by period ended on March 31, 1998 (File No. 0001-13539).
(12) Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(13)  Incorporated by reference to Exhibit 10.2 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
(14) Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(15) Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(16) Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(17) Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(18) Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(19) Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(20) Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(21)  Incorporated by reference to Exhibit 10.10 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
(22)  Incorporated by reference to Exhibit 10.11 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
(23) Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).

(24) Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(25) Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(26) Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(27) Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(28)  Incorporated by reference to Exhibit 10.17 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
(29) Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(30) Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(31) Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(32) Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(33) Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(34) Incorporated by reference to Exhibit 1 to the Current report on Form 8-K of AMF Group Inc., dated October 24, 1996 (File
      No. 001-12131).
(35)  Incorporated by reference to Exhibit 10.12 to the Annual
      Report on Form 10-K of AMF Group Inc. for the fiscal year ended December 31, 1996 (File No. 001-12131).
(36)  Incorporated by reference to Exhibit 10.14 to the Annual
      Report on Form 10-K of AMF Group Inc. for the fiscal year ended December 31, 1996 (File No. 001-12131).
(37) Incorporated by reference to Exhibit 1 to the Current report on Form 8-K of AMF Group Inc., dated January 17, 1997 (File
      No. 001-12131).
(38)  Incorporated by reference to Exhibit 10.16 to Post-Effective
      Amendment No. 2 to the Registration Statement on Form S-4 of
      AMF Group Inc. (File No. 333-4877).
(39)  Incorporated by reference to Exhibit 10.1 to the Quarterly
      Report on Form 10-Q of AMF Group Inc. for the quarterly period ended June 30, 1997 (File No. 001-12131).
(40)  Incorporated by reference to Exhibit 10.2 to the Quarterly
      Report on Form 10-Q of AMF Group Inc. for the quarterly period ended June 30, 1997 (File No. 001-12131).
(41)  Incorporated by reference to Exhibit 10.30 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).

     (b) Financial Statement Schedules

Schedule I -- Condensed Financial Information of AMF Bowling, Inc.

Schedule II -- AMF Bowling Group Valuation and Qualifying Accounts and Reserves

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 7th day of August, 1998.

                                          AMF BOWLING, INC.

                                          By:    /s/ DOUGLAS J. STANARD
                                            ------------------------------------
                                            Name: Douglas J. Stanard
                                            Title: President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of AMF Bowling, Inc., a Delaware corporation, hereby constitutes and appoints Douglas J. Stanard and Stephen E. Hare and each of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      NAME                                     TITLE                    DATE
                      ----                                     -----                    ----

            /s/ RICHARD A. FRIEDMAN               Chairman and Director             July 31, 1998
------------------------------------------------
              Richard A. Friedman

             /s/ TERENCE M. O'TOOLE               Director                          July 31, 1998
------------------------------------------------
               Terence M. O'Toole

             /s/ PETER M. SACERDOTE               Director                          July 31, 1998
------------------------------------------------
               Peter M. Sacerdote

             /s/ DOUGLAS J. STANARD               President, Chief Executive        July 31, 1998
------------------------------------------------    Officer and Director
               Douglas J. Stanard

              /s/ STEPHEN E. HARE                 Executive Vice President, Chief   July 31, 1998
------------------------------------------------    Financial Officer, and
                Stephen E. Hare                     Treasurer (Principal Financial
                                                    Officer) and Director

              /s/ CHARLES M. DIKER                Director                          July 31, 1998
------------------------------------------------
                Charles M. Diker

              /s/ PAUL B. EDGERLEY                Director                          July 31, 1998
------------------------------------------------
                Paul B. Edgerley

              /s/ HOWARD A. LIPSON                Director                          July 31, 1998
------------------------------------------------
                Howard A. Lipson

             /s/ THOMAS R. WALL IV                Director                          July 31, 1998
------------------------------------------------
               Thomas R. Wall IV

             /s/ MICHAEL P. BARDORO               Senior Vice President, Corporate  July 31, 1998
------------------------------------------------    Controller and Assistant
               Michael P. Bardoro                   Secretary (Principal
                                                    Accounting Officer)

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE I

                               AMF BOWLING, INC.

To the Stockholders and Board of Directors of AMF Bowling Inc.:

     We have audited in accordance with generally accepted auditing standards the consolidated financial statements included in the Registration Statement on Form S-1 (the "Registration Statement") of AMF Bowling, Inc. and subsidiaries for the year ended December 31, 1997, and for the period from inception (January 12, 1996) through December 31, 1996, and have issued our report thereon dated February 20, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I filed as part of the Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                     ARTHUR ANDERSEN LLP

Richmond, Virginia
February 20, 1998

       SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF AMF BOWLING, INC.

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                                ----        ----
ASSETS
Investment in subsidiary....................................  $653,862    $408,734
Other noncurrent assets.....................................       239         137
                                                              --------    --------
          Total assets......................................  $654,101    $408,871
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities...................................  $     73    $     56
Stockholders' equity........................................   654,028     408,815
                                                              --------    --------
          Total liabilities and stockholders' equity........  $654,101    $408,871
                                                              ========    ========

 The accompanying notes are an integral part of these condensed balance sheets.

       SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF AMF BOWLING, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997        1996 (NOTE 3)
                                                              ------------    -------------
Interest income.............................................    $    102        $    137
Provision for income taxes..................................          17              56
                                                                --------        --------
Income before equity in loss of subsidiary..................          85              81
Equity in loss of subsidiary................................     (55,649)        (19,565)
                                                                --------        --------
Net loss....................................................    $(55,564)       $(19,484)
                                                                ========        ========

    The accompanying notes are an integral part of these condensed financial statements.

       SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF AMF BOWLING, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997        1996 (NOTE 3)
                                                              ------------    -------------
Cash flows from operating activities:
  Net Loss..................................................   $ (55,564)       $ (19,484)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Interest income, net...................................        (102)            (137)
     Equity in loss of subsidiary...........................      55,649           19,565
     Change in current liabilities..........................          17               56
                                                               ---------        ---------
     Net cash provided by operating activities..............          --               --
Net cash used in investing activities:
     Investment in subsidiary...............................    (315,671)        (420,750)
                                                               ---------        ---------
Net cash provided by financing activities:
     Capital contributions..................................      36,600          420,750
     Net proceeds from initial public offering of shares....     279,071               --
                                                               ---------        ---------
     Net cash provided by financing activities..............     315,671          420,750
                                                               ---------        ---------
     Net change in cash and cash equivalents................          --               --
     Cash and cash equivalents at beginning of period.......          --               --
                                                               ---------        ---------
     Cash and cash equivalents at end of period.............   $      --        $      --
                                                               =========        =========

    The accompanying notes are an integral part of these condensed financial statements.

       SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF AMF BOWLING, INC.

           NOTES TO AMF BOWLING, INC. CONDENSED FINANCIAL STATEMENTS

     1. These notes to the AMF Bowling, Inc. ("AMF Bowling") condensed financial statements should be read in conjunction with the Notes to Consolidated Financial Statements of AMF Bowling and subsidiaries (the "Notes") included in this Registration Statement on Form S-1 (the "Registration Statement"). AMF Bowling Worldwide, Inc., formerly named AMF Group Inc. ("Bowling Worldwide") is a wholly owned subsidiary of AMF Group Holdings, Inc.("AMF Group Holdings"). AMF Group Holdings is a wholly owned subsidiary of AMF Bowling. All dollar amounts are in thousands, except where otherwise indicated.

     2. The senior subordinated notes and senior subordinated discount notes are jointly and severally guaranteed on a full and unconditional basis by AMF Group Holdings and by the first and second-tier subsidiaries of Bowling Worldwide, as discussed in "Note 21. Condensed Consolidating Financial Statements" in the Notes.

     3. The results of operations for the period ended December 31, 1996, reflect the results of AMF Bowling since its inception date of January 12, 1996.

     4.  Restricted assets of AMF Group Holdings and Bowling Worldwide:

         The Credit Agreement and AMF Group Holdings' guarantee contain certain covenants, including, but not limited to, covenants related to cash interest coverage, fixed charge coverage, payments on other debt, mergers and acquisitions, sales of assets, guarantees and investments. The Credit Agreement also contains certain provisions which limit the amount of funds available for transfer from Bowling Worldwide to AMF Group Holdings, and from AMF Group Holdings to AMF Bowling. Limits exist on, among other things, the declaration or payments of dividends, distribution of assets, and issuance or sale of capital stock.

         So long as Bowling Worldwide is not in default of the covenants contained in the Credit Agreement, it may, i) declare and pay dividends in common stock; ii) declare and pay cash dividends, to make payments of approximately $0.15 million in May 1997 and, to the extent necessary, to make payments of approximately $0.15 million due in May 1998 under certain noncompete agreements with the Prior Owners, iii) declare and pay cash dividends for general administrative expenses not to exceed $0.25 million; and iv) declare and pay cash dividends not to exceed $2.0 million for the repurchase of Common Stock.

     5.  Total assets and liabilities:

         At December 31, 1997 and 1996, assets represent AMF Bowling's investment in AMF Group Holdings and other assets related to shareholder receivables which are related to subscription of AMF Bowling's Common Stock. At December 31, 1997 and 1996, liabilities represent federal income taxes payable arising from interest earned on the shareholder receivables previously described.

                                                                     SCHEDULE II

                               AMF BOWLING GROUP

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

             COLUMN A                COLUMN B             COLUMN C               COLUMN D       COLUMN E
----------------------------------  ----------   ---------------------------   -------------   ----------
                                                          ADDITIONS
                                                 ---------------------------
                                    BALANCE AT   CHARGED TO     CHARGED TO                     BALANCE AT
                                    BEGINNING    COSTS AND    OTHER ACCOUNTS   DEDUCTIONS --     END OF
           DESCRIPTION              OF PERIOD     EXPENSES     -- DESCRIBE      WRITE-OFFS       PERIOD
           -----------              ----------   ----------   --------------   -------------   ----------
ACCOUNTS RECEIVABLE -- ALLOWANCE
  FOR DOUBTFUL ACCOUNTS
  Year ended December 31, 1995....    $1,898       $2,118                          $(643)        $3,373
  Four months ended April 30,
     1996.........................    $3,373       $  (17)                         $(246)        $3,110
INVENTORY -- RESERVES
  Year ended December 31, 1995....    $  800       $  954                          $(498)        $1,256
  Four months ended April 30,
     1996.........................    $1,256       $  104                          $(553)        $  807

                                 EXHIBIT INDEX

EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
--------------                      ----------------------
     2.1         Stock Purchase Agreement, dated as of February 16, 1996, by and among AMF Group Holdings Inc. and the owners of the
                 Predecessor Company.(1)
     2.2         Agreement, dated as of April 11, 1996, by and among AMF
                 Group Holdings Inc. and the owners of the Predecessor
                 Company amending certain terms of the Stock Purchase
                 Agreement.(2)
     3.1         Restated Certificate of Incorporation of the Company.(3)
     3.2         By-Laws of the Company.(4)
     4.1         Specimen of Common Stock Certificate.(5)
     4.2         Indenture, dated as of March 21, 1996, as supplemented, by and among AMF Group Inc., the parties listed on Exhibit C
                 thereto, as guarantors, and IBJ Schroder Bank & Trust
                 Company with respect to the Senior Subordinated Notes.(6)
     4.3         Indenture, dated as of March 21, 1996, as supplemented, by and among AMF Group Inc., the parties listed on Exhibit C
                 thereto, as guarantors, and American Bank National
                 Association with respect to the Senior Subordinated Discount
                 Notes.(7)
     4.4         Form of Senior Subordinated Note.(8)
     4.5         Form of Senior Subordinated Discount Note.(9)
     4.6         Purchase Agreement dated May 6, 1998, among the Company, the
                 Designated Subsidiaries named therein and the Initial
                 Purchasers named therein.
     4.7         Indenture dated as of May 12, 1998, between the Company and
                 The Bank of New York.(10)
     4.8         Registration Rights Agreement dated as of May 12, 1998,
                 among the Company, the Designated Subsidiaries named therein and the Initial Purchasers named therein.(11)
     4.9         Form of the Company's Zero Coupon Convertible Debenture due
                 2018.
     5.1*        Opinion of McGuire, Woods, Battle & Boothe LLP as to the
                 legality of the Securities registered hereby.
     5.2*        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the Securities registered hereby.
     8.1*        Opinion of McGuire, Wood, Battle & Boothe LLP with respect to certain tax matters.
    10.1         Registration Rights Agreement, dated as of March 21, 1996, by and among the Company, the Guarantors and Goldman, Sachs
                 & Co.(12)
    10.2         Third Amended and Restated Credit Agreement dated as of
                 November 3, 1997, among AMF Group Inc. and the Initial
                 Lenders and Initial Issuing Banks and Goldman, Sachs Co., as
                 Syndication Agent, and Citibank, N.A., as Administrative
                 Agent.(13)
    10.3         AMF Holdings Inc. 1996 Stock Incentive Plan.(14)
    10.4         Stockholders Agreement, dated as of April 30, 1996, by and among the Company and the Stockholders.(15)
    10.5         Amendment No. 1, dated as of May 28, 1996, to the
                 Stockholders Agreement.(16)
    10.6         Amendment No. 2, dated as of May 31, 1996, to the
                 Stockholders Agreement.(17)
    10.7         Amendment No. 3, dated as of January 17, 1997, to the
                 Stockholders Agreement.(18)
    10.8         Amendment No. 4, dated as of January 17, 1997, to the
                 Stockholders Agreement.(19)
    10.9         Amendment No. 5, dated as of July 31, 1997, to the
                 Stockholders Agreement.(20)
    10.10        Amendment No. 6, dated as of December 31, 1997, to the
                 Stockholders Agreement.(21)
    10.11        Amendment No. 7, dated as of January 1, 1998, to the
                 Stockholders Agreement.(22)
    10.12        Registration Rights Agreement, dated as of April 30, 1996, by and among the Company and the Stockholders.(23)
    10.13        Amendment No. 1, dated as of May 28, 1996, to the
                 Registration Rights Agreement.(24)
    10.14        Amendment No. 2, dated as of January 17, 1997, to the
                 Registration Rights Agreement.(25)
    10.15        Amendment No. 3, dated as of January 17, 1997, to the
                 Registration Rights Agreement.(26)
    10.16        Amendment No. 4, dated as of July 31, 1997, to the
                 Registration Rights Agreement.(27)

EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
--------------                      ----------------------
    10.17        Amendment No. 5, dated as of September 30, 1997, to the
                 Registration Rights Agreement.(28)
    10.18        Warrant Agreement, dated as of May 1, 1996, between the
                 Company and The Goldman Sachs Group, L.P.(29)
    10.19        Employment Agreement, dated as of May 1, 1996, by and among the Company, AMF Bowling, Inc. and Robert L. Morin.(30)
    10.20        Employment Agreement, dated as of May 1, 1996, between the
                 Company and Douglas J. Stanard.(31)
    10.21        Stock Option Agreement, dated as of May 1, 1996, between the
                 Company and Charles M. Diker.(32)
    10.22        Employment Agreement, dated as of May 28, 1996, by and among the Company, AMF Group Inc. and Stephen E. Hare.(33)
    10.23        Asset Purchase Agreement, dated as of September 10, 1996, by and between AMF Bowling Centers, Inc. and Charan Industries,
                 Inc.(34)
    10.24        Termination Agreement dated as of February 28, 1997, by and among the Company, AMF Bowling, Inc. and Robert L.
                 Morin.(35)
    10.25        Stock Subscription Agreement, dated as of October 9, 1996, by and among the Company and the Purchasers (as defined
                 therein).(36)
    10.26        Agreement and Plan of Merger, dated as of January 17, 1997, by and among AMF Bowling Centers, Inc., Noah Acquisition and
                 American Recreation Centers, Inc.(37)
    10.27        Waiver and Amendment No. 1, dated as of March 24, 1997, to
                 Amended and Restated Credit Agreement dated as of December
                 20, 1996.(38)
    10.28        Amendment No. 2 to the Amended and Restated Credit
                 Agreement, dated as of June 30, 1997.(39)
    10.29        Interest Rate Cap Agreement, dated July 2, 1997.(40)
    10.30        AMF Bowling, Inc. 1998 Stock Incentive Plan.(41)
    11.1         Computation of earnings per share.
    12.1         Computation of Ratio of Earnings to Fixed Charges.
    21.1*        Subsidiaries of the Company.
    23.1         Consent of Arthur Andersen LLP.
    23.2         Consent of PricewaterhouseCoopers LLP.
    23.3         Consent of Todres & Scheiffer.
    23.4         Consent of McGuire, Woods, Battle & Boothe LLP (contained in
                 Exhibit 5.1).
    23.5         Consent of Wachtell, Lipton, Rosen & Katz (contained in
                 Exhibit 5.2).
    23.6         Consent of McGuire, Woods, Battle & Boothe LLP (contained in
                 Exhibit 8.1).
    24.1         Powers of Attorney (included on Signature Page).
    25.1         Statement of Eligibility of Trustee under the Trust
                 Indenture Act of 1939 on Form T-1.

---------------

* To be filed by amendment.

     Notes to Exhibits:

 (1)  Incorporated by reference to Exhibit 2.1 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (2)  Incorporated by reference to Exhibit 2.2 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (3)  Incorporated by reference to Exhibit 3.1 to the Registration
      Statement on Form S-1 of AMF Bowling, Inc. (File No.
      333-34099).
 (4)  Incorporated by reference to Exhibit 3.2 to the Registration
      Statement on Form S-1 of AMF Bowling, Inc. (File No.
      333-34099).
 (5)  Incorporated by reference to Exhibit 4.1 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
 (6)  Incorporated by reference to Exhibit 4.1 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (7)  Incorporated by reference to Exhibit 4.2 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (8)  Incorporated by reference to Exhibit 4.3 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
 (9)  Incorporated by reference to Exhibit 4.4 to the Registration
      Statement on Form S-4 of AMF Group Inc. (File No. 333-4877).
(10)  Incorporated by reference to Exhibit 4.1 to the Quarterly
      Report on Form 10-Q of AMF Bowling, Inc. for the quarter by period ended on March 31, 1998 (File No. 0001-13539).
(11)  Incorporated by reference to Exhibit 10.1 to the Quarterly
      Report on Form 10-Q of AMF Bowling, Inc. for the quarter by period ended on March 31, 1998 (File No. 0001-13539).
(12) Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(13)  Incorporated by reference to Exhibit 10.2 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
(14) Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(15) Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
(16) Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(17) Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(18) Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(19) Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(20) Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 of AMF Bowling, Inc.
      (File No. 333-34099).
(21)  Incorporated by reference to Exhibit 10.10 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
(22)  Incorporated by reference to Exhibit 10.11 to the Annual
      Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).
(23) Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of AMF Group Inc. (File
      No. 333-4877).
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